Exhibit 99.5

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of October 3, 2016

among

TEX INTERMEDIATE COMPANY LLC,

as Holdings

TEX OPERATIONS COMPANY LLC,

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and Collateral Agent and

Term Letter of Credit Issuer,

and

DEUTSCHE BANK SECURITIES INC.,

BARCLAYS BANK PLC,

CITIGROUP GLOBAL MARKETS INC.,

CREDIT SUISSE SECURITIES (USA) LLC,

RBC CAPITAL MARKETS,

UBS SECURITIES LLC

AND

NATIXIS, NEW YORK BRANCH,

as Joint Lead Arrangers and Joint Bookrunners

i

3.10.	DIP Letters of Credit	122
3.11.	Applicability of ISP and UCP	122
3.12.	Conflict with Issuer Documents	122
3.13.	Letters of Credit Issued for Others	122

SECTION 4. Fees; Commitments		122

4.1.	Fees	122
4.2.	Voluntary Reduction of Revolving Credit Commitments, Revolving Letter of Credit Commitments and Term Letter of Credit Commitments	124
4.3.	Mandatory Termination or Reduction of Commitments	124

SECTION 5. Payments		125

5.1.	Voluntary Prepayments	125
5.2.	Mandatory Prepayments	125
5.3.	Method and Place of Payment	129
5.4.	Net Payments	129
5.5.	Computations of Interest and Fees	132
5.6.	Limit on Rate of Interest	132

SECTION 6. Conditions Precedent to Effectiveness		133

6.1.	Credit Documents	133
6.2.	Collateral	133
6.3.	Legal Opinions	134
6.4.	Closing Certificates	134
6.5.	Authorization of Proceedings of Each Credit Party	134
6.6.	Fees	134
6.7.	Representations and Warranties	135
6.8.	Company Material Adverse Change. No Company Material Adverse Change shall have occurred since the Closing Date	135
6.9.	Solvency Certificate	135
6.10.	Confirmation/Approval Order	135
6.11.	Financial Statements	136
6.12.	No Material DIP Event of Default	136
6.13.	Extension Notice	136
6.14.	Minimum Liquidity	136
6.15.	Plan Consummation	136
6.16.	No Settlement Agreement or Settlement Order Amendments	136
6.17.	Settlement Order	136
6.18.	Settlement Agreement	136
6.19.	Consolidated First Lien Net Leverage Ratio	137
6.20.	Patriot Act	137

SECTION 7. Conditions Precedent to All Credit Events After the Conversion Date		137

7.1.	No Default; Representations and Warranties	137
7.2.	Notice of Borrowing	137

SECTION 8. Representations, Warranties and Agreements		138

8.1.	Corporate Status; Compliance with Laws	138
8.2.	Corporate Power and Authority	138
8.3.	No Violation	138
8.4.	Litigation	139
8.5.	Margin Regulations	139
8.6.	Governmental Approvals	139
8.7.	Investment Company Act	139
8.8.	True and Complete Disclosure	139
8.9.	Financial Condition; Financial Statements	139
8.10.	Tax Matters	140
8.11.	Compliance with ERISA	140
8.12.	Subsidiaries	140
8.13.	Intellectual Property	141
8.14.	Environmental Laws	141
8.15.	Properties	141
8.16.	Solvency	141
8.17.	Security Interests	141
8.18.	Labor Matters	142
8.19.	Sanctioned Persons; Anti-Corruption Laws; Patriot Act	142
8.20.	Use of Proceeds	142

SECTION 9. Affirmative Covenants		142

9.1.	Information Covenants	143
9.2.	Books, Records and Inspections	146
9.3.	Maintenance of Insurance	146
9.4.	Payment of Taxes	147
9.5.	Consolidated Corporate Franchises	147
9.6.	Compliance with Statutes, Regulations, Etc.	147
9.7.	Lender Calls	147
9.8.	Maintenance of Properties	147
9.9.	Transactions with Affiliates	147
9.10.	End of Fiscal Years	150
9.11.	Additional Guarantors and Grantors	150
9.12.	Pledge of Additional Stock and Evidence of Indebtedness	150
9.13.	Use of Proceeds	151
9.14.	Further Assurances	151
9.15.	Maintenance of Ratings	152
9.16.	Changes in Business	153

SECTION 10. Negative Covenants		153

10.1.	Limitation on Indebtedness	153
10.2.	Limitation on Liens	160
10.3.	Limitation on Fundamental Changes	166
10.4.	Limitation on Sale of Assets	168
10.5.	Limitation on Investments	171
10.6.	Limitation on Dividends	175
10.7.	Limitations on Debt Payments and Amendments	180
10.8.	Limitations on Sale Leasebacks	181
10.9.	Consolidated First Lien Net Leverage Ratio	181

10.10.	Limitation on Subsidiary Distributions	181
10.11.	Amendment of Organizational Documents	183
10.12.	Permitted Activities	183

SECTION 11. Events of Default		184

11.1.	Payments	184
11.2.	Representations, Etc.	184
11.3.	Covenants	184
11.4.	Default Under Other Agreements	185
11.5.	Bankruptcy	185
11.6.	ERISA	186
11.7.	Guarantee	186
11.8.	Pledge Agreement	186
11.9.	Security Agreement	186
11.10.	Judgments	186
11.11.	Change of Control	187
11.12.	Application of Proceeds	187
11.13.	Right to Cure	189

SECTION 12. The Agents		190

12.1.	Appointment	190
12.2.	Delegation of Duties	191
12.3.	Exculpatory Provisions	191
12.4.	Reliance by Agents	192
12.5.	Notice of Default	193
12.6.	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	193
12.7.	Indemnification	193
12.8.	Agents in their Individual Capacities	194
12.9.	Successor Agents	195
12.10.	Withholding Tax	196
12.11.	Trust Indenture Act	196
12.12.	Collateral Trust Agreement; Intercreditor Agreements	196
12.13.	Security Documents and Guarantee; Agents under Security Documents and Guarantee	196

SECTION 13. Miscellaneous		198

13.1.	Amendments, Waivers and Releases	198
13.2.	Notices	203
13.3.	No Waiver; Cumulative Remedies	204
13.4.	Survival of Representations and Warranties	204
13.5.	Payment of Expenses; Indemnification	204
13.6.	Successors and Assigns; Participations and Assignments	205
13.7.	Replacements of Lenders under Certain Circumstances	212
13.8.	Adjustments; Set-off	213
13.9.	Counterparts	213
13.10.	Severability	213
13.11.	INTEGRATION	213
13.12.	GOVERNING LAW	214

13.13.	Submission to Jurisdiction; Waivers	214
13.14.	Acknowledgments	215
13.15.	WAIVERS OF JURY TRIAL	215
13.16.	Confidentiality	215
13.17.	Direct Website Communications	216
13.18.	USA PATRIOT Act	218
13.19.	Payments Set Aside	218
13.20.	[Reserved]	218
13.21.	Keepwell	218
13.22.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	218

v

SCHEDULES

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	DIP Letters of Credit
Schedule 1.1(c)	Mortgaged Properties
Schedule 1.1(d)	Excluded Subsidiaries
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.15	Property Matters
Schedule 9.9	Closing Date Affiliate Transactions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.4	Scheduled Dispositions
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Guarantee
Exhibit C	[Reserved]
Exhibit D	Form of Perfection Certificate
Exhibit E	[Reserved]
Exhibit F	[Reserved]
Exhibit G	Form of Letter of Credit Request
Exhibit I	Form of Credit Party Closing Certificate
Exhibit J	Form of Assignment and Acceptance
Exhibit K-1	Form of Promissory Note (Revolving Credit Loans)
Exhibit K-2	Form of Promissory Note (Term Loans)
Exhibit K-3	Form of Promissory Note (Term C Loans)
Exhibit L	Form of Incremental Amendment
Exhibit M	Form of Junior Lien Intercreditor Agreement
Exhibit Q	Form of Non-U.S. Lender Certification
Exhibit R	Form of Assignment and Assumption

CREDIT AGREEMENT, dated as of October 3, 2016, among TEX INTERMEDIATE COMPANY LLC (“Holdings”), TEX OPERATIONS COMPANY LLC (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent and a Term Letter of Credit Issuer, and DEUTSCHE BANK SECURITIES INC., BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE SECURITIES (USA) LLC, RBC CAPITAL MARKETS, UBS SECURITIES LLC AND NATIXIS, NEW YORK BRANCH, as Joint Lead Arrangers and Joint Bookrunners.

RECITALS:

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on April 29, 2014, Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (“TCEH”), Energy Future Competitive Holdings Company LLC (“EFCH”) and certain of TCEH’s domestic subsidiaries (collectively, the “TCEH Debtors”) filed voluntary petitions for relief under Chapter 11 in the United States Bankruptcy Court for the District of Delaware (such court, together with any other court having exclusive jurisdiction over any Case from time to time and any Federal appellate court thereof, the “Bankruptcy Court”) and commenced cases, jointly administered under Case No. 14-10979 (collectively, the “Case”), and have continued in the possession and operation of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, TCEH and EFCH are parties to the certain Senior Secured Superpriority Debtor-In-Possession Credit Agreement, dated as of August 4, 2016 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing DIP Agreement”), by and among the DIP Borrower, EFCH, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent and the lending institutions from time to time parties thereto (collectively, the “Existing DIP Lenders”);

WHEREAS, on August 29, 2016, the Bankruptcy Court entered the Confirmation/Approval Order (as defined below);

WHEREAS, the Existing DIP Agreement contemplates that, upon the satisfaction (or waiver) of certain conditions precedent to effectiveness in accordance with Section 6 hereof, the loans made under the Existing DIP Agreement, letters of credit issued thereunder, and the other commitments of the Existing DIP Lenders shall be converted to an exit financing facility of the Borrower substantially contemporaneously with the occurrence of the effective date of the Plan as provided for therein (the “Plan Effective Date”), on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree to convert and replace the Existing DIP Agreement with this Agreement in its entirety as follows:

SECTION 1. Definitions.

1.1. Defined Terms.

As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“ABR” shall mean for any day a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Wall Street Journal as the “U.S. prime rate” and (c) the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, for purposes of calculating the LIBOR Rate pursuant to clause (c), the LIBOR Rate for any day shall be based on the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the ICE Benchmark Administration (or any successor organization) LIBOR Rate (the “Relevant LIBOR Rate”) for deposits in Dollars (as published by Reuters or any other commonly available source providing quotations of the Relevant LIBOR Rate as designated by the Administrative Agent) for a period equal to one month; provided that, if at any time any rate described in clause (a) or (b) is less than 0.00% then such rate in clause (a) or (b) shall be deemed to be 0.00%. If the Administrative Agent is unable to ascertain the Federal Funds Effective Rate due to its inability to obtain sufficient quotations in accordance with the definition thereof, after notice is provided to the Borrower, the ABR shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the public announcement of such change or on the effective date of such change in the Federal Funds Effective Rate or the Relevant LIBOR Rate, as applicable.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acceptable Reinvestment Commitment” shall mean a binding commitment or letter of intent of the Borrower or any Restricted Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest the proceeds of a Prepayment Event.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and the Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner not inconsistent with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Additional Lender” shall mean any Person (other than a natural Person) that is not an existing Lender and that has agreed to provide Refinancing Commitments pursuant to Section 2.15(b).

“Additional Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“Additional Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).

“Additional Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).

“Adjusted Total Extended Revolving Credit Commitment” shall mean, at any time, with respect to any Extension Series of Extended Revolving Credit Commitments, the Total Extended Revolving Credit Commitment for such Extension Series less the aggregate Extended Revolving Credit Commitments of all Defaulting Lenders in such Extension Series.

“Adjusted Total New Revolving Credit Commitment” shall mean at any time, with respect to any tranche of New Revolving Credit Commitments, the Total New Revolving Credit Commitment for such tranche less the aggregate New Revolving Credit Commitments of all Defaulting Lenders in such tranche.

“Adjusted Total Revolving Credit Commitment” shall mean, at any time, the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Deutsche Bank AG New York Branch, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Advisors” shall mean legal counsel, financial advisors and third-party appraisers and consultants advising the Agents, the Letter of Credit Issuers, the Lenders and their Related Parties in connection with this Agreement, the other Credit Documents and the consummation of the Transactions, limited in the case of legal counsel to one primary counsel for the Agents (as of the Conversion Date, White & Case LLP) and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for all such affected Persons (taken as a whole)).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or by contract. The terms “controlling” and “controlled” shall have meanings correlative thereto.

“Affiliated Lender” shall mean any direct Affiliated Parent Company or Subsidiary of Holdings or the Borrower (other than a Restricted Subsidiary of the Borrower) that purchases or acquires Term Loans or Term C Loans pursuant to Section 13.6(h).

“Affiliated Parent Company” shall mean a direct or indirect parent entity of Holdings and the Borrower that (i) owns, directly or indirectly, 100% of the Stock of the Borrower, and (ii) operates as a “passive holding company”, subject to customary exceptions of the type described in Section 10.12 (it being understood, for the avoidance of doubt, that no Permitted Holder or affiliated investment fund shall be construed to be an “Affiliated Parent Company”).

“Agent Parties” shall have the meaning provided in Section 13.17(d).

“Agents” shall mean the Administrative Agent, the Collateral Agent and each Joint Lead Arranger.

“Aggregate Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b).

“Agreement” shall mean this Credit Agreement.

“AHYDO Catch-Up Payment” means any payment or redemption of Indebtedness, including subordinated debt obligations, to avoid the application of Code Section 163(e)(5) thereto.

“Alcoa” shall have the meaning provided in Section 10.2(z).

“Alternative Acceptable Plan” shall mean a plan of reorganization or any other restructuring transaction, including a sale pursuant to section 363 of the Bankruptcy Code, for the TCEH Debtors which satisfies the following requirements in all material respects:

(a) upon substantial consummation of such plan of reorganization or any other restructuring transaction, including a sale pursuant to section 363 of the Bankruptcy Code, no person or group acting collectively owns, directly or indirectly, beneficially and of record, at least a majority of the voting Stock of the ultimate parent company of the Borrower other than the holders of TCEH First Lien Claims (as defined in the Existing Plan);

(b) upon substantial consummation of such plan of reorganization or any other restructuring transaction, including a sale pursuant to section 363 of the Bankruptcy Code, the amount of all Indebtedness outstanding under the Credit Facility (excluding any amount owing under the Term C Loan Facility to the extent of the amount of funds held in the Term C Loan Collateral Accounts) plus the aggregate principal amount of all other Indebtedness of Holdings, the Borrower and its Restricted Subsidiaries as described in clauses (a) and (b) of the definition of “Indebtedness”, but excluding, for the avoidance of doubt, (1) Capitalized Lease Obligations and purchase money debt obligations of Holdings, the Borrower and its Restricted Subsidiaries and (2) the Preferred Stock (if any) of (x) PrefCo, (y) the ultimate parent company of the Borrower, or (z) a Subsidiary of the ultimate parent company of the Borrower, shall not exceed the sum of (i) $3,600,000,000 plus (ii) $750,000,000 so long as such amount under clause (ii) has been incurred for any purpose other than to make any dividends, stock repurchases and redemptions of equity interests;

(c) upon substantial consummation of such plan of reorganization or any other restructuring transaction, including a sale pursuant to section 363 of the Bankruptcy Code, the Lien and payment priority of the Credit Facility is as set forth in the Credit Documents;

(d) upon substantial consummation of such plan of reorganization or any other restructuring transaction, including a sale pursuant to section 363 of the Bankruptcy Code, the Borrower shall have a Minimum Liquidity of at least $500 million as of such date;

(e) upon substantial consummation of such plan of reorganization or any other restructuring transaction, including a sale pursuant to section 363 of the Bankruptcy Code, the Borrower and its Restricted Subsidiaries (1) own each of the Principal Properties and (2) operate a retail electric business substantially as described in the Existing Plan, with such changes as are necessary or desirable to continue operating such business in the Borrower’s good faith business judgment, in each case, unless sold or otherwise disposed of after the Closing Date in accordance with Section 10.4 of the Existing DIP Agreement; and

(f) upon substantial consummation of such plan of reorganization or any other restructuring transaction, including a sale pursuant to section 363 of the Bankruptcy Code, the aggregate liquidation preference of the Preferred Stock (if any) of (x) PrefCo, (y) the ultimate parent company of the Borrower or (z) a Subsidiary of the ultimate parent company of the Borrower shall not exceed the amount that is determined in connection with such plan of reorganization or restructuring transaction to be reasonably necessary or desirable, as reasonably determined by the proponent of such plan or restructuring transaction, to achieve a step-up in the tax basis of certain assets; provided that (i) any entity that owns or holds material assets contributed to achieve a step-up in the basis of those assets in connection with such reorganization or transaction shall be a Restricted Subsidiary of the Borrower and become a Credit Party and (ii) all of the Stock or Stock Equivalents of such entity shall be, subject to the other restrictions in this Agreement, pledged pursuant to the Pledge Agreement, to the extent owned by another Credit Party.

“Applicable ABR Margin” shall mean at any date: (a) with respect to each ABR Loan that is a Term Loan, 3.00% per annum, (b) with respect to each ABR Loan that is a Term C Loan, 3.00% per annum, and (c) with respect to each ABR Loan that is a Revolving Credit Loan, 2.25% per annum.

“Applicable Amount” shall mean, at any time (the “Applicable Amount Reference Time”), an amount equal to (a) the sum, without duplication, of:

(i) the greater of (x) $200,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(ii) 50% of Cumulative Consolidated Net Income (which amount, if less than zero, shall be deemed to be zero for such period) of the Borrower and the Restricted Subsidiaries for the period from the first day of the first fiscal quarter commencing after the Closing Date until the last day of the then-most recent fiscal quarter or Fiscal Year, as applicable, for which Section 9.1 Financials have been delivered;

(iii) all cash repayments of principal received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries on account of loans made by the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time;

(iv) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Investments made pursuant to Section 10.5(v)(y), (w) and (nn) by the Borrower or any Restricted Subsidiary and repurchases and redemptions of such Investments from the Borrower or any Restricted Subsidiary and repayments of loans or advances, and releases of guarantees constituting such Investments made by the Borrower or any Restricted Subsidiary, in each case, after the Closing Date; and (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock or other ownership interest of Minority Investments, any Unrestricted Subsidiary or Excluded Project Subsidiary or a dividend or distribution from a Minority Investment, Unrestricted Subsidiary or Excluded Project Subsidiary (other than in each case to the extent the Investment in such Minority Investment, Unrestricted Subsidiary or Excluded Project Subsidiary was made by the Borrower or a

Restricted Subsidiary pursuant to the proviso in Section 10.5(i) and other than to the extent such dividend or distribution from an Unrestricted Subsidiary or Excluded Project Subsidiary is applied to make a distribution pursuant to Section 10.6 to fund tax or other liabilities of such Unrestricted Subsidiary or Excluded Project Subsidiary that are payable by a direct or indirect parent of the Borrower on behalf of such Unrestricted Subsidiary or Excluded Project Subsidiary), in each case, after the Closing Date;

(v) in the case of the redesignation of an Unrestricted Subsidiary or an Excluded Project Subsidiary as, or merger, consolidation or amalgamation of an Unrestricted Subsidiary or Excluded Project Subsidiary with or into, a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary or Excluded Project Subsidiary at the time of the redesignation of such Unrestricted Subsidiary or Excluded Project Subsidiary as, or merger, consolidation or amalgamation of such Unrestricted Subsidiary or Excluded Project Subsidiary with or into, a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary or Excluded Project Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to the proviso in Section 10.5(i);

(vi) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Borrower since immediately after the Closing Date (other than net cash proceeds from Cure Amounts) from the issue or sale of Indebtedness or Disqualified Stock of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for Stock of the Borrower or any direct or indirect parent of the Borrower; provided that this clause (vii) shall not include the proceeds from (a) Stock or Stock Equivalents or Indebtedness that has been converted or exchanged for Stock or Stock Equivalents of the Borrower sold to a Restricted Subsidiary, as the case may be, (b) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock or (c) any contribution or issuance that increases the Applicable Equity Amount;

(vii) without duplication of any amounts above, any returns, profits, distributions and similar amounts received on account of Investments made pursuant to Section 10.5(v)(y); and

(viii) the aggregate amount of Retained Declined Proceeds (other than those used pursuant to Section 10.5(h)(iii) and Section 10.6(q)) retained by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time;

minus (b) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to Section 10.5(h)(iii) and Section 10.5(v)(y) following the Closing Date and prior to the Applicable Amount Reference Time;

(ii) the aggregate amount of dividends pursuant to Section 10.6(c)(y) following the Closing Date and prior to the Applicable Amount Reference Time; and

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances made pursuant to Section 10.7(a)(i)(3) following the Closing Date and prior to the Applicable Amount Reference Time.

Notwithstanding the foregoing, in making any calculation or other determination under this Agreement involving the Applicable Amount, if the Applicable Amount at such time is less than zero, then the Applicable Amount shall be deemed to be zero for purposes of such calculation or determination.

“Applicable Equity Amount” shall mean, at any time (the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions (other than any Cure Amount) made in cash, marketable securities or other property to, or any proceeds of an equity issuance received by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Equity Amount Reference Time (taking the fair market value of any marketable securities or property other than cash), including proceeds from the issuance of Stock or Stock Equivalents of Holdings or any direct or indirect parent of Holdings (to the extent the proceeds of any such issuance are contributed to the Borrower), but excluding all proceeds from the issuance of Disqualified Stock and any Cure Amount, minus (b) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to Section 10.5(h)(ii) and Section 10.5(v)(x) following the Closing Date and prior to the Applicable Equity Amount Reference Time;

(ii) the aggregate amount of dividends pursuant to Section 10.6(c)(x) following the Closing Date and prior to the Applicable Equity Amount Reference Time;

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances pursuant to Section 10.7(a)(i)(2) following the Closing Date and prior to the Applicable Equity Amount Reference Time; and

(iv) the aggregate amount of Indebtedness incurred pursuant to Section 10.1(aa) and outstanding at the Applicable Equity Amount Reference Time;

provided that issuances and contributions pursuant to Sections 10.5(f)(ii), 10.6(a) and 10.6(b)(i) shall not increase the Applicable Equity Amount.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority (including the PUCT and ERCOT), in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable LIBOR Margin” shall mean at any date: (a) with respect to each LIBOR Loan that is a Term Loan, 4.00% per annum, (b) with respect to each LIBOR Loan that is a Term C Loan, 4.00% per annum, and (c) with respect to each LIBOR Loan that is a Revolving Credit Loan, 3.25% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Borrower and the Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4 (other than transactions outside the ordinary course of business (as determined by the Borrower in good faith) and transactions permitted by Section 10.4(b), Section 10.4(g), and Section 10.4(v), which shall constitute Asset Sale Prepayment Events).

“Assignment and Acceptance” shall mean (a) an assignment and acceptance substantially in the form of Exhibit J, or such other form as may be approved by the Administrative Agent and (b) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.17, such form of assignment (if any) as may have been requested by the Administrative Agent in accordance with Section 2.17(a).

“Assignment and Assumption” shall mean an agreement substantially in the form annexed hereto as Exhibit R.

“Auction Agent” shall mean (i) the Administrative Agent or (ii) any other financial institution or advisor employed by Holdings, the Borrower or any Subsidiary thereof (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.17 or Dutch auction pursuant to Section 13.6(h); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Authorized Officer” shall mean the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, any Assistant Treasurer, the Controller, any Senior Vice President, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of Holdings, the Borrower or any other Credit Party designated as such in writing to the Administrative Agent by Holdings, the Borrower or any other Credit Party, as applicable, and, with respect to any document delivered on the Conversion Date, the Secretary or any Assistant Secretary of any Credit Party. Any document (other than a solvency certificate) delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Holdings, the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).

“Available Revolving Commitment” shall mean, as of any date, an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans then outstanding and (ii) the aggregate Revolving Letters of Credit Outstanding at such time.

“Backstopped” shall mean, with respect to any Letter of Credit, that such Letter of Credit is back-stopped by another letter of credit on terms reasonably satisfactory to the Letter of Credit Issuer of such Letter of Credit.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Bankruptcy Court” shall have the meaning provided in the preamble to this Agreement.

“Barclays Term C Loan Collateral Account” shall mean the Term C Loan Collateral Account established with (a) Deutsche Bank AG New York Branch, Deutsche Bank Trust Company Americas or any Affiliate thereof as Depositary Bank or (b) Barclays Bank PLC or any Affiliate thereof as Depositary Bank, in either case, for the purpose of cash collateralizing the Term L/C Obligations in respect of Term Letters of Credit issued by Barclays Bank PLC (or any of its Affiliates) as Term Letter of Credit Issuer; provided that, until (i) Barclays Bank PLC provides written notice to the Administrative Agent and the Collateral Agent that it (or an Affiliate thereof) has opened an account intended to serve as the Barclays Term C Loan Collateral Account and (ii) arrangements reasonably satisfactory to the Collateral Agent and the Borrower have been implemented with respect to such account (including arrangements relating to perfection by “control”), it is understood and agreed that Deutsche Bank AG New York Branch, Deutsche Bank Trust Company Americas or any Affiliate thereof shall serve as Depositary Bank for the Barclays Term C Loan Collateral Account.

“Barclays Term Letters of Credit” shall mean Term Letters of Credit issued by Barclays Bank PLC, any of its affiliates or replacement or successor pursuant to Section 3.6(a).

“Benefit Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by the Borrower, any Subsidiary or ERISA Affiliate or with respect to which the Borrower or any Subsidiary could incur liability pursuant to Title IV of ERISA.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement, and on the Conversion Date, the Borrower shall assume all of the obligations of the DIP Borrower under the Existing DIP Agreement and the other Credit Documents (as defined in the Existing DIP Agreement) pursuant to the Assignment and Assumption and the DIP Borrower shall be automatically released from such obligations under the Existing DIP Agreement and the other Credit Documents (as defined in the Existing DIP Agreement).

“Borrowing” shall mean and include the incurrence of one Class and Type of Loan on a given date (or resulting from conversions on a given date) having a single Maturity Date and in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Broker-Dealer Subsidiary” shall mean any Subsidiary that is registered as a broker-dealer under the Exchange Act or any other applicable law requiring similar registration.

“Bundled Payment” shall mean an amount paid or payable by an obligor to a Credit Party pursuant to a bundled bill, which amount includes both (a) Excluded Property under clauses (a) or (c) (or both such clauses) of the definition of such term, and (b) other amounts.

“Bundled Payment Amount” shall mean amounts paid or payable to any Credit Party and described in clause (b) of the definition of “Bundled Payment”.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower.

“Capital Lease” shall mean, as applied to the Borrower and the Restricted Subsidiaries, any lease of any property (whether real, personal or mixed) by the Borrower or any Restricted Subsidiary as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of the Borrower; provided, however, that notwithstanding anything to the contrary in this Agreement or in any other Credit Document, any leases that were not capital leases when entered into but are recharacterized as capital leases due to a change in accounting rules that becomes effective after the Closing Date shall for all purposes of this agreement not be treated as Capital Leases.

“Capitalized Lease Obligations” shall mean, as applied to the Borrower and the Restricted Subsidiaries at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) of the Borrower in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such Capital Lease prior to the first date upon which such Capital Lease may be prepaid by the lessee without payment of a penalty; provided, however, that notwithstanding anything to the contrary in this Agreement or in any other Credit Document, any obligations that were not required to be included on the balance sheet of the Borrower as capital lease obligations when incurred but are recharacterized as capital lease obligations due to a change in accounting rules that becomes effective after the Closing Date shall for all purposes of this Agreement not be treated as Capitalized Lease Obligations.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower.

“Captive Insurance Subsidiary” shall mean a Subsidiary of the Borrower established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Borrower or any of its Subsidiaries or joint ventures or to insure related or unrelated businesses.

“Case” shall have the meaning provided in the preamble to this Agreement.

“Cash Collateral” shall have the meaning provided in Section 3.8(c).

“Cash Collateralize” shall have the meaning provided in Section 3.8(c).

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” shall mean any Person that enters into a Cash Management Agreement or provides Cash Management Services, in its capacity as a party to such Cash Management Agreement or a provider of such Cash Management Services.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services or under any Cash Management Agreement.

“Cash Management Services” shall mean treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including automated clearing house fund transfer services), merchant services (other than those constituting a line of credit) and other cash management services.

“Certificated Securities” shall have the meaning provided in Section 8.17.

“CFC” shall mean a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” shall mean a Subsidiary of the Borrower that has no material assets other than (i) the equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in (x) one or more Foreign Subsidiaries that are CFCs or (y) one or more other CFC Holding Companies and (ii) cash and Permitted Investments and other assets being held on a temporary basis incidental to the holding of assets described in clause (i) of this definition.

“Change in Law” shall mean (a) the adoption of any Applicable Law after the Closing Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any party with any guideline, request, directive or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding (x) any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (y) any Permitted Holders, and (z) any one or more direct or indirect parent companies of the Borrower in which no Person or “group” (other than any persons described in the preceding clause (y)), directly or indirectly, holds beneficial ownership of Voting Stock representing more than 50.1% of the aggregate voting power represented by the issued and outstanding Voting Stock of such parent, shall have, directly or indirectly, acquired beneficial ownership of Voting Stock representing more than 50.1% of the aggregate voting power represented by the issued and outstanding Voting Stock of Holdings.

“Citibank Term C Loan Collateral Account” shall mean the Term C Loan Collateral Account established with Citibank, N.A. or any Affiliate thereof (which Affiliate is consented to by the Borrower (such consent not to be unreasonably withheld)) as Depositary Bank, for the purpose of cash collateralizing the Term L/C Obligations in respect of Term Letters of Credit issued (or deemed issued) by Citibank, N.A. (or any of its Affiliates) as Term Letter of Credit Issuer.

“Citibank Term Letters of Credit” shall mean each Letter of Credit issued by Citibank, N.A. or any of its affiliates and listed on Schedule 1.1(b) as a DIP Term Letter of Credit.

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans, Incremental Term Loans, Term C Loans, Incremental Term C Loans, Extended Term Loans, Extended Revolving Credit Loans, Extended Term C Loans, Refinancing Term Loans, Refinancing Term C Loans, Refinancing Revolving Credit Loans, Replacement Term Loans or Replacement Term C Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Extended Term Loan Commitment, an Incremental Term Loan Commitment, an Initial Term C Loan Commitment, an Incremental Term C Loan Commitment, an Incremental Revolving Credit Commitment, a Refinancing Term Loan Commitment, a Refinancing Term C Loan Commitment, a Refinancing Revolving Credit Commitment, a Replacement Term Loan Commitment or a Replacement Term C Commitment.

“Class C3 TCEH First Lien Secured Claims” shall mean the “Class C3 TCEH First Lien Secured Claims” as defined in the Plan.

“Closing Date” shall mean August 4, 2016.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect on the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefore.

“Collateral” shall mean all property pledged, mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents (excluding, for the avoidance of doubt, all Excluded Collateral).

“Collateral Agent” shall mean Deutsche Bank AG New York Branch, in its capacity as collateral agent for the Secured Bank Parties under this Agreement and the Security Documents, or any successor collateral agent appointed pursuant hereto.

“Collateral Representative” shall mean (i) initially, the Collateral Trustee or (ii) after the termination of the Collateral Trust Agreement, the Collateral Agent.

“Collateral Trust Agreement” shall mean that certain Collateral Trust Agreement, dated as of October 3, 2016, by and among the Borrower, the RCT, the Collateral Agent, the Collateral Trustee and certain other First Lien Secured Parties from time to time party thereto.

“Collateral Trustee” shall mean Delaware Trust Company, and any permitted successors and assigns.

“Commitment Letter” shall mean the commitment letter, dated May 31, 2016, among TCEH, Deutsche Bank and the other Commitment Parties.

“Commitment Parties” shall mean the “Commitment Parties” as defined in the Commitment Letter.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment, Incremental Term Loan Commitments, Incremental Term C Loan Commitment, Refinancing Term Loan Commitment, Refinancing Term C Loan Commitment, Replacement Term Loan Commitment or Replacement Term C Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedging Agreement” shall mean any agreement (including each confirmation pursuant to any Master Agreement) or transaction providing for one or more swaps, caps, collars, floors, futures, options, spots, forwards, derivatives, any physical or financial commodity contracts or agreements, power purchase or sale agreements, fuel purchase or sale agreements, environmental credit purchase or sale agreements, power transmission agreements, commodity transportation agreements, fuel storage agreements, netting agreements (including Netting Agreements), capacity agreements or commercial or trading agreements, each with respect to the purchase, sale or exchange of (or the option to purchase, sell or exchange), transmission, transportation, storage, distribution, processing, lease or hedge of, any Covered Commodity, price or price indices for any such Covered Commodity or services or any other similar derivative agreements, and any other similar agreements.

“Communications” shall have the meaning provided in Section 13.17(a).

“Company Material Adverse Change” shall mean, a material adverse effect on the business, operations, assets, liabilities, properties or financial condition of the Borrower and its Restricted Subsidiaries, taken together as a whole; provided, however, that in determining whether a Company Material Adverse Change has occurred, there shall not be taken into account any effect resulting from any of the following circumstances, occurrences, changes, events, developments or states of facts: (a) any change in general legal, regulatory, economic or business conditions generally, financial markets generally or in the industry or markets in which the Borrower or any of its Restricted Subsidiaries operates or is involved, (b) any natural disasters, change in political conditions, including any commencement, continuation or escalation of war, material armed hostilities, sabotage or terrorist activities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the U.S., (c) any changes in accounting rules or principles (or any interpretations thereof), including changes in GAAP, (d) any change in any Applicable Laws (including environmental laws and laws regulating energy or commodities), (e) any change in the costs of commodities or supplies, including fuel, or the price of electricity, (f) the announcement of the execution of the Commitment Letter, any Credit Document (or any other agreement to be entered into pursuant to the Commitment Letter or the Credit Documents) or the pendency of or consummation of the Transactions or the transactions contemplated by the Commitment Letter or any other document or any actions required to be taken hereunder or under the Commitment Letter and (g) any actions to be taken or not taken pursuant to or in accordance with the Credit Documents or the Commitment Letter or any other document entered into in connection herewith; provided that, in the case of clauses (a), (b), (d) or (e), only to the extent such changes do not have a materially disproportionately adverse effect on the Borrower and its Restricted Subsidiaries, taken as a whole, compared to other persons operating in the same industry and jurisdictions in which the Borrower and its Restricted Subsidiaries operate.

“Company Model” shall mean the model filed with the Bankruptcy Court on May 11, 2016 as Exhibit E to the Disclosure Statement (as defined in the Existing Plan as in effect on the Closing Date) (together with any updates or modifications thereto prior to the Conversion Date reasonably agreed between the Borrower and the Joint Lead Arrangers) Docket No. 8423.

“Compliance Period” shall mean any period during which the sum of (i) the aggregate principal amount of all Revolving Credit Loans then outstanding and (ii) the Revolving Letters of Credit Outstanding (excluding (x) the Stated Amount of up to $100,000,000 of undrawn Revolving Letters of Credit and (y) Cash Collateralized or Backstopped Revolving Letters of Credit) exceeds 30% of the amount of the Total Revolving Credit Commitment.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confirmation/Approval Order” shall mean that certain order of the Bankruptcy Court entered on August 29, 2016 [Docket No. 9421] confirming (or in the case of a Plan effectuated through a sale pursuant to section 363 of the Bankruptcy Code, approving) the Plan with respect to the TCEH Debtors.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to the Borrower and the Restricted Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, nuclear fuel costs, depletion of coal or lignite reserves, debt issuance costs, commissions, fees and expenses, capitalized expenditures, Capitalized Software Expenditures, amortization of expenditures relating to software, license and intellectual property payments, amortization of any lease related assets recorded in purchase accounting, customer acquisition costs, unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of the Borrower and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and (except in the case of the add-backs set forth in clauses (ix), (xiii) and (xix) below) to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Borrower and the Restricted Subsidiaries for such period:

(i) Consolidated Interest Expense (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities in each case to the extent included in Consolidated Interest Expense), together with items excluded from Consolidated Interest Expense pursuant to clause (1)(u), (v), (w), (x), (y) and (z) of the definition thereof,

(ii) provision for taxes based on income or profits or capital gains, including federal, foreign, state, franchise, excise, value-added and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) paid or accrued during such period,

(iii) Consolidated Depreciation and Amortization Expense for such period,

(iv) [reserved],

(v) the amount of any restructuring cost, charge or reserve (including any costs incurred in connection with acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities) and any one time expense relating to enhanced accounting function or other transaction costs, public company costs, costs, charges and expenses in connection with fresh start accounting, and costs related to the implementation of operational and reporting systems and technology initiatives (provided such costs related to the implementation of operation and reporting systems and technology initiatives shall not exceed $100,000,000 for any such period),

(vi) any other non-cash charges, expenses or losses, including any non-cash asset retirement costs, non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments or due to purchase accounting, or any other acquisition, non-cash compensation charges, non-cash expense relating to the vesting of warrants, write-offs or write-downs for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary,

(viii) [reserved],

(ix) the amount of net cost savings projected by the Borrower in good faith to be realizable as a result of specified actions, operational changes and operational initiatives (including, to the extent applicable, resulting from the Transactions) taken or to be taken prior to or during such period (including any “run-rate” synergies, operating expense reductions and improvements and cost savings determined in good faith by the Borrower to result from actions which have been taken or with respect to which substantial steps have been taken or are expected to be taken no later than 24 months following any such specified actions, operational changes and operational initiatives (which “run-rate” synergies, operating expense reductions and improvements and cost savings shall be added to Consolidated EBITDA until fully realized, shall be subject to certification by management of the Borrower and shall be calculated on a Pro Forma Basis as though such “run-rate” synergies, operating expense reductions and improvements and cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that no “run-rate” synergies, operating expense reductions and improvements and cost savings shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (v) above with respect to such period,

(x) the amount of losses on Dispositions of receivables and related assets in connection with any Permitted Receivables Financing and any losses, costs, fees and expenses in connection with the early repayment, accelerated amortization, repayment, termination or other payoff (including as a result of the exercise of remedies) of any Permitted Receivables Financing,

(xi) contract termination costs and any costs, charges or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement or other equity-based compensation, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Stock or Stock Equivalents (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof) solely to the extent that such net cash proceeds are excluded from the calculation of the Applicable Equity Amount,

(xii) Expenses Relating to a Unit Outage (if positive); provided that the only Expenses Relating to a Unit Outage that may be included as Consolidated EBITDA shall be, without duplication, (A) up to $250,000,000 per Fiscal Year of Expenses Relating to a Unit Outage incurred within the first 12 months of any planned or unplanned outage of any Unit by reason of any action by any regulatory body or other Governmental Authority or to comply with any Applicable Law, (B) up to $100,000,000 per Fiscal Year of Expenses Relating to a Unit Outage incurred within the first 12 months of any planned outage of any Unit for purposes of expanding or upgrading such Unit and (C) solely for the purposes of calculating “Consolidated EBITDA” for purposes of Section 10.9, all Expenses Relating to a Unit Outage incurred within the first 12 months of any unplanned outage of any Unit,

(xiii) the proceeds of any business interruption insurance and, without duplication of such amounts, all EBITDA Lost as a Result of a Unit Outage and all EBITDA Lost as a Result of a Grid Outage less, in all such cases, the absolute value of Expenses Relating to a Unit Outage (if negative); provided that the amount calculated pursuant to this clause (xiii) shall not be less than zero,

(xiv) [reserved],

(xv) extraordinary, unusual or non-recurring charges, expenses or losses (including unusual or non-recurring expenses), transaction fees and expenses and consulting and advisory fees, indemnities and expenses, severance, integration costs, costs of strategic initiatives, relocation costs, consolidation and closing costs, facility opening and pre-opening costs, business optimization expenses or costs, transition costs, restructuring costs, signing, retention, recruiting, relocation, signing, stay or completion bonuses and expenses (including payments made to employees or producers who are subject to non-compete agreements), and curtailments or modifications to pension and post-retirement employee benefit plans for such period,

(xvi) any impairment charge or asset write-off or write-down including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets and Investments in debt and equity securities, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,

(xvii) cash receipts (or any netting arrangements resulting in increased cash receipts) not added in arriving at Consolidated EBITDA or Consolidated Net Income in any period to the extent the non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added,

(xviii) charges, losses or expenses to the extent covered by insurance or otherwise reimbursable or indemnifiable by a third party and actually reimbursed or reimbursable or indemnifiable,

(xix) adjustments identified in the Company Model, and

(xx) adjustments evidenced by or contained in a due diligence quality of earnings report made available to the Administrative Agent (who may share with the Lenders) (subject, in each case, to customary access letters) prepared with respect to the target of a Permitted Acquisition or other investment permitted hereunder by (x) a “big-four” nationally recognized accounting firm or (y) any other accounting firm that shall be reasonably acceptable to the Administrative Agent, less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income for the Borrower and the Restricted Subsidiaries, the sum of the following amounts for such period:

(i) non-cash gains increasing Consolidated Net Income for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii) extraordinary, unusual or non-recurring gains,

(iii) cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash losses relating to such expenditures were added in the calculation of Consolidated EBITDA pursuant to paragraph (a) above for any previous period and not deducted, and

(iv) the amount of any minority interest income consisting of Subsidiary losses attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary,

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that

(i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any gain or loss resulting in such period from currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedging Obligations for currency exchange risk),

(ii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property, assets, division or line of business acquired by the Borrower or any Restricted Subsidiary during such period (or any property, assets, division or line of business subject to a letter of intent or purchase agreement at such time) (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any property, assets, division or line of business, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, property, assets, division or line of business acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary or Excluded Project Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition),

(iii) [reserved],

(iv) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary or Excluded Project Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred, abandoned or otherwise disposed of, or closed or so classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) and any Excluded Project Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Excluded Project Subsidiary”), in each case based on the actual Disposed EBITDA of such Sold Entity or Business, Converted Unrestricted Subsidiary or Converted Excluded Project Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition, closure, classification or conversion).

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes the four fiscal quarters (or any month) ended prior to the Conversion Date, the Consolidated EBITDA for such fiscal quarter (or month) shall be the Consolidated EBITDA (as defined in the Existing DIP Agreement or the Existing DIP Credit Agreement (as defined in the Existing DIP Agreement)) that was calculated under the Existing DIP Agreement (or, if applicable, the Existing DIP Credit Agreement (as defined in the Existing DIP Agreement)) for such quarter (or month), adjusted as if calculated pursuant to the definition of Consolidated EBITDA under this Agreement in the good faith determination of the Borrower, which adjustments shall be set forth a certificate of an Authorized Officer of the Borrower. Notwithstanding anything to the contrary contained herein, to the extent any financial calculation, information, or definition includes any period prior to the Conversion Date, such financial calculation, information or definition shall not be required hereunder to be in accordance with GAAP.

“Consolidated First Lien Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the sum, without duplication, of (i) Consolidated Secured Debt that is secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations and (ii)

Consolidated Secured Debt of the type described in clause (ii) of the definition thereof, in each case as of such date of determination to (b) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements described in Section 9.1(a) or (b) are available.

“Consolidated Interest Expense” shall mean, with respect to any period, without duplication, the sum of:

(1) consolidated interest expense of the Borrower and the Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances or collateral posting facilities, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) accretion of asset retirement obligations and accretion or accrual of discounted liabilities not constituting Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting, (x) amortization of reacquired Indebtedness, deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing); plus

(2) consolidated capitalized interest of the Borrower and the Restricted Subsidiaries, in each case for such period, whether paid or accrued; less

(3) interest income for such period; plus

(4) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; plus

(5) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, the net after-tax effect of,

(a) any extraordinary losses and gains for such period,

(b) Transaction Expenses,

(c) the cumulative effect of a change in accounting principles during such period,

(d) any income (or loss) from disposed, abandoned or discontinued operations and any gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations,

(e) any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Borrower,

(f) any income (or loss) during such period of any Person that is an Unrestricted Subsidiary or an Excluded Project Subsidiary, and any income (or loss) during such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that the Consolidated Net Income of the Borrower and the Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Borrower or any Restricted Subsidiary during such period,

(g) solely for the purpose of determining the Applicable Amount, any income (or loss) during such period of any Restricted Subsidiary (other than any Credit Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its Organizational Documents or any agreement, instrument or Applicable Law applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions (i) has been legally waived or otherwise released, (ii) is imposed pursuant to this Agreement and the other Credit Documents, Permitted Debt Exchange Notes, Incremental Loans, Incremental Loan Commitments or Permitted Other Debt, (iii) any working capital line permitted by Section 10.2 incurred by a Foreign Subsidiary, or (iv) arises pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Credit Documents (as determined by the Borrower in good faith); provided that Consolidated Net Income of the Borrower and the Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or any Restricted Subsidiary during such period, to the extent not already included therein,

(h) effects of all adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP, net of taxes, resulting from (i) the application of fresh start accounting principles as a result of the TCEH Debtors’ emergence from bankruptcy or (ii) the application of purchase accounting in relation to the Transactions or any consummated acquisition, in each case, including the amortization or write-off of any amounts related thereto and, whether consummated before or after the Closing Date,

(i) any income (or loss) for such period attributable to the early extinguishment of Indebtedness (other than Hedging Obligations, but including, for the avoidance of doubt, debt exchange transactions and the extinguishment of pre-petition indebtedness in connection with the Transactions),

(j) any unrealized income (or loss) for such period attributable to Hedging Obligations or other derivative instruments,

(k) any impairment charge or asset write-off or write-down including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets and investments in debt and equity securities to the extent relating to changes in commodity prices, in each case pursuant to GAAP to the extent offset by gains from Hedging Obligations,

(l) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Stock or Stock Equivalents by management of the Borrower or any of its direct or indirect parent companies in connection with the Transactions,

(m) accruals and reserves established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies during such period,

(n) any accruals, payments, fees, expenses or charges (including rationalization, legal, tax, structuring, and other costs and expenses, but excluding depreciation or amortization expense) related to, or incurred in connection with, the Transactions (including letter of credit fees), the Plan, any offering of Stock or Stock Equivalents (including any Equity Offering), Investment, acquisition (including any Permitted Acquisition and any acquisitions subject to a letter of intent or purchase agreement), Disposition, dividends, restricted payments, recapitalization or the issuance or incurrence of Indebtedness permitted to be incurred by the Borrower and the Restricted Subsidiaries pursuant hereto (including any refinancing transaction or amendment, waiver, or other modification of any debt instrument), in each case whether or not consummated, including (A) such fees, expenses or charges related to the negotiation, execution and delivery and other transactions contemplated by this Agreement, the other Credit Documents and any Permitted Receivables Financing, (B) any amendment or other modification of this Agreement and the other Credit Documents, (C) any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, (D) any charges or non-recurring merger costs as a result of any such transaction, and (E) earnout obligations paid or accrued during such period with respect to any acquisition or other Investment,

(o) the amount of management, monitoring, consulting and advisory fees and related indemnities and expenses paid in such period to the extent otherwise permitted pursuant to Section 9.9, and

(p) restructuring-related or other similar charges, fees, costs, commissions and expenses or other charges incurred during such period in connection with this Agreement, the other Credit Documents, the Credit Facilities, the Case, any reorganization plan in connection with the Case, and any and all transactions contemplated by the foregoing, including the write-off of any receivables, the termination or settlement of executory contracts, professional and accounting costs fees and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the Bankruptcy Court to the extent required), litigation costs and settlements, asset write-downs, income and gains recorded in connection with the corporate reorganization of the TCEH Debtors.

“Consolidated Secured Debt” shall mean, as of any date of determination, Consolidated Total Debt at such date which either (i) is secured by a Lien on the Collateral (and other assets of the Borrower or any Restricted Subsidiary pledged to secure the Obligations pursuant to Section 10.2(cc)) or (ii) constitutes Capitalized Lease Obligations or purchase money Indebtedness of the Borrower or any Restricted Subsidiary.

“Consolidated Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of such date of determination to (b) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements described in Section 9.1(a) or (b) are available.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption), after intercompany eliminations, on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date (or, if such date of determination is a date prior to the first date on which such consolidated balance sheet has been (or is required to have been) delivered pursuant to Section 9.1, on the pro forma financial statements delivered pursuant to Section 6.11 (and, in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including any property or assets being acquired in connection therewith)).

“Consolidated Total Debt” shall mean, as of any date of determination, (a) (i) all Indebtedness of the types described in clause (a) (solely to the extent such Indebtedness matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the sole option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation), clause (d) (but, in the case of clause (d), only to the extent of any unreimbursed drawings under any letter of credit which are not cash collateralized or backstopped) and clause (f) of the definition thereof, in each case actually owing by the Borrower and the Restricted Subsidiaries on such date and to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capitalized Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP) and (ii) purchase money Indebtedness (and excluding, for the avoidance of doubt, Hedging Obligations and Cash Management Obligations) minus (b) the aggregate amount of all Unrestricted Cash minus (c) amounts in the Term C Loan Collateral Accounts.

“Consolidated Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date of determination to (b) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements described in Section 9.1(a) or (b) are available.

“Contingent Obligation” shall mean indemnification Obligations and other similar contingent Obligations for which no claim has been made in writing (but excluding, for the avoidance of doubt, amounts available to be drawn under Letters of Credit).

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Conversion Date” shall have the meaning provided in Section 6.

“Converted Excluded Project Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Corrective Extension Amendment” shall have the meaning provided in Section 2.15(c).

“Covered Commodity” shall mean any energy, electricity, generation capacity, power, heat rate, congestion, natural gas, nuclear fuel (including enrichment and conversion), diesel fuel, fuel oil, other petroleum-based liquids, coal, lignite, weather, emissions and other environmental credits, waste by-products, renewable energy credit, or any other energy related commodity or service (including ancillary services and related risks (such as location basis)).

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, the Collateral Trust Agreement, each Letter of Credit and any promissory notes issued by the Borrower hereunder, provided that, for the avoidance of doubt, Cash Management Agreements, Hedging Agreements and Secured Hedging Agreements shall not be Credit Documents.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facility” shall mean any category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean each of Holdings, the Borrower, each of the Subsidiary Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

“Cumulative Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period, taken as a single accounting period. Cumulative Consolidated Net Income may be a positive or negative amount.

“Cure Amount” shall have the meaning provided in Section 11.13(a).

“Cure Period” shall have the meaning provided in Section 11.13(a).

“Cure Right” shall have the meaning provided in Section 11.13(a).

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (other than as permitted to be issued or incurred under Section 10.1).

“Declined Proceeds” shall have the meaning provided in Section 5.2(h).

“Default” shall mean any event, act or condition that with notice or lapse of time hereunder, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(d).

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.

“Depositary Bank” shall have the meaning provided in Section 3.9.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(b) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition). A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.4.

“Deutsche Bank” shall mean Deutsche Bank AG New York Branch.

“Deutsche Bank Term C Loan Collateral Account” shall mean the Term C Loan Collateral Account established with Deutsche Bank, Deutsche Bank Trust Company Americas or any Affiliate thereof (which Affiliate is consented to by the Borrower (such consent not to be unreasonably withheld)) as Depositary Bank for the purpose of cash collateralizing the Term L/C Obligations in respect of Term Letters of Credit issued by Deutsche Bank (or any of its Affiliates) as Term Letter of Credit Issuer.

“Deutsche Bank Term Letters of Credit” shall mean (a) Term Letters of Credit issued by Deutsche Bank, any of its affiliates or replacement or successor pursuant to Section 3.6 and (b) any other Term Letters of Credit that are cash collateralized by amounts on deposit in the Deutsche Bank Term C Loan Collateral Account and are designated by the Administrative Agent in writing as “Deutsche Bank Term Letters of Credit,” if any.

“DIP Administrative Agent” shall mean Deutsche Bank, in its capacity as administrative agent under the Existing DIP Agreement.

“DIP Borrower” shall mean TCEH.

“DIP Facilities” shall mean, collectively, the credit facilities providing for the DIP Revolving Credit Loans, DIP Term Loans and DIP Term C Loans.

“DIP Facilities Documentation” shall mean the definitive documentation with respect to the DIP Facilities.

“DIP Revolving Credit Loans” shall mean with respect to each Lender, such Lender’s Revolving Credit Loans (as defined in the Existing DIP Agreement) outstanding immediately prior to the occurrence of the Conversion Date.

“DIP Revolving Letters of Credit” shall mean the collective reference to the letters of credit issued and outstanding under the Existing DIP Agreement as of the Conversion Date for the account of the Borrower (as defined in the Existing DIP Agreement) and identified as “Revolving Letters of Credit” on Schedule 1.1(b) and deemed to be issued as “Revolving Letters of Credit” under this Agreement pursuant to Section 3.10.

“DIP Term C Loan Collateral Accounts” shall mean the Term C Loan Collateral Accounts (as defined in the Existing DIP Agreement).

“DIP Term C Loans” shall mean, with respect to each Lender, such Lender’s Term C Loans (as defined in the Existing DIP Agreement) outstanding immediately prior to the occurrence of the Conversion Date.

“DIP Term Letters of Credit” shall mean the collective reference to the letters of credit issued and outstanding under the Existing DIP Agreement as of the Conversion Date for the account of the Borrower (as defined in the Existing DIP Agreement) and identified as “Term Letters of Credit” on Schedule 1.1(b) and deemed to be issued as “Term Letters of Credit” under this Agreement pursuant to Section 3.10.

“DIP Term Loans” shall mean with respect to each Lender, such Lender’s Term Loans (as defined in the Existing DIP Agreement) outstanding immediately prior to the occurrence of the Conversion Date.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business, any Converted Unrestricted Subsidiary or any Converted Excluded Project Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business, Converted Unrestricted Subsidiary or Converted Excluded Project Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business, Converted Unrestricted Subsidiary or Converted Excluded Project Subsidiary, as applicable, and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business, Converted Unrestricted Subsidiary or Converted Excluded Project Subsidiary, as the case may be.

“Disposition” shall have the meaning provided in Section 10.4.

“Disqualified Institutions” shall mean (a) those banks, financial institutions or other Persons separately identified in writing by the Borrower to the Administrative Agent on or prior to May 31, 2016, or as the Borrower and the Joint Lead Arrangers shall mutually agree after such date and prior to the Closing Date, or to any affiliates of such banks, financial institutions or other persons identified by the Borrower in writing or that are readily identifiable as affiliates on the basis of their name, (b) competitors identified in writing to the Administrative Agent from time to time (or affiliates thereof identified by the Borrower in writing or that are readily identifiable as affiliates on the basis of their name) of the Borrower or any of its Subsidiaries (other than such affiliate that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent from their duties owed to such competitor); provided that no such identification after the date of a relevant assignment shall apply retroactively to disqualify any person that has previously acquired an assignment or participation of an interest in any of the Credit Facilities with respect to amounts previously acquired, (c) Excluded Affiliates (it being understood that ordinary course trading activity shall not be considered to be providing advisory services for purposes of determining whether such Excluded Affiliate is a Disqualified Institution) and (d) any Defaulting Lender. The list of all Disqualified Institutions set forth in clauses (a), (b) and (d) shall be made available to all Lenders upon request.

“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of such change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Secured Commodity Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or Contingent Obligations and the termination of the Commitments), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of such change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Secured Commodity Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or Contingent Obligations and the termination of the Commitments), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any present or former employee, officer, director, manager or consultant, of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or any Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower, in each case pursuant to any stockholders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement or otherwise in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, officer, director, manager or consultant shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries.

“Dividends” or “dividends” shall have the meaning provided in Section 10.6.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“EBITDA Lost as a Result of a Grid Outage” shall mean, to the extent that any transmission or distribution lines go out of service, the revenue not actually earned by the Borrower and its Restricted Subsidiaries that would otherwise have been earned with respect to any Unit within the first 12 month period that such transmission or distribution lines were out of service had such transmission or distribution lines not been out of service during such period.

“EBITDA Lost as a Result of a Unit Outage” shall mean, to the extent that any Unit is out of service as a result of any unplanned outage or shut down, the revenue not actually earned by the Borrower and its Restricted Subsidiaries that would otherwise have been earned with respect to any such Unit during the first 12 month period of any such outage or shut down had such Unit not been out of service during such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EFCH” shall have the meaning provided in the preamble to this Agreement.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Foreign Plan, that is maintained or contributed to by Holdings, Borrower or any Subsidiary (or, with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate).

“Environmental CapEx” shall mean Capital Expenditures deemed reasonably necessary by the Borrower or any Restricted Subsidiary or otherwise undertaken voluntarily by the Borrower or any Restricted Subsidiary, to comply with, or in anticipation of having to comply with, applicable Environmental Laws or Capital Expenditures otherwise undertaken voluntarily by the Borrower or any Restricted Subsidiary in connection with environmental matters.

“Environmental Claims” shall mean any and all actions, suits, proceedings, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than reports prepared by or on behalf of Holdings, the Borrower or any other Subsidiary of Holdings (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of Real Estate) or proceedings in each case relating in any way to any applicable Environmental Law or any permit issued, or any approval given, under any applicable Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release into the environment of Hazardous Materials or arising from alleged injury or threat of injury to human health or safety (to the extent relating to human exposure to Hazardous Materials), or to the environment, including ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or, with respect to any post-Closing Date requirements of the Credit Documents, hereafter in effect, and in each case as amended, and any legally binding judicial or administrative interpretation thereof, including any legally binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or to human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Stock), other than: (a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-8; (b) issuances to any Subsidiary of the Borrower or any such parent; and (c) any Cure Amount.

“ERCOT” shall mean the Electric Reliability Council of Texas or any other entity succeeding thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or any Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) the failure of any Benefit Plan to comply with any provisions of ERISA and/or the Code or with the terms of such Benefit Plan; (ii) any Reportable Event; (iii) the existence with respect to any Benefit Plan of a non-exempt Prohibited Transaction; (iv) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vi) the occurrence of any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (vii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any written notice to terminate any Pension Plan under Section 4042(a) of ERISA or to appoint a trustee to administer any Pension Plan under Section 4042(b)(1) of ERISA; (viii) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; or (ix) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition on it of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in Reorganization, or terminated (within the meaning of Section 4041A of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Affiliates” shall mean members of any Joint Lead Arranger or any of its affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital or are known by the Joint Lead Arrangers to be engaged in advising creditors receiving distributions in connection with the Plan or any other Person involved in the negotiation of the Plan (other than Holdings, any direct or indirect parent of Holdings, the Borrower and its Subsidiaries), including through the provision of advisory services other than a limited number of senior employees who are required, in accordance with industry regulations or such Joint Lead Arranger’s internal policies and procedures to act in a supervisory capacity and the Joint Lead Arrangers’ internal legal, compliance, risk management, credit or investment committee members.

“Excluded Collateral” shall mean (a) Excluded Subsidiaries and (b) Excluded Property.

“Excluded Information” shall have the meaning provided in Section 13.6.

“Excluded Project Subsidiary” shall mean (a) any Non-Recourse Subsidiary of the Borrower that is formed or acquired after the Conversion Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an “Excluded Project Subsidiary” in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently designated as an “Excluded Project Subsidiary” by the Borrower in a written notice to the Administrative Agent and (c) each Subsidiary of an Excluded Project Subsidiary; provided that in the case of clauses (a) and (b), (x) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Excluded Project Subsidiary as a Restricted Subsidiary, to the extent not resulting in an increase to the Applicable Amount) on the date of such designation in an amount equal to the net book value of the investment therein and such designation shall be permitted only to the extent permitted under Section 10.5 on the date of such designation, (y) no Event of Default exists or would result from such designation after giving Pro Forma Effect thereto and (z) in the case of (b), the Restricted Subsidiary to be so designated as an Excluded Project Subsidiary, does not (directly or indirectly through its Subsidiaries) at such time own any Stock of, or own or hold any Lien on any property of, the Borrower or any of its Restricted Subsidiaries. No Subsidiary may be designated as an Excluded Project Subsidiary if, after such designation, it would be “Restricted Subsidiary” for the purpose of any Material Indebtedness. The Borrower may, by written notice to the Administrative Agent, re-designate any Excluded Project Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Excluded Project Subsidiary, but only if (x) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness, with the covenant set forth in Section 10.9 (to the extent such covenant is then required to be tested) and (y) no Event of Default exists or would result from such re-designation. If, at any time, any Excluded Project Subsidiary remains a Subsidiary of the Borrower, but fails to meet the requirements set forth in the definition of “Non-Recourse Subsidiary” or this definition of “Excluded Project Subsidiary”, it will thereafter cease to be an Excluded Project Subsidiary for the purposes of this Agreement and, unless it is, or has been, designated as an Unrestricted Subsidiary at or prior to the time of such failure, such Subsidiary shall be deemed to be a Restricted Subsidiary for all purposes of this Agreement and the other Credit Documents and any then outstanding Indebtedness of such Subsidiary that would otherwise only have been permitted to have been incurred by an Excluded Project Subsidiary will be deemed to be incurred by a Restricted Subsidiary that is not an Excluded Project Subsidiary as of such date.

“Excluded Property” shall mean (i) a security interest or Lien pursuant to this Agreement or any other Credit Document in the applicable Credit Party’s right, title or interest in any property that would result in material adverse accounting or regulatory consequences, as reasonably determined by the Borrower in consultation with the Collateral Agent, (ii) any vehicles, airplanes and other assets subject to certificates of title; (iii) letter-of-credit rights to the extent a security interest therein cannot be perfected by a UCC filing (other than supporting obligations); (iv) any property subject to a Permitted Lien securing a purchase money agreement, Capital Lease or similar arrangement permitted under the Credit Agreement to the extent, and for so long as, the creation of a security interest therein is prohibited thereby (or otherwise requires consent, provided that there shall be no obligation to seek such consent) or creates a right of termination or favor of a third party, in each case, excluding the proceeds and receivables thereof to the extent not otherwise constituting Excluded Property; (v) (x) all leasehold interests in real property (including, for the avoidance of doubt, any requirement to obtain any landlord or other third party waivers, estoppels, consents or collateral access letters in respect of such leasehold interests) and (y) any parcel of Real Estate located in the United States and the improvements thereto owned in fee by a Credit Party with a fair market value of $20,000,000 or less (at the time of acquisition) (but not any Collateral located thereon) or any parcel of Real Estate and the improvements thereto owned in fee by a Credit Party outside the United States; (vi) any “intent to use” trademark application filed and accepted in the United States Patent and Trademark Office unless and until an amendment to allege use or a statement of use has been filed and accepted by the United States Patent and Trademark Office to the extent, if any, that, and solely during the period, if any, in which the grant of security interest therein could impair the validity or enforceability of such “intent to use” trademark application under federal law; (vii) any charter, permit, franchise, authorization, lease, license or agreement, in each case, only to the extent and for so long as the grant of a security interest therein (or the assets subject thereto) by the applicable Credit Party (x) could violate, or could invalidate, such charter, permit, franchise, authorization, lease, license, or agreement or (y) would give any party (other than a Credit Party) to any such charter, permit, franchise, authorization, lease, license or agreement the right to terminate its obligations thereunder or (z) is permitted under such charter, permit, franchise, lease, license or agreement only with consent of the parties thereto (other than consent of a Credit Party) and such necessary consents to such grant of a security interest have not been obtained (it being understood and agreed that no Credit Party or Restricted Subsidiary has any obligation to obtain such consents) other than, in each case referred to in clauses (x) and (y) and (z), as would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction, in each case excluding the proceeds and receivables thereof which are not otherwise Securitization Assets; (viii) any Commercial Tort Claim (as defined in the Security Agreement) for which no claim has been made or with a value of less than $20,000,000 for which a claim has been made; (ix) any Excluded Stock and Stock Equivalents; (x) assets of Unrestricted Subsidiaries, Excluded Project Subsidiaries, Immaterial Subsidiaries (other than to the extent a perfected security interest therein can be obtained by filing a UCC-1 financing statement), Captive Insurance Subsidiaries and special purposes entities, including any Receivables Entity or any Securitization Subsidiary or are in an account subject to an intercreditor agreement related to Transition Charges or Transition Property; (xi) any assets with respect to which, the Borrower and the Collateral Agent reasonably determine, the cost or other consequences of granting a security interest or obtaining title insurance in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; (xii) any assets with respect to which granting a security interest in such assets in favor of the Secured Parties under the Security Documents could reasonably be expected to result in an adverse tax consequence as reasonably determined by the Borrower in consultation with the Collateral Agent; (xiii) any margin stock; (xiv) any Bundled Payment Amounts, while such Bundled Payment Amounts are in a lockbox, collateral account or similar account established pursuant to a Permitted Receivables Financing to receive collections of Receivables Facility Assets or are in an account subject to an intercreditor agreement related to Transition Charges or Transition Property; (xv) amounts payable to any Credit Party that such Credit Party is collecting on behalf of Persons that are not Credit Parties, including Transition Property and Transition

Charges; and (xvi) any assets with respect to which granting a security interest in such assets is prohibited by or would violate law, treaty, rule, or regulation (including regulations adopted by Federal Energy Regulatory Commission and/or the Nuclear Regulatory Commission) or determination of an arbitrator or a court or other Governmental Authority or which would require obtaining the consent, approval, license or authorization of any Governmental Authority (unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent) or create a right of termination in favor of any governmental or regulatory third party, in each case after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or other Applicable Law, excluding the proceeds and receivables thereof (to the extent not otherwise constituting Excluded Collateral); provided that with respect to clauses (iv), (vii) and (xvi), such property shall be Excluded Property only to the extent and for so long as such prohibition, violation, invalidation or consent right, as applicable, is in effect and in the case of any such agreement or consent, was not created in contemplation thereof or of the creation of a security interest therein.

“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Collateral Agent and the Borrower, the burden or cost of pledging such Stock or Stock Equivalents in favor of the Collateral Representative under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) (A) solely in the case of any pledge of Voting Stock of any Foreign Subsidiary that is a CFC or any CFC Holding Company, in each case, owned directly by a Credit Party, any Voting Stock in excess of 65% of each outstanding class of Voting Stock of such Foreign Subsidiary that is a CFC or any CFC Holding Company and (B) any Stock or Stock Equivalents of any Foreign Subsidiary that is a CFC or any CFC Holding Company not owned directly by a Credit Party, (iii) any Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law or any Contractual Requirement (including any legally effective requirement to obtain the consent or approval of, or a license from, any Governmental Authority or any other regulatory third party unless such consent, approval or license has been obtained (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary of the Borrower to obtain any such consent, approval or license)), (iv) any Stock or Stock Equivalents of each Subsidiary to the extent that a pledge thereof to secure the Obligations is prohibited by any applicable Organizational Document of such Subsidiary or requires third party consent (other than the consent of a Credit Party), unless consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent), (v) Stock or Stock Equivalents of any non-Wholly Owned Subsidiary (other than PrefCo and PrefCo Subsidiaries), (vi) any Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Stock or Stock Equivalents could reasonably be expected to result in adverse tax or accounting consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Collateral Agent, (vi) any Stock or Stock Equivalents that are margin stock, (viii) any Stock or Stock Equivalents owned by a CFC or a CFC Holding Company, and (ix) any Stock and Stock Equivalents of any Unrestricted Subsidiary, any Excluded Project Subsidiary, any Immaterial Subsidiary (other than to the extent a perfected security interest therein can be obtained by filing a UCC-1 financing statement), any Captive Insurance Subsidiary, any Broker-Dealer Subsidiary, any not-for-profit Subsidiary and any special purpose entity (including any Receivables Entity and any Securitization Subsidiary); provided that Excluded Stock and Stock Equivalents shall not include proceeds of the foregoing property to the extent otherwise constituting Collateral.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(d) hereto and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not constitute a Material Subsidiary as of the most recently ended fiscal quarter, (b) each Domestic Subsidiary that is not a Wholly Owned Subsidiary (other than PrefCo and PrefCo Subsidiaries) or otherwise constitutes a joint venture (for so long as such Subsidiary remains a non-Wholly Owned

Restricted Subsidiary or joint venture), (c) any CFC or CFC Holding Company, (d) each Domestic Subsidiary that is (i) prohibited by any applicable (x) Contractual Requirement, (y) Applicable Law (including without limitation as a result of applicable financial assistance, directors’ duties or corporate benefit requirements) or (z) Organizational Document (in the case of clauses (x) and (z), in effect on the Conversion Date or any date of acquisition of such Subsidiary (to the extent such prohibition was not entered into in contemplation of the Guarantee)) from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), or (ii) required to obtain consent, approval, license or authorization of a Governmental Authority for such guarantee or grant (unless such consent, approval, license or authorization has already been received); provided that there shall be no obligation to obtain such consent, (e) each Domestic Subsidiary that is a Subsidiary of a CFC or CFC Holding Company, (f) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences (including any adverse tax or accounting consequences) of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (g) each Unrestricted Subsidiary, (h) any Foreign Subsidiary, (i) any special purpose “bankruptcy remote” entity, including any Receivables Entity and any Securitization Subsidiary, (j) any Subsidiary to the extent that the guarantee of the Obligations by could reasonably be expected to result in adverse tax or accounting consequences (as determined by the Borrower in consultation with the Administrative Agent), (k) any Captive Insurance Subsidiary, (l) any non-profit Subsidiary, (m) any Broker-Dealer Subsidiary, or (n) any Excluded Project Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” shall mean, with respect to any Agent or any Lender, (a) net income Taxes and franchise and excise Taxes (imposed in lieu of net income Taxes) imposed on such Agent or Lender, (b) any Taxes imposed on any Agent or any Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Credit Document), (c) any U.S. federal withholding Tax that is imposed on amounts payable to any Lender under the law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office other than a new lending office designated at the request of the Borrower); provided that this subclause (c) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this subclause (c)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or designation of a new lending office by such Lender) would have been entitled to receive in the absence of such assignment or (y) any Tax is imposed on a Lender in connection with an interest in any Loan or other obligation that such Lender was required to acquire pursuant to Section 13.8(a) or that such Lender acquired pursuant to Section 13.7 (it being understood and agreed, for the avoidance of doubt, that any withholding Tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded

Tax under this subclause (c)) and (d) any Tax to the extent attributable to such Lender’s failure to comply with Sections 5.4(d), (e) (in the case of any Non-U.S. Lender) or Section 5.4(h) (in the case of a U.S. Lender) and (f) any Taxes imposed by FATCA.

“Existing Class” shall mean Existing Term Loan Classes, Existing Term C Loan Classes and Existing Revolving Credit Classes.

“Existing DIP Agreement” shall have the meaning provided in the preamble to this Agreement.

“Existing DIP Lenders” shall have the meaning provided in the preamble to this Agreement.

“Existing Letters of Credit” shall mean the Letters of Credit listed on Schedule 1.1(b).

“Existing Plan” means the Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al. filed in the Bankruptcy Court on May 10, 2016 [Docket No. 8422] (together with all schedules, documents and exhibits contained therein), as amended, supplemented, modified or waived from time to time in accordance with the terms thereof; provided that such Existing Plan shall not be waived, amended, supplemented or otherwise modified in any respect that is, in the aggregate, materially adverse to the rights and interests of the Existing DIP Lenders (taken as a whole) (in their capacity as such), unless consented to in writing by the Requisite DIP Roll Lenders (such consent not to be unreasonably withheld, delayed, conditioned or denied and provided that the Requisite DIP Roll Lenders shall be deemed to have consented to such waiver, amendment, supplement or other modification unless they shall object thereto within ten (10) Business Days after either (x) their receipt from the Borrower of written notice of such waiver, amendment, supplement or other modification or (y) such waiver, amendment, supplement or other modification is publicly filed with the Bankruptcy Court, unless the Administrative Agent has given written notice to the Borrower within such ten (10) Business Day period that the Requisite DIP Roll Lenders are continuing to review and evaluate such amendment or waiver, in which case the Requisite DIP Roll Lenders shall be deemed to have consented to such amendment or waiver unless they object within ten (10) Business Days after such notice is given to the Borrower).

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.15(a)(ii).

“Existing Revolving Credit Commitments” shall have the meaning provided in Section 2.15(a)(ii).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.15(a)(ii).

“Existing Term C Loan Class” shall have the meaning provided in Section 2.15(a)(iii).

“Existing Term Loan Class” shall have the meaning provided in Section 2.15(a)(i).

“Expenses Relating to a Unit Outage” shall mean an amount (which may be negative) equal to (x) any expenses or other charges as a result of any outage or shut-down of any Unit, including any expenses or charges relating to (a) restarting any such Unit so that it may be placed back in service after such outage or shut-down, (b) purchases of power, natural gas or heat rate to meet commitments to sell, or offset a short position in, power, natural gas or heat rate that would otherwise have been met or offset from production generated by such Unit during the period of such outage or shut-down and (c)

starting up, operating, maintaining and shutting down any other Unit that would not otherwise have been operating absent such outage or shut-down, including the fuel and other operating expenses, incurred to start-up, operate, maintain and shut-down such Unit and that are required during the period of time that the shut-down or outaged Unit is out of service in order to meet the commitments of such shut-down or outaged Unit to sell, or offset a short position in, power, natural gas or heat rate less (y) any expenses or charges not in fact incurred (including fuel and other operating expenses) that would have been incurred absent such outage or shut-down.

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.15(a)(ii).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.15(a)(ii).

“Extended Term C Loans” shall have the meaning provided in Section 2.15(b)(iii).

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extended Term Loans” shall have the meaning provided in Section 2.15(a)(i).

“Extending Lender” shall have the meaning provided in Section 2.15(a)(iv).

“Extension Amendment” shall have the meaning provided in Section 2.15(a)(v).

“Extension Date” shall have the meaning provided in Section 2.15(a)(vi).

“Extension Election” shall have the meaning provided in Section 2.15(a)(iv).

“Extension Minimum Condition” shall mean a condition to consummating any Extension Series that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for extension.

“Extension Request” shall mean Term Loan Extension Requests, Term C Loan Extension Requests and Revolving Credit Loan Extension Requests.

“Extension Series” shall mean all Extended Term Loans, Extended Term C Loans, and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans, Extended Term C Loans, or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law implementing an intergovernmental approach thereto.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean the fee letter, dated May 31, 2016, among the Borrower and the Joint Lead Arrangers.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“First Lien Intercreditor Agreement” shall mean an Intercreditor Agreement among the representative of such holders of First Lien Obligations, the Collateral Representative, the Credit Parties and any other First Lien Secured Parties from time to time party thereto, whether on the Conversion Date or at any time thereafter, in a form that is reasonably satisfactory in form and substance to the Borrower and the Collateral Agent.

“First Lien Obligations” shall mean, collectively, (i) the Obligations and (ii) the Indebtedness and related obligations which are permitted hereunder to be secured by Liens on the Collateral that rank pari passu (but without regard to the control of remedies) with the Liens securing the Obligations.

“First Lien Secured Parties” shall mean, collectively, the Secured Bank Parties and (ii) the holders from time to time of First Lien Obligations (other than the Secured Bank Parties) and any representative on their behalf for such purposes.

“Fiscal Year” shall have the meaning provided in Section 9.10.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(i).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Recovery Event” shall have the meaning provided in Section 5.2(i).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(d).

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the

Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank, stock exchange, PUCT or ERCOT.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean the Guarantee made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Bank Parties, substantially in the form of Exhibit B.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Conversion Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) Holdings, (b) each Domestic Subsidiary (other than an Excluded Subsidiary) on the Conversion Date, and (c) each Domestic Subsidiary that becomes a party to the Guarantee on or after the Conversion Date pursuant to Section 9.11 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products spilled or released into the environment, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, for which a release into the environment is prohibited, limited or regulated by any Environmental Law.

“Hedge Bank” shall mean any Person (other than Holdings, the Borrower or any other Subsidiary of the Borrower) that either (i) is a party to a Commodity Hedging Agreement or (ii) a party to any other Hedging Agreement (other than a Commodity Hedging Agreement) and, in each case, either (x) is a signatory to the Collateral Trust Agreement or (y) at the time it enters into a Hedging Agreement or on the Conversion Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Hedging Agreement.

“Hedging Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (c) physical or financial commodity contracts or agreements, power purchase or sale agreements, fuel purchase or sale agreements, environmental credit purchase or sale agreements, power transmission agreements, ancillary service agreements, commodity transportation agreements, fuel storage agreements, weather derivatives, netting agreements (including Netting Agreements), capacity agreements and commercial or trading agreements, each with respect to the purchase, sale or exchange of (or the option to purchase, sell or exchange), transmission, transportation, storage, distribution, processing, sale, lease or hedge of, any Covered Commodity, price or price indices for any such Covered Commodity or services or any other similar derivative agreements, and any other similar agreements.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Holdings” shall mean, (a) prior to the Conversion Date, EFCH, and, (b) after giving effect to the Conversion Date, (x) TEX Intermediate Company LLC, a Delaware limited liability company, or any successor thereto, which shall assume all of the obligations of EFCH under the Existing DIP Agreement and any other Credit Document (as defined in the Existing DIP Agreement) pursuant to the Assignment and Assumption; or (y) any other partnership, limited partnership, corporation, limited liability company, or business trust or any successor thereto organized under the laws of the United States or any state thereof or the District of Columbia (the “New Holdings”) that is a Subsidiary of TEX Intermediate Company LLC or that has merged, amalgamated or consolidated with TEX Intermediate Company LLC (or, in either case, the previous New Holdings, as the case may be) (the “Previous Holdings”); provided that, to the extent applicable, (a) such New Holdings owns directly or indirectly 100% of the Stock and Stock Equivalents of the Borrower, (b) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Credit Documents to which it is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (c) such substitution and any supplements to the Credit Documents shall preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, and New Holdings shall have delivered to the Administrative Agent an officer’s certificate to that effect and (d) all assets of the Previous Holdings are contributed or otherwise transferred to such New Holdings; provided, further, that if the foregoing are satisfied, the Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to “Holdings”

in the Credit Documents shall be meant to refer to the “New Holdings”. Notwithstanding anything to the contrary contained in this Agreement, Holdings or any New Holdings may change its jurisdiction of organization or location for purposes of the UCC or its identity or type of organization or corporate structure, subject to compliance with the terms and provisions of the Pledge Agreement.

“Immaterial Subsidiary” shall mean each Subsidiary of the Borrower that is not a Material Subsidiary.

“Incremental Amendment” shall mean an agreement substantially in the form of Exhibit L.

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Incremental Facilities” shall mean the facilities represented by the Incremental Loan Commitments and the related Incremental Loans.

“Incremental Loans” shall have the meaning provided in Section 2.14(c).

“Incremental Loan Commitments” shall have the meaning provided in Section 2.14(a).

“Incremental Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“Incremental Revolving Credit Loans” shall have the meaning provided in Section 2.14(b).

“Incremental Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).

“Incremental Term C Loan Commitment” shall mean the commitment of any lender to make Incremental Term C Loans of a particular tranche pursuant to Section 2.14(a).

“Incremental Term C Loan Facility” shall mean each tranche of Incremental Term C Loans made pursuant to Section 2.14.

“Incremental Term C Loan Lender” shall have the meaning provided in Section 2.14(c).

“Incremental Term C Loan Maturity Date” shall mean, with respect to any tranche of Incremental Term C Loans made pursuant to Section 2.14, the final maturity date thereof.

“Incremental Term C Loans” shall have the meaning provided in Section 2.14(c).

“Incremental Term Loan Repayment Amount” shall have the meaning provided in Section 2.14(c).

“Incremental Term Loan Commitment” shall mean the commitment of any lender to make Incremental Term Loans of a particular tranche pursuant to Section 2.14(a).

“Incremental Term Loan Lender” shall have the meaning provided in Section 2.14(c).

“Incremental Term Loan Maturity Date” shall mean, with respect to any tranche of Incremental Term Loans made pursuant to Section 2.14, the final maturity date thereof.

“Incremental Term Loans” shall have the meaning provided in Section 2.14(c).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) the Swap Termination Value of Hedging Obligations of such Person, (h) without duplication, all Guarantee Obligations of such Person, (i) Disqualified Stock of such Person and (j) Receivables Indebtedness of such Person; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) amounts payable by and between Holdings, the Borrower and any of its Subsidiaries in connection with retail clawback or other regulatory transition issues, (v) any Indebtedness defeased by such Person or by any Subsidiary of such Person, (vi) contingent obligations incurred in the ordinary course of business, (vii) [reserved], (viii) Performance Guaranties, and (ix) earnouts until earned, due and payable and not paid for a period of thirty (30) days. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries shall (i) exclude all intercompany Indebtedness among the Borrower and its Subsidiaries having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, and (ii) obligations constituting Non-Recourse Debt shall only constitute “Indebtedness” for purposes of Section 10.1, Section 10.2 and Section 10.10 and not for any other purpose hereunder.

“indemnified liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes (including Other Taxes) other than (i) Excluded Taxes and (ii) any interest, penalties or expenses caused by an Agent’s or Lender’s gross negligence or willful misconduct.

“Independent Financial Advisor” shall mean an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is disinterested with respect to the applicable transaction.

“Initial Credit Facilities” shall mean the Initial Term Loans, the Initial Term C Loans and the Initial Revolving Credit Loans (and the related Revolving Credit Exposure with respect to the Revolving Credit Commitments).

“Initial Financial Statements Delivery Date” shall mean the date on which Section 9.1 Financials are delivered to the Administrative Agent for the first full fiscal quarter commencing after the Conversion Date.

“Initial Pricing Certificate” shall mean the certificate of an Authorized Officer of the Borrower, which certificate shall certify, and set forth in reasonable detail, the calculation of the Consolidated First Lien Net Leverage Ratio as of the date of such certificate (if the Initial Pricing Certificate is delivered on the Conversion Date, after giving Pro Forma Effect to the Transactions).

“Initial Revolving Credit Loans” shall have the meaning provided in Section 2.1(c).

“Initial Term C Loan” shall have the meaning provided in Section 2.1(b)(i).

“Initial Term Loan” shall have the meaning provided in Section 2.1(a)(i).

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercompany Subordinated Note” shall mean the Intercompany Note, dated as of October 3, 2016, executed by Holdings, the Borrower and each Restricted Subsidiary of the Borrower.

“Interest Period” shall mean, with respect to any Term Loan, Term C Loan, Revolving Credit Loan, New Revolving Credit Loan or Extended Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership, limited liability company membership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) (including any partnership or joint venture); (c) the entering into of any Guarantee Obligation with respect to, Indebtedness; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5. The amount of any Investment outstanding at any time shall be the original cost of such Investment reduced (except in the case of (x) Investments made using the Applicable Amount pursuant to Section 10.5(h)(iii) and Section 10.05(v)(y) and (y) Returns which increase the Applicable Amount pursuant to clauses (a)(iii), (iv), (v) and (vii) of the definition thereof) by any Returns of the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of cash or Permitted Investments, such amount shall be equal to the fair market value of such consideration).

“IPO Reorganization Transaction” shall mean transactions taken in connection with and reasonably related to consummating a Qualifying IPO, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by a Letter of Credit Issuer and Holdings, the Borrower or any of its Subsidiaries or in favor of a Letter of Credit Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” shall mean Deutsche Bank Securities Inc., Barclays Bank PLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, RBC Capital Markets, UBS Securities LLC and Natixis, New York Branch, as joint lead arrangers and joint bookrunners for the Lenders under this Agreement and the other Credit Documents.

“Junior Indebtedness” shall have the meaning provided in Section 10.7(a).

“Junior Lien Intercreditor Agreement” shall mean an Intercreditor Agreement among the representative of such holders of Indebtedness junior to the Obligations, the Collateral Agent, the Collateral Trustee (if applicable), the Borrower and any other First Lien Secured Parties from time to time party thereto, whether on the Conversion Date or at any time thereafter, substantially in the form of Exhibit M or in a form that is reasonably satisfactory in form and substance to the Borrower and the Collateral Agent.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Class of Loans or Commitments hereunder as of such date of determination.

“Latest Term Loan Maturity Date” shall mean, at any date of determination, the Latest Maturity Date applicable to any Term Loan hereunder as of such date of determination, including the latest maturity date of any Replacement Term Loan, any Replacement Term C Loan, any Refinancing Term Loan, any Refinancing Term C Loan, any Extended Term Loan or any Extended Term C Loan, in each case as extended in accordance with this Agreement from time to time.

“L/C Obligations” shall mean the Revolving L/C Obligations and the Term L/C Obligations.

“LCT Election” shall have the meaning provided in Section 1.11.

“LCT Test Date” shall have the meaning provided in Section 1.11.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the refusal or failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any Unpaid Drawing under Section 3.4 that it is required to make hereunder, (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, (c) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent, the Borrower and, in the case of a Revolving Credit Lender, each Revolving Letter of Credit Issuer that it will comply with its funding obligations under this Agreement, (d) a Lender being deemed insolvent or becoming the subject of a bankruptcy or insolvency proceeding or has admitted in writing that it is insolvent, or (e) a Lender that has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Lender Presentation” shall mean the Lender Presentation dated July 12, 2016, relating to the Credit Facilities and the Transactions.

“Letter of Credit” shall mean each Term Letter of Credit and each Revolving Letter of Credit.

“Letter of Credit Issuer” shall mean, with respect to any Term Letter of Credit, each Term Letter of Credit Issuer, and with respect to any Revolving Letter of Credit, any Revolving Letter of Credit Issuer.

“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).

“Level I Status” shall mean, on any date of determination, the circumstance that the Consolidated First Lien Net Leverage Ratio is greater than 1.50 to 1.00 as of such date.

“Level II Status” shall mean, on any date of determination, the circumstance that Level I Status does not exist and the Consolidated First Lien Net Leverage Ratio is less than or equal to 1.50 to 1.00 as of such date.

“LIBOR Loan” shall mean any Term Loan, Term C Loan or Revolving Credit Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Loan the rate per annum equal to the ICE Benchmark Administration (or any successor organization) LIBOR Rate (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period, as applicable, shall be the rate per annum as may be agreed upon by the Borrower and the Administrative Agent to be a rate at which the Administrative Agent could borrow funds in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, were it to do so by asking for and then accepting offers in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loans for which the LIBOR Rate is then being determined and with maturities comparable to such Interest Period. Notwithstanding anything to the contrary contained herein, with respect to Term Loans and Term C Loans, in each case, made or deemed made on the Conversion Date, in no event shall the LIBOR Rate be less than 1.00% per annum.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, collateral assignment, lien (statutory or other) or similar encumbrance (including any conditional sale or other title retention agreement or any lease or license in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.

“Limited Condition Transaction” shall mean (i) any Permitted Acquisition or other permitted acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan” shall mean any Revolving Credit Loan, Term Loan or Term C Loan made by any Lender hereunder.

“Master Agreement” shall have the meaning provided in the definition of the term “Hedging Agreement”.

“Material Adverse Effect” shall mean any circumstances or conditions affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole (excluding any matters publicly disclosed prior to May 31, 2016 (i) in connection with the Case and the events and conditions related and/or leading up to the Case and the effects thereof or (ii) in the Annual Report on Form 10-K of Energy Future Competitive Holdings Company LLC and/or any quarterly or periodic report of EFCH publicly filed thereafter and prior to May 31, 2016), that would, in the aggregate, materially adversely affect (a) the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents (taken as a whole) or (b) the material rights or remedies (taken as a whole) of the Administrative Agent, the Collateral Representative and the Lenders under the Credit Documents.

“Material DIP Event of Default” means (x) an “Event of Default” under Section 11.3(a) (solely in respect of defaults in performance of Section 10 of the Existing DIP Agreement), 11.11, or 11.15(i), (ii), or (vi) of the Existing DIP Agreement which has occurred and continued for more than ten (10) days after written notice thereof by the DIP Administrative Agent to the Borrower, (y) an “Event of Default” under Section 11.1(b) of the Existing DIP Agreement (other than with respect to the payment of interest), which has occurred and continued for more than five (5) days from the time of written notice thereof by the DIP Administrative Agent to the Borrower, and (z) a “Default” or “Event of Default” under Section 11.1(a) or (b) (in the case of clause (b) solely with respect to the payment of interest), of the Existing DIP Agreement has occurred and is continuing.

“Material Indebtedness” shall mean any Indebtedness (other than the Obligations) of the Borrower or any Restricted Subsidiary in an outstanding amount exceeding $300,000,000 at any time.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent Test Period for which Section 9.1 Financials have been delivered were equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose total revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (y) total revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which the officer’s certificate delivered pursuant to Section 9.1(c) of this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries” so that such condition no longer exists. It is agreed and understood that no Receivables Entity shall be a Material Subsidiary.

“Maturity Date” shall mean the Term Loan Maturity Date, the Term C Loan Maturity Date, the Revolving Credit Maturity Date, any Incremental Term Loan Maturity Date, any Incremental

Term C Loan Maturity Date, any maturity date related to any Extension Series of Extended Term Loans, any maturity date related to any Extension Series of Extended Term C Loans and any maturity date related to any Extension Series of Extended Revolving Credit Commitments, any maturity date related to any Refinancing Term Loan, any maturity date related to any Refinancing Term C Loan, any maturity date related to any Refinancing Revolving Credit Loan, any maturity date related to any Replacement Term Loan, or any maturity date related to any Replacement Term L/ C Loan, as applicable.

“Maximum Incremental Facilities Amount” shall mean the sum of (1) the greater of (x) $1,000,000,000, reduced by amounts incurred under Section 2.14 of the Existing DIP Agreement as Incremental Facilities (as defined in the Existing DIP Agreement) and (y) an amount equal to 60.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), plus (2) all voluntary prepayments of the Term Loans, Term C Loans, Incremental Term Loans, Permitted Other Debt and Incremental Term C Loans and commitment reductions of the Revolving Credit Commitment (in each case except to the extent (i) funded with proceeds of long term refinancing Indebtedness or (ii) the prepaid Indebtedness was originally incurred under clause (3) below) plus (3) an unlimited amount so long as, in the case of this clause (3) only, such amount at such time could be incurred without causing (x) in the case of Indebtedness secured by Liens on the Collateral that rank pari passu with the Liens securing the Term Loans, Term C Loans and Revolving Credit Loans, the Consolidated First Lien Net Leverage Ratio (calculated on a Pro Forma Basis) to exceed 3.00:1.00, (y) in the case of Indebtedness secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Credit Facilities, the Consolidated Secured Net Leverage Ratio (calculated on a Pro Forma Basis) to exceed 4.00:1.00, and (z) in the case of unsecured Indebtedness or Indebtedness secured only by Liens on assets that do not constitute Collateral, the Consolidated Total Net Leverage Ratio (calculated on a Pro Forma Basis) to exceed 4.50:1.00, in each case, after giving effect to any acquisition consummated in connection therewith and all other appropriate pro forma adjustments (including giving effect to the prepayment of Indebtedness in connection therewith), and assuming for purposes of this calculation that (i) the full committed amount of any Additional Revolving Credit Commitments then being incurred shall be treated as outstanding for such purpose and (ii) cash proceeds of any such Incremental Facility or Permitted Other Debt then being incurred shall not be netted from Consolidated Total Debt Indebtedness for purposes of calculating such Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable; provided, however, that if amounts incurred under this clause (3) are incurred concurrently with the incurrence of Incremental Facilities in reliance on clause (1) and/or clause (2) above, the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio shall be permitted to exceed the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable, set forth in clause (3) above to the extent of such amounts incurred in reliance on clause (1) and/or clause (2) solely for the purpose of determining whether such concurrently incurred amounts incurred under this clause (3) are permissible) (it being understood that (A) if the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, incurrence test is met, then, at the election of the Borrower, any Incremental Facility or Permitted Other Debt may be incurred under clause (3) above regardless of whether there is capacity under clause (1) and/or clause (2) above and (B) any portion of any Incremental Facility or Permitted Other Debt incurred in reliance on clause (1) and/or clause (2) may be reclassified, as the Borrower may elect from time to time, as incurred under clause (3) if the Borrower meets the applicable leverage ratio under clause (3) at such time on a Pro Forma Basis); provided that in connection with complying with RCT Reclamation Obligations, if the Borrower is not permitted to secure such obligations by “self-bonding” on an unsecured basis or by maintaining in effect the super-priority Liens in favor of the RCT, the Borrower may incur additional Incremental Facilities in the form of an Incremental Term C Loan Facility in an aggregate amount not to exceed, when combined with the aggregate amount of RCT Reclamation Obligations secured by Liens as permitted by Section 10.2(a)(i), $975,000,000; provided that the proceeds thereof are used to cash collateralize Term Letters of Credit issued in favor of the RCT.

“Maximum Tender Condition” shall have the meaning provided in Section 2.17(b).

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans, $5,000,000 (or, if less, the entire remaining Commitments of any applicable Credit Facility at the time of such Borrowing), and (b) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining Commitments of any applicable Credit Facility at the time of such Borrowing).

“Minimum Liquidity” shall mean, on the Conversion Date (and after giving effect to the consummation of the Transactions), the sum of (i) the amount of Unrestricted Cash of the Borrower and its Restricted Subsidiaries as of such date, (ii) the amount on deposit in the Term C Loan Collateral Accounts in excess of the sum of (x) the Stated Amount of all Term Letters of Credit outstanding as of such date and (y) all Term Letter of Credit Reimbursement Obligations as of such date and (iii) the unused availability under the Revolving Credit Facility.

“Minimum Tender Condition” shall have the meaning provided in Section 2.17(b).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Stock or Stock Equivalents, including any joint venture (regardless of form of legal entity).

“MNPI” shall mean, with respect to any Person, information and documentation that is (a) of a type that would not be publicly available (and could not be derived from publicly available information) if such Person and its Subsidiaries were public reporting companies and (b) material with respect to such Person, its Subsidiaries or the respective securities of such Person and its Subsidiaries for purposes of U.S. federal and state securities laws, in each case, assuming such laws were applicable to such Person and its Subsidiaries.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property and the Collateral Representative for the benefit of the Secured Parties in respect of that Mortgaged Property, in a form to be mutually agreed with the Administrative Agent.

“Mortgaged Property” shall mean all Real Estate (i) set forth on Schedule 1.1(c) and (ii) with respect to which a Mortgage is required to be granted pursuant to Section 9.14.

“Multiemployer Plan” shall mean a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA (i) to which any of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is then making or has an obligation to make contributions or (ii) with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate could incur liability pursuant to Title IV of ERISA.

“Narrative Report” shall mean, with respect to the financial statements for which such narrative report is required, a management’s discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated Subsidiaries for the applicable period to which such financial statements relate.

“Necessary CapEx” shall mean Capital Expenditures that are required by Applicable Law (other than Environmental Law) or otherwise undertaken voluntarily for health and safety reasons (other than as required by Environmental Law). The term “Necessary CapEx” does not include any Capital Expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any Restricted Subsidiary in respect of such Prepayment Event, as the case may be, less (b) the sum of:

(i) the amount, if any, of (A) all taxes (including in connection with any repatriation of funds) paid or estimated by the Borrower in good faith to be payable by Holdings (or any direct or indirect parent thereof), the Borrower or any Restricted Subsidiary and (B) all payments paid or estimated by the Borrower in good faith to be payable by Holdings (or any direct or indirect parent thereof), the Borrower or any Restricted Subsidiary pursuant to the Shared Services and Tax Agreements in connection with such Prepayment Event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any Restricted Subsidiary (including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction); provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,

(iii) the amount of any Indebtedness (other than Indebtedness hereunder and any other Indebtedness secured by a Lien that ranks pari passu with or is subordinated to the Liens securing the Obligations) secured by a Lien on the assets that are the subject of such Prepayment Event, to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv) in the case of any Asset Sale Prepayment Event or Recovery Prepayment Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period, has entered into an Acceptable Reinvestment Commitment prior to the last day of the Reinvestment Period to reinvest or, with respect to any Recovery Prepayment Event, provided an Acceptable Reinvestment Commitment or a Restoration Certification prior to the last day of the Reinvestment Period) in the business of the Borrower or any Restricted Subsidiary (subject to Section 9.16), including for the repair, restoration or replacement of an asset or assets subject to such Prepayment Event; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or any Restricted Subsidiary has entered into an Acceptable Reinvestment Commitment or provided a Restoration Certification prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such Acceptable Reinvestment Commitment or provided such Restoration Certification, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i),

(v) in the case of any Asset Sale Prepayment Event, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction,

(vi) in the case of any Asset Sale Prepayment Event or Recovery Prepayment Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof, and

(vii) reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees), issuance costs, premiums, discounts and other costs paid by the Borrower or any Restricted Subsidiary, as applicable, in connection with such Prepayment Event, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Netting Agreement” shall mean a netting agreement, master netting agreement or other similar document having the same effect as a netting agreement or master netting agreement and, as applicable, any collateral annex, security agreement or other similar document related to any master netting agreement or Permitted Contract.

“New Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness permitted to be issued or incurred under Section 10.1(y)(i), and any Refinancing Loans, any Replacement Term Loans, any Replacement Term C Loans and any loans under any Replacement Facility.

“New Refinancing Revolving Credit Commitments” shall have the meaning provided Section 2.15(b).

“New Refinancing Term Loan Commitments” shall have the meaning provided in Section 2.15(b)(i).

“New Refinancing Term Loan Commitments” shall have the meaning provided in Section 2.15(b)(i).

“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“New Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).

“New Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).

“Non-Recourse Debt” means any Indebtedness incurred by any Non-Recourse Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or provide financing for a project, which Indebtedness does not provide for recourse against the Borrower or any Restricted Subsidiary of the Borrower (excluding, for the avoidance of doubt, a Non-Recourse Subsidiary and such recourse as exists under a Performance Guaranty) or any property or asset of the Borrower or any Restricted Subsidiary of the Borrower (other than the Stock in, or the property or assets of, a Non-Recourse Subsidiary).

“Non-Recourse Subsidiary” means (i) any Subsidiary of the Borrower whose principal purpose is to incur Non-Recourse Debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a Person created for such purpose, and substantially all the assets of which Subsidiary and such Person are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Debt, or (y) Stock in, or Indebtedness or other obligations of, one or more other such Subsidiaries or Persons, or (z) Indebtedness or other obligations of the Borrower or its Subsidiaries or other Persons and (ii) any Subsidiary of a Non-Recourse Subsidiary.

“Non-U.S. Lender” shall mean any Agent or Lender that is not, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the U.S., (b) a corporation, partnership or entity treated as a corporation or partnership created or organized in or under the laws of the U.S., or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement, Secured Commodity Hedging Agreement or Secured Hedging Agreement, in each case, entered into with Holdings, the Borrower or any Restricted Subsidiary, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, in each case, other than (x) Excluded Swap Obligations and (y) RCT Reclamation Obligations and Permitted Other Debt Obligations secured pursuant to the Security Documents. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) (i) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document and (ii) exclude, notwithstanding any term or condition in this Agreement or any other Credit Documents, any Excluded Swap Obligations, RCT Reclamation Obligations and Permitted Other Debt Obligations secured pursuant to the Security Documents.

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent, the Revolving Letter of Credit Issuer or the Term Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(iii).

“Participating Receivables Grantor” shall mean the Borrower or any Restricted Subsidiary that is or that becomes a participant or originator in a Permitted Receivables Financing.

“Patriot Act” shall have the meaning provided in Section 13.8.

“Payment Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default under Section 11.1.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably expected to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Certificate” shall mean a certificate of the Borrower substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Performance Guaranty” means any guaranty issued in connection with any Non-Recourse Debt that (i) if secured, is secured only by assets of, or Stock in, an Excluded Project Subsidiary, and (ii) guarantees to the provider of such Non-Recourse Debt or any other Person the (a) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Non-Recourse Debt, (b) completion of the minimum agreed equity contributions to the relevant Excluded Project Subsidiary, or (c) performance by an Excluded Project Subsidiary of obligations to Persons other than the provider of such Non-Recourse Debt.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of assets (including assets constituting a business unit, line of business or division) or Stock or Stock Equivalents, so long as (a) if such acquisition involves any Stock or Stock Equivalents, such acquisition shall result in the issuer of such Stock or Stock Equivalents and its Subsidiaries becoming a Restricted Subsidiary and a Subsidiary Guarantor, to the extent required by Section 9.11 or designated as an Unrestricted Subsidiary pursuant to the terms hereof, (b) such acquisition shall result in the Collateral Representative, for the benefit of the applicable Secured Parties, being granted a security interest in any Stock, Stock Equivalent or any assets so acquired, to the extent required by Sections 9.11, 9.12 and/or 9.14, and (c) after giving effect to such acquisition, the Borrower and the Restricted Subsidiaries shall be in compliance with Section 9.16.

“Permitted Contract” shall have the meaning provided in Section 10.2(bb).

“Permitted Debt Exchange” shall have the meaning provided in Section 2.17(a).

“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.17(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.17(a).

“Permitted Holders” shall mean each member of the TCEH First Lien Ad Hoc Committee (and its affiliates) owning, in the aggregate, directly or indirectly, at least 10% of the Class C3 TCEH First Lien Secured Claims, as described in the Plan as of May 31, 2016.

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;

(b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-3 or P-3 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d) time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, the Administrative Agent (or any Affiliate thereof), any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks;

(e) repurchase agreements with a term of not more than 90 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(f) marketable short-term money market and similar funds (x) either having assets in excess of $500,000,000 or (y) having a rating of at least A-3 or P-3 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above; provided that, in order for such Permitted Investment to constitute a Term L/C Permitted Investment, such investment company must have an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such investment company, then from another nationally recognized rating service); and

(h) in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP or that are not required to be paid pursuant to Section 9.4;

(b) Liens in respect of property or assets of the Borrower or any Restricted Subsidiary of the Borrower imposed by Applicable Law, such as carriers’, landlords’, construction contractors’, warehousemen’s and mechanics’ Liens and other similar Liens, arising in the ordinary course of business or in connection with the construction or restoration of facilities for the generation, transmission or distribution of electricity, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11;

(d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance, employee benefit and pension liability and other types of social security or similar legislation, or to secure the performance of tenders, statutory obligations, trade contracts (other than for payment of Indebtedness), leases, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, surety, performance and return-of-money bonds and other similar obligations, in each case incurred in the ordinary course of business (including in connection with the construction or restoration of facilities for the generation, transmission or distribution of electricity) or otherwise constituting Investments permitted by Section 10.5;

(e) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries of the Borrower are located;

(f) easements, rights-of-way, licenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions (including zoning restrictions), oil, gas and other mineral interests, royalty interests and leases, minor defects, exceptions or irregularities in title or survey, encroachments, protrusions and other similar charges or encumbrances (including those to secure health, safety and environmental obligations), which do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries of the Borrower, taken as a whole;

(g) any exception shown on a final Survey incidental to the conduct of the business of the Borrower or any of the Restricted Subsidiaries or to the ownership of its properties which were not incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower or any of the Restricted Subsidiaries and any exception on the title policies issued in connection with any Mortgaged Property;

(h) any interest or title of a lessor, sublessor, licensor, sublicensor or grantor of an easement or secured by a lessor’s, sublessor’s, licensor’s, sublicensor’s interest or grantor of an easement under any lease, sublease, license, sublicense or easement to be entered into by the Borrower or any Restricted Subsidiary of the Borrower as lessee, sublessee, licensee, grantee or sublicensee to the extent permitted by this Agreement;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s acceptance issued or created for the account of the Borrower or any Restricted Subsidiary of the Borrower; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiary in respect of such letter of credit or banker’s acceptance to the extent permitted under Section 10.1;

(k) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and the Restricted Subsidiaries of the Borrower, taken as a whole;

(l) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any Restricted Subsidiary of the Borrower;

(m) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(n) Liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;

(o) (i) Liens on accounts receivable, other Receivables Facility Assets, or accounts into which collections or proceeds of Receivables Facility Assets are deposited, in each case arising in connection with a Permitted Receivables Financing and (ii) Liens on Securitization Assets and related assets arising in connection with a Qualified Securitization Financing;

(p) any zoning, land use, environmental or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries of the Borrower, taken as a whole;

(q) any Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by Applicable Law as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Borrower or any Restricted Subsidiary to maintain self-insurance or to participate in any fund for liability on any insurance risks;

(r) Liens, restrictions, regulations, easements, exceptions or reservations of any Governmental Authority applying to nuclear fuel;

(s) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of Applicable Law, to terminate or modify such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such person;

(t) Liens arising under any obligations or duties affecting any of the property, the Borrower or any Restricted Subsidiary to any Governmental Authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(u) rights reserved to or vested in any Governmental Authority to use, control or regulate any property of such Person, which do not materially impair the use of such property for the purposes for which it is held;

(v) any obligations or duties, affecting the property of the Borrower or any Restricted Subsidiary, to any Governmental Authority with respect to any franchise, grant, license or permit;

(w) a set-off or netting rights granted by the Borrower or any Restricted Subsidiary of the Borrower pursuant to any Hedging Agreements, Netting Agreements or Permitted Contracts solely in respect of amounts owing under such agreements;

(x) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(y) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z) Liens on cash and Permitted Investments that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Permitted Investments are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Permitted Investments are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(aa) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Applicable Laws; and

(bb) Liens on Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary.

“Permitted Other Debt” shall mean, collectively, Permitted Other Loans and Permitted Other Notes.

“Permitted Other Debt Documents” shall mean any agreement, document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Debt by any Credit Party.

“Permitted Other Debt Obligations” shall mean, if any Permitted Other Debt is issued, all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Permitted Other Debt Document and, if applicable, under any Security Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Debt Obligations of the applicable Credit Parties under the Permitted Other Debt Documents and, if applicable, under any Security Document (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Debt Documents and, if applicable, under any Security Document) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any such Credit Party under any Permitted Other Debt Document and, if applicable, under any Security Document.

“Permitted Other Debt Secured Parties” shall mean the holders from time to time of secured Permitted Other Debt Obligations (and any representative on their behalf).

“Permitted Other Loans” shall mean senior secured or unsecured loans (which loans, if secured, may either be secured pari passu with the Obligations (without regard to control of remedies) or may be secured by a Lien ranking junior to the Lien securing the Obligations), in either case issued by the Borrower or a Guarantor, (a) if such Permitted Other Loans are incurred (and for the avoidance of doubt, not “assumed”), the scheduled final maturity and Weighted Average Life to Maturity of which are no earlier than the scheduled final maturity and Weighted Average Life to Maturity, respectively, of the Initial Term Loans or, in the case of any Permitted Other Loans that are issued or incurred in exchange for, or which modify, replace, refinance, refund, renew, restructure or extend any other Indebtedness permitted by Section 10.1, no earlier than the scheduled final maturity and Weighted Average Life to Maturity of such exchanged, modified, replaced, refinanced, refunded, renewed, restructured or extended Indebtedness (other than customary scheduled principal amortization payments, customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event, customary acceleration rights after an event of default, and AHYDO Catch-Up Payments), (b) of which no Subsidiary of the Borrower (other than a Guarantor) is an obligor and (c) if secured, are not secured by any assets other than all or any portion of the Collateral, provided, the requirements of the foregoing clause (a) shall not apply to any customary bridge facility so long as the Indebtedness into which such customary bridge facility is to be converted complies with such requirements.

“Permitted Other Notes” shall mean senior secured or unsecured notes (which notes, if secured, may either be secured pari passu with the Obligations (without regard to control of remedies) or may be secured by a Lien ranking junior to the Lien securing the Obligations), in either case issued by the Borrower or a Guarantor, (a) if such Permitted Other Notes are incurred (and for the avoidance of doubt, not “assumed”), the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations (other than customary scheduled principal amortization payments, customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event, customary acceleration rights after an event of default, and AHYDO Catch-Up Payments) prior to, at the time of incurrence, the Latest Term Loan Maturity Date or, in the case of any Permitted Other Notes that are issued or incurred in exchange for, or which modify, replace, refinance, refund, renew or extend any other Indebtedness permitted by Section 10.1, prior to the scheduled maturity date of such exchanged, modified, replaced, refinanced, refunded, renewed or extended Indebtedness, (b) other than as required by clauses (a) and (c) of this definition, the covenants and events of default of which, taken as a whole, are not materially more restrictive to the Borrower and the Restricted Subsidiaries than the terms of the Initial Term Loans unless (1) Lenders under the Initial Term Loans also receive the benefit of such more restrictive terms, (2) such terms reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) (it being understood that to the extent that any financial maintenance covenant is included for the benefit of any Permitted Other Notes, such financial maintenance covenant shall be added for the benefit of any Loans outstanding hereunder at the time of incurrence of such Permitted Other Notes (except for any financial maintenance covenants applicable only to periods after the Latest Term Loan Maturity Date, as determined at the time of issuance or incurrence of such Permitted Other Notes) or (3) any such provisions apply after the Latest Term Loan Maturity Date), (c) of which no Subsidiary of the Borrower (other than a Guarantor) is an obligor, and (d) if secured, are not secured by any assets other than all or any portion of the Collateral; provided, the requirements of the foregoing clause (a) shall not apply to any customary bridge facility so long as the Indebtedness into which such customary bridge facility is to be converted complies with such requirements.

“Permitted Receivables Financing” shall mean any of one or more receivables financing programs as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities and other customary forms of support, in each case made in connection with such facilities) to the Borrower and the Restricted Subsidiaries (other than a Receivables Entity) providing for the sale, conveyance, or contribution to capital of Receivables Facility Assets by Participating Receivables Grantors in transactions purporting to be sales of Receivables Facility Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Entity that in turn funds such purchase by the direct or indirect sale, transfer, conveyance, pledge, or grant of participation or other interest in such Receivables Facility Assets to a Person that is not a Restricted Subsidiary.

“Permitted Reorganization” shall mean re-organizations and other activities related to tax planning and re-organization, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired (as determined by the Borrower in good faith).

“Permitted Sale Leaseback” shall mean any Sale Leaseback existing on the Closing Date or consummated by the Borrower or any Restricted Subsidiary after the Closing Date; provided that any such Sale Leaseback consummated after the Closing Date not between (a) a Credit Party and another Credit Party or (b) a Restricted Subsidiary that is not a Credit Party and another Restricted Subsidiary that is not a Credit Party is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $100,000,000, the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Synthetic Letter of Credit Facility” shall mean a synthetic letter of credit facility made available to the Borrower or any of its Restricted Subsidiaries; provided that the aggregate amount of all Indebtedness outstanding thereunder shall not exceed $250,000,000.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean the Existing Plan or an Alternative Acceptable Plan, as applicable.

“Plan Effective Date” shall have the meaning provided in the preamble to this Agreement.

“Platform” shall have the meaning provided in Section 13.17(c).

“Pledge Agreement” shall mean (a) the Amended and Restated Pledge Agreement, dated as of the date hereof (as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time), entered into by the Credit Parties party thereto, the Collateral Agent, the Collateral Trustee and the Collateral Representative for the benefit of the Secured Parties, and (b) any other Pledge Agreement with respect to any or all of the Obligations delivered pursuant to Section 9.12.

“Post-Transaction Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“PrefCo” shall mean the “Preferred Stock Entity” (as defined in the Plan).

“PrefCo Subsidiary” shall mean any Subsidiary of PrefCo.

“Preferred Stock” shall mean any Stock or Stock Equivalents with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Recovery Prepayment Event, Debt Incurrence Prepayment Event or New Debt Incurrence Prepayment Event.

“Principal Properties” shall mean (i) the approximately 800 megawatt (net load), lignite coal-fired, power generation facility, excluding mining properties, known as “Oak Grove Unit 1”, being operated and owned by Oak Grove Management Company LLC in Robertson County, Texas; (ii) the approximately 800 megawatt (net load), lignite coal-fired, power generation facility, excluding mining properties, known as “Oak Grove Unit 2”, being operated and owned by Oak Grove Management Company LLC in Robertson County, Texas; (iii) the approximately 1,150 megawatt (net load) nuclear fueled power generation facility known as “Comanche Peak Unit 1” being operated and owned by Luminant Generation Company LLC in Somervell County and Hood County, Texas; (v) the approximately 1,792 megawatt (nominal nameplate) natural gas-fired combined-cycle electric generating plant known as the “Forney Energy Center” being operated and owned by Luminant Holding Company LLC in Forney, Texas; (vi) the approximately 580 megawatt (net load), lignite coal fired, circulating fluidized bed power generation facility, excluding mining properties, known as “Sandow Unit 5” being operated and owned by Sandow Power Company LLC in Milam County, Texas; and (vii) the approximately 1,000 megawatt (nominal nameplate) natural gas-fired combined-cycle electric generating plant known as the “Lamar Energy Center” being operated and owned by Luminant Holding Company LLC in Paris, Texas.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period, with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA (including as the result of any “run-rate” synergies, operating expense reductions and improvements and cost savings and other adjustments evidenced by or contained in a due diligence quality of earnings report made available to the Administrative Agent prepared with respect to such Pro Forma Entity by a “big-four” nationally recognized accounting firm or any other accounting firm reasonably acceptable to the Administrative Agent), as the case may be, projected by the Borrower in good faith as a result of (a) actions taken or with respect to which substantial steps have been taken or are expected to be taken, prior to or during such Post-Transaction Period for the purposes of realizing cost savings or (b) any additional costs incurred prior to or during such Post-Transaction Period, in each case in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and the Restricted Subsidiaries; provided that (A) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Pro Forma Entity to the extent the aggregate consideration paid in connection with such acquisition was less than $50,000,000 or the aggregate Pro Forma Adjustment would be less than $50,000,000 and (B) so long as such actions are taken, or to be taken, prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such “run rate” synergies, operating expense reductions and improvements and cost savings and other adjustments will be realizable during the entirety of such Test Period, or the applicable amount of such additional “run rate” synergies, operating expense reductions and improvements and cost savings and other adjustments, as applicable, will be incurred during the entirety of such Test Period; provided, further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for “run rate” synergies, operating expense reductions and improvements and cost savings and other adjustments or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any Subsidiary of the Borrower, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement or repayment of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any Restricted Subsidiary in connection therewith (it being agreed that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (y) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (z) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate as the Borrower or any applicable Restricted Subsidiary may designate); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction and (y) reasonably identifiable and factually supportable in the good faith judgment of the Borrower or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Entity” shall have the meaning provided in the definition of the term “Acquired EBITDA”.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA or Section 4975(c) of the Code.

“Projections” shall have the meaning provided in Section 9.1(g).

“PUCT” shall mean the Public Utility Commission of Texas or any successor.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Securitization Financing” shall mean any Securitization Facility (and any guarantee of such Securitization Facility), that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by the Borrower or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are nonrecourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary).

“Qualifying IPO” shall mean the issuance by Holdings or any other direct or indirect parent of Holdings of its common Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“RCT” shall mean the Railroad Commission of Texas.

“RCT Reclamation Obligations” shall mean all amounts required to be paid by the Credit Parties or their Subsidiaries to the RCT or the State of Texas (x) in respect of reclamation obligations incurred by the RCT (or which may be incurred by the RCT) and for which any of the Credit Parties or their Subsidiaries may be liable under Applicable Law and (y) in respect of any other First-Out Obligations (as defined in the Collateral Trust Agreement).

“Real Estate” shall mean any interest in land, buildings and improvements owned, leased or otherwise held by any Credit Party, but excluding all operating fixtures and equipment.

“Receivables Entity” shall mean any Person formed solely for the purpose of (i) facilitating or entering into one or more Permitted Receivables Financings, and (ii) in each case, engaging in activities reasonably related or incidental thereto.

“Receivables Facility Assets” shall mean currently existing and hereafter arising or originated Accounts, Payment Intangibles and Chattel Paper (as each such term is defined in the UCC) owed or payable to any Participating Receivables Grantor, and to the extent related to or supporting any Accounts, Chattel Paper or Payment Intangibles, or constituting a receivable, all General Intangibles (as each such term is defined in the UCC) and other forms of obligations and receivables owed or payable to any Participating Receivables Grantor, including the right to payment of any interest, finance charges, late payment fees or other charges with respect thereto (the foregoing, collectively, being “receivables”), all of such Participating Receivables Grantor’s rights as an unpaid vendor (including rights in any goods the sale of which gave rise to any receivables), all security interests or liens and property subject to such security interests or liens from time to time purporting to secure payment of any receivables or other items described in this definition, all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements from time to time supporting or securing payment of any receivables or other items described in this definition, all customer deposits with respect thereto, all rights under any contracts giving rise to or evidencing any receivables or other items described in this definition, and all documents, books, records and information (including computer programs, tapes, disks, data processing software and related property and rights) relating to any receivables or other items described in this definition or to any obligor with respect thereto and any other assets customarily transferred together with receivables in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed assigned or otherwise transferred or pledge in connection with a Permitted Receivables Financing, and all proceeds of the foregoing.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with any Permitted Receivables Financing.

“Receivables Indebtedness” shall mean, at any time, with respect to any receivables, securitization or similar facility (including any Permitted Receivables Financing or any Securitization Facility but excluding a any account receivable factoring facility entered into incurred in the ordinary course of business), the aggregate principal, or stated amount, of the “indebtedness”, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such receivables, securitization or similar facility, at such time, in each case outstanding at such time.

“Recovery Event” shall mean (a) any damage to, destruction of or other casualty or loss involving any property or asset or (b) any seizure, condemnation, confiscation or taking (or transfer under threat of condemnation) under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset.

“Recovery Prepayment Event” shall mean the receipt of cash proceeds with respect to any settlement or payment in connection with any Recovery Event in respect of any property or asset of the Borrower or any Restricted Subsidiary; provided that the term “Recovery Prepayment Event” shall not include any Asset Sale Prepayment Event.

“Redemption Notice” shall have the meaning provided in Section 10.7(a).

“Refinanced Debt” shall have the meaning provided in Section 2.15(b)(i).

“Refinanced Term C Loans” shall have the meaning provided in Section 13.1.

“Refinanced Term Loans” shall have the meaning provided in Section 13.1.

“Refinancing Amendment” shall have the meaning provided in Section 2.15(b)(vii).

“Refinancing Commitments” shall have the meaning provided in Section 2.15(b)(i).

“Refinancing Facility” shall mean any new Class of Loans or Commitments or increases to existing Classes of Loans or Commitments established pursuant to Section 2.15(b).

“Refinancing Facility Closing Date” shall have the meaning provided in Section 2.15(b)(iv).

“Refinancing Lenders” shall have the meaning provided in Section 2.15(b)(iii).

“Refinancing Loan” shall have the meaning provided in Section 2.15(b)(ii).

“Refinancing Loan Request” shall have the meaning provided in Section 2.15(b)(i).

“Refinancing Revolving Credit Commitments” shall have the meaning provided in Section 2.15(b)(i).

“Refinancing Revolving Credit Lender” shall have the meaning provided in Section 2.15(b)(iii).

“Refinancing Revolving Credit Loan” shall have the meaning provided in Section 2.15(b)(ii).

“Refinancing Term C Lender” shall have the meaning provided in Section 2.15(b)(iii).

“Refinancing Term C Loan” shall have the meaning provided in Section 2.15(b)(ii).

“Refinancing Term C Loan Commitments” shall have the meaning provided in Section 2.15(b)(i).

“Refinancing Term Lender” shall have the meaning provided in Section 2.15(b)(iii).

“Refinancing Term Loan” shall have the meaning provided in Section 2.15(b)(ii).

“Refinancing Term Loan Commitments” shall have the meaning provided in Section 2.15(b)(i).

“Refinancing Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Reinvestment Period” shall mean 15 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event or Recovery Prepayment Event.

“Rejection Notice” shall have the meaning provided in Section 5.2(h).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Amount” shall mean a Term Loan Repayment Amount, an Extended Term Loan Repayment Amount with respect to any Extension Series, an Incremental Term Loan Repayment Amount, a Refinancing Term Loan Repayment Amount, and a Replacement Term Loan Repayment Amount scheduled to be repaid on any date.

“Replaced Revolving Credit Loans” shall have the meaning provided in Section 13.1.

“Replaced Term C Loans” shall have the meaning provided in Section 13.1.

“Replacement Facility” shall have the meaning provided in Section 13.1.

“Replacement Revolving Credit Commitments” shall mean commitments to make Permitted Other Loans that are provided by one or more lenders, in exchange for, or which are to be used to refinance, replace, renew, modify, refund or extend Revolving Credit Commitments (and related Revolving Credit Loans), Extended Revolving Credit Commitments (and related Extended Revolving Credit Loans), New Revolving Credit Commitments (and related New Revolving Credit Loans) or previous Replacement Revolving Credit Commitments (and related Permitted Other Loans); provided that, substantially contemporaneously with the provision of such Replacement Revolving Credit Commitments, Commitments of the Classes being exchanged, refinanced, replaced, renewed, modified refunded or extended (the “Replaced Classes”) are reduced and permanently terminated (and any corresponding Loans outstanding prepaid) in the manner (except with respect to Replacement Revolving Credit Commitments and related Permitted Other Loans) set forth in Section 5.2(e), in an amount such that, after giving effect to such replacement, the aggregate principal amount of Replacement Revolving Credit Commitments plus the aggregate principal amount of Commitments or commitments of the Replaced Classes remaining outstanding after giving effect to such replacement do not exceed the aggregate principal amount of Commitments or commitments of the Replaced Classes that was in effect immediately prior to the replacement.

“Replacement Term C Loans” shall have the meaning provided in Section 13.1.

“Replacement Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Replacement Term Loans” shall have the meaning provided in Section 13.1.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Repricing Transaction” shall mean (i) any prepayment or repayment of Initial Term Loans or Initial Term C Loans with the proceeds of, or any conversion of Initial Term Loans or Initial Term C Loans into, any substantially concurrent issuance of new or replacement tranche of broadly syndicated senior secured first lien term loans under credit facilities the primary purpose of which is to reduce the Yield applicable to the Initial Term Loans or Initial Term C Loans and (ii) any amendment to the Initial Term Loans or the Initial Term C Loans (or any exercise of any “yank-a-bank” rights in connection therewith) the primary purpose of which is to reduce the Yield applicable to the Initial Term Loans or Initial Term C Loans; provided that a Repricing Transaction shall not include any such prepayment, repayment or amendment in connection with (x) a Change of Control or other “change of control” transaction, (y) initial public offering or other offering of the equity interests of the Borrower, Holdings or any direct or indirect parent thereof or (z) a Permitted Acquisition or other Investment by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such Permitted Acquisition or other Investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such Permitted Acquisition or other Investment, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the outstanding amount of the Term Loans in the aggregate at such date, (b)

the outstanding amount of Term C Loans in the aggregate at such date, (c)(i) the Adjusted Total Revolving Credit Commitment at such date or (ii) if the Total Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Revolving Credit Loans and Revolving Letter of Credit Exposure (excluding the Revolving Credit Loans and Revolving Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date, (d)(i) the Adjusted Total Extended Revolving Credit Commitments of each Extension Series at such date or (ii) if the Total Extended Revolving Credit Commitment of any Extension Series has been terminated or for the purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Extended Revolving Credit Loans of such Extension Series and the related Revolving Letter of Credit Exposure (excluding the Revolving Credit Loans and Revolving Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date, and (e)(i) the Adjusted Total New Revolving Credit Commitments of each tranche of New Revolving Credit Commitments at such date or (ii) if the Total New Revolving Credit Commitment of any tranche of New Revolving Credit Commitments has been terminated or for the purposes of acceleration pursuant to Section 11, the outstanding principal amount of the New Revolving Credit Loans of such tranche and the related revolving letter of credit exposure (excluding the New Revolving Credit Loans and revolving letter of credit exposure of Defaulting Lenders) in the aggregate at such date.

“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders holding a majority of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time).

“Required Term C Loan Lenders” shall mean, at any date, Lenders having or holding a majority of the aggregate outstanding principal amount of the Term C Loans at such date.

“Required Term Loan Lenders” shall mean, at any date, Lenders having or holding a majority of the aggregate outstanding principal amount of the Term Loans at such date.

“Requirement of Law” shall mean, as to any Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Requisite DIP Roll Lenders” shall mean, at any date, the Existing DIP Lenders holding more than 50% of the aggregate amount of loans and commitments under the DIP Facilities.

“Restoration Certification” shall mean, with respect to any Recovery Prepayment Event, a certification made by an Authorized Officer of the Borrower or any Restricted Subsidiary, as applicable, to the Administrative Agent prior to the end of the Reinvestment Period certifying (a) that the Borrower or such Restricted Subsidiary intends to use the proceeds received in connection with such Recovery Prepayment Event (x) to repair, restore, refurbish or replace the property or assets in respect of which such Recovery Prepayment Event occurred or (y) or to invest in assets used or useful in a Similar Business, (b) the approximate costs of completion of such repair, restoration, refurbishment or replacement and (c) that such repair, restoration or replacement will be completed within the later of (x) fifteen months after the date on which cash proceeds with respect to such Recovery Prepayment Event were received and (y) 180 days after delivery of such Restoration Certification.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary; provided, however, that, after any Restricted Subsidiary is designated as an “Excluded Project Subsidiary” in accordance with the definition thereof (and until such time as such “Excluded Project Subsidiary” is redesignated as a “Restricted Subsidiary”), such Excluded Project Subsidiary shall not constitute a Restricted Subsidiary for purposes of this Agreement, other than for purposes of Sections 9.16, 10.1, 10.2, and 10.11.

“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(h).

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Revolving Credit Commitment”, (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, and (c) in the case of any Lender that agrees to provide an Incremental Revolving Credit Commitment or becomes an Incremental Revolving Loan Lender pursuant to Section 2.14, in each case, the amount specified in the applicable Incremental Amendment, in each case as such Revolving Credit Commitment may be changed from time to time pursuant to the terms hereof, including, unless the context shall otherwise require, the term “Revolving Credit Commitment”, any Extended Revolving Credit Commitments and any Refinancing Revolving Credit Commitments and Replacement Revolving Commitments of such Lender.

“Revolving Credit Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Revolving Credit Commitment Fee Rate” shall mean with respect to the Available Revolving Commitment applicable to all Revolving Credit Lenders, on any date, the rate per annum set forth below based upon the Status in effect on such day:

Status	Revolving Credit Commitment Fee Rate
Level I Status	0.50%
Level II Status	0.375%

Notwithstanding the foregoing or anything contained in the definition of “Status,” the term “Revolving Credit Commitment Fee Rate” shall mean 0.50% during the period from and including the Conversion Date to but excluding the earlier of (i) the date on which the Borrower delivers an Initial Pricing Certificate to the Administrative Agent (which date may be the Conversion Date) and (ii) the Initial Financial Statements Delivery Date.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment at such time by (b) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then-outstanding and (b) such Lender’s Revolving Letter of Credit Exposure at such time.

“Revolving Credit Facility” shall mean the revolving credit facility represented by the Revolving Credit Commitments.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time (or, after the termination of its Revolving Credit Commitment, Revolving Credit Exposure at such time).

“Revolving Credit Loan Extension Request” shall have the meaning provided in Section 2.15(a)(iii).

“Revolving Credit Loans” shall mean the Initial Revolving Credit Loans, each additional Loan made by a Revolving Credit Lender pursuant to Section 2.1(c), any Incremental Revolving Credit Loans, loans under any Replacement Facility, any Refinancing Revolving Credit Loans or any Extended Revolving Credit Loans, as applicable.

“Revolving Credit Maturity Date” shall mean August 4, 2021.

“Revolving Credit Termination Date” shall mean the earlier to occur of (a) the Revolving Credit Maturity Date and (b) the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Revolving Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.

“Revolving L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Revolving Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“Revolving L/C Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

“Revolving L/C Obligations” shall mean, as at any date of determination, the aggregate Stated Amount of all outstanding Revolving Letters of Credit plus the aggregate principal amount of all Unpaid Drawings under all Revolving Letters of Credit, including all Revolving L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Revolving Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Revolving Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Revolving L/C Participant” shall have the meaning provided in Section 3.3(a).

“Revolving L/C Participation” shall have the meaning provided in Section 3.3(a).

“Revolving Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1(a)(i) (including DIP Revolving Letters of Credit deemed issued as Revolving Letters of Credit pursuant to Section 3.10).

“Revolving Letter of Credit Commitment” shall mean $500,000,000, as the same may be reduced from time to time pursuant to Section 4.2(c).

“Revolving Letter of Credit Exposure” shall mean, with respect to any Revolving Credit Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings under Revolving Letters of Credit in respect of which such Lender has made (or is required to have made) payments to the Revolving Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Revolving Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings under Revolving Letters of Credit in respect of which the Lenders have made (or are required to have made) payments to the Revolving Letter of Credit Issuer pursuant to Section 3.4(a)).

“Revolving Letter of Credit Fee” shall have the meaning provided in Section 4.1(c).

“Revolving Letter of Credit Issuers” shall mean (a) on the date hereof, (i) Citibank, N.A. and its Affiliates, (ii) Credit Suisse AG Cayman Islands Branch and its Affiliates, (iii) Royal Bank of Canada and its Affiliates, (iv) UBS AG, Stamford Branch and its Affiliates, and (v) Natixis, New York Branch and its Affiliates (and, in the case of such Affiliates referenced in this clause (a), solely to the extent reasonably acceptable to the Borrower), and (b) at any time such Person who shall become a Revolving Letter of Credit Issuer pursuant to Section 3.6 (it being understood that if any such Person ceases to be a Revolving Credit Lender hereunder, such Person will remain a Revolving Letter of Credit Issuer with respect to any Revolving Letters of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender). Any Revolving Letter of Credit Issuer may, in its discretion, arrange for one or more Revolving Letters of Credit to be issued by Affiliates of such Revolving Letter of Credit Issuer reasonably acceptable to the Borrower, and in each such case the term “Revolving Letter of Credit Issuer” shall include any such Affiliate or Lender with respect to Revolving Letters of Credit issued by such Affiliate or Lender. References herein and in the other Credit Documents to the Revolving Letter of Credit Issuer shall be deemed to refer to the Revolving Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Revolving Letter of Credit Issuers, as the context requires.

“Revolving Letters of Credit Outstanding” shall mean, at any time, with respect to any Revolving Letter of Credit Issuer, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Revolving Letters of Credit issued by such Revolving Letter of Credit Issuer and (b) the aggregate principal amount of all Unpaid Drawings in respect of all such Revolving Letters of Credit. References herein and in the other Credit Documents to the Revolving Letters of Credit Outstanding shall be deemed to refer to the Revolving Letters of Credit Outstanding in respect of all Revolving Letters of Credit issued by the applicable Revolving Letter of Credit Issuer or to the Revolving Letters of Credit Outstanding in respect of all Revolving Letters of Credit, as the context requires.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions” shall have the meaning provided in Section 8.19.

“Sanctions Laws” shall have the meaning provided in Section 8.19.

“Sandow Unit 4” shall mean the approximately 557 megawatt (net load) lignite fired power generation facility, excluding mining properties, known as “Sandow Unit 4” being operated and owned by Luminant Generation Company LLC in Milam County, Texas.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(c).

“Section 2.15(a) Additional Amendment” shall have the meaning provided in Section 2.15(a)(v).

“Secured Bank Parties” shall mean the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers, each Lender, each Hedge Bank that is party to any Secured Hedging Agreement or a Secured Commodity Hedging Agreement, as applicable, each Cash Management Bank that is a party to a Secured Cash Management Agreement and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or appointed by the Collateral Agent with respect to matters relating to any Security Document.

“Secured Cash Management Agreement” shall mean any agreement relating to Cash Management Services that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank (it being understood and agreed that each Secured Cash Management Agreement (as defined in the Existing DIP Agreement) entered into during the period commencing on the Closing Date and ending on the Conversion Date shall be a Secured Cash Management Agreement hereunder and under the other Credit Documents, but only to the extent that the underlying Cash Management Agreement does not terminate due to the occurrence of the Conversion Date).

“Secured Commodity Hedging Agreement” shall mean any Commodity Hedging Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank (it being understood and agreed that each Secured Commodity Hedging Agreement (as defined in the Existing DIP Agreement) entered into during the period commencing on the Closing Date and ending on the Conversion Date shall be a Secured Commodity Hedging Agreement hereunder and under the other Credit Documents, but only to the extent that the underlying Commodity Hedging Agreement does not terminate due to the occurrence of the Conversion Date).

“Secured Hedging Agreement” shall mean any Hedging Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank (it being understood and agreed that each Secured Hedging Agreement (as defined in the Existing DIP Agreement) entered into during the period commencing on the Closing Date and ending on the Conversion Date shall be a Secured Hedging Agreement hereunder and under the other Credit Documents, but only to the extent that the underlying Hedging Agreement does not terminate due to the occurrence of the Conversion Date).

“Secured Parties” shall mean the Secured Bank Parties, the Collateral Trustee (for so long as the Collateral Trust Agreement is in effect), the RCT (at all times prior to the Discharge of the First-Out Obligations (as defined in the Collateral Trust Agreement)), each other First Lien Secured Party (other than the Secured Bank Parties) and each sub-agent appointed by the Collateral Representative with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Lender’s rights under the Credit Documents.

“Securitization Asset” shall mean (a) any accounts receivable or related assets and the proceeds thereof, in each case, subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Qualified Securitization Financing.

“Securitization Facility” shall mean any transaction or series of securitization financings that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” shall mean any obligation of a seller (or any guaranty of such obligation) of (i) Receivables Facility Assets under a Permitted Receivables Financing to repurchase Receivables Facility Assets or (ii) Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets, in either case, arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” shall mean any Subsidiary of the Borrower in each case formed for the purpose of, and that solely engages in, one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or such Restricted Subsidiary transfers Securitization Assets and related assets.

“Security Agreement” shall mean the Amended and Restated Security Agreement, dated as of the date hereof (as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time), entered into by the Borrower, the other grantors party thereto, the Collateral Agent, the Collateral Trustee and the Collateral Representative for the benefit of the Secured Parties.

“Security Documents” shall mean, collectively, (a) the Security Agreement, (b) the Pledge Agreement, (c) the Mortgages, (d) the Collateral Trust Agreement, the First Lien Intercreditor

Agreement, the Junior Lien Intercreditor Agreement, and any other intercreditor agreement executed and delivered pursuant to Section 10.2 and (e) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12, or 9.14 or pursuant to any other such Security Documents.

“Series” shall have the meaning provided in Section 2.14(a).

“Settlement Agreement” shall mean the Settlement Agreement as defined in the Existing Plan as in effect on May 31, 2016.

“Settlement Order” shall mean the Settlement Order as defined in the Existing Plan as in effect on May 31, 2016.

“Shared Services and Tax Agreements” shall mean, collectively, (i) any shared services or similar agreement to which the Borrower or any of its Restricted Subsidiaries is a party, (ii) any tax sharing agreements to which the Borrower or any of its Restricted Subsidiaries is a party, (iii) the Tax Receivable Agreement and (iv) the Tax Matters Agreement (as defined in the Existing Plan).

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date or any other business activities which are reasonable extensions thereof or otherwise similar, incidental, corollary, complementary, synergistic, reasonably related, or ancillary to any of the foregoing (including non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Borrower in good faith.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, with respect to any Person, that as of the Conversion Date, (i) the present fair saleable value of the property (on a going concern basis) of such Person is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (ii) such Person is not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital and (iii) such Person is able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business, and (iv) the fair value of the assets (on a going concern basis) of such Person exceeds, their debts and liabilities, subordinated, contingent or otherwise. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Affiliates” shall mean, collectively, the following affiliates of the Borrower: EFH Corporate Services Company and EFH Properties Company.

“Specified Default” shall mean any Event of Default under Sections 11.1 or 11.5.

“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.15(a)(ii).

“Specified Representations” shall mean the representations and warranties made by the Borrower and, and to the extent applicable, the Guarantors, set forth in (i) Section 8.1(a) (solely with respect to valid existence), (ii) Section 8.2, (iii) Section 8.3(c) (solely with respect to the Organizational Documents of any Credit Party), (iv) Section 8.5, (v) Section 8.7, (vi) Section 8.16 (which shall be satisfied by the delivery of a solvency certificate substantially in the form of the solvency certificate attached as Annex III to Exhibit C of the Commitment Letter), (vii) Section 8.17, and (viii) the last sentence of Section 8.19.

“Specified Revolving Letter of Credit Commitment” shall mean, with respect to any Revolving Letter of Credit Issuer, (a) in the case of each Revolving Letter of Credit Issuer that is a Revolving Letter of Credit Issuer on the date hereof, the percentage of the Revolving Letter of Credit Commitment set forth opposite such Revolving Letter of Credit Issuer’s name on Schedule 1.1(a) as such Revolving Letter of Credit Issuer’s “Specified Revolving Letter of Credit Commitment” or such other percentage as the Borrower and such Revolving Letter of Credit Issuer may agree in writing from time to time, and (b) in the case of any other Revolving Letter of Credit Issuer, 100% of the Revolving Letter of Credit Commitment or such lower percentage as is specified in the agreement pursuant to which such Person becomes a Revolving Letter of Credit Issuer entered into pursuant to Section 3.6(a) hereof.

“Specified Schedule” shall have the meaning providing in Section 1.12.

“Specified Term Letter of Credit Commitment” shall mean, with respect to any Term Letter of Credit Issuer, (a) in the case of each Term Letter of Credit Issuer that is a Term Letter of Credit Issuer on the date hereof (other than Citibank N.A. and its Affiliates as Term Letter of Credit Issuers with respect to DIP Term Letters of Credit), the percentage of the Term Letter of Credit Commitment set forth opposite such Term Letter of Credit Issuer’s name on Schedule 1.1(a) as such Term Letter of Credit Issuer’s “Specified Term Letter of Credit Commitment” or such other percentage as the Borrower and such Term Letter of Credit Issuer may agree in writing from time to time and (b) in the case of any other Term Letter of Credit Issuer, 100% of the Term Letter of Credit Commitment or such lower percentage as is specified in the agreement pursuant to which such Person becomes a Term Letter of Credit Issuer entered into pursuant to Section 3.6(a) hereof.

“Specified Transaction” shall mean, with respect to any period, any Investment, the signing of a letter of intent or purchase agreement with respect to any Investment, any Disposition of assets, Permitted Sale Leaseback, incurrence or repayment of Indebtedness, dividend, Subsidiary designation, Incremental Term Loan, Incremental Term C Loan, Incremental Revolving Credit Commitments, Incremental Revolving Credit Loans or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“SPV” shall have the meaning provided in Section 13.6(g).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary which the Borrower has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for payment thereof; provided that, with respect to any pollution control revenue bonds or similar instruments, the Stated Maturity of any series thereof shall be deemed to be the date set forth in any instrument governing such Indebtedness for the remarketing of such Indebtedness.

“Status” shall mean, as to the Borrower as of any date, the existence of Level I Status or Level II Status, as the case may be, on such date. Changes in Status resulting from changes in the Consolidated First Lien Net Leverage Ratio shall become effective as of the first day following each date that (a) Section 9.1 Financials are delivered to the Administrative Agent under Section 9.1 and (b) an officer’s certificate is delivered by the Borrower to the Administrative Agent setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition; provided that each determination of the Consolidated First Lien Net Leverage Ratio pursuant to this definition shall be made as of the end of the Test Period ending at the end of the fiscal period covered by the relevant Section 9.1 Financials.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting, provided that any instrument evidencing Indebtedness convertible or exchangeable for Stock shall not be deemed to be Stock unless and until such instrument is so converted or exchanged.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, provided that any instrument evidencing Indebtedness convertible or exchangeable for Stock Equivalents shall not be deemed to be Stock Equivalents unless and until such instrument is so converted or exchanged.

“Subsequent Transaction” shall have the meaning provided in Section 1.11.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time or is a controlling general partner. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon), including a survey based on aerial photography that is (a) (i) prepared by a licensed surveyor or engineer, (ii) certified by the surveyor (in a manner reasonable in light of the size, type and location of the Real Estate covered thereby) to the Administrative Agent, the Collateral Agent and the Title Company and (iii) sufficient, either alone or in connection with a survey (or “no change”) affidavit in form and substance customary in the applicable jurisdiction, for the Title Company to remove (to the extent permitted by Applicable Law) or amend all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue such endorsements or other survey coverage, to the extent available in the applicable jurisdiction, as the Collateral Agent may reasonably request or (b) otherwise reasonably acceptable to the Collateral Agent, taking into account the size, type and location of the Real Estate covered thereby.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Tax Receivable Agreement” shall mean the Spin-Off Tax Receivable Agreement (as defined in the Existing Plan), including any agreement or arrangement thereunder pursuant to which any direct or indirect parent of Holdings (or any subsidiary of such direct or indirect parent) shall be obligated from time to time to make payments (including those related to early termination, if any) to or for the benefit of certain holders of rights under such agreement or arrangement (including through a transfer agent or similar agent, trustee or other intermediary) or to or for the benefit of one or more entities interests in which may be held by such holders, in all cases with respect to specified tax items of such direct or indirect parent (or any subsidiary thereof).

“TCEH” shall have the meaning provided in the preamble to this Agreement.

“TCEH Debtors” shall have the meaning set forth in the Recitals hereto.

“TCEH First Lien Ad Hoc Committee” shall mean the “TCEH First Lien Ad Hoc Committee” as defined in the Plan.

“Term C Loan” shall mean the Initial Term C Loans, any Incremental Term C Loan, any Extended Term C Loan, any Refinancing Term C Loan, or any Replacement Term C Loan, as applicable.

“Term C Loan Collateral Account” shall mean one or more cash collateral accounts or securities accounts established pursuant to, and subject to the terms of, Section 3.9 for the purpose of cash collateralizing the Term L/C Obligations in respect of Term Letters of Credit, including the Deutsche Bank Term C Loan Collateral Account, the Barclays Term C Loan Collateral Account and the Citibank Term C Loan Collateral Account.

“Term C Loan Collateral Account Balance” shall mean, at any time, with respect to any Term C Loan Collateral Account, the aggregate amount on deposit in such Term C Loan Collateral Account. References herein and in the other Credit Documents to the Term C Loan Collateral Account Balance shall be deemed to refer to the Term C Loan Collateral Account Balance in respect of the applicable Term C Loan Collateral Account or to the Term C Loan Collateral Account Balance in respect of all Term C Loan Collateral Accounts, as the context may require.

“Term C Loan Extension Request” shall have the meaning provided in Section 2.15(a)(iii).

“Term C Loan Facility” shall mean the facility providing for the Term C Loans.

“Term C Loan Increase” shall have the meaning provided in Section 2.14(a).

“Term C Loan Lender” shall mean each Lender holding a Term C Loan.

“Term C Loan Maturity Date” shall mean August 4, 2023.

“Term L/C Cash Coverage Requirement” shall have the meaning provided in Section 3.9.

“Term L/C Obligations” shall mean, as at any date of determination, the aggregate Stated Amount of all outstanding Term Letters of Credit plus the aggregate principal amount of all Unpaid Drawings under all Term Letters of Credit. For all purposes of this Agreement, if on any date of determination a Term Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Term Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Term L/C Permitted Investments” shall mean:

(a) any Permitted Investments described in clauses (a) through (g) of the definition thereof; and

(b) such other securities as agreed to by the Borrower and the applicable Term Letter of Credit Issuer from time to time.

“Term L/C Termination Date” shall mean the date that is five Business Days prior to the Term C Loan Maturity Date.

“Term Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1(b)(i) (including Existing Letters of Credit deemed issued as Term Letters of Credit pursuant to Section 3.10).

“Term Letter of Credit Commitment” shall mean $650,000,000, as the same may be reduced from time to time pursuant to Section 2.5(a) or Section 5.2(d).

“Term Letter of Credit Issuer” shall mean (a) Deutsche Bank AG New York Branch and any of its Affiliates (in the case of such Affiliates, solely to the extent reasonably acceptable to the

Borrower), (b) Barclays Bank PLC and any of its Affiliates (in the case of such Affiliates, solely to the extent reasonably acceptable to the Borrower), (c) each issuer of a DIP Term Letter of Credit listed on Schedule 1.1(b) and (d) at any time such Person who shall become a Term Letter of Credit Issuer pursuant to Section 3.6 (it being understood that if any such Person ceases to be a Lender hereunder, such Person will remain a Term Letter of Credit Issuer with respect to any Term Letters of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender). Any Term Letter of Credit Issuer may, in its discretion, arrange for one or more Term Letters of Credit to be issued by Affiliates of such Term Letter of Credit Issuer reasonably acceptable to the Borrower, and in each such case the term “Term Letter of Credit Issuer” shall include any such Affiliate or Lender with respect to Term Letters of Credit issued by such Affiliate or Lender. References herein and in the other Credit Documents to the Term Letter of Credit Issuer shall be deemed to refer to the Term Letter of Credit Issuer in respect of the applicable Term Letter of Credit or to all Term Letter of Credit Issuers, as the context requires.

“Term Letters of Credit Outstanding” shall mean, at any time, with respect to any Term Letter of Credit Issuer, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Term Letters of Credit issued by such Term Letter of Credit Issuer and (b) the aggregate principal amount of all Unpaid Drawings in respect of all such Term Letters of Credit. References herein and in the other Credit Documents to the Term Letters of Credit Outstanding shall be deemed to refer to the Term Letters of Credit Outstanding in respect of all Term Letters of Credit issued by the applicable Term Letter of Credit Issuer or to the Term Letters of Credit Outstanding in respect of all Term Letters of Credit, as the context requires.

“Term Letter of Credit Reimbursement Obligations” shall mean the obligations of the Credit Parties to reimburse and repay Unpaid Drawings on any Term Letter of Credit pursuant to the terms and conditions set forth in Section 3.4 of this Agreement.

“Term Loan Facility” shall mean the facility providing for the Term Loans.

“Term Loan Increase” shall have the meaning provided in Section 2.14(a).

“Term Loan Lender” shall mean each Lender holding a Term Loan.

“Term Loans” shall mean the Initial Term Loans, any Incremental Term Loan, any Replacement Term Loan, any Refinancing Term Loans or any Extended Term Loans, as applicable.

“Term Loan Extension Request” shall have the meaning provided in Section 2.15(a)(i).

“Term Loan Maturity Date” shall mean August 4, 2023.

“Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials have been or were required to have been delivered (or, for purposes of any calculation of a financial ratio under this Agreement, for which the financial statements described in Section 9.1(a) or (b) are otherwise available).

“Title Company” shall mean Fidelity National Title Insurance Company.

“Total Commitment” shall mean the sum of the Commitments of all Lenders.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (a) the Total Commitment at such date, (b) if any of the Total Extended Revolving Credit Commitment of any Extension Series, the Total New Revolving Credit Commitment of any tranche of New Revolving Credit Commitments shall have terminated on or prior to such date, the sum of (i) the aggregate outstanding principal amount of all Revolving Credit Loans, Extended Revolving Credit Loans, New Revolving Credit Loans in respect of such tranche of the Lenders most recently holding such terminated Commitments at such date and (ii) the aggregate exposure in respect of Revolving Letters of Credit of such Lenders at such date (which sum of the foregoing clauses (i) and (ii) shall, in the case of any such Lenders that are Revolving Credit Lenders, be equal to the aggregate Revolving Credit Exposure of such Lenders), (c) the aggregate outstanding principal amount of all Term Loans at such date and (d) the aggregate outstanding principal amount of all Term C Loans at such date.

“Total Extended Revolving Credit Commitment” shall mean the sum of the Extended Revolving Credit Commitments on such date of all Lenders of each Extension Series.

“Total New Revolving Credit Commitment” shall mean the sum of the New Revolving Credit Commitments of all the Lenders.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“TPL” shall have the meaning provided in Section 10.2(z).

“Transaction Expenses” shall mean any fees, costs, liabilities or expenses incurred or paid by Holdings, the Borrower or any of its respective Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby including in respect of the commitments, negotiation, syndication, documentation and closing (and post-closing actions in connection with the Collateral) of the Credit Facilities.

“Transactions” shall mean, collectively, the (i) consummation of the transactions contemplated by the Existing DIP Agreement, including the Closing Refinancing (as defined in the Existing DIP Agreement) and (ii) transactions contemplated by this Agreement to occur on or around the Conversion Date (including the entering into and funding hereunder) and the transactions in connection with the consummation of the Plan, and the payment of fees, costs, liabilities and expenses in connection with each of the foregoing and the consummation of any other transaction connected with the foregoing.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Transition Charges” shall have the meaning provided in Section 39.302(7) of the Texas Utilities Code.

“Transition Property” shall have the meaning provided in Section 39.302(8) of the Texas Utilities Code.

“Trust Indenture Act” shall have the meaning provided in Section 12.11.

“Type” shall mean, (a) as to any Term Loan, its nature as an ABR Loan or a LIBOR Loan, (b) as to any Term C Loan, its nature as an ABR Loan or a LIBOR Loan, and (c) as to any Revolving Credit Loan, Extended Revolving Credit Loan or New Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or the State of Texas, as applicable, or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Closing Date, exceeds the fair market value of the assets allocable thereto.

“Unit” shall mean an individual power plant generation system comprised of all necessary physically connected generators, reactors, boilers, combustion turbines and other prime movers operated together to independently generate electricity.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Cash” shall mean, without duplication, (a) all cash and Permitted Investments included in the cash and Permitted Investments accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date (other than any such amounts listed as “restricted cash” thereon) and (b) all margin deposits related to commodity positions listed as assets on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries; provided that Unrestricted Cash shall not include any amounts on deposit in or credited to any Term C Loan Collateral Account.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date and is designated as an Unrestricted Subsidiary pursuant to, and in accordance with the terms of, the Existing DIP Agreement; provided that any Unrestricted Subsidiary existing on the Conversion Date shall be required to be permitted as an Investment on the Closing Date of the Existing DIP Agreement or if designated thereafter under an applicable basket in Section 10.5 as required by Section 1.12, (b) any Subsidiary of the Borrower that is formed or acquired after the Conversion Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (c) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of (b) and (c), (x) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the net book value of the investment therein and such designation shall be permitted only to the extent permitted under Section 10.5 on the date of such designation and (y) no Event of Default exists or would result from such designation after giving Pro Forma Effect thereto and (d) each Subsidiary of an Unrestricted Subsidiary. No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be “Restricted Subsidiary” for the purpose of any Material Indebtedness. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (x) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness, with the covenant set forth in Section 10.9 (to the extent such covenant is then required to be tested) and (y) no Event of Default exists or would result from such re-designation.

“U.S. Lender” shall have the meaning provided in Section 5.4(h).

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors or other governing body of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned” shall mean, with respect to the ownership by a Person of a Subsidiary, that all of the Stock of such Subsidiary (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Applicable Law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield” shall mean, with respect to any Commitments and/or Loans, on any date of determination, the yield to maturity, in each case, based on the interest rate applicable to such Commitments and/or Loans on such date and giving effect to interest rate floors applicable to the initial applicable Term Loans shall be increased to the extent of such differential between interest rate floors and any original issue discount or upfront fees (amortized over four years), but excluding any structuring, underwriting, ticking, arrangement, commitment and other similar fees not payable to all Lenders generally providing such Commitments and/or Loans).

1.2. Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) The words “asset” and “property” shall be construed to have the same meaning and effect and refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g) All references to “knowledge” or “awareness” of any Credit Party or a Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of a Credit Party or such Restricted Subsidiary.

(h) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(i) Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(j) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(k) For purposes of determining compliance with any one of Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 and 1.1, (i) in the event that any Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, dividend, Affiliate transaction, contractual obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Section, such transaction (or portion thereof) at any time and from time to time shall be permitted under one or more of such clauses as determined by the Borrower (and the Borrower shall be entitled to redesignate use of any such clauses from time to time) in its sole discretion at such time; provided that all Indebtedness outstanding under the Credit Documents will be deemed at all times to have been incurred in reliance only on the exception in clause (a) of Section 10.1 and (ii) with respect to any Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, dividend, Affiliate transaction, contractual obligation or prepayment of Indebtedness or other applicable transaction in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, dividend, Affiliate transaction, contractual obligation or prepayment of Indebtedness or other applicable transaction is made (so long as such Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, dividend, Affiliate transaction, contractual obligation or prepayment of Indebtedness or other applicable transaction at the time incurred or made was permitted hereunder.

(l) All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Subsidiaries in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable.

1.3. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) Notwithstanding anything to the contrary herein, (i) for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs (or, for purposes of determining compliance with any test or covenant governing the permissibility of any transaction hereunder, during such period and thereafter and on or prior to such date of determination), the Consolidated Total Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio, and the Consolidated Secured Net Leverage Ratio shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis and (ii) for purposes of determining compliance with any ratio governing the permissibility of any transaction to be consummated on a Pro Forma Basis hereunder, (A) the cash proceeds of any incurrence of debt then being incurred in connection with such transaction shall not be netted from Consolidated Total Debt and (B) Consolidated Total Debt shall be calculated after giving effect to any prepayment of Indebtedness, in each case for purposes of calculating the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable. If since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of the Restricted Subsidiaries, in each case, since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then such financial ratio or test (or Consolidated EBITDA or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this definition.

1.4. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.7. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.8. Currency Equivalents Generally. For purposes of determining compliance under Sections 10.4, 10.5 and 10.6 with respect to any amount denominated in any currency other than Dollars (other than with respect to (a) any amount derived from the financial statements of the Borrower and the Subsidiaries of the Borrower or (b) any Indebtedness denominated in a currency other than Dollars), such amount shall be deemed to equal the Dollar equivalent thereof based on the average Exchange Rate for such other currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 10.1, 10.2 and 10.5, with respect to any amount of Indebtedness in a currency other than Dollars, compliance will be determined at the time of incurrence or advancing thereof using the Dollar equivalent thereof at the Exchange Rate in effect at the time of such incurrence or advancement.

1.9. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Credit Borrowing”).

1.10. Hedging Agreements. For the avoidance of doubt, it is understood that the following Hedging Agreements and/or Commodity Hedging Agreements shall not be deemed speculative or entered into for speculative purposes for any purpose of this Agreement and all other Credit Documents: (a) any Commodity Hedging Agreement intended, at inception or execution, to hedge or manage any of the risks related to existing and/or forecasted power generation or load of the Borrower or the Restricted Subsidiaries (whether owned or contracted), (b) any Hedging Agreement intended, at inception or execution, (i) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or the Restricted Subsidiaries, (ii) for foreign exchange or currency exchange management, (iii) to manage commodity portfolio exposure associated with changes in interest rates or (iv) to hedge any exposure that the Borrower or the Restricted Subsidiaries may have to counterparties under other Hedging Agreements such that the combination of such Hedging Agreements is not speculative taken as a whole and (c) any Hedging Agreement and/or Commodity Hedging Agreement, as applicable, entered into by the Borrower or any Restricted Subsidiary (in each case, entered into in the ordinary course of business or consistent with past practice) that was intended, at inception or execution, to unwind or offset any Hedging Agreement and/or Commodity Hedging Agreement, as applicable, described in clauses (a) and (b) of this Section 1.10.

1.11. Limited Condition Transactions. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test or (ii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and, following the LCT Test Date, any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA, Consolidated Interest Expense or Consolidated Total Assets following the LCT Test Date but at or prior to the consummation of the relevant Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving Pro Forma Effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated.

1.12. Conversion Date; Conversion Date Schedules. The parties hereto hereby agree that Schedules 8.4, 8.12, 8.15, 9.9, 10.1, 10.2, 10.4 and 10.5 (each, a “Specified Schedule”) annexed hereto shall contain all items reflected on Schedules 8.4, 8.12, 8.15, 9.9, 10.1, 10.2, 10.4 and 10.5, as applicable, to the Existing DIP Agreement as in effect immediately prior to the Conversion Date; provided, that (i) items shall be deleted from any Specified Schedules if the Borrower elects such deletion on or prior to the Conversion Date, (ii) items shall be added or modified on Schedules 8.4, 8.12, 8.15, 9.9, 10.1, 10.2, 10.4 and 10.5 to this Agreement to the extent the Borrower elects on or prior to the Conversion Date to add or modify such items to reflect changes resulting from the consummation of the Plan and the reinstatement, assumption or rejection of prepetition agreements in the Case, in each case taking effect on or prior to the Conversion Date and (iii) in addition to all deletions, additions and modifications to such Schedules permitted pursuant to clauses (i) and (ii), items shall be added to such Schedules as may be requested by the Borrower and agreed to by the Administrative Agent. Usage under any “basket” set forth in any covenant, exception or definition in the Existing DIP Agreement resulting from a transaction consummated on or after the Closing Date and prior to the Conversion Date shall represent usage under an applicable available “basket” under this Agreement on the Conversion Date, it being understood that (i) the Borrower shall have the right to allocate such usage to applicable available “baskets” in accordance with clauses (i) through (iii) above on the Conversion Date and thereafter in accordance with Section 1.2(k) and (ii) “builders” and usage under specific provisions of the definitions of “Applicable Amount” and “Applicable Equity Amount” after the Closing Date and prior to the Conversion Date shall apply to the corresponding provisions of such definitions under this Agreement. In addition, the Borrower may propose Schedules to this Agreement (other than the Specified Schedules) that reflect the facts and circumstances relating to the Borrower and its Subsidiaries as of the Conversion Date, and the Administrative Agent shall negotiate in good faith the contents of each such Schedule so as to reach agreement on such Schedules that are reasonably satisfactory to the Borrower and the Administrative Agent. The Administrative Agent is hereby authorized to remove footnotes and brackets and insert dates in this Agreement and the other Credit Documents, as appropriate and agreed with the Borrower, in order to finalize the Credit Documents on the Conversion Date.

SECTION 2. Amount and Terms of Credit

2.1. Commitments.

(a) (i) Subject to and upon the terms and conditions set forth in this Agreement, each Term Loan Lender holding a DIP Term Loan (including for the avoidance of doubt any Incremental Term Loans incurred under (and as defined in) the Existing DIP Agreement and outstanding under the Existing DIP Agreement immediately prior to the Conversion Date) shall be deemed, on the Conversion Date, to have made a loan or loans (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) in Dollars to the Borrower, equal to the aggregate principal amount of such Lender’s DIP Term Loans outstanding immediately prior to the Conversion Date and all of such Term Loan Lender’s DIP Term Loans shall automatically be converted into, and deemed continued as, Initial Term Loans in Dollars and in a like principal amount (with the tenor therefor described in the definition of Term Loan Maturity Date) without further action by any party to this Agreement.

(ii) The Initial Term Loans shall be made on the Conversion Date and may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. The Initial Term Loans shall, to the extent converted from a DIP Term Loan that was a LIBOR Loan (as defined in the Existing DIP Agreement) on the Conversion Date be continued as a LIBOR Loan hereunder with the same Interest Period immediately following the Conversion Date (for the avoidance of doubt, without any breakage or other termination cost), and, to the extent such DIP Term Loan was an ABR Loan (as defined in the Existing DIP Agreement) on the Conversion Date, be continued as an ABR Loan hereunder immediately following the Conversion Date.

(b) (i) Subject to and upon the terms and conditions set forth in this Agreement, each Term C Loan Lender holding a DIP Term C Loan (including for the avoidance of doubt any Incremental Term C Loans incurred under (and as defined in) the Existing DIP Agreement and outstanding under the Existing DIP Agreement immediately prior to the Conversion Date) shall be deemed, on the Conversion Date, to have made a loan or loans (each, an “Initial Term C Loan” and, collectively, the “Initial Term C Loans”) in Dollars to the Borrower, equal to the aggregate principal amount of such Lender’s DIP Term C Loans outstanding immediately prior to the Conversion Date and all of such Term C Loan Lender’s DIP Term C Loans shall automatically be converted into, and deemed continued as, Initial Term C Loans in Dollars and in a like principal amount (and with the tenor therefor described in the definition of Term C Loan Maturity Date) without further action by any party to this Agreement.

(ii) The Term C Loans shall be made on the Conversion Date and may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. The Term C Loans shall, to the extent converted from a DIP Term C Loan that was a LIBOR Loan (as defined in the Existing DIP Agreement) on the Conversion Date be continued as a LIBOR Loan hereunder with the same Interest Period immediately following the Conversion Date (for the avoidance of doubt, without any breakage or other termination cost), and, to the extent such DIP Term C Loan was an ABR Loan (as defined in the Existing DIP Agreement) on the Conversion Date, be continued as an ABR Loan hereunder immediately following the Conversion Date.

(c) (i) Subject to and upon the terms and conditions set forth in this Agreement, each Revolving Credit Lender having a Revolving Credit Commitment (x) holding DIP Revolving Credit Loans (including for the avoidance of doubt any Incremental Revolving Credit Loans incurred under (and as defined in) the Existing DIP Agreement and outstanding under the Existing DIP Agreement immediately prior to the Conversion Date) shall be deemed, on the Conversion Date, to have made a loan or loans (each, an “Initial Revolving Credit Loan” and, collectively, the “Initial Revolving Credit Loans”) in Dollars to the Borrower, equal to the aggregate principal amount of such Lender’s DIP Revolving Credit Loans outstanding immediately prior to the Conversion Date and all of such Revolving Credit Lender’s DIP Revolving Credit Loans shall automatically be converted into, and deemed continued

as, Initial Revolving Credit Loans in Dollars and in a like principal amount (and with the tenor therefor described in the definition of Revolving Credit Maturity Date) without further action by any party to this Agreement and (y) severally but, not jointly, agrees to make a Revolving Credit Loans in Dollars to the Borrower.

(ii) Such Revolving Credit Loans (A) shall be made (or in the case of Initial Revolving Credit Loans, deemed made) at any time and from time to time on and after the Conversion Date and prior to the Revolving Credit Termination Date, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that Initial Revolving Credit Loans shall be deemed issued on the Conversion Date in accordance with Section 2.1(c)(i)(y) above, and to the extent such DIP Revolving Credit Loan was a LIBOR Loan (as defined in the Existing DIP Agreement) on the Conversion Date, shall be continued as a LIBOR Loan hereunder with the same Interest Period immediately following the Conversion Date (for the avoidance of doubt, without any breakage or other termination cost), and, to the extent such DIP Revolving Credit Loan was an ABR Loan (as defined in the Existing DIP Agreement) on the Conversion Date, shall be continued as an ABR Loan hereunder immediately following the Conversion Date; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time with respect to any Class of Revolving Credit Loan, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure with respect to such Class at such time exceeding such Lender’s Revolving Credit Commitment with respect to such Class at such time, and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect.

(d) [Reserved]

(e) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in material increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous in any material respect to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $1,000,000 in excess thereof (except borrowings to reimburse Unpaid Drawings under Revolving Letters of Credit). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than (i) 25, in the case of Revolving Credit Loans, (ii) ten, in the case of Term Loans, (iii) five, in the case of Term C Loans, and (iv) up to an additional three Borrowings in respect of each Incremental Facility, Borrowings of LIBOR Loans under this Agreement. For the avoidance of doubt, unless otherwise determined by the Borrower, all Loans of the same Class and subject to the same Interest Period will constitute one Borrowing.

2.3. Notice of Borrowing; Determination of Class of Loans.

(a) Whenever the Borrower desires to incur Revolving Credit Loans (other than borrowings to reimburse Unpaid Drawings under Revolving Letters of Credit), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 2:00 p.m. at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Credit Loans if all or any of such Revolving Credit Loans are to be initially LIBOR Loans (or, in the case of Borrowings on the Conversion Date, prior to 10:00 a.m. on the date of the proposed Borrowing) and (ii) prior to 1:00 p.m. on the date of the proposed Borrowing of each Borrowing of Revolving Credit Loans if all or any of such Revolving Credit Loans are to be ABR Loans. Each such Notice of Borrowing shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), and (iii) whether the Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Revolving Credit Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b) Borrowings of Revolving Credit Loans to reimburse Unpaid Drawings under Revolving Letters of Credit shall be made upon the notice specified in Section 3.4(a).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4. Disbursement of Funds.

(a) No later than 2:00 p.m. on the date specified in each Notice of Borrowing (including Borrowings of Revolving Credit Loans to reimburse Unpaid Drawings under Revolving Letters of Credit), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts required under any Borrowing for its applicable Commitments in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Borrowings of Revolving Credit Loans to reimburse Unpaid Drawings under Revolving Letters of Credit) make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower in writing and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such

Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the Loans of the applicable Class.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Maturity Date, (i) the then outstanding Term Loans and Term C Loans and (ii) the then outstanding Revolving Credit Loans. Upon the repayment of the then outstanding Term C Loans on the Maturity Date, the Term Letter of Credit Commitment shall be reduced by an amount equal to the portion of such repayment constituting principal as provided in Section 4.3(b) and the Borrower shall be permitted to withdraw an amount up to the amount of such prepayment from the Term C Loan Collateral Accounts to complete such repayment as, and to the extent, provided in Section 4.3(b).

(b) The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Lenders of the Initial Term Loans, on the last Business Day of each March, June, September and December commencing March 31, 2016, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Conversion Date (each such repayment amount, a “Term Loan Repayment Amount”), which payments shall be reduced as a result of prepayments to the Initial Term Loans in accordance with this Agreement, including Sections 5.1, 5.2 and 13.6(h).

(c) In the event any Incremental Term Loans or Incremental Term C Loans are made, such Incremental Term Loans or Incremental Term C Loans, as applicable, shall be repaid in amounts (each, an “Incremental Term Loan Repayment Amount”) and on dates as agreed between the Borrower and the relevant Lenders of such Incremental Term Loans or Incremental Term C Loans, subject to the requirements set forth in Section 2.14. In the event that any Extended Term Loans or Extended Term C Loans are established, such Extended Term Loans or Extended Term C Loans shall, subject to Section 2.15, be repaid by the Borrower in the amounts (each, an “Extended Term Loan Repayment Amount”) and on the dates set forth in the applicable Extension Amendment. In the event any Extended Revolving Credit Commitments are established, such Extended Revolving Credit Commitments shall, subject to Section 2.15, be terminated (and all Extended Revolving Credit Loans of the same Extension Series repaid) on the dates set forth in the applicable Extension Amendment. In the event that any Refinancing Term Loans or Refinancing Term C Loans are established, such Refinancing Term Loans or Refinancing Term C Loans shall, subject to Section 2.15, be repaid by the Borrower in the amounts (each, a “Refinancing Term Loan Repayment Amount”) and on the dates set forth in the applicable Refinancing Amendment. In the event that any Replacement Term Loans or Replacement Term C Loans are established, such Replacement Term Loans or Replacement Term C Loans shall, subject to Section 13.1, be repaid by the Borrower in the amounts (each, an “Replacement Term Loan Repayment Amount”) and on the dates set forth in the applicable amendment to this Agreement in respect of Replacement Term Loans or Replacement Term C Loans.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Term Loan, a Term C Loan or a Revolving Credit Loan, as applicable, and, if applicable, the relevant tranche thereof and the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, and (iv) any cancellation or retirement of Loans as contemplated by Section 13.6(h).

(f) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6. Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of any Term Loans, any Term C Loans or any Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Payment Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Required Lenders have determined in their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. at least (i) three Business Days’, in the case of a continuation of, or conversion to, LIBOR Loans or (ii) one Business Day’s in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into, or continued as, LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Payment Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Required Lenders have determined in their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Term Loans or Term C Loans subject to an interest rate Hedging Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedging Agreement.

2.7. Pro Rata Borrowings. Subject to Section 2.1(c), each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Revolving Credit Commitments without regard to the Class of Revolving Credit Commitments held by such Lender. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8. Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin plus the relevant LIBOR Rate, in each case in effect from time to time.

(c) [Reserved].

(d) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), and an Event of Default under Sections 11.1 or 11.5 shall have occurred and be continuing, then, upon the giving of written notice by the Administrative Agent to the Borrower (except in the case of an Event of Default under Section 11.5, for which no notice is required), such overdue amount (other than any such amount owed to a Defaulting Lender) shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest or other amounts due hereunder, to the extent permitted by Applicable Law, the rate described in Section 2.8(a) plus 2% from the date of written notice to the date on which such amount is paid in full (after as well as before judgment) (or if an Event of Default under Section 11.5 shall have occurred and be continuing, the date of the occurrence of such Event of Default).

(e) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the tenth Business Day following the end of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment; provided that interest on ABR Loans shall only become due pursuant to this subclause (A) if the aggregate principal amount of the ABR Loans then-outstanding is repaid in full, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(f) All computations of interest hereunder shall be made in accordance with Section 5.5.

(g) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one week (solely (x) with respect to LIBOR Loans which are Revolving Credit Loans and (y) with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)), or a one, two, three or six or (if available to all relevant Lenders participating in the relevant Credit Facility) a twelve month period or a period of less than one month; provided that, notwithstanding the foregoing, the initial Interest Period beginning on the Conversion Date may be for a period of less than one month if required to effect the continuation of Interest Periods in respect of DIP Term Loans, DIP Term C Loans and DIP Revolving Credit Loans immediately prior to the Conversion Date in accordance with Section 2.1 hereof.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires, provided that with respect to any LIBOR Loan that had been a LIBOR Loan (as defined in the Existing DIP Agreement) that is converted on the Conversion Date into Loans that are LIBOR Loans, the initial Interest Period for such Loans shall commence on the borrowing date under the Existing DIP Agreement and end on the date selected as the final day of such Interest Period (as defined in the Existing DIP Agreement) in accordance with the terms of the Existing DIP Agreement;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10. Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, the Required Lenders shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any increase or reduction attributable to (i) Indemnified Taxes and Taxes indemnifiable under Section 5.4, (ii) net income Taxes and franchise and excise Taxes (imposed in lieu of net income Taxes) imposed on any Agent or Lender or (iii) Taxes included under clauses (c) through (f) of the definition of “Excluded Taxes”) because of (x) any change since the Closing Date in any Applicable Law (or in the interpretation or administration thereof and including the introduction of any new Applicable Law), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, as applicable, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of or a different method of calculating, interest or otherwise, as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by Applicable Law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan, affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then-outstanding, upon at least three Business Days’ notice to the Administrative Agent require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliates’ capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or any Affiliate thereof could have achieved but for such Change in Law (taking into consideration such Lender’s or parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any Applicable Law as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d) Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.10 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities.

2.11. Compensation. If (i) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (ii) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (iii) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (iv) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (v) any prepayment of principal of any LIBOR

Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan. Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.11 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities.

2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.

2.14. Incremental Facilities.

(a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more (x) additional term loans, which may be of the same Class as any then-existing Term Loans (a “Term Loan Increase”) or a separate Class of Term Loans (the commitments for additional term loans of the same Class or a separate Class, collectively, the “Incremental Term Loan Commitments”), (y) additional term letter of credit loans, which may be of the same Class as any then-existing Term C Loans (a “Term C Loan Increase”) or a separate Class of Term C Loans (the commitments for additional term loans of the same Class or a separate Class, collectively, the “Incremental Term C Loan Commitments”) and/or (z) revolving credit commitments, which may be of the same Class as any then-existing Revolving Credit Commitments (the commitments thereto, the “New Revolving Credit Commitments”) or a separate Class of Revolving Credit Commitments (the commitments thereto, the “Additional Revolving Credit Commitments” and, together with the New Revolving Credit Commitments, the “Incremental Revolving Credit Commitments”; together with the Incremental Term Loan Commitments and the Incremental Term C Loan Commitments, the “Incremental Loan Commitments”), by an aggregate amount, when combined with the aggregate principal amount of all Permitted Other Debt incurred in reliance on Sections 10.1(y)(iii) and (iv) (solely to the extent of refinancing Indebtedness incurred in reliance on clause (iii) of Section 10.(y)), not in excess of the Maximum Incremental Facilities Amount at the time of incurrence thereof and not less than $10,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the Maximum Incremental Facilities Amount at such time). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the

Incremental Loan Commitments shall be effective. The Borrower may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the Incremental Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the Incremental Loan Commitments may elect or decline, in its sole discretion, to provide an Incremental Loan Commitment, and the Borrower shall have no obligation to approach any existing Lender to provide any Incremental Loan Commitment. In each case, such Incremental Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that, (i) (x) other than as described in the immediately succeeding clause (y), no Event of Default shall exist on such Increased Amount Date immediately before or immediately after giving effect to such Incremental Loan Commitments and the borrowing of any Incremental Loans thereunder or (y) if such Incremental Loan Commitment is being provided in connection with a Permitted Acquisition or other acquisition constituting a permitted Investment, or in connection with refinancing of any Indebtedness that requires an irrevocable prepayment or redemption notice, then no Event of Default under (A) Section 11.1 or Section 11.5 shall exist on such Increased Amount Date and (B) such other provisions of Section 11 as may otherwise be required by the Lenders providing the applicable Incremental Loan Commitment immediately before or immediately after giving effect to such Incremental Loan Commitment and the borrowing of any Incremental Loans thereunder, (ii) in connection with any incurrence of Incremental Loans, or establishment of Incremental Loan Commitments, on an Increased Amount Date, there shall be no requirement for the Borrower to bring down the representations and warranties under the Credit Documents unless and until requested by the Persons holding more than 50% of the applicable Incremental Loans or Incremental Loan Commitments (provided that, in the case of Incremental Loans or Incremental Loan Commitments used to finance a Permitted Acquisition or other acquisition constituting a permitted Investment, only the Specified Representations (conformed as necessary for such acquisition) shall be required to be true and correct in all material respects if requested by the Persons holding more than 50% of the applicable Incremental Loans or Incremental Loan Commitments), (iii) the Incremental Loan Commitments shall be effected pursuant to one or more Incremental Amendments executed and delivered by the Borrower and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), and (iv) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the Incremental Loan Commitments, as applicable. No Lender shall have any obligation to provide any Commitments pursuant to this Section 2.14(a). For all purposes of this Agreement, (a) any Incremental Term Loans made on an Increased Amount Date shall be designated (x) a separate series of Term Loans or (y) in the case of a Term Loan Increase, a part of the series of existing Term Loans subject to such increase, (b) any Incremental Term C Loans made on an Increased Amount Date shall be designated (x) a separate series of Term C Loans or (y) in the case of a Term C Loan Increase, a part of the series of existing Term C Loans subject to such increase, and (c) any Incremental Revolving Credit Commitments made on an Increased Amount Date shall be designated (x) a separate series of Revolving Credit Commitments or (y) in the case of a New Revolving Credit Commitment, a part of the series of existing Revolving Credit Commitments subject to such increase (such new or existing series of Term Loans, Term C Loans or Revolving Credit Commitments, each, a “Series”).

(b) On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction (or waiver) of the following terms and conditions, (x) with respect to New Revolving Credit Commitments, each of the Revolving Credit Lenders with an existing Revolving Credit Commitment of the Class being increased by such New Revolving Credit Commitments shall automatically and without further act be deemed to have assigned to each Revolving Credit Lender with a New Revolving Credit Commitment of such Class (each, a “New Revolving Loan Lender”), and each of such New Revolving Loan Lenders shall automatically and without further act be deemed to have purchased and assumed, (i) a portion of such Revolving Credit Lender’s participations hereunder in outstanding Revolving Letters of Credit, so that after giving effect to each such deemed assignment and assumption and participation, the percentage of the aggregate outstanding participations hereunder in such Revolving Letters of Credit held by each Revolving Credit Lender holding Revolving Credit Loans (including each such New Revolving Loan Lender), as applicable, will equal the percentage of the aggregate Total Revolving Credit Commitments of all Revolving Credit Lenders under the Credit Facilities, and (ii) at the principal amount thereof, such interests in the Revolving Credit Loans of such Class outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and assumptions, the Revolving Credit Loans of such Class will be held by existing Revolving Credit Lenders under such Class and New Revolving Loan Lenders under such Class ratably in accordance with their respective Revolving Credit Commitments of such Class after giving effect to the addition of such New Revolving Credit Commitments to such existing Revolving Credit Commitments (the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (x)), and (y) with respect to any Incremental Revolving Credit Commitments, (i) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each loan made under a New Revolving Credit Commitment (each, a “New Revolving Credit Loan”) and each loan made under an Additional Revolving Credit Commitment (each, an “Additional Revolving Credit Loan” and, together with New Revolving Credit Loans, the “Incremental Revolving Credit Loans”) shall be deemed, for all purposes, Revolving Credit Loans and (ii) each New Revolving Loan Lender and each Revolving Credit Lender with an Additional Revolving Credit Commitment (each, an “Additional Revolving Loan Lender” and, together with the New Revolving Loan Lenders, the “Incremental Revolving Loan Lenders”) shall become a Revolving Credit Lender with respect to the applicable Incremental Revolving Credit Commitment and all matters relating thereto.

(c) On any Increased Amount Date (x) on which any Incremental Term Loan Commitments of any Series are effective, subject to the satisfaction (or waiver) of the foregoing terms and conditions, (i) each Lender with an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) of any Series shall make a term loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment of such Series, and (ii) each Incremental Term Loan Lender of any Series shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such Series and the Incremental Term Loans of such Series made pursuant thereto and (y) on which any Incremental Term C Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with an Incremental Term C Loan Commitment (each, a “Incremental Term C Loan Lender”) of any Series shall make a term letter of credit loan to the Borrower (a “Incremental Term C Loan” and, together with the Incremental Term Loans and the Incremental Revolving Credit Loans, collectively the “Incremental Loans”) in an amount equal to its Incremental Term C Loan Commitment of such Series, and (ii) each Incremental Term C Loan Lender of any Series shall become a Lender hereunder with respect to the Incremental Term C Loan Commitment of such Series and the Incremental Term C Loans of such Series made pursuant thereto. The Borrower shall use the proceeds, if any, of the Incremental Loans for any purpose not prohibited by this Agreement and as agreed by the Borrower and the lender(s) providing such Incremental Loans.

(d) The terms and provisions of any Incremental Term Loan Commitments and any Incremental Term C Loan Commitments and the respective related Incremental Term Loans and Incremental Term C Loans, in each case effected pursuant to a Term Loan Increase or Term C Loan Increase shall be substantially identical to the terms and provisions applicable to the Class of Term Loans or Term C Loans subject to such increase; provided, that underwriting, arrangement, structuring, ticking, commitment, original issue discount, upfront or similar fees, and other fees payable in connection therewith that are not generally shared with all relevant lenders providing such Incremental Term Loan Commitments and any Incremental Term C Loan Commitments and the respective related Incremental Term Loans and Incremental Term C Loans, that may be agreed to among the Borrower and the lender(s)

providing and/or arranging such Incremental Term Loan Commitments or Incremental Term C Loan Commitments may be paid in connection with such Incremental Term Loan Commitments or Incremental Term C Loan Commitments, provided, that, upon any repayment of Incremental Term C Loans or reduction in related term letter of credit commitments, any excess cash collateral funded by such Incremental Term C Loans shall be withdrawn from the applicable funded term loan letter of credit cash collateral account. The terms and provisions of any Incremental Term Loan Commitments and any Incremental Term C Loan Commitments and the respective related Incremental Term Loans and Incremental Term C Loans of any Series not effected pursuant to a Term Loan Increase or Term C Loan Increase shall be on terms and documentation set forth in the applicable Incremental Amendment as determined by the Borrower; provided that:

(i) (x) the applicable Incremental Term Loan Maturity Date of each Series shall be no earlier than the Initial Term Loan Maturity Date and (y) the applicable Incremental Term C Loan Maturity Date of each Series shall be no earlier than the Initial Term C Loan Maturity Date, provided, the requirements of the foregoing clause (i) shall not apply to any customary bridge facility so long as the Indebtedness into which such customary bridge facility is to be converted complies with such requirements;

(ii) (x) the Weighted Average Life to Maturity of the applicable Incremental Term Loans of each Series shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any previous amortization payments or prepayments of the Initial Term Loans) and (y) the Weighted Average Life to Maturity of the applicable Incremental Term C Loans of each Series shall be no shorter than the Weighted Average Life to Maturity of the Initial Term C Loans (without giving effect to any previous amortization payments or prepayments of the Initial Term Loans);

(iii) the Incremental Term Loans, Incremental Term Loan Commitments, Incremental Term C Loans and Incremental Term C Loan Commitments (x) may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of any Class of Term Loans hereunder; provided that if such Incremental Term Loans or Incremental Term C Loans are unsecured or rank junior in right of payment or as to security with the First Lien Obligations, such Incremental Term Loans or Incremental Term C Loans shall participate on a junior basis with respect to mandatory repayments of Term Loans and Term C Loans hereunder (except in connection with any refinancing, extension, renewal, replacement, repurchase or retirement thereof permitted by this Agreement), (y) shall not be guaranteed by any Subsidiary other than a Guarantor hereunder and (z) shall be unsecured or rank pari passu or junior in right of security with any First Lien Obligations outstanding under this Agreement and, if secured, shall not be secured by assets other than Collateral (and, if applicable, shall be subject to a subordination agreement and/or the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, the Collateral Trust Agreement and/or other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent, as applicable);

(iv) the pricing, interest rate margins, discounts, premiums, interest rate floors, fees, and amortization schedule applicable to any Incremental Term Loans or Incremental Term C Loans shall be determined by the Borrower and the lender(s) thereunder; provided, however, that, with respect to any Incremental Term Loans or Incremental Term C Loans made under Incremental Term Loan Commitments or Incremental Term C Loan Commitments, if the Yield in respect of any Incremental Term Loans or Incremental Term C Loans that rank pari passu in right of payment and security with the Initial Term Loans as of the date of funding thereof exceeds the Yield in respect of any Initial Term Loans or Initial Term C Loans by more than 0.50%, then the Applicable ABR Margin or the Applicable LIBOR Margin, as applicable, in respect of such Initial Term Loans or Initial Term C Loans, as applicable, shall be adjusted so that the Yield in respect of such Initial Term Loans or Initial Term C Loans, as applicable, is equal to the Yield in respect of such Incremental Term Loans or Incremental Term C Loans minus 0.50%; provided, further, to the extent any change in the Yield of the Initial Term Loans or the Incremental Term C Loans, as applicable, is necessitated by this clause (iv) on the basis of an effective interest rate floor in respect of the Incremental Term Loans or Incremental Term C Loans, the increased Yield in the Initial Term Loans or Initial Term C Loans, as applicable, shall (unless otherwise agreed in writing by the Borrower) have such increase in the Yield effected solely by increases in the interest rate floor(s) applicable to the Initial Term Loans or Initial Term C Loans, as applicable; and

(v) all other terms of any Incremental Term Loans or Incremental Term C Loans (other than as described in clauses (i), (ii), (iii) and (iv) above) may differ from the terms of the Initial Term Loans or Initial Term C Loans if reasonably satisfactory to the Borrower and the lender(s) providing such Incremental Term Loans or Incremental Term C Loans.

(e) The terms and provisions of any New Revolving Credit Commitments and the related New Revolving Credit Loans shall be substantially identical to the Class of Commitments and related Revolving Credit Loans subject to increase by such New Revolving Credit Commitments and New Revolving Credit Loans; provided, that underwriting, arrangement, structuring, ticking, commitment, upfront or similar fees, and other fees payable in connection therewith that are not shared with all relevant lenders providing such New Revolving Credit Commitments and related New Revolving Credit Loans, that may be agreed to among the Borrower and the lender(s) providing and/or arranging such New Revolving Credit Commitments may be paid in connection with such New Revolving Credit Commitments. Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall be on terms and documentation set forth in the applicable Incremental Amendment as determined by the Borrower; provided, further, that notwithstanding anything to the contrary in this Section 2.14 or otherwise:

(i) the Weighted Average Life to Maturity of the applicable Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall be no shorter than the Weighted Average Life to Maturity of the Initial Revolving Credit Loans and Revolving Credit Commitments (without giving effect to any previous prepayments of the Initial Revolving Credit Loans);

(ii) any such Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall rank pari passu or junior in right of payment and of security with the Revolving Credit Loans (and, if applicable, shall be subject to a subordination agreement and/or the Junior Lien Intercreditor Agreement, the Collateral Trust Agreement or other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent);

(iii) any such Additional Revolving Credit Commitments and Additional Revolving Credit Loans (x) shall not be guaranteed by any Subsidiary other than a Guarantor hereunder and (y) if secured, shall not be secured by assets other than Collateral (and, if applicable, shall be subject to a subordination agreement and/or the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, the Collateral Trust Agreement and/or other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent, as applicable); and

(iv) any such Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall not mature earlier than the Revolving Credit Maturity Date as in effect on the Conversion Date.

(f) The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14 and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14. Each Incremental Amendment may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14.

2.15. Extensions of Term Loans and Revolving Credit Loans and Revolving Credit Commitments; Refinancing Facilities.

(a) Extensions.

(i) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) or (B) if not consistent with the terms of the applicable Existing Term Loan Class, shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Class unless (x) the Lenders of the Term Loans of such applicable Existing Term Loan Class receive the benefit of such more restrictive terms or (y) any such provisions apply after the Latest Term Loan Maturity Date; provided, however, that (1) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Extension Amendment, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in Section 2.15(a)(v)), (2)(A) pricing, fees, optional prepayment or redemption terms shall be determined in good faith by the Borrower and the interest rates, interest margins, upfront fees, funding discounts, original issue discounts and premiums (including through fixed rate interest) with respect to the Extended Term Loans may be higher or lower than the interest margins and floors for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or AHYDO Catch-Up Payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (3) the Extended Term Loans may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of any Class of Term Loans hereunder; provided that if such Extended Term Loans are unsecured or rank junior in right of payment or as to security with the First Lien Obligations, such Extended Term Loans shall participate on a junior basis with respect to mandatory repayments of Term Loans hereunder (except in connection with any refinancing, extension, renewal, replacement, repurchase or retirement thereof permitted by this Agreement), (4) Extended Term Loans may have call protection and prepayment premiums and, subject to clause (3) above, other redemption terms as may be agreed by the Borrower and the Lenders thereof and (5) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Term Loan Maturity Date, provided that the principal amount of the Extended Term Loans shall not exceed the principal amount of the Term Loans being extended except as otherwise permitted herein. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted; provided that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted (in which case scheduled amortization with respect thereto shall be proportionally increased).

(ii) The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related Revolving Credit Loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Credit Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Revolving Credit Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.15(a). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) (a “Revolving Credit Loan Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which, shall either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) or (B) if not consistent with the terms of the applicable Existing Revolving Credit Commitments, shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of such Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitment”) unless (x) the Lenders providing Existing Revolving Credit Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Latest Maturity Date of any Revolving Credit Commitments then outstanding under this Agreement, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (x) (A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discount and premiums with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins rate floors, upfront fees, funding discounts, original issue discount and premiums for the Specified Existing Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), (y) the commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the commitment fee rate for the Specified Existing Revolving Credit Commitment and (z) unless otherwise permitted hereby, the amount of the Extended Revolving Credit Commitments and the principal amount of the Extended Revolving Credit Loans shall not exceed the amount of the Specified Existing Revolving Credit Commitments being extended and the principal amount of the related Existing Revolving Credit Loans being extended, respectively, and provided further that, notwithstanding anything to the contrary in this Section 2.15(a) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Specified Existing and each other Class of Existing Revolving Credit Commitments (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and repayment procedures of the applicable Credit Facility) and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 13.6. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Revolving Credit Loan Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments; provided that any Extended Revolving Credit Commitments converted from an Existing Revolving Credit Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Revolving Credit Commitments other than the Existing Revolving Credit Class from which such Extended Revolving Credit Commitments were converted.

(iii) The Borrower may at any time and from time to time request that all or a portion of the Term C Loans of any Class (an “Existing Term C Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term C Loans (any such Term C Loans which have been so converted, “Extended Term C Loans”) and to provide for other terms consistent with this Section 2.15(a). In order to establish any Extended Term C Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term C Loan Class which such request shall be offered equally to all such Lenders) (a “Term C Loan Extension Request”) setting forth the proposed terms of the Extended Term C Loans to be established, which, shall either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) or (B) if not consistent with the terms of the applicable Existing Term C Loan Class, shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term C Loans of the Existing Term C Loan Class unless (x) the Lenders of the Term C Loans of such applicable Existing Term C Loan Class receive the benefit of such more restrictive terms or (y) any such provisions apply after the Latest Term C Loan Maturity Date; provided, however, that (1) the scheduled final maturity date shall be extended to a later date than the scheduled maturity of the Existing Term C Loan Class and there shall not be any scheduled amortization payments of principal in respect of Extended Term C Loans, (2)(A) pricing, fees, optional prepayment or redemption terms shall be determined in good faith by the Borrower and the interest rates, interest margins, upfront fees, funding discounts, original issue discounts and premiums (including through fixed interest rates) with respect to the Extended Term C Loans may be higher or lower than the interest margins rate floors, interest margins, upfront fees, funding discounts, original issue discounts and premiums (including through fixed interest rates) for the Term Loans of such Existing Term C Loan Class and/or (B) additional fees, premiums or AHYDO Catch-Up Payments may be payable to the Lenders providing such Extended Term C Loans in addition to or in lieu of any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (3) the Extended Term C Loans may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term C Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of any Class of Term C Loans hereunder; provided that if such Extended Term C Loans are unsecured or rank junior in right of payment or as to security with the First Lien Obligations, such Extended Term C Loans shall participate on a junior basis with respect to mandatory repayments of Term C Loans hereunder (except in connection with any refinancing, extension, renewal, replacement, repurchase or retirement thereof permitted by this Agreement), (4) Extended Term C Loans may have call protection and prepayment premiums and, subject to clause (3) above redemption terms as may be agreed by the Borrower and the Lenders thereof, (5) to the extent that any such provision applicable after the Initial Term C Loan Maturity Date pursuant to clause (y) is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders and (6) unless otherwise permitted hereby, the principal amount of the Extended Term C Loans shall not exceed the principal amount of the Term C Loans being extended. No Lender shall have any obligation to agree to have any of its Term C Loans of any Existing Term C Loan Class converted into Extended Term C Loans pursuant to any Term C Loan Extension Request. Any Extended Term C Loans of any Extension Series shall constitute a separate Class of Term C Loans from the Existing Term C Loan Class from which they were converted; provided that any Extended Term C Loans converted from an Existing Term C Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term C Loans other than the Existing Term C Loan Class from which such Extended Term C Loans were converted (in which case scheduled amortization with respect thereto shall be proportionally increased).

(iv) Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Term C Loans or Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans, Extended Term C Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Term C Loans or Revolving Credit Commitments of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans, Extended Term C Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans, Term C Loans or Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans, Extended

Term C Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans, Term C Loans or Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans, Extended Term C Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Term C Loans or Revolving Credit Commitments included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all then-outstanding Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the Revolving L/C Maturity Date may be extended and the related obligations to issue Revolving Letters of Credit may be continued so long as the applicable Revolving Letter of Credit Issuer has consented to such extensions in its sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension). Notwithstanding the conversion of any Term C Loans of an Existing Term C Loan Class into Extended Term C Loans, the applicable Extension Amendment may provide that the Term C Loan Maturity Date may be extended and the related obligations to issue Term Letters of Credit may be continued so long as the applicable Term Letter of Credit Issuer has consented to such extensions in its sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension)

(v) Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the last sentence of this Section 2.15(a)(v) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans, Extended Term C Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any Class of Extended Term Loans, Extended Term C Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $10,000,000 and the Borrower may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Borrower in its sole discretion. In addition to any terms and changes required or permitted by Section 2.15(a), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Incremental Amendment with respect to the Class of Existing Term Loans from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and Weighted Average Life to Maturity of Incremental Term Loans and Incremental Term C Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.15, and without limiting the generality or applicability of Section 13.1 to any Section 2.15(a) Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.15(a) Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.15(a) Additional Amendments comply with the requirements of Section 2.15(a) and do not become effective prior to the time that such

Section 2.15(a) Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of Incremental Term Loans, Incremental Term C Loans and Incremental Revolving Credit Commitments provided for in any Incremental Amendment and (2) consents applicable to holders of any Extended Term Loans, Extended Term C Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.15(a) Additional Amendments to become effective in accordance with Section 13.1.

(vi) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans, provided that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted (in which case scheduled amortization with respect thereto shall be proportionally increased), (II) in the case of the existing Term C Loans of each Extending Lender, the aggregate principal amount of such existing Term C Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term C Loans so converted by such Lender on such date, and the Extended Term C Loans shall be established as a separate Class of Term C Loans, provided that any Extended Term C Loans converted from an Existing Term C Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term C Loans other than the Existing Term C Loan Class from which such Extended Term C Loans were converted, and (III) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so exchanged by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments, provided that any Extended Revolving Credit Commitments converted from an Existing Revolving Credit Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Revolving Credit Commitments other than the Existing Revolving Credit Class from which such Extended Term C Loans were converted and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

(vii) The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.15(a) (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.15(a).

(viii) No conversion of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.15(a) shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(b) Refinancing Facilities.

(i) The Borrower may, at any time or from time to time after the Conversion Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request (A) (i) the establishment of one or more new Classes of term loans under this Agreement (any such new Class, “New Refinancing Term Loan Commitments”) or (ii) increases to one or more existing Classes of term loans under this Agreement (provided that the loans under such new commitments shall be fungible for U.S. federal income tax purposes with the existing Class of Term Loans proposed to be increased on the Refinancing Facility Closing Date for such increase) (any such increase to an existing Class, collectively with New Refinancing Term Loan Commitments, “Refinancing Term Loan Commitments”), or (B) (i) the establishment of one or more new Classes of term letter of credit loans under this Agreement (any such new Class, “New Refinancing Term C Loan Commitments”) or (ii) increases to one or more existing Classes of term letter of credit loans under this Agreement (provided that the loans under such new commitments shall be fungible for U.S. federal income tax purposes with the existing Class of Term C Loans proposed to be increased on the Refinancing Facility Closing Date for such increase) (any such increase to an existing Class, collectively with New Refinancing Term C Loan Commitments, “Refinancing Term C Loan Commitments”), or (C) (i) the establishment of one or more new Classes of revolving credit commitments under this Agreement (any such new Class, “New Refinancing Revolving Credit Commitments”), or (ii) increases to one or more existing Classes of Revolving Credit Commitments (any such increase to an existing Class, collectively with the New Refinancing Revolving Credit Commitments, “Refinancing Revolving Credit Commitments” and, collectively with any Refinancing Term Loan Commitments and Refinancing Term C Loan Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, as selected by the Borrower, any one or more then existing Class or Classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy of each such notice to each of the Lenders.

(ii) Any Refinancing Term Loans made pursuant to New Refinancing Term Loan Commitments, any Refinancing Term C Loans made pursuant to New Refinancing Term C Loan Commitments or any New Refinancing Revolving Credit Commitments made on a Refinancing Facility Closing Date shall be designated a separate Class of Refinancing Term Loans, Refinancing Term C Loans or Refinancing Revolving Credit Commitments, as applicable, for all purposes of this Agreement unless designated as a part of an existing Class of Term Loans, Term C Loans or Revolving Credit Commitments in accordance with this Section 2.15(b). On any Refinancing Facility Closing Date on which any Refinancing Term Loan Commitments of any Class are effected, subject to the satisfaction or waiver of the terms and conditions in this Section 2.15(b), (x) each Refinancing Term Lender of such Class shall make a term loan to the Borrower (each, a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Loan Commitment of such Class and (y) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term Loan Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto. On any Refinancing Facility

Closing Date on which any Refinancing Term C Loan Commitments of any Class are effected, subject to the satisfaction or waiver of the terms and conditions in this Section 2.15(b), (x) each Refinancing Term C Loan Lender of such Class shall make a term loan to the Borrower (each, a “Refinancing Term C Loan”) in an amount equal to its Refinancing Term C Loan Commitment of such Class and (y) each Refinancing Term C Loan Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term C Loan Commitment of such Class and the Refinancing Term C Loans of such Class made pursuant thereto. On any Refinancing Facility Closing Date on which any Refinancing Revolving Credit Commitments of any Class are effected, subject to the satisfaction or waiver of the terms and conditions in this Section 2.15(b), (x) each Refinancing Revolving Credit Lender of such Class shall make its Refinancing Revolving Credit Commitment available to the Borrower (when borrowed, a “Refinancing Revolving Credit Loan” and collectively with any Refinancing Term Loan and Refinancing Term C Loan, a “Refinancing Loan”) and (y) each Refinancing Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Credit Commitment of such Class and the Refinancing Revolving Credit Loans of such Class made pursuant thereto.

(iii) Each Refinancing Loan Request from the Borrower pursuant to this Section 2.15(b) shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans, Refinancing Term C Loans or Refinancing Revolving Credit Commitments and identify the Refinanced Debt with respect thereto. Refinancing Term Loans or Refinancing Term C Loans may be made, and Refinancing Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Revolving Credit Lender”, a “Refinancing Term C Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”).

(iv) The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction (or waiver) on the date thereof (each, a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(A) each Refinancing Commitment shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount is equal to (x) the entire outstanding principal amount of Refinanced Debt that is in the form of Term Loans or Term C Loans or (y) the entire outstanding principal amount of Refinanced Debt (or commitments) that is in the form of Revolving Credit Commitments),

(B) the Refinancing Term Loans made pursuant to any increase in any existing Class of Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under the respective Class so incurred on a pro rata basis (based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans under such Class, and

(C) the Refinancing Term C Loans made pursuant to any increase in any existing Class of Term C Loans shall be added to (and form part of) each Borrowing of outstanding Term C Loans under the respective Class so incurred on a pro rata basis

(based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term C Loans under such Class.

(v) Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected, (a) there shall be an automatic adjustment to the participations hereunder in Letters of Credit held by each Revolving Credit Lender under the Revolving Credit Commitments so that each such Revolving Credit Lender shares ratably in such participations in accordance with its Revolving Credit Commitments (after giving effect to the establishment of such Refinancing Revolving Credit Commitments), (b) each Refinancing Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Refinancing Revolving Credit Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Refinancing Revolving Credit Lender shall become a Lender with respect to the Refinancing Revolving Credit Commitments and all matters relating thereto. Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the establishment of a new Class of Revolving Credit Commitments pursuant to this Section 2.15(b), if, on such date, there are any Revolving Credit Loans under any Revolving Credit Commitments then outstanding, such Revolving Credit Loans shall be prepaid from the proceeds of a new Borrowing of the Refinancing Revolving Credit Loans under such new Class of Refinancing Revolving Credit Commitments in such amounts as shall be necessary in order that, after giving effect to such Borrowing and all such related prepayments, all Revolving Credit Loans under all Revolving Credit Commitments will be held by all Revolving Credit Lenders with Revolving Credit Commitments (including Lenders providing such Refinancing Revolving Credit Commitments) ratably in accordance with all of their respective Revolving Credit Commitments of all Classes (after giving effect to the establishment of such Refinancing Revolving Credit Commitments). Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the increase to any existing Class of Revolving Credit Commitments pursuant to this Section 2.15(b), if, on the date of such increase, there are any Revolving Credit Loans outstanding under such Class of Revolving Credit Commitments being increased, each of the Revolving Credit Lenders under such Class shall automatically and without further act be deemed to have assigned to each of the Refinancing Revolving Credit Lenders under such Class, and each of such Refinancing Revolving Credit Lenders shall automatically and without further act be deemed to have purchased and assumed, at the principal amount thereof, such interests in the Revolving Credit Loans of such Class outstanding on such Refinancing Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and assumptions, such Revolving Credit Loans of such Class will be held by existing Revolving Credit Lenders under such Class and Refinancing Revolving Credit Lenders under such Class ratably in accordance with their respective Revolving Credit Commitments of such Class after giving effect to the addition of such Refinancing Revolving Credit Commitments to such existing Revolving Credit Commitments under such Class. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the two preceding sentences.

(vi) The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Loan Commitments, the Refinancing Term C Loans and Refinancing Term C Loan Commitments, or the Refinancing Revolving Credit Loans and Refinancing Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to (or constituting a part of) any

Class of Term Loans, Term C Loans or Revolving Credit Commitments, as applicable, each existing on the Refinancing Facility Closing Date, shall be consistent with clauses (A) or (B) below, as applicable, and the other terms and conditions shall either, at the option of the Borrower, (x) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower) or (y) if not consistent with the terms of the corresponding Class of Term Loans, Term C Loans or Revolving Credit Commitments, as applicable, not be materially more restrictive to the Borrower (as determined by the Borrower), when taken as a whole, than the terms of the applicable Class of Term Loans, Term C Loans or Revolving Credit Commitments being refinanced or replaced (except (1) covenants or other provisions applicable only to periods after the Latest Maturity Date (as of the applicable Refinancing Facility Closing Date) and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the Borrower) unless the Lenders under the Term Loans, Term C Loans or Revolving Credit Commitments, as applicable, each existing on the Refinancing Facility Closing Date, receive the benefit of such more restrictive terms. In any event:

(A) the Refinancing Term Loans and Refinancing Term C Loans:

(1) (I) shall rank pari passu or junior in right of payment with any First Lien Obligations outstanding under this Agreement and (II) shall be unsecured or rank pari passu or junior in right of security with any First Lien Obligations outstanding under this Agreement and, if secured, shall not be secured by assets other than Collateral (and, if applicable, shall be subject to a subordination agreement and/or the Collateral Trust Agreement, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and/or any other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent, as applicable);

(2) as of the Refinancing Facility Closing Date, shall not have a Maturity Date earlier than the Maturity Date of the Refinanced Debt;

(3) as of the Refinancing Facility Closing Date, such Refinancing Term Loans shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt on the date of incurrence of such Refinancing Term Loans (without giving effect to any previous amortization payments or prepayments of the Refinanced Debt);

(4) shall have a Yield determined by the Borrower and the applicable Refinancing Term Lenders or Refinancing Term C Loan Lenders;

(5) may provide for the ability to participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary repayments or prepayments of principal of Term Loans or Term C Loans hereunder and on a pro rata basis or less than a pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory repayments or prepayments of principal of Term Loans or Term C Loans hereunder; provided, that if such Refinancing Term Loans are unsecured or rank junior in right of payment or as to security with the First Lien Obligations, such Refinancing Term Loans shall participate on a junior basis with respect to mandatory repayments of Term Loans and Term C Loans hereunder (except in connection with any refinancing, extension, renewal, replacement, repurchase or retirement thereof permitted by this Agreement);

(6) unless otherwise permitted hereby, shall not have a greater principal amount than the principal amount of the Refinanced Debt (plus the amount of any unused commitments thereunder), plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the Refinanced Debt, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Refinanced Debt and the incurrence or issuance of such Refinancing Term Loans or Refinancing Term C Loans; and

(7) may not be guaranteed by any Person other than a Credit Party;

(B) the Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans:

(1) (I) shall rank pari passu or junior in right of payment and (II) shall be pari passu or junior in right of security with the Revolving Credit Loans and, in each case, shall not be secured by assets other than Collateral (and, if applicable, shall be subject to a subordination agreement and/or the Collateral Trust Agreement, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and/or any other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent, as applicable);

(2) shall not mature earlier than, or provide for mandatory commitment reductions prior to, the maturity date with respect to the Refinanced Debt;

(3) shall provide that the borrowing, prepayments and repayment (except for (1) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the Refinancing Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (4) below)) of Revolving Credit Loans with respect to Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments existing on the Refinancing Facility Closing Date; provided, that if such Refinancing Revolving Credit Commitments (and related Obligations) are unsecured or rank junior in right of payment or as to security with the First Lien Obligations, such Refinancing Revolving Credit Commitments may participate on a “first-in/last-out” basis (but not a “last-in/first-out” basis) with respect to borrowings, prepayments and repayments of all other Revolving Credit Commitments existing on the Refinancing Facility Closing Date (except in connection with any refinancing, extension, renewal, replacement, repurchase or retirement thereof permitted by this Agreement);

(4) shall provide that the permanent repayment of Revolving Credit Loans with respect to, and termination or reduction of, Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date be made on a pro rata basis or less than pro rata basis (but not greater than pro rata basis, except that the Borrower shall be permitted to permanently repay and terminate Commitments in respect of any such Class of Revolving Credit Loans on a greater than pro rata basis as compared to any other Class of Revolving Credit Loans with a later maturity date than such Class or in connection with any refinancing, extension, renewal, replacement, repurchase or retirement thereof permitted by this Agreement) with all other Revolving Credit Commitments existing on the Refinancing Facility Closing Date;

(5) shall have a Yield determined by the Borrower and the applicable Refinancing Revolving Credit Lenders;

(6) except as otherwise permitted hereby, shall have a greater principal amount of Commitments than the principal amount of the utilized Commitments of the Refinanced Debt (plus the amount of any unused commitments thereunder), plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the Refinanced Debt, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Refinanced Debt and the incurrence or issuance of such Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans; and

(7) may not be guaranteed by any Subsidiary other than a Credit Party.

(vii) Commitments in respect of Refinancing Term Loans and Refinancing Revolving Credit Commitments shall become additional Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Refinancing Lender providing such Commitments and the Administrative Agent. The Refinancing Amendment may, without the consent of any other Credit Party, Agent or Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15(b). The Borrower will use the proceeds, if any, of the Refinancing Term Loans, Refinancing Term C Loans and Refinancing Revolving Credit Commitments in exchange for, or to extend, renew, replace, repurchase, retire or refinance, and shall permanently terminate applicable commitments under, substantially concurrently, the applicable Refinanced Debt.

(viii) The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.15(b) (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Refinanced Debt on such terms as may be set forth in the relevant Refinancing Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such refinancing or any other transaction contemplated by this Section 2.15.

(c) In the event that the Administrative Agent determines, and the Borrower agrees (acting reasonably), that the allocation of Extended Term Loans of a given Extension Series, Extended Term C Loans of a given Extension Series or the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Credit Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of the applicable Term Loans, the applicable Term C Loans or Existing Revolving Credit Commitments (and related Revolving Credit Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term

Loans, Extended Term C Loans or Extended Revolving Credit Commitments (and related Revolving Credit Exposure) of the applicable Extension Series into which such other Term Loans, Term C Loans or Revolving Credit Commitments or New Revolving Credit Commitments, as the case may be, were initially converted, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.15(a)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in Section 2.15(a) to the extent reasonably necessary to effectuate the purposes of this Section 2.15(c).

2.16. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) (i) No Defaulting Lender shall be entitled to receive any fee payable under Section 4 or any interest at the Default Rate payable under Section 2.8(d) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee or interest that otherwise would have been required to have been paid to that Defaulting Lender).

(ii) Each Defaulting Lender shall be entitled to receive Revolving Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable Revolving Credit Commitment Percentage of the Stated Amount of Letters of Credit for which it has provided cash collateral satisfactory to the applicable Revolving Letter of Credit Issuer.

(iii) With respect to any Revolving Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (b) below, (y) pay to the Revolving Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Revolving Letter of Credit Issuer’s Revolving Credit Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b) If any Revolving Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Revolving Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitment Percentage; provided that (A) each Non-Defaulting Lender’s Revolving Letter of Credit Exposure may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Revolving Letter of Credit Issuers, or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion of the Defaulting Lender’s Revolving Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.16(b)(i) above or otherwise, the Borrower shall within two Business Days following written notice by the Administrative Agent Cash Collateralize such Defaulting Lender’s Revolving Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Revolving Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Revolving Letter of Credit Exposure pursuant to the requirements of this Section 2.16(b)(i), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(c) with respect to such Defaulting Lender’s Revolving Letter of Credit Exposure during the period such Defaulting Lender’s Revolving Letter of Credit Exposure is Cash Collateralized, (iv) if the Revolving Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to the requirements of this Section 2.16(b), then the fees payable to the Lenders pursuant to Section 4.1(c) shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolving Credit Commitment Percentages and the Borrower shall not be required to pay any fees to the Defaulting Lender pursuant to Section 4.1(c) with respect to such Defaulting Lender’s Revolving Letter of Credit Exposure during the period that such Defaulting Lender’s Revolving Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Revolving Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to the requirements of this Section 2.16(b), then, without prejudice to any rights or remedies of the applicable Revolving Letter of Credit Issuer or any Lender hereunder, all fees payable under Section 4.1(c) with respect to such Defaulting Lender’s Revolving Letter of Credit Exposure shall be payable to the applicable Revolving Letter of Credit Issuer until such Revolving Letter of Credit Exposure is Cash Collateralized and/or reallocated.

(c) No Revolving Letter of Credit Issuer will be required to issue any new Revolving Letter of Credit or to amend any outstanding Revolving Letter of Credit to increase the face amount thereof or extend the expiry date thereof, unless the applicable Revolving Letter of Credit Issuer is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving Credit Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with the requirements of Section 2.16(b) above or otherwise in a manner reasonably satisfactory to the applicable Revolving Letter of Credit Issuer and the Borrower.

(d) If the Borrower, the Administrative Agent and the Revolving Letter of Credit Issuers agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Revolving Letter of Credit Exposure of such Lender reallocated pursuant to the requirements of Section 2.16(b) shall be reallocated back to such Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.17. Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans under one or more Classes of Term Loans (as determined by the Borrower in its sole discretion) on the same terms, the Borrower may from time to time consummate one or more exchanges of Term Loans for Permitted Other Notes (such notes, “Permitted Debt Exchange Notes” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied or waived: (i) no Event of Default shall have occurred and be continuing at the time the offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest, fees and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the exchange of such Term Loans and the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Agent, and (vi) any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrower.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.17, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $10,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing clause (ii) the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s sole discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s sole discretion) of Term Loans of any or all applicable Classes will be accepted for exchange.

(c) In connection with each Permitted Debt Exchange, the Borrower and the Auction Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.17 and without conflict with Section 2.17(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Auction Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

SECTION 3. Letters of Credit.

3.1. Issuance of Letters of Credit.

(a) Revolving Letters of Credit. (i) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Conversion Date and prior to the Revolving L/C Maturity Date, each Revolving Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, to issue upon the request of the Borrower and (x) for the direct or indirect benefit of the Borrower and its direct or indirect Subsidiaries and (y) for the direct or indirect benefit of any direct or indirect parent of the Borrower or any Subsidiaries of such direct or indirect parent (or any Person which was a Subsidiary of a direct or indirect parent of the DIP Borrower on the Closing Date) so long as the aggregate Stated Amount of all Letters of Credit issued for such parent and its other Subsidiaries’ (or such other Persons’) benefit (excluding Letters of Credit issued to support the obligations of such direct or indirect parent or its other Subsidiaries which obligations were entered into primarily to benefit the business of Borrower and its Subsidiaries) does not exceed $50,000,000 at any time, a letter of credit or letters of credit (the “Revolving Letters of Credit” and each, a “Revolving Letter of Credit”) in such form and with such Issuer Documents as may be approved by such Revolving Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant, and jointly and severally liable with respect to each Revolving Letter of Credit issued for the account of such Subsidiary or such direct or indirect parent and its other Subsidiaries; provided further that Revolving Letters of Credit issued for the direct or indirect benefit of such direct or indirect parent and its other Subsidiaries other than the Borrower and its Restricted Subsidiaries shall be subject to Section 10.5 hereof; provided further that each Revolving Letter of Credit Issuer that is an issuer of DIP Revolving Letters of Credit on the Conversion Date shall be deemed to have issued Revolving Letters of Credit on the Conversion Date as provided in Section 3.10. Notwithstanding anything to the contrary contained herein, (i) none of Barclays Bank PLC, Credit Suisse Securities (USA) LLC, UBS AG, Stamford Branch or any Affiliate thereof that is a Revolving Letter of Credit Issuer shall be required to issue trade or commercial Revolving Letters of Credit under this Agreement and (ii) none of Barclays Bank PLC or any Affiliate thereof shall be required to issue any Revolving Letter of Credit that provides for payment less than three Business Days after receipt of a draw request from the applicable beneficiary (unless Barclays Bank PLC or such Affiliate otherwise agrees in its sole discretion).

(ii) Notwithstanding the foregoing, (A) no Revolving Letter of Credit shall be issued the Stated Amount of which, when added to the Revolving Letters of Credit

Outstanding in respect of all Revolving Letters of Credit at such time, would exceed the Revolving Letter of Credit Commitment then in effect; (B) no Revolving Letter of Credit shall be issued the Stated Amount of which, when added to the Revolving Letters of Credit Outstanding with respect to all Revolving Letters of Credit would cause the aggregate amount of the Revolving Credit Exposures at such time to exceed the Total Revolving Credit Commitment then in effect; (C) no Revolving Letter of Credit shall be issued (or deemed issued) by any Revolving Letter of Credit Issuer the Stated Amount of which, when added to the Revolving Letters of Credit Outstanding with respect to such Revolving Letter of Credit Issuer, would exceed the Specified Revolving Letter of Credit Commitment of such Revolving Letter of Credit Issuer then in effect; (D) each Revolving Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Revolving Letter of Credit Issuer, or if issued to replace existing Revolving Letters of Credit with a maturity of longer than one year, or as provided under Section 3.2(b) and (y) the Revolving L/C Maturity Date; (E) each Revolving Letter of Credit shall be denominated in Dollars; (F) no Revolving Letter of Credit shall be issued if it would be illegal under any Applicable Law for the beneficiary of the Revolving Letter of Credit to have a Revolving Letter of Credit issued in its favor; and (G) no Revolving Letter of Credit shall be issued after the relevant Revolving Letter of Credit Issuer has received a written notice from the Borrower or the Administrative Agent or the Required Lenders stating that a Default or an Event of Default has occurred and is continuing until such time as such Revolving Letter of Credit Issuer shall have received a written notice (x) of rescission of such notice from the party or parties originally delivering such notice, (y) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (z) that such Default or Event of Default is no longer continuing.

(b) Term Letters of Credit. (i) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Conversion Date and prior to the Term L/C Termination Date, each Term Letter of Credit Issuer agrees to issue upon the request of the Borrower and (x) for the direct or indirect benefit of the Borrower and its Subsidiaries and (y) for the direct or indirect benefit of any direct or indirect parent of the Borrower and its other Subsidiaries (or any Person which was a Subsidiary of a direct or indirect parent of the DIP Borrower on the Closing Date) so long as the aggregate Stated Amount of all Letters of Credit issued for such parent and its other Subsidiaries’ (or such other Persons’) benefit (excluding Letters of Credit issued to support the obligations of the direct or indirect parent or its other Subsidiaries which obligations were entered into primarily to benefit the business of Borrower and its Subsidiaries) does not exceed $50,000,000, a letter of credit or letters of credit (the “Term Letters of Credit” and each a “Term Letter of Credit”) in such form and with such Issuer Documents as may be approved by such Term Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Term Letter of Credit issued for the account of such Subsidiary or the direct or indirect parent and its other Subsidiaries; provided further that Term Letters of Credit issued for the direct or indirect benefit of such direct or indirect parent and its other Subsidiaries other than the Borrower and the Restricted Subsidiaries shall be subject to Section 10.5; provided further that each Term Letter of Credit Issuer that is an issuer of DIP Term Letters of Credit on the Conversion Date shall be deemed to have issued Term Letters of Credit on the Conversion Date as provided in Section 3.10 and, in the case of Citibank, N.A. and its Affiliates only, shall have no further obligation after the Conversion Date to issue or renew any Term Letter of Credit. Notwithstanding anything to the contrary contained herein, (i) none of Barclays Bank PLC or any Affiliate thereof that is a Term Letter of Credit Issuer shall be required to issue trade or commercial Term Letters of Credit under this Agreement and (ii) none of Barclays Bank PLC or any Affiliate thereof shall be required to issue any Term Letter of Credit that provides for payment less than three Business Days after receipt of a draw request from the applicable beneficiary (unless Barclays Bank PLC or such Affiliate otherwise agrees in its sole discretion).

(ii) Notwithstanding the foregoing, (A) no Term Letter of Credit shall be issued, the Stated Amount of which, when added to the Term Letters of Credit Outstanding in respect of all Term Letters of Credit at such time, would exceed the lesser of (x) the Term Letter of Credit Commitment then in effect and (y) the Term C Loan Collateral Account Balance, (B) subject to the provisions of Section 3.9, no Term Letter of Credit (other than a Citibank Term Letter of Credit) shall be issued (or deemed issued) by any Term Letter of Credit Issuer the Stated Amount of which, when added to the Term Letters of Credit Outstanding with respect to such Term Letter of Credit Issuer, would exceed the Specified Term Letter of Credit Commitment of such Term Letter of Credit Issuer then in effect, (C) no Term Letter of Credit shall be issued (or deemed issued) by any Term Letter of Credit Issuer the Stated Amount of which, when added to the Term Letters of Credit Outstanding with respect to such Term Letter of Credit Issuer, would exceed the Term C Loan Collateral Account Balance of such Term Letter of Credit Issuer, (D) each Term Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Term Letter of Credit Issuer or as provided under Section 3.2(b) and (y) the Term L/C Termination Date, (E) each Term Letter of Credit shall be denominated in Dollars, (F) no Term Letter of Credit shall be issued if it would be illegal under any Applicable Law for the beneficiary of the Term Letter of Credit to have a Term Letter of Credit issued in its favor, and (G) no Term Letter of Credit shall be issued after the Term Letter of Credit Issuer has received a written notice from the Borrower, the Administrative Agent or the Required Lenders stating that a Default or an Event of Default has occurred and is continuing until such time as the Term Letter of Credit Issuer shall have received a written notice (x) of rescission of such notice from the party or parties originally delivering such notice, (y) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (z) that such Default or Event of Default is no longer continuing; provided, however, that the Stated Amount of any Term Letter of Credit with respect to which another Term Letter of Credit is to be (or has been) issued to replace such Term Letter of Credit shall be excluded in calculating the Term Letters of Credit Outstanding in connection with any determination of compliance with clause (A)(x) above, so long as (and only so long as) the Term L/C Cash Coverage Requirement (determined without regard to the proviso following the definition thereof) shall, at all times prior to the termination and cancellation of the Term Letter of Credit that is being (or has been) replaced (as notified to the Administrative Agent and the Borrower by the Term Letter of Credit Issuer thereof), be satisfied (including with respect to the Term Letter of Credit that is being (or has been) replaced and the related replacement Term Letter of Credit).

3.2. Letter of Credit Requests.

(a) Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the applicable Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. at least two (or such shorter time as may be agreed upon by the Administrative Agent and such Letter of Credit Issuer) Business Days prior to the proposed date of issuance. Each notice shall be executed by the Borrower, shall specify whether such Letter of Credit is to be a Revolving Letter of Credit or Term Letter of Credit and shall be in the form of Exhibit G, or such other form (including by electronic or fax transmission) as agreed between the Borrower, the Administrative Agent and the applicable Letter of Credit Issuer (each a “Letter of Credit Request”).

(b) If the Borrower so requests in any applicable Letter of Credit Request, any Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit)

by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by a Letter of Credit Issuer, the Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Borrower and, in the case of Revolving Letters of Credit, the Revolving Credit Lenders, and in the case of Term Letters of Credit, the Lenders shall be deemed to have authorized (but may not require) such Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than, in the case of any Revolving Letter of Credit, the Revolving L/C Maturity Date, and in the case of any Term Letter of Credit, the Term L/C Termination Date; provided, however, that such Letter of Credit Issuer shall not permit any such extension if (A) such Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) of either Sections 3.1(a) or (b), as applicable, or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied (or waived), and in each such case directing such Letter of Credit Issuer not to permit such extension. For the avoidance of doubt, Citibank, N.A. and its Affiliates shall in no event be required to renew Citibank Term Letters of Credit, and may send notices of non-renewal to the beneficiaries of Citibank Term Letters of Credit, notwithstanding any other term or provision hereof; provided that Citibank, N.A. and any Affiliate thereof that sends any such notice of non-renewal shall have provided written notice of any such notice of non-renewal to the Borrower no less than five Business Days prior to sending such notice of non-renewal to the applicable beneficiary.

(c) Each Letter of Credit Issuer shall, at least once each month, provide the Administrative Agent a list of all Letters of Credit (including any Existing Letter of Credit) issued by it that are outstanding at such time and specifying whether such Letters of Credit are Revolving Letters of Credit or Term Letters of Credit; provided that (i) upon written request from the Administrative Agent, such Letter of Credit Issuer shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Letter of Credit Issuer and specifying whether such Letters of Credit are Revolving Letters of Credit or Term Letters of Credit and (ii) the failure of a Letter of Credit Issuer to provide such list (A) shall not result in any liability of such Letter of Credit Issuer to any Person and (B) shall not impair or otherwise affect the liability or obligation of any Credit Party in respect of any Letter of Credit.

(d) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(a)(ii) or Section 3.1(b)(ii), as applicable.

3.3. Revolving Letter of Credit Participations.

(a) Immediately upon the issuance by the Revolving Letter of Credit Issuer of any Revolving Letter of Credit, the Revolving Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, a “Revolving L/C Participant”), and each such Revolving L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Revolving Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, in each Revolving Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (each, a “Revolving L/C Participation”) pro rata based on such Revolving L/C Participant’s Revolving Credit Commitment Percentage (determined without regard to the Class of Revolving Credit Commitments held by such Lender), and any security therefor or guaranty pertaining thereto.

(b) In determining whether to pay under any Revolving Letter of Credit, the Revolving Letter of Credit Issuer shall have no obligation relative to the Revolving L/C Participants other than to confirm that (i) any documents required to be delivered under such Revolving Letter of Credit have been delivered, (ii) the Revolving Letter of Credit Issuer has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Revolving Letter of Credit. Any action taken or omitted to be taken by the Revolving Letter of Credit Issuer under or in connection with any Revolving Letter of Credit issued by it, if taken or omitted in the absence of gross negligence, bad faith, willful misconduct or a material breach by the Revolving Letter of Credit Issuer of any Credit Document, shall not create for the Revolving Letter of Credit Issuer any resulting liability.

(c) Whenever the Revolving Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Revolving Letter of Credit Issuer any payments from the Revolving L/C Participants, the Revolving Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Revolving L/C Participant that has paid its Revolving Credit Commitment Percentage (determined without regard to the Class of Revolving Credit Commitments held by such Lender) of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such Revolving L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such Revolving L/C Participant to the aggregate amount funded by all Revolving L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective Revolving L/C Participations at the Overnight Rate. For the avoidance of doubt, all distributions under this Section 3.3(c) shall be made to each Lender with a Revolving Credit Commitment pro rata based on each such Lender’s Revolving Credit Commitment Percentage without regard to the Class of Revolving Credit Commitments held by such Lender.

(d) The obligations of the Revolving L/C Participants to make payments to the Administrative Agent for the account of the Revolving Letter of Credit Issuer with respect to Revolving Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Revolving Letter of Credit, any transferee of any Revolving Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Revolving Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Revolving Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Revolving Letter of Credit);

(iii) any draft, certificate or any other document presented under any Revolving Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default;

provided, however, that no Revolving L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Revolving Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Revolving Letter of Credit Issuer under a Revolving Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct by the Revolving Letter of Credit Issuer.

3.4. Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the applicable Letter of Credit Issuer, by making payment in Dollars to the Administrative Agent in immediately available funds, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement, if such Letter of Credit Issuer provides written notice to the Borrower of such payment or disbursement prior to 10:00 a.m. (New York City time) on such next succeeding Business Day or (ii) if such notice is received after such time, on the first Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, the “Reimbursement Date”), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the Overnight Rate; provided that, notwithstanding anything contained in this Agreement to the contrary, (i) in the case of any Unpaid Drawings under any Revolving Letters of Credit, (A) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 10:00 a.m. on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Revolving Letters of Credit, the Lenders with Revolving Credit Commitments make Revolving Credit Loans (which shall be ABR Loans) on the Reimbursement Date in the amount of such Unpaid Drawing and (B) the Administrative Agent shall promptly notify each Revolving Credit Lender of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof (without regard to the Minimum Borrowing Amount), and each Revolving L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage (determined without regard to the Class of Revolving Credit Commitments held by such Lender) of the applicable Unpaid Drawing by 2:00 p.m. on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent and the Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the relevant Letter of Credit Issuer for the related Unpaid Drawing or (ii) in the case of any Unpaid Drawing under any Term Letter of Credit, unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 10:00 a.m. on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with its own funds, the Collateral Agent shall (or shall instruct the Collateral Trustee to) instruct the applicable Depositary Bank to cause the amounts on deposit in the applicable Term C Loan Collateral Account to be disbursed to the applicable Term Letter of Credit Issuer for application to repay in full the amount of such Unpaid Drawing. For the avoidance of doubt, all Borrowings of Revolving Credit Loans under this Section 3.4(a) shall be made by each Lender with a Revolving Credit Commitment pro rata based on each such Lender’s Revolving Credit Commitment Percentage (determined without regard to Class of Revolving Credit Commitments held by such Lender).

In the event that the Borrower fails to Cash Collateralize any Revolving Letter of Credit that is outstanding on the Revolving L/C Maturity Date, the full amount of the Revolving Letters of Credit Outstanding in respect of such Revolving Letter of Credit shall be deemed to be an Unpaid

Drawing subject to the provisions of this Section 3.4 except that the Revolving Letter of Credit Issuer shall hold the proceeds received from the Lenders as contemplated above as cash collateral for such Revolving Letter of Credit to reimburse any Drawing under such Revolving Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Revolving Letter of Credit following the Revolving L/C Maturity Date, second, to the extent such Revolving Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuers with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against any Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as a Revolving L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting gross negligence, bad faith, willful misconduct or a material breach by such Letter of Credit Issuer (or any of its Related Parties) of any Credit Document.

3.5. Increased Costs. If after the Closing Date, the adoption of any Applicable Law, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by a Letter of Credit Issuer or any Revolving L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by any Letter of Credit Issuer, or any Revolving L/C Participant’s Revolving L/C Participation therein, or (b) impose on any Letter of Credit Issuer or any Revolving L/C Participant any other conditions or liabilities affecting its obligations under this Agreement in respect of Letters of Credit or Revolving L/C Participations therein or any Letter of Credit or such Revolving L/C Participant’s Revolving L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Revolving L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Revolving L/C Participant hereunder (other than any such increase or reduction attributable to (i) Indemnified Taxes and Taxes indemnifiable under Section 5.4, (ii) net income Taxes and franchise and excise Taxes (imposed in lieu of net income Taxes) imposed on any Letter of Credit Issuer or such Revolving L/C Participant or (iii) Taxes included under clauses (c) through (f) of the definition of “Excluded Taxes”) in respect of Letters of Credit or Revolving L/C Participations therein, then, promptly after receipt of written demand to the Borrower by such Letter of Credit Issuer or such Revolving L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such Revolving L/C Participant to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such Revolving L/C Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such Revolving L/C Participant for such increased cost or reduction, it being understood and agreed, however, that any Letter of Credit Issuer or a Revolving L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or a Revolving L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Revolving L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Revolving L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error. Notwithstanding the foregoing, no Letter of Credit Issuer or Revolving L/C Participant shall demand compensation pursuant to this Section 3.5 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities.

3.6. New or Successor Letter of Credit Issuer.

(a) Subject to the appointment and acceptance of a successor Letter of Credit Issuer as provided in this paragraph (with the consent of the Borrower, not to be unreasonably withheld or delayed), any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may add Revolving Letter of Credit Issuers and/or Term Letter of Credit Issuers at any time upon notice to the Administrative Agent. If a Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit under the applicable Credit Facility or a new Letter of Credit Issuer under the applicable Credit Facility, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, denied, conditioned or delayed), another successor or new issuer of Letters of Credit under the applicable Credit Facility, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Revolving Letter of Credit Issuer or Term Letter of Credit Issuer, as applicable, hereunder, and the term “Revolving Letter of Credit Issuer” or “Term Letter of Credit Issuer”, as applicable, shall mean such successor or include such new issuer of Letters of Credit under the applicable Credit Facility effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees owing to such Letter of Credit Issuer pursuant to Section 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Revolving Letter of Credit Issuer” or “Term Letter of Credit Issuer”, as applicable, hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) in the case of Revolving Letters of Credit, the Borrower shall cause the successor issuer of Revolving Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Revolving Letter of Credit Issuer, to issue “back-stop” Revolving Letters of Credit naming the resigning or replaced Revolving Letter of Credit Issuer as beneficiary for each outstanding Revolving Letter of Credit issued by the resigning or replaced Revolving Letter of Credit Issuer, which new Revolving Letters of Credit shall have a face amount equal to the Revolving Letters of Credit being back-stopped and the sole requirement for drawing on such new Revolving Letters of Credit shall be a drawing on the corresponding back-stopped Revolving Letters of

Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7. Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any Drawing under a Letter of Credit, the relevant Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(d); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against a Letter of Credit Issuer, and such Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct, gross negligence, bad faith or a material breach by such Letter of Credit Issuer of any Credit Document or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Letter of Credit Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8. Cash Collateral.

(a) Upon the written request of the Required Revolving Credit Lenders if, as of the Revolving L/C Maturity Date, (i) there are any Revolving Letters of Credit Outstanding or (ii) the provisions of Section 2.16(b)(ii) are in effect, the Borrower shall promptly Cash Collateralize the then Revolving Letters of Credit Outstanding (determined in the case of Cash Collateral provided pursuant to clause (ii) above, after giving effect to Section 2.16(b)(i)).

(b) If any Event of Default shall occur and be continuing, the Required Revolving Credit Lenders may require that the Revolving L/C Obligations be Cash Collateralized.

(c) For purposes of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Revolving Letter of Credit Issuers as collateral for the Revolving L/C Obligations, cash or deposit account balances (“Cash Collateral”) in an amount equal to 100% of the amount of the Revolving Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Borrower and the Revolving Letter of Credit Issuers (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such terms have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Revolving Letter of Credit Issuers, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the documentation in form and substance reasonably satisfactory to the Administrative Agent, the Revolving Letter of Credit Issuers (which documents are hereby consented to by the Revolving Credit Lenders). Such cash collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Administrative Agent (with the interest accruing for the benefit of the Borrower).

3.9. Term C Loan Collateral Account. On the Closing Date, the Borrower established a Term C Loan Collateral Account for the benefit of each Term Letter of Credit Issuer on the Closing Date (including the Deutsche Bank Term C Loan Collateral Account, the Barclays Term C Loan Collateral Account and the Citibank Term C Loan Collateral Account) for the purpose of cash collateralizing the Borrower’s obligations (including Term L/C Obligations) to such Term Letter of Credit Issuer in respect of the Term Letters of Credit issued or to be issued by such Term Letter of Credit Issuer. On the Closing Date, the proceeds of the Term C Loans, together with other funds (if any) provided by the Borrower, were deposited into the applicable Term C Loan Collateral Accounts such that the Term C Loan Collateral Account Balance of the Term C Loan Collateral Account established for the benefit of each Term Letter of Credit Issuer equaled at least the Term Letters of Credit Outstanding of such Term Letter of Credit Issuer. After the Conversion Date, the Borrower may establish additional Term C Loan Collateral Accounts for the benefit of any additional Term Letter of Credit Issuer for the purpose of cash collateralizing the Borrower’s obligations to such Term Letter of Credit Issuer in respect of the Term Letters of Credit issued or to be issued by such Term Letter of Credit Issuer, and may transfer all or any portion of the funds in any Term C Loan Collateral Account to any other Term C Loan Collateral Account (including between the Deutsche Bank Term C Loan Collateral Account, the Barclays Term C Loan Collateral Account and the Citibank Term C Loan Collateral Account), subject to the satisfaction (or waiver) of the conditions set forth in this Section 3.9 (and each Term Letter of Credit Issuer and the Collateral Agent agrees to (or shall instruct the Collateral Trustee to) instruct the applicable Depositary Bank to transfer such funds at the discretion of the Borrower within one Business Day after the Borrower has provided notice to make such transfer); provided that each Term Letter of Credit Issuer may require that the Depositary Bank for the Term C Loan Collateral Account corresponding to its Term L/C Obligations is such Term Letter of Credit Issuer or an Affiliate thereof. The Borrower agrees that at all times, and shall immediately cause additional funds to be deposited and held in the Term C Loan Collateral Accounts from time to time in order that (A) the Term C Loan Collateral Account Balance for all Term C Loan Collateral Accounts shall at least equal the Term Letters of Credit Outstanding with respect to all Term Letters of Credit and (B) the Term C Loan Collateral Account Balance of each Term C Loan Collateral Account established for the benefit of a Term Letter of Credit Issuer shall equal at least the Term Letters of Credit Outstanding of such Term Letter of Credit Issuer (the “Term L/C Cash Coverage Requirement”); provided that in the case of clause (B), such requirement shall be deemed to have been met at such time if the Borrower shall have instructed that funds held in one Term C Loan Collateral Account be transferred to the Term C Loan Collateral Account established for the benefit of another Term Letter of Credit Issuer so long as after giving effect to such transfer, the Term L/C Cash

Coverage Requirement shall have been met. The Borrower hereby grants to the Collateral Representative, for the benefit of all Term Letter of Credit Issuers, a security interest in the Term C Loan Collateral Accounts and all cash and balances therein and all proceeds of the foregoing, as security for the Term L/C Obligations (including the Term Letter of Credit Reimbursement Obligations) (and, in addition, grants a security interest therein, for the benefit of the Secured Parties as collateral security for the RCT Reclamation Obligations and the other First Lien Obligations; provided that (w) amounts on deposit in the Citibank Term C Loan Collateral Account shall be applied, first, to repay the Term L/C Obligations (including any Term Letter of Credit Reimbursement Obligations) in respect of Citibank Term Letters of Credit, second, to repay the Term L/C Obligations in respect of all other Term Letters of Credit and, then, to repay the RCT Obligations and all other First Lien Obligations as provided in Section 11.12, (x) amounts on deposit in the Deutsche Bank Term C Loan Collateral Account shall be applied, first, to repay the Term L/C Obligations in respect of Deutsche Bank Term Letters of Credit, second, to repay the Term L/C Obligations in respect of all other Term Letters of Credit and, then, to repay the RCT Obligations and all other First Lien Obligations as provided in Section 11.12, (y) amounts on deposit in the Barclays Term C Loan Collateral Account shall be applied, first, to repay the Term L/C Obligations in respect of Barclays Term Letters of Credit, second, to repay the Term L/C Obligations in respect of all other Term Letters of Credit and, then, to repay the RCT Obligations and all other First Lien Obligations as provided in Section 11.12 and (z) amounts on deposit in any other Term C Loan Collateral Account shall be applied, first, to repay the corresponding Term L/C Obligations (including Term Letter of Credit Reimbursement Obligations) owing to the applicable Term Letter of Credit Issuer, second, to repay the Term L/C Obligations in respect of all other Term Letters of Credit and, then, to repay the RCT Obligations and all other First Lien Obligations as provided in Section 11.12). Except as expressly provided herein or in any other Credit Document, no Person shall have the right to make any withdrawal from any Term C Loan Collateral Account or to exercise any right or power with respect thereto; provided that at any time the Borrower shall fail to reimburse any Term Letter of Credit Issuer for any Unpaid Drawing in accordance with Section 3.4(a), the Borrower hereby absolutely, unconditionally and irrevocably agrees that the Collateral Agent shall be entitled to instruct (and shall be entitled to instruct the Collateral Trustee to instruct) the applicable depositary bank (each, a “Depositary Bank”) of the applicable Term C Loan Collateral Account to withdraw therefrom and pay to such Term Letter of Credit Issuer amounts equal to such Unpaid Drawings. Amounts in any Term C Loan Collateral Account shall be invested by the applicable Depositary Bank in Term L/C Permitted Investments (and as reasonably agreed by the applicable Depositary Bank under the applicable depositary agreement) in the manner instructed by the Borrower (and agreed to by such Depositary Bank) (and returns shall accrue for the benefit of the Borrower); provided, however, that the applicable Depositary Bank shall determine such investments in Term L/C Permitted Investments during the existence of any Event of Default as long as made in Term L/C Permitted Investments, it being understood and agreed that neither the Borrower nor the applicable Depositary Bank nor any other Person may direct the investment of funds in any Term C Loan Collateral Account in any assets other than Term L/C Permitted Investments. The Borrower shall bear the risk of loss of principal with respect to any investment in any Term C Loan Collateral Account. So long as no Event of Default shall have occurred and be continuing and subject to the satisfaction of the Term L/C Cash Coverage Requirement for each Term Letter of Credit Issuer after giving effect to any such release, upon at least three Business Days’ prior written notice to the Collateral Agent and the Administrative Agent, the Borrower may, at any time and from time to time, request release of and payment to the Borrower of (and the Collateral Agent hereby agrees to instruct (or to instruct the Collateral Trustee to instruct) the applicable Depositary Bank to release and pay to the Borrower) any amounts on deposit in the Term C Loan Collateral Accounts (as reduced by the aggregate amounts, if any, withdrawn by the Term Letter of Credit Issuers and not subsequently deposited by the Borrower) in excess of the Term Letter of Credit Commitment at such time (provided that the Collateral Agent shall have received prior confirmation of the amount of such excess from the Administrative Agent). In addition, the Collateral Agent hereby agrees to instruct (or to instruct the Collateral Trustee to instruct) the Depositary Bank to release and pay to the Borrower amounts (if any) remaining on deposit in the

Term C Loan Collateral Accounts after the termination or cancellation of all Term Letters of Credit, the termination of the Term Letter of Credit Commitment and the repayment in full of all outstanding Term C Loans and Term L/C Obligations.

3.10. DIP Letters of Credit. Subject to the terms and conditions hereof, (i) each DIP Revolving Letter of Credit that is outstanding on the Conversion Date, listed on Schedule 1.1(b) shall, effective as of the Conversion Date and without any further action by the Borrower, be continued (and deemed issued) as a Revolving Letter of Credit hereunder and from and after the Conversion Date shall be deemed a Revolving Letter of Credit for all purposes hereof and shall be subject to and governed by the terms and conditions hereof and (ii) each DIP Term Letter of Credit that is outstanding on the Conversion Date, listed on Schedule 1.1(b) shall, effective as of the Conversion Date and without any further action by the Borrower, be continued (and deemed issued) as a Term Letter of Credit hereunder and from and after the Conversion Date shall be deemed a Term Letter of Credit for all purposes hereof and shall be subject to and governed by the terms and conditions hereof.

3.11. Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant Letter of Credit Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an DIP Term Letter of Credit or a DIP Revolving Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial letter of credit, and in each case to the extent not inconsistent with the above referred rules, the laws of the State of New York shall apply to each Letter of Credit.

3.12. Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any security granted pursuant to any Issuer Document shall be void.

3.13. Letters of Credit Issued for Others. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Borrower’s Subsidiaries or the direct or indirect parent of Borrower or its other Subsidiaries, the Borrower shall be obligated to reimburse the relevant Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries or the direct or indirect parent of the Borrower or its other Subsidiaries, inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of its Subsidiaries or its direct or indirect parent and its other Subsidiaries.

SECTION 4. Fees; Commitments.

4.1. Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Revolving Credit Commitment Fee”) for each day from the Closing Date to, but excluding, the Revolving Credit Termination Date. The Revolving Credit Commitment Fee shall be earned, due and payable by the Borrower (x) quarterly in arrears on the tenth Business Day following the end of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the applicable Revolving Credit Commitment Fee Rate in effect on such day on the applicable portion of the Available Revolving Commitment in effect on such day.

(b) In the event that, prior to the six month anniversary of the Closing Date, the Borrower (x) makes any prepayment or repayment of Initial Term Loans or Initial Term C Loans in connection with any Repricing Transaction or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders holding Initial Term Loans or Initial Term C Loans, as applicable, (I) a prepayment premium of 1.00% of the principal amount of the Initial Term Loans and Initial Term C Loans being prepaid in connection with such Repricing Transaction and (II) in the case of clause (y), an amount equal to 1.00% of the aggregate amount of the applicable Initial Term Loans and Initial Term C Loans of non-consenting Lenders outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such amendment.

(c) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of each Revolving Credit Lender pro rata on the basis of their respective Revolving Letter of Credit Exposure, a fee in respect of each Revolving Letter of Credit (the “Revolving Letter of Credit Fee”), for the period from the date of issuance of such Revolving Letter of Credit to the termination or expiration date of such Revolving Letter of Credit computed at the per annum rate for each day equal to the product of (x) the Applicable LIBOR Margin for Revolving Credit Loans and (y) the average daily Stated Amount of such Revolving Letter of Credit. The Revolving Letter of Credit Fee shall be due and payable (x) quarterly in arrears on the tenth Business Day following the end of each March, June, September and December and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above). If there is any change in the Applicable LIBOR Margin during any quarter, the daily maximum amount of each Revolving Letter of Credit shall be computed and multiplied by the Applicable LIBOR Margin separately for each period during such quarter that such Applicable LIBOR Margin was in effect.

(d) The Borrower agrees to pay to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.25% per annum, on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and such Letter of Credit Issuer). Such Fronting Fees shall be earned, due and payable by the Borrower (x) quarterly in arrears on the tenth Business Day following the end of each March, June, September and December and (y) (1) in the case of Revolving Letters of Credit, on the later of (A) the Revolving Credit Termination Date and (B) the day on which the Revolving Letters of Credit Outstanding shall have been reduced to zero and (2) in the case of Term Letters of Credit, the Term C Loan Maturity Date or, if earlier, (I) in the case of any Term Letter of Credit, the date upon which the Term Letter of Credit Commitment terminates and the Term Letter of Credit Outstanding shall have been reduced to zero or (II) in the case of any Term Letter of Credit constituting a DIP Term Letter of Credit, the date on which such DIP Term Letter of Credit is cancelled or replaced.

(e) The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(f) The Borrower agrees to pay directly to the Administrative Agent for its own account the administrative agent fees as set forth in the Fee Letter.

(g) Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1 (subject to Section 2.16).

4.2. Voluntary Reduction of Revolving Credit Commitments, Revolving Letter of Credit Commitments and Term Letter of Credit Commitments.

(a) Upon at least one Business Day’s prior revocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Revolving Credit Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such termination or reduction of Revolving Credit Commitments of any Class shall apply proportionately and permanently to reduce the Revolving Credit Commitments of each of the Revolving Credit Lenders of such Class, except that, notwithstanding the foregoing, the Borrower may allocate any termination or reduction of Revolving Credit Commitments in its sole discretion among the Classes of Revolving Credit Commitments as the Borrower may specify, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least the Minimum Borrowing Amount and (c) after giving effect to such termination or reduction and to any prepayments of the Revolving Credit Loans or cancellation or Cash Collateralization of Revolving Letters of Credit made on the date thereof in accordance with this Agreement (including pursuant to Section 5.2(b)), the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment.

(b) [Reserved].

(c) Upon at least one Business Day’s prior revocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Revolving Letter of Credit Issuers (which notice the Administrative Agent shall promptly transmit to each of the Revolving Credit Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, (i) the Revolving Letters of Credit Outstanding with respect to all Revolving Letters of Credit, after giving effect to Cash Collateralization of Revolving Letters of Credit, shall not exceed the Revolving Letter of Credit Commitment and (ii) the Revolving Letters of Credit Outstanding with respect to each Revolving Letter of Credit Issuer shall not exceed the Specified Revolving Letter of Credit Commitment of such Revolving Letter of Credit Issuer.

(d) Upon at least one Business Day’s prior revocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Term Letter of Credit Issuers (which notice the Administrative Agent shall promptly transmit to each of the Term C Loan Lenders), the Borrower shall have the right, without premium or penalty (except as provided in Section 4.1(b)), on any day, permanently to terminate or reduce the Term Letter of Credit Commitment in whole or in part; provided that, immediately upon any such termination or reduction, (i) the Borrower shall prepay the Term C Loans in an aggregate principal amount equal to the aggregate amount of the Term Letter of Credit Commitment so terminated or reduced in accordance with the requirements of Sections 5.1 and 5.2(d) and (ii) the Term Letters of Credit Outstanding with respect to each Term Letter of Credit Issuer with a Specified Term Letter of Credit Commitment shall not exceed the Specified Term Letter of Credit Commitment of such Term Letter of Credit Issuer.

4.3. Mandatory Termination or Reduction of Commitments.

(a) The Revolving Credit Commitment shall terminate at 5:00 p.m. on the Revolving Credit Maturity Date.

(b) The Term Letter of Credit Commitment shall be reduced by the amount of any prepayment or repayment of principal of Term C Loans pursuant to Section 2.5(a), 5.1 or 5.2 and the

Borrower shall be permitted to withdraw an amount up to the amount of such prepayment or repayment from the Term C Loan Collateral Accounts to complete such prepayment or repayment; provided that after giving effect to such withdrawal, the Term L/C Cash Coverage Requirement shall be satisfied

SECTION 5. Payments.

5.1. Voluntary Prepayments. The Borrower shall have the right to prepay Term Loans, Term C Loans, and Revolving Credit Loans, without premium or penalty (other than as provided in Section 4.1(b) and amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of LIBOR Loans made on any date other than the last day of the applicable Interest Period), in whole or in part, from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office revocable written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and, in the case of LIBOR Loans, the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 1:00 p.m. (x) one Business Day prior to (in the case of ABR Loans) or (y) three Business Days prior to (in the case of LIBOR Loans), (b) each partial prepayment of any Borrowing of Term Loans, Term C Loans or Revolving Credit Loans shall be in a multiple of $1,000,000 and in an aggregate principal amount of at least $5,000,000; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day prior to the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any tranche of Term Loans and Term C Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans or Term C Loans, as applicable, in such manner as the Borrower may determine and (b) in the case of Term Loans, applied to reduce Repayment Amounts in such order as the Borrower may determine. In the event that the Borrower does not specify the order in which to apply prepayments of Term Loans to reduce Term Loan Repayment Amounts or prepayments of Term Loans or Term C Loans as between Classes of Term Loans or Term C Loans, as applicable, the Borrower shall be deemed to have elected that (i) in the case of Term Loans, such prepayment be applied to reduce the Term Loan Repayment Amounts in direct order of maturity on a pro rata basis with the applicable Class or Classes, if a Class or Classes were specified, or among all Classes of Term Loans then outstanding, if no Class was specified and (ii) in the case of Term C Loans, among all Classes of Term C Loans then outstanding. All prepayments under this Section 5.1 shall also be subject to the provisions of Section 5.2(d) or (e), as applicable. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

5.2. Mandatory Prepayments.

(a) Loan Prepayments. (i) On each occasion that a Prepayment Event (other than a Debt Incurrence Prepayment Event or a New Debt Incurrence Prepayment Event) occurs, the Borrower shall, within ten Business Days after the receipt of Net Cash Proceeds of such Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within three Business Days after the Deferred Net Cash Proceeds Payment Date), prepay (or cause to be prepaid) (subject to Section 11.12 when applicable), in accordance with clauses (c) and (d) below, Loans in a principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event.

(ii) On each occasion that a Debt Incurrence Prepayment Event occurs, the Borrower shall, within ten Business Days after the receipt of the Net Cash Proceeds from the occurrence of such Debt Incurrence Prepayment Event, prepay Loans in accordance with clauses (c) and (d) below.

(iii) On each occasion that a New Debt Incurrence Prepayment Event occurs, the Borrower shall, within five Business Days after the receipt of the Net Cash Proceeds from the occurrence of such New Debt Incurrence Prepayment Event, (A) with respect to a New Debt Incurrence Prepayment Event resulting from the incurrence of Indebtedness pursuant to Section 10.1(y)(i) at the Borrower’s election as to the allocation of such Net Cash Proceeds as among any and all of the following Classes, (x) prepay any Class or Classes of Term Loans as selected by Borrower, (y) prepay, at the Borrower’s option, any Class or Classes of Revolving Credit Loans (and permanently reduce and terminate the related Revolving Credit Commitments in the amount of the Net Cash Proceeds allocated to the prepayment of such Class or Classes of Revolving Credit Loans) and/or (z) prepay any Class or Classes of Term C Loans as directed by Borrower and (B) with respect to each other New Debt Incurrence Prepayment Event, prepay the applicable Class or Classes of Term Loans, Term C Loans or Revolving Credit Loans that are the subject of the applicable Refinanced Debt, Replaced Revolving Loans, Refinanced Term Loans or Refinanced Term C Loans, as applicable, in each case in a principal amount equal to 100% of the Net Cash Proceeds from such New Debt Incurrence Prepayment Event.

(b) Repayment of Revolving Credit Loans. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures (collectively, the “Aggregate Revolving Credit Outstandings”) for any reason exceeds 100% of the Total Revolving Credit Commitment then in effect, the Borrower shall, forthwith repay within one Business Day of written notice thereof from the Administrative Agent, the principal amount of the Revolving Credit Loans in an amount necessary to eliminate such deficiency. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans, the Aggregate Revolving Credit Outstandings exceed the Total Revolving Credit Commitment then in effect, the Borrower shall Cash Collateralize the Revolving L/C Obligations to the extent of such excess.

(c) Application to Repayment Amounts. Each prepayment of Loans required by Section 5.2(a) (except as provided in Section 5.2(a)(ii)) shall be allocated (i) first, to the Term Loans then outstanding (ratably to each Class of Term Loans (or on a less than ratable basis, if agreed to by the Lenders providing such Class of Term Loans) based on then remaining principal amounts of the respective Classes of Term Loans then outstanding) until paid in full, (ii) second, to the Term C Loans then outstanding (ratably to each Class of Term C Loans (or on a less than ratable basis, if agreed by the Lenders providing such Class of Term C Loans) based on the remaining principal amounts of the respective Classes of Term C Loans then outstanding) until paid in full and (iii) thereafter, to the Revolving Credit Facility (ratably to each Class of Revolving Credit Commitments (or on a less than ratable basis if agreed by the Lenders providing such Class of Revolving Credit Commitments) based on the respective Revolving Credit Commitments of each Class) (without any permanent reduction in commitments thereof); provided that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event, Recovery Prepayment Event or Permitted Sale Leaseback, in each case solely to the extent with respect to any Collateral, the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Other Debt (and with such prepaid or repurchased Permitted Other Debt permanently extinguished) constituting First Lien Obligations to the extent any applicable Permitted Other Debt Document requires the issuer of such Permitted Other Debt to prepay or make an offer to purchase or prepay such Permitted Other Debt with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Debt constituting First Lien Obligations and with respect to which such a requirement to prepay or make an offer to purchase or prepay exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Debt and the outstanding principal amount of Term Loans and Term C Loans. Each prepayment of Loans required by Section 5.2(a) shall be applied within each Class of Loans (i) ratably among the Lenders holding Loans of such Class (unless otherwise agreed by an applicable affected Lender) and (ii) to scheduled amortization payments in respect of such Loans in direct forward order of scheduled maturity thereof or as otherwise directed by the Borrower. Any prepayment of Term Loans with the Net Cash Proceeds of, or in exchange for, Permitted Other Debt, Refinancing Term Loans or Replacement Term Loans pursuant to Section 5.2(a)(iii)(B) shall be applied solely to each applicable Class or Classes of Term Loans, Term C Loans or Revolving Credit Loans being refinanced or replaced.

(d) Application to Term Loans and Term C Loans. With respect to each prepayment of Term Loans and Term C Loans elected to be made by the Borrower or required pursuant to Section 5.2(a), subject to Section 11.12 when applicable, the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of LIBOR Loans made on any date other than the last day of the applicable Interest Period. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11. Upon any prepayment of Term C Loans, the Term Letter of Credit Commitment shall be reduced by an amount equal to such prepayment as provided in Section 4.3(b) and the Borrower shall be permitted to withdraw an amount up to the amount of such prepayment from the Term C Loan Collateral Account to complete such prepayment as, and to the extent, provided in Section 4.3(b).

(e) Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans elected to be made by the Borrower pursuant to Section 5.1 or required by Section 5.2(a) or (b), the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans to be prepaid; provided that (x) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (y) notwithstanding the provisions of the preceding clause (x), no prepayment made pursuant to Section 5.1 or 5.2(b) of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11. The mandatory prepayments set forth in this Section 5.2 shall not reduce the aggregate amount of Commitments and amounts prepaid may be reborrowed in accordance with the terms hereof except as provided in Section 5.2(a)(iii).

(f) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g) Minimum Amount. (i) No prepayment shall be required pursuant to Section 5.2(a)(i) in the case of any Prepayment Event yielding Net Cash Proceeds of less than $5,000,000 in the aggregate and (ii) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds (x) $25,000,000 for a single Prepayment Event or (y) $100,000,000 in the aggregate for all Prepayment Events (other than those that are either under the threshold specified in subclause (i) or over the threshold specified in subclause (ii)(x)) in any one Fiscal Year, at which time all such Net Cash Proceeds referred to in this subclause (ii) with respect to such Fiscal Year shall be applied as a prepayment in accordance with this Section 5.2.

(h) Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) (other than prepayments made in connection with any Debt Incurrence Prepayment Event or New Debt Incurrence Prepayment Event), in each case at least three Business Days prior to the date such prepayment is required to be made (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion). Each such notice shall be revocable and specify the anticipated date of such prepayment and provide a reasonably detailed estimated calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans to be prepaid in accordance with such prepayment notice of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each Lender may reject all or a portion of its pro rata share of any such prepayment of Term Loans required to be made pursuant to Section 5.2(a) (other than prepayments made in connection with any Debt Incurrence Prepayment Event or New Debt Incurrence Prepayment Event) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such prepayment of Term Loans. Any Declined Proceeds remaining thereafter shall be retained by the Borrower (“Retained Declined Proceeds”).

(i) Foreign Net Cash Proceeds. Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any or all of the Net Cash Proceeds from a Recovery Prepayment Event (a “Foreign Recovery Event”) of, or any Disposition by, a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event are prohibited or delayed by applicable local law or material agreement (so long as not created in contemplation of such prepayment) or organizational document from being repatriated to the United States (a “Foreign Asset Sale”), such portion of the Net Cash Proceeds so affected will not be required to be applied to repay Term Loans or Term C Loans, as applicable, at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to promptly take commercially reasonable actions reasonably required by the applicable local law or material agreement to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law (and in any event not later than ten (10) Business Days after such repatriation is permitted to occur) applied (net of additional taxes payable or reserved against as a result thereof) apply an amount equal thereto to the repayment of the Term Loans or Term C Loans as required pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Recovery Event, any Foreign Asset Sale would have an adverse tax consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Restricted Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the Borrower applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash

Proceeds are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary. For the avoidance of doubt, so long as an amount equal to the amount of Net Cash Proceeds required to be applied in accordance with Section 5.2(a) is applied by the Borrower, nothing in this Agreement (including this Section 5) shall be construed to require any Restricted Foreign Subsidiary to repatriate cash.

5.3. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m., in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by written notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4. Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if the Borrower or any Guarantor or the Administrative Agent shall be required by Applicable Law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after making all such required deductions and withholdings (including such deductions or withholdings applicable to additional sums payable under this Section 5.4), the Administrative Agent, the Collateral Agent or any Lender (which term shall include each Letter of Credit Issuer for purposes of Section 5.4 and for the purposes of the definition of Excluded Taxes), as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Guarantor or the Administrative Agent shall make such deductions or withholdings and (iii) the Borrower or such Guarantor or the Administrative Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with Applicable Law. Whenever any Indemnified Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof.

(b) The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within fifteen Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall, to the extent it is legally able to do so, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. A Lender’s obligation under the prior sentence shall apply only if the Borrower or the Administrative Agent has made a request for such documentation. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 5.4(d), the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(e), 5.4(h) and 5.4(i) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e) Each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally entitled to do so:

(i) deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Non-U.S. Lender is due hereunder, two copies of (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN or W-8BEN-E (together with a certificate substantially in the form of Exhibit Q representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, any interest payment received by such Non-U.S. Lender under this Agreement or any other Credit Document is not effectively connected with the conduct of a trade or business in the United States and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (y) Internal Revenue Service Form W-8BEN, Form W-8-BEN-E or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding Tax on payments by the Borrower under this Agreement or (z) if a Non-U.S. Lender does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation or where Non-U.S. Lender is a pass through entity) Internal Revenue Service Form W-8IMY and all necessary attachments (including the forms described in clauses (x) and (y) above, as required); and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower.

If in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it, such Non-U.S. Lender shall promptly so advise the Borrower and the Administrative Agent.

(f) If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion exercised in good faith, that it had received and retained a refund of an Indemnified Tax (including an Other Tax) for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower for such amount (net of all out-of-pocket expenses of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, the Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. A Lender, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. None of any Lender, the Administrative Agent or the Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.

(g) If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. Subject to the provisions of Section 2.12, each Lender and Agent agrees to use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request to minimize any amount payable by the Borrower or any Guarantor pursuant to this Section 5.4. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h) Each Lender with respect to any Loan made to the Borrower that is a United States person under Section 7701(a)(30) of the Code and Agent (each, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from United States backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in such Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i) If a payment made to any Lender would be subject to U.S. federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Administrative Agent and the Borrower as may be necessary for the Administrative Agent and the Borrower to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this subsection (i), “FATCA” shall include any amendments after the date of this Agreement.

(j) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5. Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the rate of interest in effect for such day as publicly announced from time to time by the Wall Street Journal as the “U.S. prime rate” and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d) Spreading. In determining whether the interest hereunder is in excess of the amount or rate permitted under or consistent with any Applicable Law, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full.

(e) Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any Applicable Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. Conditions Precedent to Effectiveness.

The automatic conversion of the DIP Revolving Credit Loans, DIP Term C Loans, DIP Term Letters of Credit, DIP Revolving Letters of Credit and DIP Term Loans into Loans and Letters of Credit hereunder, is subject to the satisfaction in all material respects or waiver by the Requisite DIP Roll Lenders of the conditions precedent set forth in this Section 6 (such date, the “Conversion Date”).

6.1. Credit Documents. The Administrative Agent shall have received (a) the Assignment and Assumption Agreement, substantially in the form of Exhibit R hereto, executed and delivered by the Borrower, (b) this Agreement, executed and delivered by an Authorized Officer of each Credit Party as of the Conversion Date, (c) the Guarantee, executed and delivered by an Authorized Officer of each Guarantor as of the Conversion Date, (d) the Pledge Agreement, executed and delivered by an Authorized Officer of each pledgor party thereto as of the Conversion Date, (d) the Security Agreement, executed and delivered by an Authorized Officer of each grantor party thereto as of the Conversion Date, (e) the Collateral Trust Agreement, executed and delivered by an Authorized Officer of each of the parties thereto and (f) each other customary security document (and, if applicable, mortgages, any assumption agreements, reaffirmation agreements, guaranty joinders and joinders to applicable security documents) duly authorized, executed and delivered by the applicable parties thereto and related items to the extent necessary to create and perfect (or continue the perfection) of the security interests in the Collateral.

6.2. Collateral.

(a) All outstanding Stock of the Borrower directly owned by Holdings and all Stock of each Subsidiary of the Borrower directly owned by the Borrower or any Subsidiary Guarantor, in each case, as of the Conversion Date, shall have been pledged pursuant to the Pledge Agreement (except that such Credit Parties shall not be required to pledge any Excluded Stock and Stock Equivalents) and the Collateral Representative shall have received all certificates, if any, representing such securities pledged under the Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b) All Indebtedness of the Borrower and each Subsidiary of the Borrower that is owing to the Borrower or a Subsidiary Guarantor shall, to the extent exceeding $10,000,000 in aggregate principal amount, be evidenced by one or more global promissory notes and shall have been pledged pursuant to the Pledge Agreement, and the Collateral Representative shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(c) All documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document to be executed on the Conversion Date and to perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Representative in proper form for filing, registration or recording and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted hereunder.

(d) Holdings and the Borrower shall deliver to the Collateral Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer of Holdings and the Borrower, together with all attachments contemplated thereby.

Notwithstanding anything to the contrary herein, with respect to any security documents relating to real property to the extent constituting Collateral, to the extent that any such security interest is not so granted and/or perfected on or prior to the Conversion Date, then Holdings and the Borrower each agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to grant and perfect such security interests, on or prior to the date that is 120 days (or 180 days in the case of Collateral consisting of mining properties) after the Conversion Date or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion.

6.3. Legal Opinions. The Administrative Agent shall have received the executed customary legal opinions of (a) Kirkland & Ellis LLP, special New York counsel to Holdings and the Borrower, and (b) Gibson, Dunn & Crutcher LLP, special Texas counsel to Holdings and the Borrower, in each case, solely in respect of the Security Documents described in Section 6.1. Holdings, the Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4. Closing Certificates. The Administrative Agent shall have received a certificate of the Credit Parties, dated the Conversion Date, in respect of the conditions set forth in Sections 6.7, 6.8, 6.12, 6.14, and, if applicable 6.19, substantially in the form of Exhibit I, with appropriate insertions, executed by an Authorized Officer of each Credit Party, and attaching the documents referred to in Section 6.5.

6.5. Authorization of Proceedings of Each Credit Party. The Administrative Agent shall have received (a) a copy of the resolutions of the board of directors, other managers or general partner of each Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents referred to in Section 6.1 (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder, (b) true and complete copies of the Organizational Documents of each Credit Party as of the Conversion Date, and (c) good standing certificates (to the extent such concept exists in the relevant jurisdiction of organization) of the Borrower and the Guarantors.

6.6. Fees. All fees required to be paid on the Conversion Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Conversion Date pursuant to the Existing DIP Agreement, in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Conversion Date, shall have been paid, or shall be paid substantially concurrently with, the initial Borrowings hereunder.

6.7. Representations and Warranties. All Specified Representations shall be true and correct in all material respects on the Conversion Date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, it shall be true and correct in all material respects as of such earlier date).

6.8. Company Material Adverse Change. No Company Material Adverse Change shall have occurred since the Closing Date.

6.9. Solvency Certificate. On the Conversion Date, the Administrative Agent shall have received a certificate from the chief financial officer of the Borrower substantially in the form of Annex III to Exhibit C of the Commitment Letter.

6.10. Confirmation/Approval Order. The Confirmation/Approval Order, as it relates to the TCEH Debtors only, and without regard to the confirmation and/or approval order for the TCEH Debtors’ Debtor-affiliates, shall have been entered by the Bankruptcy Court, which Confirmation/Approval Order shall be in full force and effect, shall authorize the TCEH Debtors’ entry into and performance under the Credit Facilities, as applicable, and shall not otherwise be materially inconsistent with the Summary of Terms and Conditions attached as Exhibit B to the Commitment Letter in a manner that is, in the aggregate, materially adverse to the Existing DIP Lenders (taken as a whole) unless the Requisite DIP Roll Lenders consent in writing, and which such Confirmation/Approval Order shall not be subject to any stay and shall not be subject to any pending appeals, except for any of the following, which shall be permissible appeals the pendency of which shall not prevent the occurrence of the Conversion Date: (a) any appeal brought by (1) the holders of asbestos claims or any representative thereof to the extent such appeal is consistent with or otherwise relates to or addresses in any manner any of the arguments previously raised in any of the asbestos objections or motions in the Case [Docket Nos. 1791, 1796, 1983, 5072, 5194, 5361, 6344. 6610, 6703, 8244, and 8450], or on appeal at USDC C.A. No. 15-1183 (RGA) (including, in the Case, Docket Nos. 6342, 7414, and 7547), (2) the holders of PCRB Claims (as such term is defined in the Existing Plan) or any agent or representative thereof to the extent such appeal is consistent with or otherwise relates to or addresses in any manner any of the arguments previously raised in any of the PCRB Trustee’s (as defined in the Plan) objections in the Case [Docket Nos. 6621 and 6623], (3) the United States Trustee to the extent such appeal is consistent with or otherwise relates to or addresses in any manner any of the arguments previously raised in any of the United States Trustee’s objections in the Case [Docket Nos. 5858, 5872, 6705], or (4) the Internal Revenue Service or any agent or representative thereof, (b) any appeal with respect to or relating to the distributions (or the allocation of such distributions) between and among creditors under the Plan or (c) any other appeal, the result of which would not have a materially adverse effect on the rights and interests of the Existing DIP Lenders (taken as a whole and in their capacities as such). Neither the Plan nor the Confirmation/Approval Order shall have been waived, amended, supplemented or otherwise modified in any respect that is in the aggregate materially adverse to the rights and interests of the Existing DIP Lenders (taken as a whole) in their capacities as such unless consented to in writing by the Requisite DIP Roll Lenders (such consent not to be unreasonably withheld, delayed, conditioned or denied and provided that the Requisite DIP Roll Lenders shall be deemed to have consented to such waiver, amendment, supplement or other modification unless they shall object thereto within ten (10) Business Days after either (x) their receipt from TCEH of written notice of such waiver, amendment, supplement or other modification or (y) such waiver, amendment, supplement or other modification is publicly filed with the Bankruptcy Court, unless the DIP Administrative Agent has given written notice to TCEH within such ten (10) Business Day period that the Requisite DIP Roll Lenders are continuing to review and evaluate such amendment or waiver, in which case the Requisite DIP Roll Lenders shall be deemed to have consented to such amendment or waiver unless they object within ten (10) Business Days after such notice is given to TCEH). Each condition precedent to the Plan Effective Date with respect to the TCEH Debtors shall have been satisfied in all material respects in accordance with its terms (or waived with the prior written consent of the Requisite DIP Roll Lenders, such consent not to be unreasonably withheld, conditioned, denied or delayed and provided that the Requisite DIP Roll Lenders shall be deemed to have consented to such waiver unless they shall object thereto within ten (10) Business Days after either (x) their receipt from TCEH of written notice of such waiver or (y) such waiver is publicly filed with the Bankruptcy Court, unless the DIP Administrative Agent has given written notice to TCEH within such ten (10) Business Day period that the Requisite DIP Roll Lenders are continuing to review and evaluate such amendment or waiver, in which case the Requisite DIP Roll Lenders shall be deemed to have consented to such amendment or waiver unless they object within ten (10) Business Days after such notice is given to TCEH; provided no such consent will be required if the waiver of such condition precedent is not in the aggregate materially adverse to the rights and interests of any or all of the Existing DIP Lenders (taken as a whole) in their capacities as such). The TCEH Debtors shall be in compliance in all material respects with the Confirmation/Approval Order.

6.11. Financial Statements. The Administrative Agent (for further distribution to Lenders) shall have received an unaudited pro forma consolidated balance sheet of TCEH and its subsidiaries as of the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days if such four-fiscal quarter period is the end of the TCEH’s fiscal year) prior to the Conversion Date, prepared after giving effect to the Transactions as if the Transactions had occurred on such date (in the case of such pro forma balance sheet) (which need not be prepared in compliance with Regulations S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

6.12. No Material DIP Event of Default. On the Conversion Date, no Material DIP Event of Default shall have occurred and be continuing.

6.13. Extension Notice. The Borrower shall deliver a written notice to the DIP Administrative Agent electing to extend the maturity date of the DIP Facilities Documentation.

6.14. Minimum Liquidity. The Borrower shall have a Minimum Liquidity of at least $500,000,000 as of the Conversion Date.

6.15. Plan Consummation. The Plan shall be substantially consummated substantially concurrently with the occurrence of the Conversion Date, and any Indebtedness of the Borrower and its Restricted Subsidiaries that is outstanding immediately after consummation of the Plan shall not exceed the amount contemplated or otherwise permitted by the Plan.

6.16. No Settlement Agreement or Settlement Order Amendments. No amendment, modification, change or supplement to either the Settlement Agreement or the Settlement Order shall have occurred in a manner that is, in the aggregate, materially adverse to the Existing DIP Lenders, taken as a whole.

6.17. Settlement Order. The Bankruptcy Court shall have entered the Settlement Order, which order shall be final and in full force and effect, subject to amendments, modifications, changes and supplements permitted by Section 6.16.

6.18. Settlement Agreement. The Settlement Agreement shall remain in full force and effect subject to amendments, modifications, changes and supplements permitted by Section 6.16.

6.19. Consolidated First Lien Net Leverage Ratio. Solely in the event that the Consolidated First Lien Net Leverage Ratio is required to be tested pursuant to Section 10.9, the Borrower shall be in Pro Forma Compliance with the Consolidated First Lien Net Leverage Ratio set forth in Section 10.9 after giving effect to the Transactions.

6.20. Patriot Act. The Administrative Agent shall have received (at least 3 Business Days prior to the Conversion Date) all documentation and other information about the Borrower (to the extent the Borrower is a different Person than the DIP Borrower under the Existing DIP Agreement in connection with the consummation of the Plan) as has been reasonably requested in writing at least 10 Business Days prior to the Conversion Date by the Administrative Agent or the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

SECTION 7. Conditions Precedent to All Credit Events After the Conversion Date.

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Section 3.4), and the obligation of any Letter of Credit Issuer to issue Letters of Credit on any date, is subject to the satisfaction or waiver of the conditions precedent set forth in the following Sections 7.1 and 7.2, provided that the conditions precedent set forth in Section 7.1 shall not be required to be satisfied with respect to the Borrowings on the Conversion Date:

7.1. No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Conversion Date) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2. Notice of Borrowing.

(a) Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b) Prior to the issuance of each Revolving Letter of Credit, the Administrative Agent and the applicable Revolving Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

(c) Prior to the issuance of each Term Letter of Credit, the Administrative Agent and the applicable Term Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(b).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in this Section 7 have been satisfied or waived as of that time to the extent required by this Section 7.

SECTION 8. Representations, Warranties and Agreements.

In order to induce the Lenders and the Letter of Credit Issuers to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each of Holdings and the Borrower makes (on the Conversion Date after giving effect to the Transactions, limited solely to the Specified Representations and on each other date as required or otherwise set forth in this Agreement) the following representations and warranties to, and agreements with, the Lenders and the Letter of Credit Issuers, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit:

8.1. Corporate Status; Compliance with Laws. Each of Holdings, the Borrower and each Material Subsidiary of the Borrower that is a Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing (as applicable) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, except as would not reasonably be expected to result in a Material Adverse Effect, (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect and (c) is in compliance with all Applicable Laws, except to the extent that the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

8.2. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law) (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent the creation and perfection of such obligation is governed by the Uniform Commercial Code).

8.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor the compliance with the terms and provisions thereof nor the consummation of the financing transactions contemplated hereby and thereby will (a) contravene any applicable provision of any material Applicable Law (including material Environmental Laws) other than any contravention which would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of Holdings, the Borrower or any Restricted Subsidiary (other than Liens created under the Credit Documents, Permitted Liens or Liens subject to an intercreditor agreement permitted hereby or the Collateral Trust Agreement) pursuant to the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust or other material debt agreement or instrument to which Holdings, the Borrower or any Restricted Subsidiary is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect, or (c) violate any provision of the Organizational Documents of any Credit Party.

8.4. Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing with respect to Holdings, the Borrower or any of the Restricted Subsidiaries that have a reasonable likelihood of adverse determination and such determination could reasonably be expected to result in a Material Adverse Effect.

8.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6. Governmental Approvals. The execution, delivery and performance of the Credit Documents does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, authorizations, consents, approvals, registrations, filings or other actions the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7. Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of, and subject to registration under, the Investment Company Act of 1940, as amended.

8.8. True and Complete Disclosure.

(a) None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings, the Borrower, any of the Subsidiaries of the Borrower or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger and/or any Lender on or before the Closing Date (including all such information and data contained in the Credit Documents) regarding Holdings, the Borrower and its Restricted Subsidiaries in connection with the Transactions for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b) The projections contained in the Lender Presentation are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Agents, Joint Lead Arrangers and the Lenders that such projections, forward-looking statements, estimates and pro forma financial information are not to be viewed as facts or a guarantee of performance, and are subject to material contingencies and assumptions, many of which are beyond the control of the Credit Parties, and that actual results during the period or periods covered by any such projections, forward-looking statements, estimates and pro forma financial information may differ materially from the projected results.

8.9. Financial Condition; Financial Statements. The financial statements described in Section 6.11 present fairly, in all material respects, the financial position and results of operations and cash flows of TCEH and its consolidated Subsidiaries, in each case, as of the dates thereof and for such period covered thereby in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, and subject, in the case of any unaudited financial statements, to changes resulting from normal year-end adjustments and the absence of footnotes. There has been no Material Adverse Effect since the Closing Date.

8.10. Tax Matters. Except where the failure of which could not be reasonably expected to have a Material Adverse Effect, (a) each of Holdings, the Borrower and each of the Restricted Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it (after giving effect to all applicable extensions) and has paid all material Taxes payable by it that have become due (whether or not shown on such Tax return), other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP, (b) each of Holdings, the Borrower and each of the Restricted Subsidiaries has provided adequate reserves in accordance with GAAP for the payment of, all federal, state, provincial and foreign Taxes not yet due and payable, and (c) each of Holdings, the Borrower and each of the Restricted Subsidiaries has satisfied all of its Tax withholding obligations.

8.11. Compliance with ERISA.

(a) Each Employee Benefit Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Benefit Plan; no Multiemployer Plan is Insolvent or in reorganization (or is reasonably likely to be Insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower or any ERISA Affiliate; no Benefit Plan has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); on and after the effectiveness of the Pension Act, each Benefit Plan has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Benefit Plan, and there has been no determination that any such Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA); none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Benefit Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Benefit Plan or to appoint a trustee to administer any Benefit Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; and no Lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of Holdings, the Borrower or any ERISA Affiliate on account of any Benefit Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Benefit Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect. With respect to Benefit Plans that are Multiemployer Plans, the representations and warranties in this Section 8.11(a)), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Multiemployer Plans under ERISA, are made to the best knowledge of the Borrower.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and Applicable Law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12. Subsidiaries. Schedule 8.12 lists each Subsidiary of Holdings (and the direct and indirect ownership interest of Holdings therein), in each case existing on the Conversion Date (after giving effect to the Transactions). Each Material Subsidiary as of the Conversion Date has been so designated on Schedule 8.12.

8.13. Intellectual Property. Each of Holdings, the Borrower and the Restricted Subsidiaries has good and marketable title to, or a valid license or right to use, all patents, trademarks, servicemarks, trade names, copyrights and all applications therefor and licenses thereof, and all other intellectual property rights, free and clear of all Liens (other than Liens permitted by Section 10.2), that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such title, license or rights could not reasonably be expected to have a Material Adverse Effect.

8.14. Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect: (a) Holdings, the Borrower and the Restricted Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (b) Holdings, the Borrower and the Restricted Subsidiaries have, and have timely applied for renewal of, all permits under Environmental Law to construct and operate their facilities as currently constructed; (c) except as set forth on Schedule 8.4, neither Holdings, the Borrower nor any Restricted Subsidiary is subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim or any other liability under any Environmental Law, including any such Environmental Claim, or, to the knowledge of the Borrower, any other liability under Environmental Law related to, or resulting from the business or operations of any predecessor in interest of any of them; (d) none of Holdings, the Borrower or any Restricted Subsidiary is conducting or financing or, to the knowledge of the Borrower, is required to conduct or finance, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; (e) to the knowledge of the Borrower, no Hazardous Materials have been released into the environment at, on or under any Real Estate currently owned or leased by Holdings, the Borrower or any Restricted Subsidiary and (f) neither Holdings, the Borrower nor any Restricted Subsidiary has treated, stored, transported, released, disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or, to the knowledge of the Borrower, formerly owned or leased Real Estate or facility. Except as provided in this Section 8.14, the Borrower and the Restricted Subsidiaries make no other representations or warranties regarding Environmental Laws.

8.15. Properties. Except as set forth on Schedule 8.15, Holdings, the Borrower and the Restricted Subsidiaries have good title to or valid leasehold or easement interests or other license or use rights in all properties that are necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title, leasehold or easement interests or other license or use rights could not reasonably be expected to have a Material Adverse Effect.

8.16. Solvency. On the Conversion Date, after giving effect to the Transactions, immediately following the making of each Loan on such date and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.

8.17. Security Interests. Subject to the qualifications set forth in Section 6.2 and the terms, conditions and provisions of the Collateral Trust Agreement and any other applicable intercreditor agreement then in effect, with respect to each Credit Party, the Security Documents, taken as a whole, are effective to create in favor of the Collateral Representative, for the benefit of the applicable Secured Parties, a legal, valid and enforceable first priority security interest (subject to Liens permitted hereunder) in the Collateral described therein and proceeds thereof, in each case, to the extent required under the Security Documents, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. In the case of

(i) the Stock described in the Pledge Agreement that is in the form of securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC (“Certificated Securities”), when certificates representing such Stock are delivered to the Collateral Representative along with instruments of transfer in blank or endorsed to the Collateral Representative, and (ii) all other Collateral constituting Real Estate or personal property described in the Security Agreement, when financing statements and other required filings, recordings, agreements and actions in appropriate form are executed and delivered, performed, recorded or filed in the appropriate offices, as the case may be, the Collateral Representative, for the benefit of the applicable Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document and the proceeds thereof (to the extent such Liens may be perfected by possession of the Certificated Securities by the Collateral Representative or such filings, agreements or other actions or perfection is otherwise required by the terms of any Credit Document), in each case, to the extent required under the Security Documents, as security for the Obligations, in each case prior and superior in right to any other Lien (except, in the case of Liens permitted hereunder).

8.18. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Holdings, the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened in writing; and (b) hours worked by and payment made for such work to employees of Holdings, the Borrower and each Restricted Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters.

8.19. Sanctioned Persons; Anti-Corruption Laws; Patriot Act. None of Holdings, the Borrower or any of its Subsidiaries or any of their respective directors or officers is subject to any economic embargoes or similar sanctions administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of Holdings, the Borrower and its Subsidiaries and their respective officers and directors is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) the Patriot Act and any other applicable anti-terrorism and anti-money laundering laws, rules, regulations and orders. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation in any material respect of any Anti-Corruption Law.

8.20. Use of Proceeds. The Borrower will use the proceeds of the Loans in accordance with Section 9.13 of this Agreement.

SECTION 9. Affirmative Covenants.

The Borrower hereby covenants and agrees that on the Conversion Date (immediately after giving effect to the Transactions) and thereafter, until the Total Commitments and all Letters of Credit have terminated (unless such Letters of Credit have been Cash Collateralized, Backstopped or otherwise collateralized on terms and conditions reasonably satisfactory to the applicable Letter of Credit Issuer following the termination of the Revolving Credit Commitments or the termination of the Term Letter of Credit Commitments and the repayment of the Term C Loans, as the case may be) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Secured Commodity Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or Contingent Obligations), are paid in full:

9.1. Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. On or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such Fiscal Year (or, in the case of financial statements for the Fiscal Year during which the Conversion Date occurs, on or before the date that is 120 days after the end of such Fiscal Year)), the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of operations and cash flows for such Fiscal Year, setting forth comparative consolidated figures for the preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP in all material respects and, in each case, except with respect to any such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower and its consolidated Subsidiaries as a going concern (other than any exception or qualification that is a result of (x) a current maturity date of any Indebtedness or (y) any actual or prospective default of a financial maintenance covenant), all of which shall be (i) certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries(or Holdings or an indirect parent of the Borrower and its consolidated Subsidiaries, as the case may be) in accordance with GAAP in all material respects, subject to changes resulting from audit, normal year-end audit adjustments and absence of footnotes and (ii) accompanied by a Narrative Report with respect thereto.

(b) Quarterly Financial Statements. On or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each Fiscal Year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period (or, in the case of financial statements for the first three fiscal quarters following the Conversion Date, on or before the date that is 60 days after the end of such fiscal quarter) of the first three fiscal quarters of every Fiscal Year), the consolidated balance sheets of the Borrower and its consolidated Subsidiaries, in each case, as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior Fiscal Year or, in the case of such consolidated balance sheet, for the last day of the prior Fiscal Year, all of which shall be (i) certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries (or Holdings or an indirect parent of the Borrower and its consolidated Subsidiaries, as the case may be) in accordance with GAAP in all material respects, subject to changes resulting from audit, normal year-end audit adjustments and absence of footnotes and (ii) accompanied by a Narrative Report with respect thereto.

(c) Officer’s Certificates. Within five Business Days of the delivery of the financial statements provided for in Section 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 10.9 as at the end of such Fiscal Year or period (solely to the extent such covenant is required to be tested at the end of such Fiscal Year or quarter), as the case may be and (ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Excluded Project Subsidiaries as at the end of such Fiscal Year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Excluded Project Subsidiaries, respectively, provided to the Lenders on the Conversion Date or the most recent Fiscal Year or period, as the case may be (including calculations in reasonable detail of any amount added back to Consolidated EBITDA pursuant to clause (a)(xii), clause (a)(xiii) and any amount excluded from Consolidated Net Income pursuant to clause (k) of the definition thereof). Within five Business Days of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth (A) in reasonable detail the Applicable Amount and the Applicable Equity Amount as at the end of the Fiscal Year to which such financial statements relate and (B) the information required pursuant to Section 7 of the Perfection Certificate or confirming that there has been no change in such information since the Conversion Date or the date of the most recent certificate delivered pursuant to this clause (c)(B), as the case may be.

(d) Notice of Default; Litigation; ERISA Event. Promptly after an Authorized Officer of the Borrower or any Restricted Subsidiary obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation, regulatory or governmental proceeding pending against the Borrower or any Restricted Subsidiary that has a reasonable likelihood of adverse determination and such determination could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect and (iii) the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect.

(e) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Holdings, the Borrower or any Restricted Subsidiary (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings, the Borrower or any Restricted Subsidiary shall send to the holders of any publicly issued debt with a principal amount in excess of $300,000,000 of Holdings, the Borrower and/or any Restricted Subsidiary in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement).

(f) Requested Information. With reasonable promptness, following the reasonable request of the Administrative Agent, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided that, notwithstanding anything to the contrary in this Section 9.1(f), none of Holdings, the Borrower or any of its Restricted Subsidiaries will be required to provide any such other information pursuant to this Section 9.1(f) to the extent that (i) the provision thereof would violate any attorney client privilege (as reasonably determined by counsel (internal or external) to the Credit Parties), law, rule or regulation, or any contractual obligation of confidentiality binding on the Credit Parties or their respective affiliates (so long as not entered into in contemplation hereof) or (ii) such information constitutes attorney work product (as reasonably determined by counsel (internal or external) to the Credit Parties).

(g) Projections. Within 90 days after the commencement of each Fiscal Year of the Borrower (or, in the case of the budget for the first full Fiscal Year after the Closing Date, within 120 days after the commencement of such Fiscal Year), a reasonably detailed consolidated budget for the following Fiscal Year as customarily prepared by management of the Borrower for its internal use (including a projected consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of the Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were based on good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time of preparation of such Projections, it being understood that such Projections and assumptions as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, and that actual results may vary from such Projections and such differences may be material.

(h) Reconciliations. Simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 9.1(a) and (b) above, reconciliations for such consolidated financial statements or other consolidating information reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries and Excluded Project Subsidiaries (if any) from such consolidated financial statements; provided that the Borrower shall be under no obligation to deliver the reconciliations or other information described in this clause (h) if the Consolidated Total Assets and the Consolidated EBITDA of the Borrower and its consolidated Subsidiaries (which Consolidated Total Assets and Consolidated EBITDA shall be calculated in accordance with the definitions of such terms, but determined based on the financial information of the Borrower and its consolidated Subsidiaries, and not the financial information of the Borrower and its Restricted Subsidiaries) do not differ from the Consolidated Total Assets and the Consolidated EBITDA, respectively, of the Borrower and its Restricted Subsidiaries by more than 2.5%.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (e) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of Holdings or any direct or indirect parent of Holdings or (B) the Borrower’s (or Holdings’ or any direct or indirect parent thereof), as applicable, Form 8-K, 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to Holdings or a direct or indirect parent of Holdings, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to Holdings or such parent, on the one hand, and the information relating to the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand (provided, however, that the Borrower shall be under no obligation to deliver such consolidating or other explanatory information if the Consolidated Total Assets and the Consolidated EBITDA of the Borrower and its consolidated Restricted Subsidiaries do not differ from the Consolidated Total Assets and the Consolidated EBITDA, respectively, of Holdings or any direct or indirect parent of Borrower and its consolidated Subsidiaries by more than 2.5%). Documents required to be delivered pursuant to clauses (a), (b) and (e) of this Section 9.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website as notified to the Administrative Agent; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, or filed with the SEC, and available in EDGAR (or any successor) to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

9.2. Books, Records and Inspections.

(a) The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders (as accompanied by the Administrative Agent) to visit and inspect any of the properties or assets of the Borrower or such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (a) only the Administrative Agent, whether on its own or in conjunction with the Required Lenders, may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than one time in any calendar year and (c) only one such visit shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 9.2, neither the Borrower nor any Restricted Subsidiary will be required under this Section 9.2 to disclose or permit the inspection or discussion of any document, information or other matter to the extent that such action would violate any attorney-client privilege (as reasonably determined by counsel (internal or external) to the Credit Parties), law, rule or regulation, or any contractual obligation of confidentiality (not created in contemplation thereof) binding on the Credit Parties or their respective affiliates or constituting attorney work product (as reasonably determined by counsel (internal or external) to the Credit Parties).

(b) The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity, in all material respects, with GAAP shall be made of all material financial transactions and matters involving the assets of the business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that any Restricted Subsidiary may maintain its individual books and records in conformity with local standards or customs and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

9.3. Maintenance of Insurance. The Borrower will, and will cause each Material Subsidiary that is a Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower, as applicable) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, upon written reasonable request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried, provided, however, that for so long as no

Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to make such request only once in any calendar year. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

9.4. Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any Restricted Subsidiary of the Borrower; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim (i) that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP or (ii) with respect to which the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

9.5. Consolidated Corporate Franchises. The Borrower will do, and will cause each Material Subsidiary that is a Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any transaction otherwise permitted hereby, including under Section 10.2, 10.3, 10.4 or 10.5.

9.6. Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Applicable Laws applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7. Lender Calls. The Borrower shall conduct a conference call that Lenders may attend to discuss the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for the most recently ended measurement period for which financial statements have been delivered pursuant to Section 9.1(a) or (b) (beginning with the fiscal period of the Borrower ending December 31, 2016), at a date and time to be determined by the Borrower with reasonable advance notice to the Administrative Agent, limited to one conference call per fiscal quarter.

9.8. Maintenance of Properties. The Borrower will, and will cause the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear, casualty and condemnation excepted), except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

9.9. Transactions with Affiliates. The Borrower will conduct, and cause the Restricted Subsidiaries to conduct, all transactions with any of its or their respective Affiliates (other than (x) any transaction or series of related transactions with an aggregate value that is equal to or less than $25,000,000 or (y) transactions between or among (i) the Borrower and the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary as a result of such transactions and (ii) the Borrower, the Restricted Subsidiaries and to the extent in the ordinary course or consistent with past practice Holdings, any direct or indirect parent of Holdings, and any of its other Subsidiaries) on terms that are, taken as a whole, not materially less favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate (as determined in good faith by the Borrower); provided that the foregoing restrictions shall not apply to:

(a) the payment of customary fees for management, monitoring, consulting, advisory, underwriting, placement and financial services rendered to Holdings, the Borrower and its Restricted Subsidiaries and customary investment banking fees paid for services rendered to the Holdings, the Borrower and its Restricted Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, whether or not consummated,

(b) transactions permitted by Section 10 (other than Section 10.6(m) and any provision of Section 10 permitting transactions by reference to Section 9.9),

(c) the Transactions and the payment of the Transaction Expenses,

(d) the issuance of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) to the management of the Borrower (or any direct or indirect parent thereof) or any Subsidiary of the Borrower in connection with the Transactions or pursuant to arrangements described in clause (f) of this Section 9.9,

(e) loans, advances and other transactions between or among the Borrower, any Subsidiary of the Borrower or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary of the Borrower has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or such Subsidiary’s Subsidiary ownership of Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10,

(f) (i) employment, consulting and severance arrangements between the Borrower and the Restricted Subsidiaries (or any direct or indirect parent of the Borrower) and their respective officers, employees, directors or consultants in the ordinary course of business (including payments, loans and advances in connection therewith) and (ii) issuances of securities, or other payments, awards or grants in cash, securities or otherwise and other transactions pursuant to any equityholder, employee or director equity plan or stock or other equity option plan or any other management or employee benefit plan or agreement, other compensatory arrangement or any stock or other equity subscription, co-invest or equityholder agreement,

(g) payments (i) by the Borrower and the Subsidiaries of the Borrower to any direct or indirect parent of the Borrower in an amount sufficient so as to allow any direct or indirect parent of the Borrower to make when due (but without regard to any permitted deferral on account of financing agreements) any payment pursuant to any Shared Services and Tax Agreements and (ii) by the Borrower (and any direct or indirect parent thereof) and the Subsidiaries of the Borrower pursuant to the Shared Services and Tax Agreements among the Borrower (and any such parent) and the Subsidiaries of the Borrower, to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries; provided that solely in the case of the payment of Taxes of the type described in Section 10.6(d)(i) under a Shared Services and Tax Agreement (and in lieu of making a dividend thereunder as contemplated by Section 10.6(d)(i)) and not (for the avoidance of doubt) for purposes of payments under the Tax Receivable Agreement and the Tax Matters Agreement (as defined in the Existing Plan), the amount of such payments shall not exceed the amount permitted to be paid as dividends or distributions under Section 10.6(d)(i),

(h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or, to the extent attributable to the ownership of the Borrower and its Restricted Subsidiaries, any direct or indirect parent thereof) and the Subsidiaries of the Borrower,

(i) the payment of indemnities and reasonable expenses incurred by the Permitted Holders and their Affiliates in connection with services provided to the Borrower (or any direct or indirect parent thereof), or any of the Subsidiaries of the Borrower,

(j) the issuance of Stock or Stock Equivalents (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof) to Holdings, any Permitted Holder or to any director, officer, employee or consultant,

(k) any customary transactions with a Receivables Entity effected as part of a Permitted Receivables Facility Financing and any customary transactions with a Securitization Subsidiary effected as part of a Qualified Securitization Financing,

(l) the performance of any and all obligations pursuant to the Shared Services and Tax Agreements (provided that payment obligations shall be subject to Section 9.9(g)) and other ordinary course transactions under the intercompany cash management systems with Specified Affiliates and subleases of property from any Specified Affiliate to the Borrower or any of the Restricted Subsidiaries,

(m) transactions pursuant to permitted agreements in existence on the Closing Date and, to the extent each such transaction is valued in excess of $15,000,000, set forth on Schedule 9.9 or any amendment, modification, supplement, replacement, extension, renewal or restructuring thereto to the extent such an amendment, modification, supplement, replacement, extension renewal or restructuring (together with any other amendment or supplemental agreements) is not materially adverse, taken as a whole, to the Lenders (in the good faith determination of the Borrower),

(n) transactions in which Holdings (or any indirect parent of the Borrower), the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 9.9,

(o) the existence and performance of agreements and transactions with any Unrestricted Subsidiary or Excluded Project Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary or Excluded Project Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary or Excluded Project Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary or Excluded Project Subsidiary as a Restricted Subsidiary; provided that (i) such transaction was not entered into in contemplation of such designation or redesignation, as applicable, and (ii) in the case of an Excluded Project Subsidiary, such agreements and transactions comply with the requirements of the definitions of “Non-Recourse Subsidiary” and “Non-Recourse Debt”,

(p) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the payments and other transactions reasonably related thereto,

(q) (i) investments by Permitted Holders in securities of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered by the Borrower or such

Restricted Subsidiary generally to other investors on the same or more favorable terms, and (ii) payments to Permitted Holders in respect of securities or loans of the Borrower or any Restricted Subsidiary contemplated in the foregoing clause (i) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans; provided, that with respect to securities of the Borrower or any Restricted Subsidiary contemplated in clause (i) above, such investment constitutes less than 10% of the proposed or outstanding issue amount of such class of securities, and

(r) transactions constituting any part of a Permitted Reorganization or an IPO Reorganization Transaction.

9.10. End of Fiscal Years. The Borrower will, for financial reporting purposes, cause each of its, and the Restricted Subsidiaries’ fiscal years to end on December 31 of each year (each a “Fiscal Year”); provided, however, that the Borrower may, upon written notice to the Administrative Agent change the Fiscal Year with the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned, delayed or denied), in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11. Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Guarantee, the Security Documents, the Collateral Trust Agreement or any applicable intercreditor agreement and this Agreement (including Section 9.14), the Borrower will cause each direct or indirect wholly-owned Domestic Subsidiary of the Borrower (excluding any Excluded Subsidiary) formed or otherwise purchased or acquired after the Conversion Date and each other Domestic Subsidiary of the Borrower that ceases to constitute an Excluded Subsidiary to, within 60 days from the date of such formation, acquisition or cessation (which in the case of any Excluded Subsidiary shall commence on the date of delivery of the certificate required by Section 9.1(c)), as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), execute (A) a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under such Guarantee, a pledgor under the Pledge Agreement and a grantor under such Security Agreement, (B) a joinder to the Intercompany Subordinated Note and (C) a joinder to the Collateral Trust Agreement.

9.12. Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Security Documents, the Collateral Trust Agreement and any applicable intercreditor agreement, and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost, burden or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so could result in adverse tax consequences (that are not de minimis) as reasonably determined by the Borrower, the Borrower will promptly notify the Administrative Agent in writing of any Stock or Stock Equivalents constituting Collateral and issued or otherwise purchased or acquired after the Conversion Date and of any Indebtedness in excess of $20,000,000 that is owing to the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11) incurred (individually or in a series of related transactions) after the Conversion Date and, in each case, if reasonably requested by the Administrative Agent, will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11), to pledge to the Collateral Representative for the benefit of the Secured Parties (in each case, excluding Excluded Collateral), (i) all such Stock and Stock Equivalents, pursuant to a Pledge Agreement or supplement thereto, and (ii) all evidences of such Indebtedness, pursuant to a Pledge Agreement or supplement thereto.

9.13. Use of Proceeds. The Borrower will use (i) the proceeds of the Term C Loans and the Term Loans for the purposes set forth in the recitals to this Agreement and (ii) the proceeds of the Revolving Credit Loans (a) on the Closing Date and the Conversion Date to fund (i) a portion of the Transactions, and (ii) any original issue discount or upfront fees required to be funded in connection with the “market flex” provisions of the Fee Letter, (b) on and after the Closing Date, to backstop or replace existing letters of credit or to cash collateralize outstanding letters of credit other than Term Letters of Credit, (c) on or after the Closing Date, for working capital, capital expenditures and general corporate purposes (including acquisitions, Investments, restricted payments and other transactions not prohibited hereunder), and (d) to fund the transactions contemplated by the Plan and for other purposes to be mutually agreed by the Borrower and the Administrative Agent.

9.14. Further Assurances.

(a) Subject to the applicable limitations set forth in this Agreement (including Sections 9.11 and 9.12) and the Security Documents, the Collateral Trust Agreement and any applicable intercreditor agreement, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any Applicable Law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of Holdings, the Borrower and the Restricted Subsidiaries.

(b) Subject to any applicable limitations set forth in the Security Documents (including in any Mortgage), if any assets (including any owned Real Estate or improvements thereto constituting Collateral with a book value in excess of $20,000,000) are acquired by the Borrower or any Subsidiary Guarantor after the Conversion Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of any Security Document upon acquisition thereof or assets subject to a Lien granted pursuant to Section 10.2(d) or 10.2(g)) that are of the nature secured by any Security Document, the Borrower will promptly notify the Collateral Agent (who shall thereafter notify the Lenders) thereof and, if requested by the Collateral Agent, will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 120 days (or 180 days in the case of Collateral consisting of mining properties), unless extended by the Collateral Agent in its reasonable discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties.

(c) Any Mortgage delivered to the Collateral Representative in accordance with the preceding clause (b) shall be accompanied by those items set forth in clause (d) that are customary for the type of assets covered by such Mortgage. Any items that are customary for the type of assets covered by such Mortgage may be delivered within a commercially reasonable period of time after the delivery of a Mortgage if they are not reasonably available at the time the Mortgage is delivered.

(d) With respect to any Mortgaged Property, within 120 days (or 180 days in the case of Collateral consisting of mining properties), unless extended by the Collateral Agent in its reasonable discretion, the Borrower will deliver, or cause to be delivered, to the Collateral Representative (i) a Mortgage with respect to each Mortgaged Property, executed by a duly authorized officer of each obligor party thereto, (ii) a policy or policies of title insurance issued by the Title Company insuring the Lien of each such Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 10.2 or consented to in writing (including via email) by the

Collateral Agent, together with such endorsements and reinsurance as the Collateral Agent may reasonably request, together with evidence reasonably acceptable to the Collateral Agent of payment of all title insurance premiums, search and examination charges, escrow charges and related charges, fees, costs and expenses required for the issuance of the title insurance policies referred to above, (iii) a Survey, to the extent reasonably necessary to satisfy the requirements of clause (ii) above, (iv) all other documents and instruments, including Uniform Commercial Code or other applicable fixture security financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any such Mortgage and perfect such Liens to the extent required by, and with the priority required by, such Mortgage shall have been delivered to the Collateral Representative in proper form for filing, registration or recording and (v) written opinions of legal counsel in the states in which each such Mortgaged Property is located in customary form and substance; provided that, with respect to each Mortgaged Property consisting of oil, gas, hydrocarbon or other similar mineral interests, the applicable Mortgages will describe the mortgaged mineral interests in the manner customary for the mortgaging of similar mineral interests in similar transactions and there will be no title insurance or Surveys in connection with such Mortgaged Properties. The Borrower, prior to delivery of the Mortgages, will deliver, or cause to be delivered, (i) a completed Federal Emergency Management Agency Standard Flood Determination with respect to each Mortgaged Property, in each case in form and substance reasonably satisfactory to the Collateral Agent and (ii) evidence of flood insurance with respect to each Mortgaged Property, to the extent and in amounts required by Applicable Laws, in each case in form and substance reasonably satisfactory to the Collateral Agent.

(e) Notwithstanding anything herein to the contrary, if the Borrower and the Collateral Agent mutually agree in their reasonable judgment (confirmed in writing to the Borrower and the Administrative Agent) that the cost or other consequences (including adverse tax and accounting consequences) of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Secured Parties thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

(f) Notwithstanding anything herein to the contrary, the Borrower and the Guarantors shall not be required, nor shall the Collateral Agent or Collateral Representative be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s), (B) filings in United States government offices with respect to intellectual property as expressly required herein and under the other Credit Documents, (C) delivery to the Collateral Agent or Collateral Representative, for its possession, of all Collateral consisting of material intercompany notes, stock certificates of the Borrower and its Restricted Subsidiaries or (D) Mortgages required to be delivered pursuant to this Section 9.14, (ii) to enter into any control agreement with respect to any deposit account, securities account or commodities account or contract (other than in respect of the Term C Loan Collateral Accounts), (iii) to take any action in any non-U.S. jurisdiction or pursuant to the requirements of the laws of any non-U.S. jurisdiction in order to create any security interests or to perfect any security interests, including with respect to any intellectual property registered outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed by the laws of any non-U.S. jurisdiction), (iv) except as expressly set forth above (including with respect to the Term C Loan Collateral Accounts), to take any other action with respect to any Collateral to perfect through control agreements or to otherwise perfect by “control” or (v) to provide any notice to obtain the consent of governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof).

9.15. Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain (but not maintain any specific rating) a public corporate family and/or corporate credit rating, as applicable, and public ratings in respect of the Term Loans provided pursuant to this Agreement, in each case, from each of S&P and Moody’s.

9.16. Changes in Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Conversion Date and other business activities which are extensions thereof or otherwise similar, incidental, complementary, synergistic, reasonably related or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Borrower in good faith.

SECTION 10. Negative Covenants.

The Borrower hereby covenants and agrees that on the Conversion Date (immediately after giving effect to the Transactions) and thereafter, until the Total Commitments and all Letters of Credit have terminated (unless such Letters of Credit have been Backstopped, Cash Collateralized or otherwise collateralized on terms and conditions reasonably satisfactory to the applicable Letter of Credit Issuer following the termination of the Revolving Credit Commitments or the termination of the Term Letter of Credit Commitments and the repayment of the Term C Loans, as the case may be) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Secured Commodity Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreement or Contingent Obligations), are paid in full:

10.1. Limitation on Indebtedness. The Borrower will not, and will not permit the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness. Notwithstanding the foregoing, the limitations set forth in the immediately preceding paragraph shall not apply to any of the following items:

(a) Indebtedness arising under the Credit Documents (including any Indebtedness incurred as permitted by Sections 2.14, 2.15 and 13.1);

(b) subject to compliance with Section 10.5, Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or any Restricted Subsidiary; provided that all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be (x) evidenced by the Intercompany Subordinated Note or (y) otherwise be subject to subordination terms substantially identical to the subordination terms set forth in the Intercompany Subordinated Note or otherwise reasonably acceptable to the Administrative Agent;

(c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of construction and restoration activities and in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and similar obligations);

(d) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(d) is subordinated to the Obligations, such

Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, and (B) the aggregate amount of Guarantee Obligations incurred by Restricted Subsidiaries that are not Subsidiary Guarantors under this clause (d), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Sections 10.1(k) and 10.1(ii), shall not exceed the greater of (x) $300,000,000 and (y) 17.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding;

(e) Guarantee Obligations (i) incurred in the ordinary course of business (including in respect of construction or restoration activities) in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees, (ii) otherwise constituting Investments permitted by Section 10.5 (other than Investments permitted by Section 10.5(l) by reference to Section 10.1 and Section 10.5(q)); provided that this clause (ii) shall not be construed to limit the requirements of Section 10.1(b) and (d), or (iii) contemplated by the Plan;

(f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred to finance the purchase price, cost of design, acquisition, construction, repair, restoration, replacement, expansion, installation or improvement of fixed or capital assets or otherwise in respect of Capital Expenditures, so long as such Indebtedness, except in the case of Environmental CapEx or Necessary CapEx, is incurred within 270 days of the acquisition, construction, repair, restoration, replacement, expansion, installation or improvement of such fixed or capital assets or incurrence of such Capital Expenditure, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Closing Date and Capital Leases entered into pursuant to subclauses (i) and (ii) above; provided, that the aggregate amount of Indebtedness incurred pursuant to this clause (iii) shall not exceed the greater of (x) $500,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding and (iv) any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above; provided that, except to the extent otherwise permitted hereunder, the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the amounts paid in respect of fees, premiums, costs, and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension plus unused commitments;

(g) Indebtedness permitted to remain outstanding under the Plan, and to the extent such Indebtedness exceeds $15,000,000, set forth on Schedule 10.1 and any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension thereof; provided that except to the extent otherwise permitted hereunder, in the case of any such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension, (i) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus any unused commitments plus the amounts paid in respect of fees, premiums, costs, and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, or extension, (ii) additional obligors do not guarantee such Indebtedness, (iii) the scheduled maturity date of such Indebtedness is not prior to the later of (A) the Latest Maturity Date and (B) the

Stated Maturity of such Indebtedness as of the Conversion Date, and (iv) if the Indebtedness being refinanced, or any guarantee thereof, constituted Indebtedness subordinated in right of payment to the Obligations, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated in right of payment to the Obligations to substantially the same extent, taken as a whole;

(h) Indebtedness in respect of Hedging Agreements; provided that (i) other than in the case of Commodity Hedging Agreements, such Hedging Agreements are not entered into for speculative purposes (as determined by the Borrower in good faith) and (ii) any speculative Commodity Hedging Agreements must be entered into in the ordinary course of business (as determined by the Borrower in good faith);

(i) Indebtedness in respect of the RCT Reclamation Obligations;

(j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition or other permitted Investment (including through merger or consolidation); provided that (x) such Indebtedness existed at the time such Person became a Subsidiary of the Borrower or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), unless such Guarantee Obligations is separately permitted under this Section 10.1;

(ii) any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension of any Indebtedness specified in subclause (i) above; provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus any unused commitments, plus amounts paid in respect of fees, premiums, costs and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension, (y) additional obligors do not guarantee such Indebtedness and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted Indebtedness subordinated in right of payment to the Obligations, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated in right of payment to the Obligations to substantially the same extent, taken as a whole;

(k) (i) Permitted Other Debt and any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension thereof, in each case assumed or incurred for any purpose, including to finance a Permitted Acquisition, other permitted Investments or Capital Expenditures and Indebtedness of Restricted Subsidiaries that otherwise meets the requirements of the definition of Permitted Other Debt except for the fact that it is incurred by a non-Credit Party; provided that if such Indebtedness is incurred or assumed by a Restricted Subsidiary that is not a Credit Party, such Indebtedness is not guaranteed in any respect by the Borrower or any other Guarantor except as permitted under Section 10.5;

(ii) any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension of any Indebtedness specified in subclause (i) above (which may be Permitted Other Notes or Permitted Other Loans); provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus any unused commitments plus amounts paid in respect of fees, premiums, costs and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension, (y) additional obligors do not guarantee such Indebtedness and (z) such Indebtedness complies with the requirements of the definition of “Permitted Other Loans” or “Permitted Other Notes”, as applicable, except, in the case of Indebtedness of Restricted Subsidiaries, where such Indebtedness fails to meet the requirement that it be incurred by a Credit Party;

(iii) the aggregate amount of Indebtedness incurred or assumed under this Section 10.1(k) (A) shall not exceed (i) the greater of (x) $275,000,000 and (y) 16% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding, plus (ii) additional amounts if, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of proceeds thereof and, if applicable, the Permitted Acquisition, permitted Investment (including a prospective Investment as contemplated by the definition of “Specified Transaction”), Disposition, or Capital Expenditure, the Consolidated Total Net Leverage Ratio is no greater than 4.50 to 1.0 (or, to the extent incurred or assumed in connection with a Permitted Acquisition, permitted Investment (including a prospective Investment as contemplated by the definition of “Specified Transaction”), Disposition, or Capital Expenditure, the Consolidated Total Net Leverage Ratio (on a Pro Forma Basis for such transaction and the incurrence of such Indebtedness) is not greater than 4.50 to 1.00 or shall not be higher than the Consolidated Total Net Leverage Ratio immediately prior to such Permitted Acquisition, permitted Investment (including a prospective Investment as contemplated by the definition of “Specified Transaction”), Disposition, or Capital Expenditure and (B) by Restricted Subsidiaries that are not Subsidiary Guarantors, when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Sections 10.1(d) and (ii) shall not exceed the greater of (x) $300,000,000 and (y) 17.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding; and

(iv) if such Permitted Other Debt incurred (and for the avoidance of doubt, not “assumed”) pursuant to this clause (k) is a term loan that ranks pari passu in right of security with the Initial Term Loans as to payment and security, the Initial Terms Loans shall be subject to the adjustment (if applicable) set forth in the proviso to Section 2.14(c)(iii) as if such Permitted Other Debt were an Incremental Term Loan incurred hereunder;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business (including in respect of construction or restoration activities) or consistent with past practice or in respect of coal mine reclamation, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including in respect of construction or restoration activities) or consistent with past practice;

(m) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension of any Indebtedness specified in subclause (i) above; provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus any unused commitment plus the amounts paid in respect of fees, costs and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension and (y) additional obligors with respect to such Indebtedness are not added;

(n) (i) additional Indebtedness and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate amount of Indebtedness incurred or issued pursuant to this Section 10.1(n) shall not exceed the greater of (x) $275,000,000 and (y) 16% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding;

(o) Indebtedness under a Permitted Synthetic Letter of Credit Facility;

(p) Cash Management Obligations and other Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(q) (i) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, including turbines, transformers and similar equipment and (ii) Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary with the Borrower or any Restricted Subsidiary of the Borrower in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(r) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock or Stock Equivalents permitted hereunder;

(s) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) financing of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business (including in respect of construction or restoration activities);

(t) Indebtedness representing deferred compensation, or similar arrangement, to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(u) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6(b);

(v) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(w) Indebtedness in respect of (i) Permitted Receivables Financings owed by a Receivables Entity or Qualified Securitization Financings owed by a Securitization Subsidiary and (ii) accounts receivable factoring facilities in the ordinary course of business; provided that the aggregate amount of Receivables Indebtedness pursuant to this clause (w) shall not exceed $500,000,000 at any time outstanding;

(x) Indebtedness to finance or refinance capital improvements necessary to comply with the Environmental Protection Agency’s Regional Haze rules and regulations in an aggregate amount not to exceed $500,000,000 at any time outstanding;

(y) Indebtedness in respect of (i) Permitted Other Debt issued or incurred for cash to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of, at the Borrower’s option as to the allocation among any and all of the following Classes: (A) Term Loans in the manner set forth in Section 5.2(a)(iii)(A), (B) at the Borrower’s option, Revolving Credit Loans, New Revolving Credit Loans and/or Extended Revolving Credit Loans (accompanied by a permanent reduction in the Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable, in the amount of the Net Cash Proceeds allocated to the prepayment of such Revolving Credit Loans, New Revolving Credit Loans and/or Extended Revolving Credit Loans) in the manner set forth in Section 5.2(a)(iii)(A), and/or (C) Term C Loans in the manner set forth in Section 5.2(a)(iii)(A), (ii) Permitted Other Loans incurred under Replacement Revolving Credit Commitments, (iii) other Permitted Other Debt; provided that if such Permitted Other Debt incurred pursuant to this clause (iii) is a term loan that ranks pari passu in right of security with the Initial Term Loans as to payment and security, the Initial Terms Loans shall be subject to the adjustment (if applicable) set forth in the proviso to Section 2.14(c)(iii) as if such Permitted Other Debt were an Incremental Term Loan incurred hereunder, and (iv) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclauses (i), (ii) and (iii) above; provided that in the case of this clause (iv), except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies the definition of Permitted Other Loans (in the case of Indebtedness in the form of loans) or the definition of Permitted Other Notes (in the case of Indebtedness in the form of notes) (it being understood that Permitted Other Loans may be refinanced by Permitted Other Notes and Permitted Other Notes may be refinanced by Permitted Other Loans); provided further that the aggregate principal amount of any such Indebtedness incurred under preceding clauses (iii) and (iv) (in respect of Indebtedness incurred in reliance on preceding clause (iii)) shall not exceed, when combined with the aggregate amount of any Incremental Term Loans, any Incremental Term C Loans and any Incremental Revolving Credit Commitments that have been incurred or provided in reliance on Section 2.14, the Maximum Incremental Facilities Amount;

(z) (i) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.17 (and which does not generate any additional proceeds) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Notes”;

(aa) Indebtedness in an amount not to exceed the Applicable Equity Amount;

(bb) issuances of Preferred Stock (if any) by PrefCo as set forth in the Plan;

(cc) Indebtedness of any Minority Investments or Indebtedness incurred on behalf thereof or representing guarantees of such Indebtedness of any Minority Investment, in an amount not to exceed the greater of (x) $300,000,000 and (y) 17.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding;

(dd) intercompany Indebtedness among the Borrower and its Subsidiaries constituting any part of any Permitted Reorganization;

(ee) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(ff) (i) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Borrower or any Subsidiary of the Borrower in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than the United States;

(gg) Indebtedness owing to the seller of any business or assets permitted to be acquired by the Borrower or any Restricted Subsidiary under this Agreement; provided that the aggregate amount of Indebtedness permitted under this clause (gg) shall not exceed the greater of $500,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) outstanding at any time;

(hh) obligations in respect of Disqualified Stock and Preferred Stock in an amount not to exceed the greater of $50,000,000 and 3% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) outstanding at any time;

(ii) Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors under this clause (d), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Section 10.1(d) and 10.1(k), shall not exceed the greater of (x) $300,000,000 and (y) 17.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding;

(jj) Non-Recourse Debt; and

(kk) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (jj) above.

For purposes of determining compliance with this Section 10.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in the proviso to the first paragraph of this Section 10.1 and clauses (a) through (kk) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above paragraph or clauses; provided that all Indebtedness outstanding under the Credit Documents will be deemed at all times to have been incurred in reliance only on the exception in clause (a) of Section 10.1.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced (plus unused commitments thereunder) plus (ii) the aggregate amount of accrued interest, premiums (including call and tender premiums), defeasance costs, underwriting discounts, fees, commissions, costs and expenses (including original issue discount, upfront fees and similar items) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

10.2. Limitation on Liens. The Borrower will not, and will not permit the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or such Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under (i) the Credit Documents securing the Obligations and the RCT Reclamation Obligations and (ii) the Security Documents and the Permitted Other Debt Documents securing Permitted Other Debt Obligations permitted to be incurred under Section 10.1(k), (y) or (z); provided that, (A) in the case of Liens securing Permitted Other Debt Obligations that constitute First Lien Obligations pursuant to subclause (ii) above and whose collateral package is identical to the Collateral (subject to exceptions set forth in the Security Documents), (I) the applicable Permitted Other

Debt Secured Parties (or a representative thereof on behalf of such holders) shall have delivered to the Collateral Representative an Additional First Lien Secured Party Consent (as defined in the Security Agreement), an Additional First Lien Secured Party Consent (as defined in the Pledge Agreement) and a joinder to the Collateral Trust Agreement and, if the Collateral Trust Agreement has been terminated, shall have entered into the First Lien Intercreditor Agreement (or, if already in effect, a joinder thereto) and (II) the Borrower shall have complied with the other requirements of Section 8.16 of the Security Agreement with respect to such Permitted Other Debt Obligations, if applicable, the applicable Permitted Other Debt Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially less favorable to the Lenders than the terms and conditions of the Security Documents, a joinder to the Collateral Trust Agreement and, if the Collateral Trust Agreement has been terminated, the First Lien Intercreditor Agreement (or a joinder thereto or an intercreditor agreement reasonably acceptable to the Administrative Agent with the Collateral Representative and each Hedge Bank party to a Commodity Hedging Agreement), (B) in the case of Liens securing Permitted Other Debt Obligations that do not constitute First Lien Obligations pursuant to subclause (ii) above, the applicable Permitted Other Debt Secured Parties (or a representative thereof on behalf of such holders) shall have entered into the Junior Lien Intercreditor Agreement (or a joinder thereto), (C) the aggregate amount of all RCT Reclamation Obligations secured by Liens on the Collateral pursuant to subclause (i) above shall not exceed, when combined with the aggregate outstanding principal amount of Incremental Term C Loans incurred in reliance on the last proviso appearing in the definition of “Maximum Incremental Facilities Amount” and used to cash collateralize Term Letters of Credit issued in favor of the RCT, $975,000,000 and (D) (I) with respect to Indebtedness under subclause (ii) incurred in reliance on Section 10.1(k) that is secured by Liens on a pari passu basis with any Liens securing the Credit Facilities (without regard to control of remedies), immediately after the incurrence thereof, on a Pro Forma Basis, the Consolidated First Lien Net Leverage Ratio is no greater than 3.00 to 1.00 and (II) with respect to Indebtedness under subclause (ii) incurred in reliance on Section 10.1(k) that is secured by Liens that are junior in right of security to the Liens securing the Credit Facilities, immediately after the incurrence thereof, on a Pro Forma Basis, the Consolidated Secured Net Leverage Ratio is no greater than 4.00 to 1.00 (it being understood and agreed that (x) without any further consent of the Lenders, the Administrative Agent, the Collateral Agent and the Collateral Trustee shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any other intercreditor agreement contemplated by, or to effect the provisions of, this Section 10.2(a) and (y) for the avoidance of doubt, the Liens created for the benefit of the Revolving Letter of Credit Issuers as contemplated by Section 3.8(c) are permitted by this Section 10.2(a);

(b) Liens on the Collateral securing obligations under Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements; provided that (i) at all times such obligations shall be secured by the Liens granted in favor of the Collateral Representative in the manner set forth in, and be otherwise subject to (and in compliance with), the Collateral Trust Agreement and governed by the applicable Security Documents and (ii) such agreements were not entered into for speculative purposes (as determined by the Borrower at the time such agreements were entered into in its reasonable discretion acting in good faith) and, in the case of any Secured Commodity Hedging Agreement or any Secured Hedging Agreement of the type described in clause (c) of the definition of “Hedging Agreement”, entered into in order to hedge against or manage fluctuations in the price or availability of any Covered Commodity);

(c) Permitted Liens;

(d) Liens securing Indebtedness permitted pursuant to Section 10.1(f); provided that (x) except with respect to any Indebtedness incurred in connection with Environmental CapEx or Necessary CapEx, such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, restoration, replacement, expansion, installation or improvement (as applicable) of the property subject to such Liens and (y) except as otherwise permitted hereby, such Liens attach at all times only to the assets so financed except (1) for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (2) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(e) (i) Liens permitted to remain outstanding under the Plan and (ii) Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of (x) $15,000,000 individually or (y) $100,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (e) that are not set forth on Schedule 10.2) shall only be permitted to the extent such Lien is listed on Schedule 10.2;

(f) the supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, extension or renewal of any Lien permitted by clause (a)(ii), clause (e), clause (g) and clause (ee) of this Section 10.2 upon or in the same assets theretofore subject to such Lien (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien and accessions thereto or any proceeds or products thereof) or the supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, extension or renewal (without increase in the amount or change in any obligor, except to the extent otherwise permitted hereunder) of the Indebtedness or other obligations secured thereby (including any unused commitments), to the extent such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, extension or renewal is permitted by Section 10.1; provided that in the case of any such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, extension or renewal of any Lien permitted by clause (a)(ii) and clause (ee) of this Section 10.2, the requirements set forth in the proviso to clause (a)(ii) or subclause (ii) of clause (ee), as applicable, shall have been satisfied;

(g) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) pursuant to a Permitted Acquisition or other permitted Investment or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary or existing on assets acquired after the Closing Date, to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1; provided that such Liens (i) are not created or incurred in connection with, or in contemplation of, such Person becoming such a Restricted Subsidiary or such assets being acquired and (ii) attach at all times only to the same assets to which such Liens attached and after-acquired property, property that is affixed or incorporated into the property covered by such Lien and accessions thereto and products and proceeds thereof, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment financed by such lender, it being understood that such requirement to pledge such after-acquired property shall not be permitted to apply to any such after-acquired property to which such requirement would not have applied but for such acquisition) except as otherwise permitted hereunder, and any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension thereof permitted by Section 10.1;

(h) [reserved];

(i) Liens securing Indebtedness or other obligations (i) of the Borrower or any Restricted Subsidiary in favor of a Credit Party and (ii) of any other Restricted Subsidiary that is not a Credit Party in favor of any other Restricted Subsidiary that is not a Credit Party;

(j) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) or attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract encumbering deposits, including deposits in “pooled deposit” or “sweep” accounts (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(k) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business (including in respect of construction or restoration activities) permitted by this Agreement;

(m) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(n) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Restricted Subsidiary;

(o) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(p) Liens (a) on any cash earnest money deposits or cash advances made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement, (b) on other cash advances in favor of the seller of any property to be acquired in an Investment or other acquisition permitted hereunder to be applied against the purchase price for such Investment or other acquisition or (c) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder (or reasonably expected to be so permitted by the Borrower at the time such Lien was granted);

(q) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(r) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business or consistent with past practice;

(s) Liens securing Non-Recourse Debt of an Excluded Project Subsidiary on the assets (and the income and proceeds therefrom) of such Excluded Project Subsidiary that are developed, operated and/or constructed with the proceeds of (A) such Non-Recourse Debt or investments in such Non-Recourse Subsidiary; or (B) Non-Recourse Debt or investments referred to in clause (A) refinanced in whole or in part by such Non-Recourse Debt;

(t) additional Liens on assets of any Restricted Subsidiary that is not a Credit Party securing Indebtedness of such Restricted Subsidiary permitted pursuant to Section 10.1 (or other obligations of such Restricted Subsidiary not constituting Indebtedness);

(u) Liens in respect of Permitted Sale Leasebacks;

(v) [reserved];

(w) rights reserved to or vested in others to take or receive any part of, or royalties related to, the power, gas, oil, coal, lignite or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of the Borrower and the Restricted Subsidiaries and Liens upon the production from property of power, gas, oil, coal, lignite or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations to pay all or a part of the expenses of exploration, drilling, mining or development of such property only out of such production or proceeds;

(x) Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, shared facilities agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering, arising out of, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal or handling of any property of the Borrower and the Restricted Subsidiaries; provided that such agreements are entered into in the ordinary course of business (including in respect of construction or restoration activities);

(y) any restrictions on any Stock or Stock Equivalents or other joint venture interests of the Borrower or any Restricted Subsidiary providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of such Stock or Stock Equivalents or interest of such Person, if a security interest or other Lien is created on such Stock or Stock Equivalents or interest as a result thereof and other similar Liens;

(z) rights of first refusal and purchase options in favor of Aluminum Company of America (“Alcoa”) to purchase Sandow Unit 4 and/or the real property related thereto, as described in (i) Sandow Unit 4 Agreement dated August 13, 1976, as amended, between Alcoa and Texas Power & Light Company (“TPL”) and in (ii) Deeds dated March 14, 1978 and July 21, 1980, as amended, executed by Alcoa conveying to TPL the Sandow Unit 4 real property;

(aa) Liens and other exceptions to title, in either case on or in respect of any facilities of the Borrower or any Restricted Subsidiary, arising as a result of any shared facility agreement entered into with respect to such facility, except to the extent that any such Liens or exceptions, individually or in the aggregate, materially adversely affect the value of the relevant property or materially impair the use of the relevant property in the operation of business the Borrower and the Restricted Subsidiaries, taken as a whole;

(bb) Liens on cash and Permitted Investments (i) deposited by the Borrower or any Restricted Subsidiary in margin accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, customers, trading counterparties, or any other parties or issuers of surety bonds or (ii) pledged or deposited as collateral by the Borrower or any Restricted Subsidiary with any of the entities described in clause (i) above to secure their respective obligations, in the case of each of clauses (i) and (ii) above, with respect to: (A) any contracts and transactions for the purchase, sale, exchange of, or the option (whether physical or financial) to purchase, sell or exchange (1) natural gas, (2) electricity, (3) coal, (4) petroleum-based liquids, (5) oil, (6) nuclear fuel (including enrichment and conversion), (7) emissions or other environmental credits, (8) waste byproducts, (9) weather, (10) power and other generation capacity, (11) heat rate, (12) congestion, (13) renewal energy credit or (14) any other energy-related commodity or services or derivative (including ancillary services and related risk (such as location basis) or weather-related risk); (B) any contracts or transactions for the purchase, processing, transmission, transportation, distribution, sale, lease, hedge or storage of, or any other services related to any commodity or service identified in subparts (1) - (14) above, including any capacity agreement; (C) any financial derivative agreement (including but not limited to swaps, options or swaptions) related to any commodity identified in subparts (1) - (14) above, or to any interest rate or currency rate management activities; (D) any agreement for membership or participation in an organization that facilitates or permits the entering into or clearing of any Netting Agreement, any insurance or self-insurance arrangements or any agreement described in this Section 10.2(bb); (E) any agreement combining part or all of a Netting Agreement or part or all of any of the agreements described in this Section 10.2(bb); (F) any document relating to any agreement described in this Section 10.2(bb) that is filed with a Governmental Authority and any related service agreements; or (G) any commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements (such agreements described in clauses (A) through (G) of this Section 10.2(bb) being collectively, “Permitted Contracts”), Netting Agreements, Hedging Agreements and letters of credit supporting Permitted Contracts, Netting Agreements and Hedging Agreements;

(cc) additional Liens on assets that do not constitute Collateral prior to the creation of such Liens, so long as the Credit Facilities hereunder are equally and ratably secured thereby and otherwise subject to intercreditor arrangements reasonably satisfactory to the Borrower and the Collateral Agent;

(dd) Liens securing Indebtedness permitted to be incurred pursuant to Section 10.1(x);

(ee) additional Liens, so long as (i)(x) with respect to Indebtedness that is secured by Liens on a pari passu basis with any Liens securing the Initial Credit Facilities (without regard to control of remedies), immediately after the incurrence thereof, on a Pro Forma Basis, the Consolidated First Lien Net Leverage Ratio is no greater than 3.00 to 1.00 and (y) with respect to Indebtedness that is secured by Liens that are junior in right of security to the Liens securing any Initial Credit Facilities, immediately after the incurrence thereof, on a Pro Forma Basis, the Consolidated Secured Net Leverage Ratio is no greater than 4.00 to 1.00 and (ii) the holder(s) of such Liens (or a representative thereof) shall have entered into the Collateral Trust Agreement or, if the Collateral Trust Agreement has been terminated, the First Lien Intercreditor Agreement (in the case of subclause (i)(x)), the Junior Lien Intercreditor Agreement (in the case of subclause (i)(y)) or other intercreditor agreements or arrangements reasonably acceptable to the Administrative Agent and the Borrower; and

(ff) additional Liens, so long as the aggregate amount of obligations secured thereby at any time outstanding does not exceed the greater of (x) $275,000,000 and (y) 16% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance; provided that any Liens on the Collateral may (at the Borrower’s election) rank pari passu or junior to the Lien on the Collateral securing the Obligations in which case, the holder(s) of such Liens (or a representative thereof) shall have entered into the Collateral Trust Agreement, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and/or other intercreditor agreements or arrangements reasonably acceptable to the Administrative Agent and the Borrower, as applicable.

10.3. Limitation on Fundamental Changes. Except as permitted by Section 10.4 or 10.5, the Borrower will not, and will not permit the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise consummate the disposition of, all or substantially all its business units, assets or other properties, except that:

(a) so long as both before and after giving effect to such transaction, no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving company or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each grantor and each pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3), and (6) the Successor Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplements preserve the enforceability of this Agreement and the Guarantee and the perfection and priority of the Liens under the applicable Security Documents;

(b) so long as no Event of Default has occurred and is continuing, or would result therefrom, any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee and the relevant Security Documents each in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Subordinated Note, and (iii) Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements to the Guarantee and any Security Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents to the extent otherwise required;

(c) any Permitted Reorganization, an IPO Reorganization Transaction and the Transactions may be consummated;

(d) any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary;

(e) the Borrower or any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party; provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;

(f) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;

(g) the Borrower or any Restricted Subsidiary may change its legal form, so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Liens granted pursuant to any Security Documents to which such Person is a party remain perfected and in full force and effect, to the extent otherwise required hereby;

(h) any merger, consolidation or amalgamation the purpose and only substantive effect of which is to reincorporate or reorganize the Borrower or any Restricted Subsidiary in a jurisdiction in the United States, any state thereof or the District of Columbia, so long as the Liens granted pursuant to the Security Documents to which the Borrower is a party remain perfected and in full force and effect, to the extent otherwise required hereby;

(i) the Transactions and any transactions as contemplated by the Plan may be consummated; and

(j) the Borrower and the Restricted Subsidiaries may consummate a merger, amalgamation dissolution, liquidation, windup, consolidation or disposition, constituting, or otherwise resulting in, a transaction permitted by Section 10.4 (other than Section 10.4(d)), an Investment permitted pursuant to Section 10.5 (other than Section 10.5(l)), and any dividends permitted pursuant to Section 10.6 (other than Section 10.6(f)).

10.4. Limitation on Sale of Assets. The Borrower will not, and will not permit the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise consummate the disposition of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (ii) consummate the sale to any Person (other than to the Borrower or a Subsidiary Guarantor) any shares owned by it of the Borrower’s or any Restricted Subsidiary’s Stock and Stock Equivalents (each of the foregoing, a “Disposition”), except that:

(a) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) obsolete, negligible, immaterial, worn-out, uneconomical, scrap, used, or surplus or mothballed assets (including any such equipment that has been refurbished in contemplation of such disposition) or assets no longer used or useful in the business or no longer commercially desirable to maintain, (ii) inventory or goods (or other assets) held for sale in the ordinary course of business, (iii) cash and Permitted Investments, (iv) immaterial assets, and (v) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and the Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the Borrower and the Restricted Subsidiaries may make Dispositions of assets; provided that (i) to the extent required, the Net Cash Proceeds thereof to the Borrower and the Restricted Subsidiaries are promptly applied to the prepayment of Term Loans or Term C Loans as provided for in Section 5.2(a)(i), (ii) as of the date of signing of the definitive agreement for such Disposition, no Event of Default shall have occurred and be continuing, (iii) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $50,000,000, the Person making such Disposition shall receive fair market value and not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (iii) the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s or such Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) not secured by the assets that are the subject of such Disposition, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations received by the Person making such Disposition from the purchaser that are converted by such Person into cash or Permitted Investments or by their terms are required to be satisfied for cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, (C) consideration consisting of Indebtedness of any Credit Party (other than subordinated Indebtedness) received after the Closing Date from Persons who are not Restricted Subsidiaries (so long as such Indebtedness is not cancelled or forgiven) and (D) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(b) that is at that time outstanding, not in excess of the greater of $500,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value and (iv) any non-cash proceeds received in the form of Real Estate, Indebtedness or Stock and Stock Equivalents are pledged to the Collateral Representative to the extent required under Section 9.12 or 9.14;

(c) (i) the Borrower and the Restricted Subsidiaries may make Dispositions to the Borrower or any other Credit Party, (ii) any Restricted Subsidiary that is not a Credit Party may make

Dispositions to the Borrower or any other Subsidiary of the Borrower; provided that with respect to any such Disposition to an Unrestricted Subsidiary or Excluded Project Subsidiary, such Disposition shall be for fair value and (iii) any Credit Party may make Dispositions to a non-Credit Party in an aggregate amount not to exceed $300,000,000;

(d) the Borrower and any Restricted Subsidiary may effect any transaction permitted by Sections 10.2, 10.3, (other than Section 10.3(j)), 10.5 (other than Section 10.5(l)) or 10.6 (other than Section 10.6(f));

(e) the Borrower and any Restricted Subsidiary may lease, sublease, license (only on a non-exclusive basis, with respect to any intellectual property) or sublicense (only on a non-exclusive basis, with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f) Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (excluding any boot thereon) or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g) Dispositions pursuant to Permitted Sale Leaseback transactions;

(h) Dispositions of (i) Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements or (ii) to joint ventures in connection with the dissolution or termination of a joint venture to the extent required pursuant to joint venture and similar arrangements;

(i) (i) Dispositions of Receivables Facility Assets in connection with any Permitted Receivables Financing, and any Disposition of Securitization Assets in connection with any Qualified Securitization Financing, provided that the Receivables Indebtedness arising in connection therewith shall not exceed the amount of Receivables Indebtedness permitted by Section 10.1(w) and (ii) Dispositions in connection with accounts receivable factoring facilities in the ordinary course of business;

(j) Dispositions listed on Schedule 10.4 or to consummate the Transactions, including transactions contemplated by the Plan;

(k) transfers of property subject to a Recovery Event or in connection with any condemnation proceeding upon receipt of the Net Cash Proceeds of such Recovery Event or condemnation proceeding;

(l) Dispositions or discounts of accounts receivable or notes receivable in connection with the collection or compromise thereof or the conversion of accounts receivable to notes receivable;

(m) Dispositions of any assets not constituting Collateral in an aggregate amount not to exceed $150,000,000;

(n) Dispositions of power, capacity, heat rate, renewable energy credits, waste by-products, energy, electricity, coal and lignite, oil and other petroleum-based liquids, emissions and other environmental credits, ancillary services, fuel (including all forms of nuclear fuel and natural gas) and other related assets or products of services, including assets related to trading activities or the sale of inventory or contracts related to any of the foregoing, in each case in the ordinary course of business;

(o) the execution of (or amendment to), settlement of or unwinding of any Hedging Agreement;

(p) any Disposition of mineral rights, other than mineral rights in respect of coal or lignite;

(q) any Disposition of any real property that is (i) primarily used or intended to be used for mining which has either been reclaimed, or has not been used for mining in a manner which requires reclamation, and in either case has been determined by the Borrower not to be necessary for use for mining, (ii) used as buffer land, but no longer serves such purpose, or its use is restricted such that it will continue to be buffer land, or (iii) was acquired in connection with power generation facilities, but has been determined by the Borrower to no longer be commercially suitable for such purpose;

(r) any Disposition (including foreclosure, condemnation or expropriation) of any assets required by any Governmental Authority;

(s) any Disposition of assets in connection with salvage activities;

(t) the surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims;

(u) Dispositions of any assets (including Stock and Stock Equivalents) acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries (as determined by the Borrower in good faith); and

(v) other Dispositions (including those of the type otherwise described herein) made for fair market value in an aggregate amount not to exceed the greater of (x) $500,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(w) the Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Stock or any Stock to intercompany Indebtedness, (iii) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Restricted Subsidiary or (iv) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, managers, directors, officers or employees of Holdings, the Borrower, any direct or indirect parent thereof, or any Subsidiary thereof or any of their successors or assigns;

(x) any disposition of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 270 days thereof or (2) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually purchased within 270 days thereof);

(y) any disposition in connection with a Permitted Reorganization or an IPO Reorganization Transaction;

(z) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value or usefulness to the business of the Borrower and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Borrower; and

(aa) Dispositions of any asset between or among the Borrower and/or any Restricted Subsidiary as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (z) above; provided that after giving effect to any such Disposition, to the extent the assets subject to such Dispositions constituted Collateral, such assets shall remain subject to, or be rejoined to, the Lien of the Security Documents.

10.5. Limitation on Investments. The Borrower will not, and will not permit the Restricted Subsidiaries, to make any Investment except:

(a) extensions of trade credit, asset purchases (including purchases of inventory, fuel (including all forms of nuclear fuel), supplies, materials and equipment) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements or development agreements with other Persons, in each case in the ordinary course of business (including in respect of construction or restoration activities);

(b) Investments in cash or Permitted Investments when such Investments were made;

(c) loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any Subsidiary of the Borrower (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of Holdings (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $25,000,000 at any one time outstanding;

(d) Investments (i) contemplated by the Plan or to consummate the Transactions and (ii) existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date and, to the extent such Investments exceed $15,000,000, set forth on Schedule 10.5 and any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension thereof, only to the extent that the amount of any Investment made pursuant to this clause (d)(ii) does not at any time exceed the amount of such Investment set forth on Schedule 10.5 (except by an amount equal to the unpaid accrued interest and premium thereon plus any unused commitments plus amounts paid in respect of fees, premiums, costs and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension or as otherwise permitted hereunder);

(e) any Investment acquired by the Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of, or settlement of delinquent accounts or disputes with or judgments against, the issuer, obligor or borrower of such original Investment or accounts receivable, (b) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(f) Investments to the extent that payment for such Investments is made with (i) Stock or Stock Equivalents (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof) or (ii) the proceeds from the issuance of Stock or Stock Equivalents (other than Disqualified Stock, any Cure Amount, any sale or issuance to any Subsidiary and any issuance applied pursuant to Section 10.6(a) or Section 10.6(b)(i)) of the Borrower (or any direct or indirect parent thereof); provided that such Stock or Stock Equivalents or proceeds of such Stock or Stock Equivalents will not increase the Applicable Equity Amount;

(g) Investments (i) (A) by the Borrower or any Restricted Subsidiary in any Credit Party, (B) between or among Restricted Subsidiaries that are not Credit Parties, and (C) consisting of intercompany Investments incurred in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) among the Borrower and the Restricted Subsidiaries (provided that any such intercompany Investment in connection with cash management arrangements by a Credit Party in a Subsidiary of the Borrower that is not a Credit Party is in the form of an intercompany loan or advance and the Borrower or such Restricted Subsidiary complies with Section 9.12 to the extent applicable); (ii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party, to the extent that the aggregate amount of all Investments made on or after the Closing Date pursuant to this subclause (ii), when valued at the fair market value (determined by the Borrower acting in good faith) of each such Investment at the time each such Investment was made, is not in excess of, when combined with, and without duplication of, the aggregate amount of Investments made pursuant to Section 10.5(i), an amount equal to the greater of (x) $300,000,000 and (y) 17.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), provided, that to the extent the Consolidated Total Net Leverage Ratio is not greater than 3.0 to 1.0 (calculated on a Pro Forma Basis at the time of such Investment), such Investments pursuant to this clause (g)(ii)) shall be unlimited; and (iii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Credit Parties;

(h) Investments constituting Permitted Acquisitions; provided that the aggregate amount of any such Investment, as valued at the fair market value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, made by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary that, after giving effect to such Investment, shall not be a Guarantor, shall not cause the aggregate amount of all such Investments made pursuant to this clause (h) (as so valued at the time each such investment is made) to exceed the sum of (i) $300,000,000, plus (ii) the Applicable Equity Amount at such time plus (iii) the Applicable Amount at such time; provided that in respect of any Investments made in reliance of clause (ii) of the definition of “Applicable Amount”, no Event of Default under Section 11.1 or Section 11.5 shall have occurred and be continuing or would result therefrom;

(i) Investments constituting (i) Minority Investments and Investments in Unrestricted Subsidiaries and Excluded Project Subsidiaries, (ii) Investments in joint ventures (regardless of the form of legal entity) or similar Persons that do not constitute Restricted Subsidiaries and (iii) Investments in Subsidiaries that are not Credit Parties, in each case valued at the fair market value (determined the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount at any one time outstanding pursuant to this clause (i) that, at the time each such Investment is made, would not exceed, when combined with, and without duplication of, the aggregate amount of Investments made pursuant to clause (ii) of Section 10.5(g), an amount equal to the greater of (x) $300,000,000 and (y) 17.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), provided, that to the extent the Consolidated Total Net Leverage Ratio is not greater than 3.0 to 1.0 (calculated on a Pro Forma Basis at the time of such Investment), such Investments pursuant to this clause (i) shall be unlimited;

(j) Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4;

(k) Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof) in an aggregate amount, when combined with distributions made pursuant to Section 10.6(b), not to exceed the limitations set forth in such Section;

(l) Investments consisting of or resulting from Indebtedness, Liens, dividends or other payments, fundamental changes and Dispositions permitted by Section 10.1 (other than Sections 10.1(b), 10.1(d) and 10.1(e)(ii)), 10.2 (other than Liens Section 10.2(m)), 10.3 (other than Section 10.3(j)), 10.4 (other than Section 10.4(d)), 10.6 (other than Section 10.6(f)), 10.7 or 10.8, as applicable;

(m) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, dividends or other payments to the extent permitted to be made to such parent in accordance with Section 10.6; provided that the aggregate amount of such loans and advances shall reduce the ability of the Borrower and the Restricted Subsidiaries to make dividends under the applicable clauses of Section 10.6 by such amount;

(n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(o) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(p) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(q) Guarantee Obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r) Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(s) Investments in Hedging Agreements permitted by Section 10.1;

(t) Investments in or by a Receivables Entity or a Securitization Entity arising out of, or in connection with, any Permitted Receivables Financing or Qualified Securitization Financing, as applicable; provided, however, that any such Investment in a Receivables Entity or a Securitization Subsidiary is in the form of a contribution of additional Receivables Facility Assets or Securitization Assets, as applicable, or as equity;

(u) Investments consisting of deposits of cash and Permitted Investments as collateral support permitted under Section 10.2;

(v) other Investments not to exceed an amount equal to (x) the Applicable Equity Amount at the time such Investments are made plus (y) the Applicable Amount at such time, provided that in respect of any Investments made in reliance of clause (ii) of the definition of “Applicable Amount”, no Event of Default under Section 11.1 or Section 11.5 shall have occurred and be continuing or would result therefrom;

(w) other Investments in an amount at any one time outstanding equal to the greater of (x) $300,000,000 and (y) 17.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(x) Investments consisting of purchases and acquisitions of assets and services in the ordinary course of business (including in respect of construction or restoration activities);

(y) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practice;

(z) Investments made as a part of, or in connection with or to otherwise fund the Transactions;

(aa) [reserved];

(bb) Investments relating to pension trusts;

(cc) Investments by Credit Parties in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by the Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the intercompany Investment being invested in one or more Credit Parties;

(dd) Investments relating to nuclear decommission trusts and nuclear insurance and self-insurance organizations or arrangements;

(ee) Investments in the form of, or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas or other fuel or commodities, unitization agreements, pooling agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case, made or entered into in the ordinary course of business;

(ff) Investments in wind or other renewable energy projects or in any nuclear power or energy joint venture or in assets comprising an energy generating facility or unit or in any Similar Business, in an aggregate amount not to exceed the greater of (x) $300,000,000 and (y) 17.5% of Consolidated EBITDA at any time outstanding;

(gg) to the extent constituting Investments, transactions pursuant to the Shared Services and Tax Agreements permitted under Section 10.6(n));

(hh) Investments in connection with Permitted Reorganizations or an IPO Reorganization Transaction;

(ii) Investments in deposit accounts, commodities and securities accounts opened in the ordinary course of business;

(jj) Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Agreement;

(kk) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(ll) Loans repurchased by the Borrower or a Restricted Subsidiary pursuant to and in accordance with Section 13.6(h);

(mm) loans to, or letters of credit (including Letters of Credit) to be issued on behalf of, any of the Borrower’s direct or indirect parent companies or such parents’ Subsidiaries for working capital purposes, in each case so long as made in the ordinary course of business or consistent with past practices and in an amount not to exceed $50,000,000 at any time outstanding; and

(nn) other Investments in an unlimited amount, provided that the Borrower shall be in compliance on a Pro Forma Basis with a Consolidated Total Net Leverage Ratio not greater than 3.0 to 1.0.

10.6. Limitation on Dividends. The Borrower will not declare or pay any dividends or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders on account of such Stock and Stock Equivalents, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or set aside any funds for any of the foregoing purposes, (other than dividends payable solely in its Stock or Stock Equivalents (other than Disqualified Stock) (all of the foregoing, “dividends”), provided:

(a) the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Stock or Stock Equivalents for another class of its (or such parent’s) Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents (other than any Cure Amount, any sale or issuance to any Subsidiary and any contribution or issuance applied pursuant to Section 10.5(f)(ii) or Section 10.6(b)(i)); provided that (i) such new Stock or Stock Equivalents contain terms and provisions (taken as a whole) at least as advantageous to the Lenders, taken as a whole, in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby and (ii) the cash proceeds from any such contribution or issuance shall not increase the Applicable Equity Amount;

(b) the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem, acquire, retire or repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any direct or indirect parent thereof) and any

Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, any stock option or stock appreciation rights plan, any management, director and/or employee benefit, stock ownership or option plan, stock subscription plan or agreement, employment termination agreement or any employment agreements or stockholders’ or shareholders’ agreement; provided, however, that the aggregate amount of payments made under this Section 10.6(b), when combined with Investments made pursuant to Section 10.5(k), do not exceed in any calendar year $25,000,000 (which shall increase to $50,000,000 subsequent to the consummation of an initial public offering of, or registration of, Stock by the Borrower (or any direct or indirect parent company of the Borrower) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $60,000,000 in any calendar year (which shall increase to $100,000,000 subsequent to the consummation of an underwritten public offering of, or registration of, Stock by the Borrower or any direct or indirect parent corporation of the Borrower)); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Stock (other than Disqualified Stock, any Cure Amount, any sale or issuance to any Subsidiary and any contribution or issuance applied pursuant to Section 10.5(f)(ii) or Section 10.6(a)) of the Borrower and, to the extent contributed to the Borrower, Stock of any of the Borrower’s direct or indirect parent companies, in each case to present or former officers, managers, consultants, directors or employees (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any of its direct or indirect parent companies) or any Subsidiary of the Borrower that occurs after the Closing Date; provided that such Stock or proceeds of such Stock will not increase the Applicable Equity Amount; plus

(ii) the cash proceeds of key man life insurance policies received the Borrower or any Restricted Subsidiary after the Closing Date; less

(iii) the amount of any dividends or distributions previously made with the cash proceeds described in clauses (i) and (ii) above;

and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from present or former officers, managers, consultants, directors or employees (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any of its direct or indirect parent companies), or any Subsidiary of the Borrower in connection with a repurchase of Stock or Stock Equivalents of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a dividend for purposes of this covenant or any other provision of this Agreement;

(c) so long as no Event of Default under Section 11.1 or Section 11.5 shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends on its Stock or Stock Equivalents; provided that the amount of all such dividends paid from the Closing Date pursuant to this clause (c) shall not exceed an amount equal to (x) the Applicable Equity Amount at the time such dividends are paid plus (y) the Applicable Amount at such time, provided that in respect of any dividends made in reliance of clause (ii) of the definition of Applicable Amount, (i) the Consolidated Total Net Leverage Ratio shall not be greater than 4.50 to 1.0 (calculated on a Pro Forma Basis after giving effect to such dividends) and (ii) no Event of Default shall have occurred and be continuing or would result therefrom;

(d) the Borrower may make dividends, distributions or loans to any direct or indirect parent company of the Borrower in amount required for any such direct or indirect parent to pay, in each case without duplication:

(i) foreign, federal, state and local income Taxes, to the extent such income Taxes are attributable to the income of the Borrower and its Subsidiaries; provided that for purposes of this Section 10.6(d)(i), such Taxes shall be deemed to equal the amount that the Borrower and its Subsidiaries would be required to pay in respect of foreign, federal, state and local income Taxes if the Borrower were the parent of a standalone consolidated, combined, affiliated, unitary or similar income tax group including its Subsidiaries; provided, further, that the permitted payment pursuant to this clause (i) with respect to any taxes of any Unrestricted Subsidiary or Excluded Project Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary or Excluded Project Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such taxes;

(ii) (A) such parents’ and their respective Subsidiaries’ general operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries and (to the extent of cash actually paid by Unrestricted Subsidiaries or Excluded Project Subsidiaries to the Borrower or its Restricted Subsidiaries for such purposes) Unrestricted Subsidiaries and Excluded Project Subsidiaries, (B) any indemnification claims made by directors or officers of the Borrower (or any parent thereof) to the extent such claims are attributable to the ownership or operation of the Borrower or any Restricted Subsidiary and (to the extent of cash actually paid by Unrestricted Subsidiaries or Excluded Project Subsidiaries to the Borrower or its Restricted Subsidiaries for such purposes) Unrestricted Subsidiaries and Excluded Project Subsidiaries or (C) fees and expenses otherwise due and payable by the Borrower (or any parent thereof and such parent’s Subsidiaries) or any Restricted Subsidiary and not prohibited to be paid by the Borrower and its Restricted Subsidiaries hereunder;

(iii) franchise and excise Taxes and other fees, Taxes and expenses required to maintain the corporate existence of any direct or indirect parent of the Borrower;

(iv) to any direct or indirect parent of the Borrower to finance any Investment permitted to be made by the Borrower or any Restricted Subsidiary pursuant to Section 10.5; provided that (A) such dividend shall be made substantially concurrently with the closing of such Investment, (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to the Borrower or such Restricted Subsidiary or (2) the merger, amalgamation or consolidation (to the extent permitted in Section 10.5) of the Person formed or acquired into the Borrower or any Restricted Subsidiary, (C) the Borrower or such Restricted Subsidiary shall comply with Section 9.11 and Section 9.12 to the extent applicable, (D) the aggregate amount of such dividends shall reduce the ability of the Borrower and the Restricted Subsidiary to make Investments under the applicable clauses of Section 10.5 by such amount and (E) any property received in connection with such transaction shall not increase the Applicable Equity Amount;

(v) customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering or acquisition or disposition transaction payable by the Borrower or the Restricted Subsidiaries;

(vi) customary salary, bonus, severance and other benefits payable to officers, employees or consultants of any direct or indirect parent company (and such parent’s Subsidiaries) of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower, its Restricted Subsidiaries and (to the extent of cash actually paid by Unrestricted Subsidiaries or Excluded Project Subsidiaries to the Borrower or its Restricted Subsidiaries for such purposes) Unrestricted Subsidiaries and Excluded Project Subsidiaries;

(vii) [reserved];

(viii) to the extent constituting dividends, amounts that would be permitted to be paid directly by the Borrower or its Restricted Subsidiaries under Section 9.9(a);

(ix) AHYDO Catch-Up Payments with respect to Indebtedness of any direct or indirect parent of the Borrower; provided that the proceeds of such Indebtedness have been contributed to the Borrower as a capital contribution; and

(x) expenses incurred by any direct or indirect parent of the Borrower in connection with any public offering or other sale of Stock or Stock Equivalents or Indebtedness (i) where the net proceeds of such offering or sale are intended to be received by or contributed to the Borrower or a Restricted Subsidiary, (ii) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or (iii) otherwise on an interim basis prior to completion of such offering so long as any direct or indirect parent of the Borrower shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;

(e) [reserved];

(f) dividends consisting of or resulting from Liens, fundamental changes, Dispositions, Investments or other payments permitted by 10.2, 10.3 (other than Section 10.3(j)), 10.4 (other than Section 10.4(d)), 10.5 (other than Section 10.5(l)), 10.7 or 10.8, as applicable;

(g) the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants if such Stock or Stock Equivalents represents a portion of the exercise price of such options or warrants, and the Borrower may pay dividends to any direct or indirect parent thereof as and when necessary to enable such parent to effect such repurchases;

(h) the Borrower may (i) pay cash in lieu of fractional shares in connection with any dividend, distribution, split, reverse share split, merger, consolidation, amalgamation or other combination thereof or any Permitted Acquisition, and any dividend to the Borrower’s direct or indirect parent in order to effect the same and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i) the Borrower may pay any dividend or distribution within 60 days after the date of declaration thereof or giving irrevocable notice thereof, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(j) following the one year anniversary of the Closing Date, so long as no Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may declare and pay dividends and may redeem or repurchase on the Borrower’s (or any direct or indirect parent’s thereof) Stock and Stock Equivalents following the registration or first public offering of the Borrower’s Stock or Stock Equivalents or the Stock or Stock Equivalents of any of its direct or indirect parents after the Closing Date, so long as the aggregate amount of all such dividends, redemptions and repurchases in any calendar year does not exceed 3% of the market capitalization of the Borrower (or its direct or indirect parent, as applicable, to the extent attributable to the Borrower and its Subsidiaries, as determined in good faith by the Borrower) calculated on a trailing twelve month average basis;

(k) the Borrower may pay dividends in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(l) dividends with respect to the Preferred Stock (if any) of PrefCo as set forth in the Plan;

(m) the Borrower may make payments described in Section 9.9 (other than Section 9.9(b), Section 9.9(e) (to the extent expressly permitted by reference to Section 10.6), Section 9.9(g) and Section 9.9(l));

(n) the Borrower may pay dividends or make distributions (i) in connection with the Transactions or contemplated by the Plan, and (ii) in an amount sufficient so as to allow any direct or indirect parent of the Borrower to make when due (but without regard to any permitted deferral on account of financing agreements) any payment pursuant to any Shared Services and Tax Agreements; provided that solely in the case of the payment of Taxes of the type described in Section 10.6(d)(i) under a Shared Services and Tax Agreement (and in lieu of making a dividend thereunder as contemplated by Section 10.6(d)(i)) and not (for the avoidance of doubt) for purposes of payments under the Tax Receivable Agreement and the Tax Matters Agreement (as defined in the Existing Plan), the amount of such payments shall not exceed the amount permitted to be paid as dividends or distributions under Section 10.6(d)(i);

(o) so long as no Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may pay declare and pay dividends to, or make loans to, any direct or indirect parent company of the Borrower in amounts up to the greater of (x) $200,000,000 and (y) 12% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(p) the Borrower may make distributions or payments of Receivables Fees and Securitization Fees;

(q) the Borrower may declare and pay dividends out of Retained Declined Proceeds remaining after any Prepayment Event and not included in the Applicable Amount in an amount not to exceed $100,000,000;

(r) so long as no Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may declare and pay dividends in an unlimited amount, provided that the Borrower shall be in compliance on a Pro Forma Basis with a Consolidated Total Net Leverage Ratio not greater than 2.0 to 1.0;

(s) the Borrower may make distributions of, or Investments in, Receivables Facility Assets for purposes of inclusion in any Permitted Receivables Financing and Securitization Assets for purposes of inclusion in any Qualified Securitization Financing, in each case made in the ordinary course of business or consistent with past practices;

(t) the Borrower may make distributions in an amount sufficient so as to allow any direct or indirect parent of the Borrower to pay any AHYDO Catch-Up Payments relating to Indebtedness of Holdings or any direct or indirect parent of the Borrower;

(u) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary, in each case, issued in accordance with Section 10.1(hh);

(v) any dividends made in connection with the Transactions (and the fees and expenses related thereto) or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends or distributions to any direct or indirect company of the Borrower to permit payment by such parent of such amount) to the extent permitted by Section 9.9 (other than clause (b) thereof), and dividends in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other Investment permitted hereunder and to satisfy indemnity and other similar obligations in connection with any Permitted Acquisition or other Investment permitted hereunder; and

(w) the distribution, by dividend or otherwise, of shares of Stock or Stock Equivalents of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries or the proceeds thereof.

10.7. Limitations on Debt Payments and Amendments.

(a) The Borrower will not, and will not permit the Restricted Subsidiaries to, voluntarily prepay, repurchase or redeem or otherwise defease any Indebtedness that is subordinated in right of payment or lien to the Obligations with Stated Maturities beyond the Latest Maturity Date (the “Junior Indebtedness”); provided, however, that the Borrower and the Restricted Subsidiaries may prepay, repurchase or redeem or otherwise defease Junior Indebtedness (i) in an aggregate amount from the Closing Date not in excess of the sum of (1) so long as no Event of Default shall have occurred and be continuing or would result therefrom, (A) the greater of (x) $500,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (B) additional unlimited amounts, provided that the Borrower shall be in compliance on a Pro Forma Basis with a Consolidated Total Net Leverage Ratio not greater than 2.0 to 1.0 plus (2) the Applicable Equity Amount at the time of such prepayment, repurchase, redemption or other defeasance plus (3) the Applicable Amount at the time of such prepayment, repurchase, redemption or other defeasance, provided that in respect of any prepayments, repurchases or redemptions or defeasances made in reliance of clause (ii) of the definition of Applicable Amount, (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) the Consolidated Total Net Leverage Ratio is not greater than 4.50 to 1.0 (calculated on a Pro Forma Basis after giving effect thereto); (ii) with the proceeds from, or in exchange for, Indebtedness permitted under Section 10.1, (iii) by converting, exchanging, redeeming, repaying or prepaying such Junior Indebtedness into, for or with, as applicable, Stock or Stock Equivalents of any direct or indirect parent of the Borrower (other than Disqualified Stock except as permitted hereunder) and (iv) within 60 days of the applicable Redemption Notice if, at the date of any payment, redemption, repurchase, retirement, termination or cancellation notice in respect thereof (each, a “Redemption Notice”), such payment, redemption, repurchase, retirement, termination or cancellation would have complied with another provision of this Section 10.7, provided that such payment, redemption, repurchase, retirement, termination or cancellation shall reduce capacity under such other provision. Notwithstanding the foregoing, nothing in this Section 10.7 shall prohibit (A) the repayment or prepayment of intercompany subordinated Indebtedness (including under the Intercompany Subordinated

Note) owed among the Borrower and/or the Restricted Subsidiaries, in either case unless an Event of Default under Section 11.1 or 11.5 has occurred and is continuing and the Borrower has received a written notice from the Collateral Trustee or Collateral Agent instructing it not to make or permit any such repayment or prepayment or (B) transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer.

(b) The Borrower will not, and will not permit to the Restricted Subsidiaries to waive, amend, or modify any Indebtedness with a principal amount in excess of $300,000,000 that is subordinated in right of payment to the Obligations, in each case, that to the extent that any such waiver, amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect other than in connection with (i) a refinancing or replacement of such Indebtedness permitted hereunder or (ii) in a manner expressly permitted by, or not prohibited under, the applicable intercreditor or subordination terms or agreement(s) governing the relationship between the Lenders, on the one hand, and the lenders or purchasers of the applicable subordinated Indebtedness, on the other hand; and

(c) The Borrower and its Restricted Subsidiaries may make AHYDO Catch-Up Payments relating to Indebtedness of the Borrower and its Restricted Subsidiaries.

10.8. Limitations on Sale Leasebacks. The Borrower will not, and will not permit the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks after the Closing Date, other than Permitted Sale Leasebacks.

10.9. Consolidated First Lien Net Leverage Ratio. Solely with respect to the Revolving Credit Facility, the Borrower will not permit the Consolidated First Lien Net Leverage Ratio, calculated as of the last day of the most recent fiscal quarter of the Borrower for which financial statements were required to have been furnished to the Administrative Agent pursuant to Section 9.1(a) or (b) (commencing with the first full fiscal quarter ending after the Closing Date), solely during any Compliance Period, to exceed 4.25 to 1.00. The provisions of this Section 10.9 are for the benefit of the Revolving Credit Lenders only, and the Required Revolving Credit Lenders under the Revolving Credit Facility may (a) amend, waive or otherwise modify this Section 10.9, or the defined terms used solely for purposes of this Section 10.9, or (b) waive any Default or Event of Default resulting from a breach of this Section 10.9, in each case under the foregoing clauses (a) and (b), without the consent of any Lenders other than the Required Revolving Credit Lenders under the Revolving Credit Facility in accordance with the provisions of Section 13.1.

10.10. Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any Restricted Subsidiary that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to (x) (i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary that is a Guarantor on its Stock or Stock Equivalents or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary that is a Guarantor, (y) make loans or advances to the Borrower or any Restricted Subsidiary that is Guarantor or (z) sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary that is a Guarantor, except (in each case) for such encumbrances or restrictions (A) which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due or (B) existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Conversion Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;

(b) purchase money obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (x), (y) or (z) above on the property so acquired, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such arrangement, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender (it being understood that such restriction shall not be permitted to apply to any property to which such restriction would not have applied but for such acquisition);

(c) Applicable Laws or any applicable rule, regulation or order, or any request of any Governmental Authority having regulatory authority over the Borrower or any of its Subsidiaries;

(d) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary or an Excluded Project Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such agreement or instrument, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender (it being understood that such encumbrance or restriction shall not be permitted to apply to any property to which such encumbrance or restriction would not have applied but for such acquisition);

(e) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Stock or Stock Equivalents or assets of such Subsidiary and restrictions on transfer of assets subject to Liens permitted hereunder;

(f) (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions or encumbrances on transfers of assets subject to Liens permitted hereunder (but, with respect to any such Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Lien);

(g) restrictions or encumbrances on cash or other deposits or net worth imposed by customers under, or made necessary or advisable by, contracts entered into in the ordinary course of business;

(h) restrictions or encumbrances imposed by other Indebtedness, Disqualified Stock or preferred Stock or Stock Equivalents of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;

(i) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture (including its assets and Subsidiaries) and the Stock or Stock Equivalents issued thereby;

(j) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(k) restrictions created in connection with any Permitted Receivables Financing or any Qualified Securitization Financing that, in the good faith determination of the board of directors (or analogous governing body) of the Borrower, are necessary or advisable to effect such Permitted Receivables Financing or Qualified Securitization Financing, as the case may be;

(l) customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to property interest, rights or the assets subject thereto;

(m) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

(n) restrictions contemplated by the Plan or created in connection with the consummation of the Transaction, or restrictions arising from Shared Services and Tax Agreements;

(o) restrictions created in connection with Non-Recourse Debt;

(p) restrictions created in connection with a Permitted Synthetic Letter of Credit Facility; or

(q) any encumbrances or restrictions of the type referred to in clauses (x), (y) and (z) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, extensions, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (p) above; provided that such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, extensions, replacements, restructurings or refinancings (x) are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, extension, restructuring, supplement, refunding, replacement or refinancing or (y) do not materially impair the Borrower’s ability to pay its obligations under the Credit Documents as and when due (as determined in good faith by the Borrower);

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Borrower or any Restricted Subsidiary that is a Guarantor to other Indebtedness incurred by the Borrower or any Restricted Subsidiary that is a Guarantor shall not be deemed to constitute such an encumbrance or restriction.

10.11. Amendment of Organizational Documents. The Borrower will not, nor will the Borrower permit any Credit Party to, amend or otherwise modify any of its Organizational Documents in a manner that is materially adverse to the Lenders, except as required by Applicable Laws.

10.12. Permitted Activities. Holdings will not engage in any material operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Stock of the Borrower and its other Subsidiaries, including receipt and payment of dividends and payments in respect of Indebtedness and other amounts in respect of Stock, (ii) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes relating to such maintenance), (iii) the performance of its obligations with respect to the Transactions, the Credit Documents and any other documents governing Indebtedness permitted hereby, (iv) any public offering of its or its direct or indirect parent entity’s common equity or any other issuance or sale of its or its direct or indirect parent entity’s Stock, (v) financing activities, including the issuance of securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of the Borrower and its other Subsidiaries, (vi) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group and the provision of administrative and advisory services (including treasury and insurance services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries, (vii) holding any cash or other property (but not operate any property), (viii) making and receiving of any dividends, payments in respect of Indebtedness or Investments permitted hereunder, (ix) providing indemnification to officers and directors, (x) activities relating to any Permitted Reorganization or IPO Reorganization Transaction, (xi) activities related to (A) the Plan and the consummation of the Transactions and activities contemplated thereby and (B) the Shared Services and Tax Agreements, (xii) merging, amalgamating or consolidating with or into any direct or indirect parent or subsidiary of Holdings (in compliance with the definition of “Holdings” in this Agreement), (xiii) repurchases of Indebtedness through open market purchases and Dutch auctions, (xiv) activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower and the Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments, (xv) any transaction with the Borrower or any Restricted Subsidiary to the extent expressly permitted under this Section 10, and (xvi) any activities incidental or reasonably related to the foregoing.

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1. Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or any Unpaid Drawings, (b) default, and such default shall continue for more than five Business Days, in the payment when due of any interest on the Loans or (c) default, and such default shall continue for more than ten Business Days, in the payment when due of any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.2. Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be materially untrue on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation and warranty shall remain incorrect in any material respect for a period of thirty days after written notice thereof from the Administrative Agent to the Borrower; or

11.3. Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i) (provided that notice of such default at any time shall timely cure the failure to provide such notice), Section 9.5 (solely with respect to the Borrower) or Section 10; provided that an Event of Default under Section 10.9 shall not constitute an Event of Default for purposes of any Term Loan or Term C Loan, or result in the availability of any remedies for the Term Loan Lenders or Term C Loan Lender, unless and until the Required Revolving Credit Lenders have actually declared all Revolving Credit Loans and all related Obligations to be immediately due and payable in accordance with this Agreement and such declaration has not been rescinded on or before the date the Required Lenders declare an Event of Default with respect to Section 10.9; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 calendar days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4. Default Under Other Agreements. (a) The Borrower or any Restricted Subsidiary shall (i) default in any payment with respect to any Indebtedness (other than any Indebtedness described in Section 11.1, Hedging Obligations or Indebtedness under any Permitted Receivables Financing) in excess of $300,000,000 in the aggregate for the Borrower and such Restricted Subsidiaries beyond the period of grace or cure and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than any agreement or condition relating to, or provided in any instrument or agreement, under which such Hedging Obligations or such Permitted Receivables Financing was created) beyond the period of grace or cure and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created, if the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment (other than any Hedging Obligations or Indebtedness under any Permitted Receivables Financing) or as a mandatory prepayment, prior to the stated maturity thereof; provided that clauses (a) and (b) above shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that this Section 11.4 shall not apply to (i) any Indebtedness if the sole remedy of the holder thereof following such event or condition is to elect to convert such Indebtedness into Stock or Stock Equivalents (other than Disqualified Stock) and cash in lieu of fractional shares or (ii) any such default that is remedied by or waived (including in the form of amendment) by the requisite holders of the applicable item of Indebtedness or contested in good faith by the Borrower or the applicable Restricted Subsidiary in either case, prior to acceleration of all the Loans pursuant to this Section 11; or

11.5. Bankruptcy. Except as otherwise permitted under Section 10.3, (i) the Borrower or any Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Material Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); (ii) an involuntary case, proceeding or action is commenced against the Borrower or any Material Subsidiary and the petition is not controverted within 60 days after commencement of the case, proceeding or action; (iii) an involuntary case, proceeding or action is commenced against the Borrower or any Material Subsidiary and the petition is not dismissed or stayed within 60 consecutive days after commencement of the case, proceeding or action; (iv) a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee, administrator or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Material Subsidiary; (v) the Borrower or any Material Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the

Borrower or any Material Subsidiary; (vi) there is commenced against the Borrower or any Material Subsidiary any such proceeding or action that remains undismissed or unstayed for a period of 60 consecutive days; (vii) the Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt; (viii) any order of relief or other order approving any such case or proceeding or action is entered; (ix) the Borrower or any Material Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 consecutive days; (x) the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; or (xi) any corporate action is taken by the Borrower or any Material Subsidiary for the purpose of authorizing any of the foregoing; or

11.6. ERISA. (a) The occurrence of any ERISA Event, (b) any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (c) there could result from any event or events set forth in clause (b) of this Section 11.6 the imposition of a Lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a Lien, security interest or liability; and (d) such ERISA Event, Lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7. Guarantee. Any Guarantee provided by Holdings, the Borrower or any Material Subsidiary or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or

11.8. Pledge Agreement. Any Pledge Agreement pursuant to which the Stock or Stock Equivalents of the Borrower or any Material Subsidiary of the Borrower is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or due to any defect arising as a result of acts or omissions of the Collateral Agent, the Collateral Trustee or any Lender which do not result from a material breach by a Credit Party of its obligations under the Credit Documents) or any pledgor thereunder or any other Credit Party shall deny or disaffirm in writing such pledgor’s obligations under any Pledge Agreement; or

11.9. Security Agreement. The Security Agreement or any other material Security Document pursuant to which the assets of any Credit Party are pledged as Collateral or any material provision thereof shall cease to be in full force or effect in respect of Collateral with an individual fair market value in excess of $100,000,000 at any time or $300,000,000 in the aggregate (other than pursuant to the terms hereof or thereof or any defect arising as a result of acts or omissions of the Collateral Agent, the Collateral Trustee or any Lender which do not result from a material breach by a Credit Party of its obligations under the Credit Documents) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing such grantor’s obligations under the Security Agreement or any other such Security Document; or

11.10. Judgments. One or more final judgments or decrees shall be entered against the Borrower or any Restricted Subsidiary involving a liability requiring the payment of $300,000,000 or more in the aggregate for all such final judgments and decrees for the Borrower and the Restricted

Subsidiaries (to the extent not paid or covered by indemnity or insurance provided by a carrier that has not denied coverage) and any such final judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 consecutive days after the entry thereof; or

11.11. Change of Control. A Change of Control shall occur:

(a) then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing (other than in the case of an Event of Default under Section 11.3(a) with respect to any default of performance or compliance with the covenant under Section 10.9 prior to the date the Revolving Credit Loans (if any) have been accelerated and the Revolving Credit Commitments have been terminated (and such declaration has not been rescinded)), subject to the terms of the Collateral Trust Agreement and any other applicable intercreditor agreement, the Administrative Agent shall, at the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii), (iv), (v) and (vi) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitment, if any, of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and Fees in respect of any or all Loans and any or all Obligations owing hereunder and under any other Credit Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) direct the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Security Documents (or direct the Collateral Agent to cause the Collateral Trustee to enforce any and all Liens and security interests created pursuant to the Security Documents, as applicable); (v) enforce any and all of the Administrative Agent’s rights under the Guarantee; and/or (vi) direct the Borrower to Cash Collateralize (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will Cash Collateralize) all Revolving Letters of Credit issued and then-outstanding.

(b) Notwithstanding anything to the contrary contained herein, any Event of Default under this Agreement or similarly defined term under any other Credit Document, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” if the events, act or condition that gave rise to such Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist and the Borrower is in compliance with this Agreement and/or such other Credit Document.

11.12. Application of Proceeds.

(a) Subject to clauses (b) and (c) below, any amount received by the Administrative Agent, the Collateral Trustee or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied in accordance with the Collateral Trust Agreement and any other applicable intercreditor agreement; provided that, with respect to any Term C Loan Collateral Account (and all amounts deposited therein or credited thereto), any amounts so received shall be applied:

(i) First, on a pro rata basis, to the payment of all amounts due to the relevant Term Letter of Credit Issuer under any of the Credit Documents, excluding amounts payable in connection with any Term Letter of Credit Reimbursement Obligation;

(ii) Second, on a pro rata basis, to the payment of all amounts due to the relevant Term Letter of Credit Issuer in an amount equal to 100% of all Term Letter of Credit Reimbursement Obligations;

(iii) Third, on a pro rata basis, to any Secured Bank Party which has theretofore advanced or paid any fees to the relevant Term Letter of Credit Issuer, other than any amounts covered by priority Second, an amount equal to the amount thereof so advanced or paid by such Secured Bank Party and for which such Secured Bank Party has not been previously reimbursed;

(iv) Fourth, on a pro rata basis, to the payment of all other relevant Term L/C Obligations; and

(v) Last, the balance, if any, after all of the relevant Term L/C Obligations have been indefeasibly paid in full in cash, as set forth in the Collateral Trust Agreement and any other applicable intercreditor agreement.

(b) In the event that either (x) the Collateral Trust Agreement or any applicable intercreditor agreement directs the application with respect to any Collateral (other than any Term C Loan Collateral Account (and all amounts deposited therein or credited thereto)) be made with reference to this Agreement or the other Loan Documents or (y) the Collateral Trust Agreement has been terminated and no intercreditor agreement is then in effect, any amount received by the Administrative Agent, the Collateral Trustee or the Collateral Agent from any Credit Party (or from proceeds of any Collateral), in each case, other than with respect to any Term C Loan Collateral Account (and all amounts deposited therein or credited thereto) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

(i) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith and all amounts for which the Administrative Agent and Collateral Agent is entitled to indemnification pursuant to the provisions of any Credit Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(ii) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(iii) Third, without duplication of amounts applied pursuant to clauses (i) and (ii) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, reimbursement obligations in respect of Letters of Credit and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Secured Hedging Agreement, Secured Commodity Hedging Agreements and Secured Cash Management Agreements to the extent constituting

Obligations and any interest accrued thereon (excluding any breakage, termination or other payments thereunder), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(iv) Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations (including reimbursement obligations in respect of Letters of Credit and obligations to cash collateralize Letters of Credit) and any premium thereon and any breakage, termination or other payments under Secured Hedging Agreement, Secured Commodity Hedging Agreements or Secured Cash Management Agreements to the extent constituting Obligations and any interest accrued thereon; and

(v) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

(c) In the event that the Collateral Trust Agreement has been terminated and no intercreditor agreement is then in effect, any amount received by the Administrative Agent or the Collateral Agent from any Credit Party with respect to any Term C Loan Collateral Account (and all amounts deposited therein or credited thereto) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied in the order set forth in the proviso to clause (a) above.

11.13. Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 11.3(a), in the event that the Borrower fails to comply with the requirement of the covenant set forth in Section 10.9, until the expiration of the fifteenth Business Day after the date on which Section 9.1 Financials with respect to the Test Period in which the covenant set forth in such Section is being measured are required to be delivered pursuant to Section 9.1 (the “Cure Period”), Holdings or any other Person shall have the right to make a direct or indirect equity investment (in the form of cash common equity or otherwise in a form reasonably acceptable to the Administrative Agent) in the Borrower (the “Cure Right”), and upon receipt by the Borrower of the net cash proceeds pursuant to the exercise of the Cure Right (including through the capital contribution of any such net cash proceeds to the Borrower, the “Cure Amount”), the covenant set forth in such Section shall be recalculated, giving effect to the pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided that (i) such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of calculating the covenant set forth in such Section with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Credit Document, (ii) unless actually applied to Indebtedness, there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Right for determining compliance with Section 10.9 for the fiscal quarter in respect of which such Cure Right is exercised (either directly through prepayment or indirectly as a result of the netting of Unrestricted Cash for purposes of the definitions of Consolidated Total Debt) and (iii) subject to clause (ii), no other adjustment under any other financial definition shall be made as a result of the exercise of any Cure Right.

(b) If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the covenant set forth in Section 10.9 during such Test Period (including for the purposes of Section 7), the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 11.3 that had occurred shall be deemed cured for purposes of this Agreement; provided that (i) in each Test Period there shall be at least two fiscal quarters for which no Cure Right is exercised, (ii) no more than five Cure Rights may be exercised during the term of the Revolving Credit Facility and (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the covenant set forth in Section 10.9.

(c) Neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of the Administrative Agent, any Lender or any other Secured Bank Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy prior to the expiration of the Cure Period solely on the basis of an Event of Default having occurred and being continuing with respect to a failure to comply with the requirement of the covenant set forth in Section 10.9 (it being understood that no Revolving Credit Lender or Revolving Letter of Credit Issuer shall be required to fund Revolving Credit Loans or extend new credit in respect of Revolving Letters of Credit during any such Cure Period).

SECTION 12. The Agents.

12.1. Appointment.

(a) Each Secured Bank Party (other than the Administrative Agent) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Secured Bank Party under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than this Section 12.1 and Sections 12.9, 12.12 and 12.13 with respect to the Borrower) are solely for the benefit of the Agents and the other Secured Bank Parties, and the Borrower shall not have any rights as a third party beneficiary of such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Credit Document, any fiduciary relationship with any other Secured Bank Party or any agency or trust obligations with respect to any Credit Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against such Agent.

(b) The Secured Bank Parties hereby irrevocably designate and appoint the Collateral Representative as the agent with respect to the Collateral, and each of the Secured Bank Parties hereby irrevocably authorizes the Collateral Representative, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Representative by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. In addition, the Secured Bank Parties hereby irrevocably designate and appoint the Collateral Agent as an additional agent with respect to the Collateral, and each Secured Bank Party hereby irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall have no duties or responsibilities except those expressly set forth herein or in any other Credit Document, any fiduciary relationship with any of the other Secured Bank Parties or any agency or trust obligations with respect to any Credit Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c) Each of the Joint Lead Arrangers and Bookrunners, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2. Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

12.3. Exculpatory Provisions.

(a) No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of Holdings, the Borrower, any other Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of Holdings, the Borrower, any other Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any other Secured Bank Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

(b) Each Lender confirms to the Administrative Agent, the Collateral Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, the Collateral Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Credit Documents is suitable and appropriate for it.

(c) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Credit Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower and each other Credit Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, the Collateral Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.

12.4. Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail, or teletype message, statement, order or other document or instruction believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings and/or the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent and shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that none of the Administrative Agent or the Collateral Agent shall be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or Applicable Law. For purposes of determining compliance with the conditions specified in Sections 6 and 7 on the Conversion Date, each Lender that has signed or authorized the signing of this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Conversion Date specifying its objection thereto.

12.5. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent, as applicable, has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent or the Collateral Agent receives such a notice, it shall give notice thereof to the Lenders, the Collateral Representative and either the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent, the Collateral Agent and the Collateral Trustee shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent, the Collateral Agent or the Collateral Trustee, as applicable, shall have received such directions, the Administrative Agent, the Collateral Agent or the Collateral Trustee, as applicable, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as is within its authority to take under this Agreement and otherwise as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

12.6. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of Holdings, the Borrower, any other Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender or the Letter of Credit Issuer. Each Lender and the Letter of Credit Issuer represents to Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings, the Borrower, each other Guarantor and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Holdings, the Borrower, each other Guarantor and each other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, none of the Administrative Agent or the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of Holdings, the Borrower, any other Guarantor or any other Credit Party that may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7. Indemnification. The Lenders agree to indemnify each Agent, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent, including all fees, disbursements and other charges of counsel to the extent required to be reimbursed by the Credit Parties pursuant to Section 13.5, in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PERSON); provided that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur, be imposed upon, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse such Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct (as determined by a final judgment of court of competent jurisdiction). The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8. Agents in their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings, the Borrower, any other Guarantor, and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9. Successor Agents. (a) Each of the Administrative Agent and Collateral Agent may resign at any time by notifying the other Agent, the Lenders, the Letter of Credit Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Letter of Credit Issuers, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent); provided that if such Agent shall notify the Borrower and the Lenders that no qualifying Person (including as a result of the absence of consent of the Borrower) has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (y) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Required Lenders with (except after the occurrence and during the continuation of an Event of Default under Section 11.1 or 11.5) the consent of the Borrower (not to be unreasonably withheld) appoint successor Agents as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

(b) Without limitation to Section 3.6(a) or 13.9, any resignation by Deutsche Bank AG New York Branch as Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation as a Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

12.10. Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent or of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower (solely to the extent required by this Agreement) and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11. Trust Indenture Act. In the event that Deutsche Bank AG New York Branch or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Credit Party, and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Credit Party hereunder or under any other Credit Document by or on behalf of Deutsche Bank AG New York Branch, in its capacity as the Administrative Agent or the Collateral Agent for the benefit of any Lender or Secured Party under any Credit Document (other than Deutsche Bank AG New York Branch or an Affiliate of Deutsche Bank AG New York Branch) and which is applied in accordance with the Credit Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

12.12. Collateral Trust Agreement; Intercreditor Agreements. Each of the Collateral Agent, the Collateral Trustee and the Administrative Agent is hereby authorized to enter into the Collateral Trust Agreement and any other intercreditor agreement contemplated hereby, and the parties hereto acknowledge that the Collateral Trust Agreement and any other intercreditor agreement to which the Collateral Agent, the Collateral Trustee and/or the Administrative Agent is a party are each binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Collateral Trust Agreement and any such other intercreditor agreement and (b) hereby authorizes and instructs the Collateral Agent, the Collateral Trustee and the Administrative Agent to enter into any First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Collateral Agent, the Collateral Trustee and the Administrative Agent to enter into (i) any amendments to the Collateral Trust Agreement and (ii) any other intercreditor arrangements, in the case of clauses (i) and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 10.2 of this Agreement.

12.13. Security Documents and Guarantee; Agents under Security Documents and Guarantee. (a) Each Secured Bank Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Bank Parties, to be the agent for and representative of the Secured Bank Parties with respect to the Guarantee, the Collateral and the Security Documents, as applicable. Subject to Section 13.1, without further written consent or authorization from any Secured Bank Party, the Administrative Agent or the Collateral Agent, as applicable, may (or otherwise instruct the Collateral Representative to) execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent, the Collateral Agent or the Collateral Trustee (or any sub-agent thereof) under any Credit Document (i) upon the payment in full (or Cash Collateralization) of all Obligations (except for contingent obligations in respect of which a claim has not yet been made), Hedging Obligations under

Secured Hedging Agreements and Secured Commodity Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements and the termination of Commitments and Cash Collateralization of Letters of Credit, (ii) if the property subject to such Lien is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder and the other Credit Documents to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary or an Excluded Project Subsidiary in compliance with this Agreement, (iii) if the property subject to such Lien is owned by a Credit Party, upon the release of such Credit Party from its Guarantee otherwise in accordance with the Credit Documents, (iv) as and to the extent provided in the Security Documents, (v) if the property subject to such Lien constitutes Excluded Collateral or Excluded Stock and Stock Equivalents, or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor that is a Subsidiary from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary (or otherwise becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder; provided that the release of any Guarantor from its obligations under this Agreement if such Guarantor becomes an Excluded Subsidiary of the type described in clause (b) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 10.5 (as if such Person were then newly acquired) and such Investment is permitted pursuant to Section 10.5 (other than Section 10.5(d)) at such time; (c) subordinate any Lien on any property granted to or held by the Administrative Agent, the Collateral Agent or the Collateral Trustee under any Credit Document to the holder of any Lien permitted under clauses (d), (f) (to the extent representing a refinancing Lien in respect of Section 10.2(g)), (g), (s), (u) and (ff) of Section 10.2 and clause (o) of the definition of “Permitted Liens”; or (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent, the Collateral Agent or the Collateral Trustee is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including the Collateral Trust Agreement.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, Holdings, the Borrower, the Agents and each Secured Bank Party hereby agree that (i) no Secured Bank Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under the Guaranty may be exercised solely by the Administrative Agent, on behalf of the Secured Bank Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Trustee and the Collateral Agent, in each case, on behalf of the Secured Bank Parties, and (ii) in the event of a foreclosure by the Collateral Representative on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Representative or any Secured Bank Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and each of the Collateral Trustee and the Collateral Agent, as agent for and representative of the Secured Bank Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Representative at such sale or other disposition. No holder of Hedging Obligations under Secured Hedging Agreements and/or Secured Commodity Hedging Agreements or Cash Management Obligations under Secured Cash Management Agreements shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Hedging Obligations under Secured Hedging Agreements and/or Secured Commodity Hedging Agreements or Cash Management Obligations under Secured Cash Management Agreements that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to or vote on, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender, Letter of Credit Issuer or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedging Agreements, Secured Commodity Hedging Agreements and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 13. Miscellaneous.

13.1. Amendments, Waivers and Releases. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or Fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Revolving Letter of Credit beyond the Revolving L/C Maturity Date or extend the final expiration date of any Term Letter of Credit beyond the Term L/C Termination Date, or increase the aggregate amount of the Commitments of any Lender, in each case without the written consent of each Lender directly and adversely affected thereby; provided that, in each case for purposes of this clause (i), a waiver of any condition precedent in Section 6 or Section 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness of any portion of any Loan or in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan, or the scheduled termination date of any Commitment; or

(ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definition of the term “Required Lenders”, “Required Revolving Credit Lenders”, “Required Term Loan Lenders” or “Required Term C Loan Lenders”, consent to the assignment or transfer by Holdings or the Borrower of their respective rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in Section 5.2(c) during the continuance of an Event of Default or Section 11.12 or Section 3.4 of the Collateral Trust Agreement, in each case without the written consent of each Lender directly and adversely affected thereby, or

(iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or

(iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit in a manner that directly and adversely affects a Letter of Credit Issuer without the written consent of the such Letter of Credit Issuer, or

(v) release all or substantially all of the value of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) or, subject to the Collateral Trust Agreement, release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement), in either case without the prior written consent of each Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the Borrower, the applicable Credit Parties, such Lenders, the Administrative Agent and all future holders of the affected Loans.

In the case of any waiver, Holdings, the Borrower, the applicable Credit Parties, the Lenders, the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders, except as expressly provided for by this Agreement).

Notwithstanding the foregoing, (i) only the Required Revolving Credit Lenders under the Revolving Credit Facility shall have the ability to waive, amend, supplement or modify the covenant set forth in Section 10.9 (or the defined terms to the extent used therein but not as used in any other provision of this Agreement or any other Credit Document), Section 11 (solely as it directly relates to Section 10.9), or Section 9.1 (solely as it directly relates to a qualification resulting from an actual Event of Default under Section 10.9) and (ii) the written consent of the Required Revolving Credit Lenders, each Revolving Letter of Credit Issuer and the Administrative Agent shall be required to amend the sublimit for Revolving Letters of Credit and the definition of “Revolving Letter of Credit Commitment.”

Notwithstanding the foregoing, in addition to any credit extensions and related Incremental Amendment(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required

Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and Commitments and the accrued interest and Fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans and Commitments.

In addition, notwithstanding the foregoing, the Administrative Agent, the Collateral Agent, the relevant Letter of Credit Issuer(s) and the relevant Credit Parties may amend, supplement or modify any provision of Section 3 (or any defined term as used in such Section 3, or any underlying definition thereto as used in Section 3, or any underlying definition thereto as used in Section 3) to make technical, ministerial or operational changes (or any other amendments, supplements or modifications which impact such consenting Letter of Credit Issuer) without the consent of any Lender so long as such amendments do not adversely affect the Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of a given Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) except as otherwise permitted hereby, the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus (i) an amount equal to all accrued but unpaid interest, fees, premium, and expenses incurred in connection therewith (including original issue discount, upfront fees and similar items) and (ii) unused commitment amounts, (b) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing ((without giving effect to any previous amortization payments or prepayments of the Term Loans), and (c) the covenants, defaults, guaranties, security and mandatory repayment provisions applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to such refinancing.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term C Loans (as defined below) to permit the refinancing of all outstanding Term C Loans of a given Class (“Refinanced Term C Loans”) with a replacement term loan tranche (“Replacement Term C Loans”) hereunder; provided that (a) except as otherwise permitted hereby, the aggregate principal amount of such Replacement Term C Loans shall not exceed the aggregate principal amount of such Refinanced Term C Loans plus (i) an amount equal to all accrued but unpaid interest, fees, premium, and expenses incurred in connection therewith (including original issue discount, upfront fees and similar items) and (ii) unused commitment amounts, (b) the Weighted Average Life to Maturity of such Replacement Term C Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term C Loans at the time of such refinancing (without giving effect to any previous amortization payments or prepayments of the Term C Loans) and (c) the covenants, defaults, guaranties, security and mandatory repayment provisions applicable to such Replacement Term C Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term C Loans than those applicable to such Refinanced Term C Loans, except to the extent necessary to provide for covenants and other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to such refinancing.

In addition, notwithstanding the foregoing, this Agreement and the other Credit Documents may be amended with the written consent of the Administrative Agent, Holdings, the Borrower, the Term Letter of Credit Issuers and the Lenders providing the relevant Replacement Facility (as defined below) to permit the replacement of all outstanding Term C Loans of a given Class (“Replaced Term C Loans”) or all outstanding Revolving Credit Loans of a given Class (“Replaced Revolving Credit Loans”) with a replacement revolving credit loan facility (the sole purpose of which would be to support the issuance of letters of credit), an off-balance sheet synthetic letter of credit facility or another facility designed to provide the Borrower with access to letters of credit (“Replacement Facility”) hereunder; provided that (a) except as otherwise permitted hereby, the aggregate amount of such Replacement Facility shall not exceed the aggregate principal amount of such Replaced Term C Loans plus (i) an amount equal to all accrued but unpaid interest, fees, premium, and expenses incurred in connection therewith (including original issue discount, upfront fees and similar items) and (ii) unused commitment amounts, (b) such Replacement Facility does not mature (or require any mandatory commitment reductions) prior to the maturity date of such Replaced Term C Loans or Replaced Revolving Credit Loans, as applicable, and (d) the covenants, defaults, guaranties, security and mandatory repayment provisions applicable to such Replacement Facility shall be substantially identical to, or less favorable to the Lenders providing such Replacement Facility than those applicable to such Replaced Term C Loans or Replaced Revolving Credit Loans, except to the extent necessary to provide for covenants and other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to such refinancing.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Representative by the Credit Parties on any Collateral shall be automatically released (and the Collateral Agent shall instruct the Collateral Representative to release), subject to the Collateral Trust Agreement, (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for Hedging Obligations in respect of any Secured Hedging Agreement and/or any Secured Commodity Hedging Agreement, Cash Management Obligations in respect of Secured Cash Management Agreements and contingent obligations in respect of which a claim has not yet been made and Cash Collateralized Letters of Credit), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Representative pursuant to the Security Documents and (vii) if such assets constitute Excluded Collateral. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Subsidiary Guarantors shall be automatically released from the Guarantee upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or upon becoming an Excluded Subsidiary; provided that the release of any Guarantor from its obligations under this Agreement if such Guarantor becomes an Excluded Subsidiary of the type described in clause (b) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 10.5 (as if such Person were then newly acquired) and such Investment is permitted pursuant to Section 10.5 (other than Section 10.5(d)) at such time. The Lenders hereby authorize the Administrative Agent, the Collateral Agent and the Collateral Trustee, as applicable, and the Administrative Agent and the Collateral Agent agree to (and agree to instruct the Collateral Trustee to), execute and deliver any instruments, documents, and agreements necessary or desirable or reasonably requested by the Borrower to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

Notwithstanding anything herein to the contrary, the Credit Documents may be amended to (i) add syndication or documentation agents and make customary changes and references related thereto and (ii) if applicable, add or modify “parallel debt” language in any jurisdiction in favor of the Collateral Agent or Collateral Trustee or add Collateral Agents, in each case under clauses (i) and (ii), with the consent of only the Borrower and the Administrative Agent, and in the case of clause (ii), the Collateral Agent.

Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility, refinancing facility or extension facility pursuant to Section 2.14 (and the Administrative Agent and the Borrower may effect (and instruct the Collateral Representative to effect) such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility, refinancing facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to the Collateral Trust Agreement (and the Administrative Agent shall instruct the Collateral Representative to effect such amendment or supplement) or other intercreditor agreement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the Collateral Trust Agreement or such other intercreditor agreement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the Collateral Trust Agreement or applicable intercreditor agreement as, in the good faith determination of the Administrative Agent in consultation with the Borrower, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Credit Document) may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (or, if applicable, the Collateral Representative, at the direction of the Administrative Agent) to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature (as reasonably determined by the Administrative Agent and the Borrower); (iv) guarantees, collateral documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion if applicable (or the Collateral Representative, at the direction of the Administrative Agent), (A) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Bank Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Bank Parties, in any property or so that the security interests therein comply with applicable requirements of law, (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents or (D) to provide for the termination of the Collateral Trust Agreement and related arrangements (including the continuation of the Liens securing the Obligations); and (v) the Credit Parties, the Collateral Agent and Collateral Representative, without the consent of any other Secured Bank Party, shall be permitted to enter into amendments and/or supplements to the Collateral Trust Agreement and any Security Documents in order to (i) include customary provisions permitting the Collateral Representative to appoint sub-collateral agents or representatives to act with respect to Collateral matters thereunder in its stead (including the Collateral Agent and sub-collateral agent with control over the Term C Loan Collateral Accounts pursuant to the applicable account control agreements) and (ii) expand the indemnification provisions contained therein to provide that holders of Additional First Lien Debt (as defined in the Collateral Trust Agreement) indemnify the Collateral Agent, in its capacity as Controlling Priority Lien Representative (as defined in the Collateral Trust Agreement) and/or the Collateral Trustee, on a pro rata basis with the Lenders.

Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time (and direct the Collateral Representative to grant such extensions) for the satisfaction of any of the requirements under Sections 9.11, 9.12 and 9.14 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdings, the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

13.2. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to Holdings, the Borrower, the Administrative Agent, the Collateral Agent, a Revolving Letter of Credit Issuer or a Term Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Holdings, the Borrower, the Administrative Agent, the Collateral Agent, the Revolving Letter of Credit Issuer and any Term Letter of Credit Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent, the Collateral Trustee or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5. Payment of Expenses; Indemnification. The Borrower agrees, within thirty (30) days after written demand therefor (including documentation reasonably supporting such request), or, in the case of expenses of the type described in clause (a) below incurred prior to the Conversion Date, on the Conversion Date, (a) to pay or reimburse the Agents and the Lead Arrangers for all their reasonable and documented out-of-pocket costs and expenses incurred (i) in connection with the syndication, preparation, execution, delivery, negotiation and administration of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of White & Case LLP, and (ii) upon the occurrence and during the continuation of an Event of Default, in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable and documented out-of-pocket fees, disbursements and other charges of Advisors (limited, in the case of Advisors, as set forth in the definition thereof), (b) to pay, indemnify, and hold harmless each Lender, the Letter of Credit Issuers and each Agent from, any and all recording and filing fees and (c) to pay, indemnify, and hold harmless each Lender, the Letter of Credit Issuers and each Agent and their respective Affiliates, directors, officers, partners, employees and agents (other than, in each case, Excluded Affiliates) from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented out-of-pocket fees, disbursements and other charges of Advisors related to the Transactions or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than trustees and advisors)) or to any actual or alleged presence, release or threatened release into the environment of Hazardous Materials attributable to the operations of Holdings, the Borrower, any of the Borrower’s Subsidiaries or any of the Real Estate (all the foregoing in this clause (c), collectively, the “indemnified liabilities”) (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PERSON); provided that neither the Borrower nor any other Credit Party shall have any obligation hereunder to any Agent, any Letter of Credit Issuer or any Lender or any of their respective Related Parties with respect to indemnified liabilities to the extent they result from (A) the gross negligence, bad faith or willful misconduct of such indemnified Person or any of its Related Parties as determined by a final non-appealable judgment of a court of competent jurisdiction, (B) a material breach of the obligations of such indemnified Person or any of its Related Parties under the Credit

Documents as determined by a final non-appealable judgment of a court of competent jurisdiction, (C) disputes not involving an act or omission of Holdings, the Borrower or any other Credit Party and that is brought by an indemnified Person against any other indemnified Person, other than any claims against any indemnified Person in its capacity or in fulfilling its role as an Agent or any similar role under the Credit Facilities, (D) such indemnified Person’s capacity as a financial advisor of Holdings, the Borrower or its Subsidiaries in connection with the Transactions, (E) such indemnified Person’s capacity as a co-investor in any potential acquisition of the Holdings, the Borrower or its Subsidiaries or (F) any settlement effected without the Borrower’s prior written consent, but if settled with the Borrower’s prior written consent (not to be unreasonably withheld, delayed, conditioned or denied) or if there is a final non-appealable judgment against an indemnified Person in any such proceeding, the Borrower will indemnify and hold harmless such indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 13.5. All amounts payable under this Section 13.5 shall be paid within 30 days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

No Credit Party nor any indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Conversion Date) (except, in the case of the Borrower’s obligation hereunder to indemnify and hold harmless the indemnified Person, to the extent any indemnified Person is found liable for special, punitive, indirect or consequential damages to a third party). No indemnified Persons shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any indemnified Person or any of its Related Parties (as determined by a final non-appealable judgment of a court of competent jurisdiction). This Section 13.5 shall not apply to Taxes.

Each indemnified Person, by its acceptance of the benefits of this Section 13.5, agrees to refund and return any and all amounts paid by the Borrower (or on its behalf) to it if, pursuant to limitations on indemnification set forth in this Section 13.5, such indemnified Person was not entitled to receipt of such amounts.

13.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of a Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of a Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6), to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders and each other Person entitled to indemnification under Section 12.7) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) and (h) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments (including any Existing Revolving Credit Commitments or Extended Revolving Credit Commitments) and the Loans (including participations in Revolving L/C Obligations) at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if in order for such assignment to comply with Applicable Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment (1) to a Lender (other than in respect of an assignment of a Revolving Credit Commitment and Revolving Credit Loans), an Affiliate of a Lender (other than in respect of an assignment of a Revolving Credit Commitment and Revolving Credit Loans (except to an Affiliate of such Revolving Credit Lender having a combined capital and surplus of not less than the greater of (x) $100,000,000 and (y) an amount equal to twice the amount of Revolving Credit Commitments to be held by such assignee after giving effect to such assignment, in which case no such Borrower consent shall be required) or an Approved Fund (other than in respect of an assignment of a Revolving Credit Commitment and Revolving Credit Loans) or (2) if a Specified Default has occurred and is continuing with respect to the Borrower, to any other assignee; and

(B) the Administrative Agent (which consent shall not be unreasonably withheld or delayed), and in the case of Revolving Credit Commitments or Revolving Credit Loans, each Revolving Letter of Credit Issuer; provided that no consent of the Administrative Agent shall be required for any assignment of any Term Loan or Term C Loan to a Lender, an Affiliate of a Lender, an Approved Fund, Holdings, the Borrower, a Restricted Subsidiary thereof or an Affiliated Parent Company otherwise in accordance with clause (h) below.

Notwithstanding the foregoing, no such assignment shall be made to (x) a natural person or (y) a Disqualified Institution, and any attempted assignment to a Disqualified Institution after the applicable Person became a Disqualified Institution shall be null and void. For the avoidance of doubt, (i) the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Persons who are Disqualified Institutions (or any provisions relating thereto) at any time and (ii) the Administrative Agent may share a list of Persons who are Disqualified Institutions with any Lender upon request.

(ii) Assignments shall be subject to the following additional conditions:

(A) except (i) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, (ii) an assignment to a Federal Reserve Bank or (iii) in connection with the initial syndication of the Commitments or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), shall not be less than, (x) in the case of Revolving Credit Loans and Revolving Credit Commitments, $5,000,000 and (y) in the case of Term Loans and Term C Loans, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if a Specified Default has occurred and is continuing with respect to Holdings or the Borrower; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6 (other than attempted assignments or transfers to Disqualified Institutions, which shall be null and void as provided above).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by any Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Holdings, the Borrower, the Collateral Agent, the Letter of Credit Issuers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of Holdings, the Borrower, the Administrative Agent or any Letter of Credit Issuer, sell participations to one or more banks or other entities that are not Disqualified Institutions (each, a “Participant”) (and any such attempted sales to Disqualified Institutions after such Person became a Disqualified Institution shall be null and void) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments (including any Existing Revolving Credit Commitments or Extended Revolving Credit Commitments) and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) Holdings, the Borrower, the Administrative Agent, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Disqualified Institutions Lenders with respect to the sales of participations at any time. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any consent, amendment, modification, supplement or waiver described in clauses (i) or (vii) of the second proviso of the first paragraph of Section 13.1 that directly and adversely affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender, and provided that such Participant agrees to be subject to the requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(iii) Each Lender that sells a participation shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any

Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. This Section shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) Any Lender may, without the consent of Holdings, the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, promptly following the reasonable request of any Lender at any time and from time to time after any Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit K-1, K-2, or K-3, evidencing the Revolving Credit Loans, Term Loans and Term C Loans, respectively, owing to such Lender.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose (other than to any Disqualified Institutions) to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”), any prospective Transferee and any prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to Loans made hereunder any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, (x) no SPV shall be entitled to any greater rights under Sections 2.10, 2.11, and 5.4 than its Granting Lender would have been entitled to absent the use of such SPV and (y) each SPV agrees to be subject to the requirements of Sections 2.10, 2.11, and 5.4 as though it were a Lender and has acquired its interest by assignment pursuant to clause (b) of this Section 13.6.

(h) (x) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans and Term C Loans to any Affiliated Parent Company, Holdings, the Borrower or any Subsidiary thereof and (y) any Affiliated Parent Company, Holdings, the Borrower and any Subsidiary may, from time to time, purchase or prepay Term Loans and Term C Loans, in each case, on a non pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed between the Borrower and the Auction Agent or (2) open market purchases; provided that:

(i) any Loans or Commitments acquired by Holdings, the Borrower or any Restricted Subsidiary shall be retired and cancelled promptly upon acquisition thereof;

(ii) no assignment of Term Loans or Term C Loans to Holdings, the Borrower or any Restricted Subsidiary (x) may be purchased with the proceeds of any Revolving Credit Loans or (y) may occur while an Event of Default has occurred and is continuing hereunder;

(iii) in connection with each assignment pursuant to this Section 13.6(h), none of any Affiliated Parent Company, Holdings, the Borrower or any Subsidiary purchasing any Lender’s Term Loans or Term C Loans shall be required to make a representation that it is not in possession of MNPI with respect to the Borrower and its Subsidiaries or their respective securities, and all parties to such transaction may render customary “big boy” letters to each other (or to the Auction Agent, if applicable);

(iv) (A) the aggregate outstanding principal amount of the Term Loans or Term C Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of such Term Loans or Term C Loans acquired by, or contributed to, any Affiliated Parent Company, Holdings, the Borrower or such Subsidiary and (B) any scheduled principal repayment installments with respect to the Term Loans or Term C Loans of such Class occurring pursuant to Sections 2.5(b) and (c), as applicable, prior to the final maturity date for Term Loans or Term C Loans of such Class, shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled and retired), with such reduction being applied solely to the remaining Term Loans or Term C Loans of the Lenders which sold or contributed such Term Loans or Term C Loans;

(v) no Affiliated Lender shall have any right to (x) attend or participate in (including, in each case, by telephone) any meeting (including “Lender only” meetings) or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or invited thereto, (y) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders or any other material which is “Lender only”, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2) or receive any advice of counsel to the Administrative Agent or (z) make any challenge to the Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender;

(vi) except with respect to any amendment, modification, waiver, consent or other action (a) that pursuant to Section 13.1 requires the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (b) that alters the applicable Affiliated Lender’s pro rata share of any payments given to all Lenders, or (c) affects the applicable Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by the applicable Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and, in the case of a plan of reorganization that does not affect the applicable Affiliated Lender in a manner that is adverse to such Affiliated Lender relative to other Lenders, such Affiliated Lender shall be deemed to have voted its interest in the Term Loans and Term C Loans in the same proportion as the other Lenders in the same Class) (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph) (but, in any event, in connection with any amendment, modification, waiver, consent or other action, shall be entitled to any consent fee, calculated as if all of the applicable Affiliated Lender’s Term Loans and Term C Loans had voted in favor of any matter for which a consent fee or similar payment is offered); and

(vii) no such acquisition by an Affiliated Lender shall be permitted if, after giving effect to such acquisition, the aggregate principal amount of Term Loans or Term C Loans of any Class held by Affiliated Lenders would exceed 25% of the aggregate principal amount of all Term Loans or Term C Loans, as applicable, of such Class outstanding at the time of such purchase; provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of the applicable Loans held by Affiliated Lenders exceeding such 25% threshold at the time of such purchase, the purchase of such excess amount will be void ab initio.

Each Lender that sells its Term Loans or Term C Loans pursuant to this Section 13.6 acknowledges and agrees that (i) Holdings and its Subsidiaries may come into possession of additional information regarding the Loans or the Credit Parties at any time after a repurchase has been consummated pursuant to an auction or open market purchase hereunder that was not known to such Lender at the time such repurchase was consummated and may be information that would have been material to such Lender’s decision to enter into an assignment of such Term Loans or Term C Loans hereunder (“Excluded Information”), (ii) such Lender will independently make its own analysis and determination to enter into an assignment of its Loans and to consummate the transactions contemplated by an auction notwithstanding such Lender’s lack of knowledge of Excluded Information and (iii) none of the direct or indirect equityholders of Holdings or any of its respective Affiliates, or any other Person, shall have any liability to such Lender with respect to the nondisclosure of the Excluded Information.

13.7. Replacements of Lenders under Certain Circumstances.

(a) The Borrower shall be permitted to (x) to replace any Lender with a replacement bank or other financial institution or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer only, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel or Cash Collateralize any Letters of Credit issued by it, in each case, that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, (c) becomes a Defaulting Lender or (d) refuses to make an Extension Election pursuant to Section 2.15; provided that, solely in the case of the foregoing clause (x), (i) no Specified Default shall have occurred and be continuing at the time of such replacement, (ii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iii) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (solely to the extent such consent would be required under Section 13.6), (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein unless otherwise agreed) and (v) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, modification, supplement, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders of the applicable Class or Classes directly and adversely affected or (ii) all of the Lenders of the applicable Class or Classes, and, in each case, with respect to which the Required Lenders (or Required Revolving Credit Lenders, Required Term Loan Lenders or Lenders holding the majority of outstanding loans or commitments in respect of the applicable Class or Classes, as applicable) or a majority (in principal amount) of the directly and adversely affected Lenders shall, in each such case, have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder (in respect of any applicable Class only, at the election of the Borrower) to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of the Letter of Credit Issuer only, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel or Cash Collateralize any Letters of Credit issued by it; provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

(c) If any assignment or participation under Section 13.6 is made to any Disqualified Institution without the Borrower’s prior written consent, such assignment or participation shall be void. Nothing in this Section 13.7(c) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or at equity.

13.8. Adjustments; Set-off.

(a) Except as contemplated in Section 13.6 or elsewhere herein or in any other Credit Document, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Applicable Law, each Lender shall have the right, without prior notice to Holdings, the Borrower, any such notice being expressly waived by Holdings, the Borrower to the extent permitted by Applicable Law but with the prior written consent of the Administrative Agent, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, employee health and benefits, pension, 401(k) and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11. INTEGRATION. THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT OF PARENT, HOLDINGS, THE BORROWER, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, THE LETTER OF CREDIT ISSUERS AND THE LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF,

AND (1) THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LETTER OF CREDIT ISSUERS OR ANY LENDER RELATIVE TO SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER CREDIT DOCUMENTS, (2) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND (3) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES; PROVIDED THAT THE SYNDICATION PROVISIONS AND THE BORROWER’S AND HOLDINGS’ CONFIDENTIALITY OBLIGATIONS IN THE COMMITMENT LETTER SHALL REMAIN IN FULL FORCE AND EFFECT. IT IS SPECIFICALLY AGREED THAT THE PROVISION OF THE CREDIT FACILITIES HEREUNDER BY THE LENDERS SUPERSEDES AND IS IN SATISFACTION OF THE OBLIGATIONS OF THE AGENTS (AS DEFINED IN THE COMMITMENT LETTER) TO PROVIDE THE COMMITMENTS SET FORTH IN THE COMMITMENT LETTER.

13.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13. Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) subject to the last paragraph of Section 13.5, waives, to the maximum extent not prohibited by Applicable Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

13.14. Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between Holdings and the Borrower, on the one hand, and the Administrative Agent, the Letter of Credit Issuer, the Lenders and the other Agents on the other hand, and Holdings, the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of Holdings, the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Holdings, the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent has advised or is currently advising Holdings, the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to Holdings, the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower and their respective Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and Holdings and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Holdings and the Borrower agree not to claim that the Administrative Agent or any other Agent has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Holdings, the Borrower or any other Affiliates, in connection with the transactions contemplated hereby or the process leading hereto.

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings and the Borrower, on the one hand, and any Lender, on the other hand.

13.15. WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16. Confidentiality. The Administrative Agent, each Letter of Credit Issuer, each other Agent and each Lender shall hold all non-public information furnished by or on behalf of Holdings, the Borrower or any Subsidiary of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent, Letter of Credit Issuer or such other Agent pursuant to the requirements of this Agreement or in connection with any amendment, supplement, modification or waiver or proposed amendment, supplement, modification or waiver hereto (including any Extension Amendment) or the other Credit Documents (“Confidential Information”), confidential; provided that the Administrative Agent, each Letter of Credit Issuer, each other Agent and each Lender may make disclosure (a) as required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by Applicable Law, regulation or compulsory legal process (in which case such Lender, the Administrative Agent, Letter of Credit Issuer or such other Agent shall use commercially reasonable efforts to inform the Borrower promptly thereof to the extent lawfully permitted to do so (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (b) to such Lender’s or the Administrative Agent’s or such Letter of Credit Issuer’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates involved in the Transactions (other than Excluded Affiliates) on a “need to know” basis and who are made aware of and agree to comply with the provisions of this Section 13.16, in each case on a confidential basis (with such Lender, the Administrative Agent, Letter of Credit Issuer or such other Agent responsible for such persons’ compliance with this Section 13.16), (c) to any bona fide investor or prospective bona investor in a Securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential in accordance with this Section 13.16, (d) on a confidential basis to any bona fide prospective Lender, prospective participant or swap counterparty (in each case, other than a Disqualified Institution or a Person who the Borrower has affirmatively denied assignment thereto in accordance with Section 13.6), (e) to the extent requested by any bank regulatory authority having jurisdiction over a Lender or its Affiliates (including in any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (f) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization and who agrees to treat such information as confidential, (g) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a Securitization or (h) as consented by the Borrower in writing. Each Lender, the Administrative Agent, each other Letter of Credit Issuer and each other Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16.

13.17. Direct Website Communications.

(a) Holdings and the Borrower may, at their option, provide to the Administrative Agent any information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement, or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at marcus.tarkington@db.com, nick.salemme@db.com and Ls2.docs-ny@db.com; provided that: (i) upon written request by the Administrative Agent, Holdings or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Holdings or the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of Holdings, the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(b) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(c) Holdings and the Borrower further agree that the Agents may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents, the Letter of Credit Issuers, the Lenders or any bona fide potential Transferee and (ii) remains subject the confidentiality requirements set forth in Section 13.16.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall any Agent or their Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to Holdings, the Borrower, any Lender, any Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings’, the Borrower’s or any Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than trustees or advisors)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents (as determined in a final non-appealable judgment of a court of competent jurisdiction).

(e) The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, the Subsidiaries of the Borrower or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that Holdings or the Borrower has indicated contains only publicly available information with respect to Holdings, the Borrower and the Subsidiaries of the

Borrower and their securities may be posted on that portion of the Platform designated for such public-side Lenders. If Holdings or the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Holdings, the Borrower, the Subsidiaries of the Borrower and their securities. Notwithstanding the foregoing, Holdings and the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.

13.18. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20. [Reserved].

13.21. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 13.21, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Qualified ECP Guarantor intends that this Section 13.21 constitute, and this Section 13.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

13.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first written above.

TEX INTERMEDIATE COMPANY LLC, as Holdings

By:	/s/ David D. Faranetta
Name:	David D. Faranetta
Title:	Senior Vice President and Treasurer

TEX INTERMEDIATE COMPANY LLC, as Holdings

By:	/s/ David D. Faranetta
Name:	David D. Faranetta
Title:	Senior Vice President and Treasurer

Signature Page to

Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent and as Administrative Agent (on its own behalf and on behalf of each Lender and Letter of Credit Issuer as of the Conversion Date)

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

By:	/s/ Anca Trifan
Name:	Anca Trifan
Title:	Managing Director

Signature Page to

Credit Agreement

[Schedules omitted.]

EXHIBIT A

TO THE CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

To: Deutsche Bank AG New York Branch, as Administrative Agent

60 Wall Street (NYC60 - 0266)

New York, New York 10005-2836

Attention: Marcus M. Tarkington

[            ], 201[    ]

Reference is hereby made to the Credit Agreement [to be] dated as of October [●], 2016 (as the same may be amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time, the “Credit Agreement”), among TEX Intermediate Company LLC, a Delaware limited liability company, TEX Operations Company LLC, a Delaware limited liability company (the “Company”), the lending institutions from time to time parties thereto (the “Lenders”), Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent, and the other Agents and Persons party thereto. Terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

The Borrower hereby gives notice to the Administrative Agent, pursuant to Section 2.3 of the Credit Agreement, that Loans under the Credit Agreement, and of the Class, Type and amount, set forth below are requested to be made on the date indicated below:

Class of Loans	Type of Loans	[Interest Period][1]	Aggregate Principal Amount	Date of Borrowings

[1]	To be included for LIBOR Loans.

A-1

The Borrower hereby requests that the proceeds of Loans described in this Notice of Borrowing be deposited in the account set forth below:

[	]
[	]
[	]
[	]
ABA: [	]
GLA #:[	]
A/C Name: [	]
A/C Number [	]

At the time of each above-described Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained in any Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of each such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

[Rest of page left intentionally blank]

A-2

TEX OPERATIONS COMPANY LLC

By:
Name:
Title:

[Signature Page to Notice of Borrowing]

EXHIBIT B

TO THE CREDIT AGREEMENT

FORM OF GUARANTEE

[See attached]

GUARANTEE

GUARANTEE dated as of             ,          (as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, this “Guarantee”), is made by each of the signatories listed on the signature pages hereto and each of the other entities that becomes a party hereto pursuant to Section 19 (the “Guarantors” and each, individually, a “Guarantor”), in favor of Deutsche Bank AG New York Branch, as the Administrative Agent (as defined below) for the benefit of the Secured Bank Parties.

W I T N E S S E T H:

WHEREAS, the Company (as defined herein) is party to the Credit Agreement, dated as of October 3, 2016 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among TEX Intermediate Company LLC, a Delaware limited liability company (“Holdings”), TEX Operations Company LLC, a Delaware limited liability company (the “Company”), the lending institutions from time to time parties thereto (the “Lenders”), and Deutsche Bank AG New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”), and the other agents and entities party thereto, pursuant to which, among other things, the Lenders have severally agreed to make Loans and the Letter of Credit Issuers have agreed to issue Letters of Credit for the account of Holdings and its Subsidiaries (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and Cash Management Banks or Hedge Banks may from time to time enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements;

WHEREAS, the Company is a wholly-owned Subsidiary of Holdings and each Guarantor (other than Holdings) (each, a “Subsidiary Guarantor”) is a direct or indirect wholly-owned Domestic Subsidiary of the Company;

WHEREAS, each Guarantor acknowledges that it has derived or will derive substantial direct and indirect benefit from the making of the Extensions of Credit and the provision of the Secured Cash Management Agreements, Secured Bank Product Agreements and Secured Hedge Agreements; and

WHEREAS, it is a condition precedent to the Conversion Date under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent;

NOW, THEREFORE, in consideration of the premises and agreements set forth herein and to induce (i) the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Company under the Credit Agreement, (ii) each Cash Management Bank to enter into Secured Cash Management Agreements and (iii) each Hedge Bank to enter into Secured Hedging Agreements and/or Secured Commodity Hedging Agreements, the Guarantors hereby agree with the Administrative Agent, for the benefit of the Secured Bank Parties, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms have the following meanings:

“Guarantee Termination Date” has the meaning set forth in Section 2(e).

(c) Sections 1.2, 1.3, 1.5, 1.6, 1.7, 1.8 and 1.10 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

2. Guarantee.

(a) Subject to the provisions of Section 2(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Secured Bank Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of anyone other than such Guarantor (including amounts that would become due but for operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).

(b) Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under the Bankruptcy Code or any applicable laws relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors.

(c) Each Guarantor further agrees to pay any and all reasonable and documented out-of-pocket costs and expenses (including all reasonable and documented out-of-pocket fees, disbursements and other charges) of Advisors that may be paid or incurred by the Administrative Agent or the Collateral Agent or any other Secured Bank Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee, in each case within thirty (30) days after written demand therefor and in accordance with, and subject to the limitations on reimbursement of costs and expenses set forth in Section 13.5 of the Credit Agreement.

(d) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any other Secured Bank Party hereunder.

(e) No payment or payments made by the Company, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Bank Party from the Company, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments, other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until all Obligations (other than Contingent Obligations) are paid in full, the Commitments are terminated and no Letters of Credit shall be outstanding or all outstanding Letters of Credit shall have been Cash Collateralized or otherwise backstopped to the reasonable satisfaction of the applicable Letter of Credit Issuers (the “Guarantee Termination Date”).

(f) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any other Secured Bank Party on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose, but the failure to notify the Administrative Agent of any such payment will not create a breach or default hereunder or result in any liability to such Guarantor.

3. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the other Secured Bank Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the other Secured Bank Parties up to the maximum liability of such Guarantor hereunder.

4. Right of Set-off. In addition to any rights and remedies of the Secured Bank Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Bank Party at any time and from time to time following the occurrence and during the continuance of an Event of Default, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to the extent permitted by applicable law, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Bank Party to or for the credit or the account of such Guarantor. Each Secured Bank Party shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Secured Bank Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

5. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Administrative Agent or any other Secured Bank Party, no Guarantor shall be entitled to be subrogated to any of the rights (or if subrogated by operation of law, such

Guarantor hereby waives such rights to the extent permitted by applicable law) of the Administrative Agent or any other Secured Bank Party against the Company or any Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Bank Party for the payment of any of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Guarantee Termination Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Guarantee Termination Date, such amount shall be held by such Guarantor for the Administrative Agent and the other Secured Bank Parties and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with Section 11.12 of the Credit Agreement.

6. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Unless and until the Guarantee Termination Date has occurred or, with respect to any Guarantor, such Guarantor shall be released in accordance with Section 7(c), each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Bank Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Bank Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith (including the Secured Cash Management Agreements, Secured Hedging Agreements, Secured Commodity Hedging Agreements) and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreements, the party thereto) may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Bank Party for the payment of any of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Bank Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any Guarantor, the Administrative Agent or any other Secured Bank Party may, but shall be under no obligation to, make a similar demand on the Company or any Guarantor or any other Person, and any failure by the Administrative Agent or any other Secured Bank Party to make any such demand or to collect any payments from the Company or any Guarantor or any other Person or any release of the Company or any Guarantor or any other Person shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Bank Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Further, each Guarantor expressly waives, to the extent permitted by applicable law, each and every right to which it may be entitled by virtue of the suretyship law of the state of Texas, including without limitation, any rights pursuant to Rule 31, Texas Rules of Civil Procedure, Articles 1986 and 1987, Revised Civil Statutes of Texas and Chapter 34 of the Texas Business and Commerce Code.

7. Guarantee Absolute and Unconditional.

(a) To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations, and notice of or proof of reliance by the Administrative Agent or any other Secured Bank Party upon this Guarantee or acceptance of this Guarantee. All Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee, and all dealings between the Company and any of the Guarantors, on the one hand, and the Administrative Agent and the other Secured Bank Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the fullest extent permitted by applicable law, each Guarantor waives diligence, promptness, presentment, protest and notice of protest, demand for payment or performance, notice of default or nonpayment, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Company or any of the Guarantors with respect to the Obligations (other than the defense that the Guarantee Termination Date has occurred or release of such Guarantor in accordance with Section 13.1 of the Credit Agreement). Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any Letter of Credit, any Secured Cash Management Agreement, Secured Commodity Hedging Agreement or Secured Hedging Agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Bank Party, (b) any defense, set-off or counterclaim (other than a defense of payment, performance or release of such Guarantor in accordance with Section 13.1 of the Credit Agreement) that may at any time be available to or be asserted by the Company against the Administrative Agent or any other Secured Bank Party or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance (in each case, other than the occurrence of the Guarantee Termination Date). When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any other Secured Bank Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Company or any Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Bank Party to pursue such other rights or remedies or to collect any payments from the Company or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the other Secured Bank Parties against such Guarantor.

(b) This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof and shall inure to the benefit of the Administrative Agent and the other Secured Bank Parties and their respective successors, indorsees, transferees and assigns until the Guarantee Termination Date.

(c) A Guarantor shall automatically be released from its obligations hereunder, and the Guarantee of such Guarantor shall be automatically released, under the circumstances described in Section 13.1 of the Credit Agreement.

8. Reinstatement. Notwithstanding anything to the contrary contained herein, this Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Bank Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

9. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in U.S. Dollars. Each Guarantor agrees that the provisions of Sections 5.4 and 13.19 of the Credit Agreement shall apply to such Guarantor’s obligations under this Guarantee.

10. Representations and Warranties; Covenants.

(a) Each Guarantor hereby represents and warrants that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Guarantor and in the other Credit Documents to which such Guarantor is a party, all of which are hereby incorporated herein by reference, are true and correct in all material respects as of the Conversion Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date), and the Administrative Agent and each other Secured Bank Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that on the Conversion Date, each such Guarantor’s representations and warranties under this Section 10(a) shall be limited to the Specified Representations.

(b) Each Guarantor hereby covenants and agrees with the Administrative Agent and each other Secured Bank Party that, from and after the date of this Guarantee until the Guarantee Termination Date, such Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or Section 10 of the Credit Agreement and so that no Default or Event of Default, is caused by any act or failure to act of such Guarantor or any of its Restricted Subsidiaries.

11. Authority of the Administrative Agent.

(a) The Administrative Agent enters into this Guarantee in its capacity as agent for the Secured Bank Parties from time to time. The rights and obligations of the Administrative Agent under this Guarantee at any time are the rights and obligations of the Secured Bank Parties at that time. Each of the Secured Bank Parties has (subject to the terms of the Credit Documents) a several entitlement to each such right, and a several liability in respect of each such obligation, in the proportions described in the Credit Documents. The rights, remedies and discretions of the Secured Bank Parties, or any of them, under this Guarantee may be exercised by the Administrative Agent. No party to this Guarantee is obliged to inquire whether an exercise by the Administrative Agent of any such right, remedy or discretion is within the Administrative Agent’s authority as agent for the Secured Bank Parties.

(b) Each party to this Guarantee acknowledges and agrees that any changes (in accordance with the provisions of the Credit Documents) in the identity of the Persons from time to time comprising the Secured Bank Parties gives rise to an equivalent change in the Secured Bank Parties, without any further act. Upon such an occurrence, the Persons then comprising the Secured Bank Parties are vested with the rights, remedies and discretions and assume the obligations of the Secured Bank Parties under this Guarantee. Each party to this Guarantee irrevocably authorizes the Administrative Agent to give effect to the change in Lenders contemplated in this Section 11(b) by countersigning an Assignment and Acceptance.

(c) Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable to any party for any action taken or omitted to be taken by any of them under or in connection with this Guarantee or any other Credit Document (except for its or such other Person’s own gross negligence, willful misconduct, bad faith or material breach of any Credit Document, each as determined in the final non-appealable judgment of a court of competent jurisdiction).

12. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

13. Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission (e.g. a “pdf” or “tif” file)), and all of said counterparts taken together shall be deemed to be originals and shall constitute one and the same instrument.

14. Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

15. Integration. This Guarantee, together with the Credit Agreement and the other Credit Documents, represents the agreement of each Guarantor, the Administrative Agent and the other Secured Bank Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Guarantors, the Administrative Agent or any other Secured Bank Party relative to the subject matter hereof not expressly set forth or referred to herein, in the Credit Agreement or in the other Credit Documents.

16. Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.1 of the Credit Agreement.

(b) Neither the Administrative Agent nor any other Secured Bank Party shall by any act (except by a written instrument pursuant to Section 16(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Bank Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Bank Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or any Secured Bank Party would otherwise have on any future occasion.

(c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

17. Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18. Successors and Assigns. This Guarantee shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent or as otherwise permitted by the Credit Agreement.

19. Additional Guarantors. Each Subsidiary of the Company that is required to become a party to this Guarantee pursuant to Section 9.11 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto or in such other form reasonably satisfactory to the Administrative Agent. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

20. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

21. Submission to Jurisdiction; Waivers; Service of Process. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to (i) the Administrative Agent at its address set forth in Section 13.2 of the Credit Agreement or (ii) any Guarantor in care of the Company at the Company’s address set forth in the Credit Agreement, and each Guarantor hereby irrevocably authorizes and directs the Company to accept such service on its behalf;

(d) agrees that nothing herein shall affect the right of any party hereto or any Secured Bank Party to effect service of process in any other manner permitted by law or shall limit the right of any party hereto or any Secured Bank Party to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 21 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Each Guarantor hereby irrevocably and unconditionally appoints the Company as its agent for service of process in any suit, action or proceeding with respect to this Guarantee and agrees that service of process in any such suit, action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

22. GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

23. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable for the maximum amount of such liability that can be hereby incurred without rendering its obligations under Section 13.21 of the Credit Agreement, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Qualified ECP Guarantor intends that Section 13.21 of the Credit Agreement constitute, and Section 13.21 of the Credit Agreement shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer or other representative as of the day and year first above written.

TEX INTERMEDIATE COMPANY LLC, as a Guarantor

By:
Name:
Title:

[Signature Page to Guarantee]

SUBSIDIARY GUARANTORS: 4CHANGE ENERGY COMPANY LLC
BIG BROWN POWER COMPANY LLC
BRIGHTEN ENERGY LLC
COMANCHE PEAK POWER COMPANY LLC
DALLAS POWER & LIGHT COMPANY, INC.
EFH CORPORATE SERVICES COMPANY
EFH PROPERTIES COMPANY
FORNEY PIPELINE, LLC
GENERATION SVC COMPANY
LA FRONTERA HOLDINGS, LLC
LONE STAR ENERGY COMPANY, INC.
LONE STAR PIPELINE COMPANY, INC.
LUMINANT ENERGY COMPANY LLC
LUMINANT ENERGY TRADING CALIFORNIA COMPANY
LUMINANT ET SERVICES COMPANY LLC
LUMINANT GENERATION COMPANY LLC
LUMINANT MINING COMPANY LLC
NCA RESOURCES DEVELOPMENT COMPANY LLC
OAK GROVE MANAGEMENT COMPANY LLC
SANDOW POWER COMPANY LLC
SOUTHWESTERN ELECTRIC SERVICE COMPANY, INC.
TEX FINANCE CORP.
TEX ASSET COMPANY LLC
TEX PREFERRED INC.
TEXAS ELECTRIC SERVICE COMPANY, INC.
TEXAS ENERGY INDUSTRIES COMPANY, INC.
TEXAS POWER & LIGHT COMPANY, INC.
TEXAS UTILITIES COMPANY, INC.
TEXAS UTILITIES ELECTRIC COMPANY, INC.
TXU ELECTRIC COMPANY, INC.
TXU ENERGY RETAIL COMPANY LLC
TXU RETAIL SERVICES COMPANY

By:
Name:
Title:

[Signature Page to Guarantee]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Guarantee]

ANNEX A TO THE GUARANTEE

SUPPLEMENT, dated as of [    ], to the GUARANTEE dated as of                 ,     , among each of the Persons listed on the signature pages thereto (each such Person individually, a “Guarantor” and, collectively, the “Guarantors”), and Deutsche Bank AG New York Branch, as Administrative Agent for the benefit of the Secured Bank Parties.

A. Reference is made to the Credit Agreement, dated as of October 3, 2016 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among TEX Operations Company LLC, a Delaware limited liability company (the “Company”), TEX Intermediate Company LLC, a Delaware limited liability company (“Holdings”), the lending institutions from time to time parties thereto (the “Lenders”), Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent, and the other agents and entities from time to time party thereto.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee.

C. The Guarantors have entered into the Guarantee in order to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuers make their respective Extensions of Credit to the Company under the Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements.

D. Section 9.11 of the Credit Agreement and Section 19 of the Guarantee provide that additional Subsidiaries may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee in order to induce the Lenders and the Letter of Credit Issuer to make additional Extensions of Credit, and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements, and as consideration for Extensions of Credit previously made.

Accordingly, the Administrative Agent and each New Guarantor agree as follows:

SECTION 1. In accordance with Section 19 of the Guarantee, each New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date). Each reference to a Guarantor in the Guarantee shall be deemed to include each New Guarantor. The Guarantee is hereby incorporated herein by reference.

A-1

SECTION 2. Each New Guarantor represents and warrants to the Administrative Agent and the other Secured Bank Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity and principles of good faith and fair dealing.

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to be an original and shall constitute one and the same instrument.

SECTION 4. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each New Guarantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

[Signature Pages Follow]

A-2

IN WITNESS WHEREOF, each New Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

,

as a Guarantor

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Supplement to Guarantee]

EXHIBIT D

TO THE CREDIT AGREEMENT

FORM OF PERFECTION CERTIFICATE

[See attached]

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Amended & Restated Security Agreement dated as of October 3, 2016 (as the same may be further amended, restated, supplemented or otherwise modified or replaced from time to time, the “Security Agreement”), between TEX Operations Company LLC, a Delaware limited liability company (“Borrower”), TEX Intermediate Company LLC, a Delaware limited liability company (“Holdings”), the Borrower’s subsidiaries party thereto (collectively, the “Guarantors”) and the Collateral Representative (as defined therein) and (ii) that certain Credit Agreement dated as of October 3, 2016 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among the Borrower, Holdings, the financial institutions from time to time parties thereto as Lenders and Letter of Credit Issuers and Deutsche Bank AG New York Branch, as Collateral Agent (in such capacity, the “Collateral Agent”). Capitalized terms used herein but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Holdings, Borrower and each Guarantor.

The undersigned hereby certify to the Collateral Agent as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number, if any, of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is any other corporate or organizational names each Company has had in the past five (5) years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise at any time in the past five (5) years. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four (4) months.

2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3. UCC Filing Offices. Attached hereto as Schedule 3 is a schedule of the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Schedule 1(a) or Schedule 2 with respect to each legal name set forth in Schedule 1(a) and (ii) in each jurisdiction described in Schedule 1(c) relating to any of the transactions described in Schedule (1)(c) with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral.

4. Real Property. Attached hereto as Schedule 4(a) is a list of all (i) real property with a value of at least $20,000,000 owned by each Company (all of which in the case of such property located in the United States, referred to as “Mortgaged Property”) as of the Closing Date and (ii) filing offices for mortgages relating to the Mortgaged Property as of the Closing Date. Attached hereto as Schedule 4(b) is a list of all water rights owned or used by the Companies in connection with the operation of any Mortgaged Property.

5. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 5(a) is a true and correct list of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Set forth on Schedule 5(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made.

6. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 6 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper and other evidence of indebtedness held by each Company as of the date hereof having a principal amount in excess of $20,000,000, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries.

7. Intellectual Property. Attached hereto as Schedule 7(a) is a schedule setting forth all of each Company’s Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Security Agreement) registered with the United States Patent and Trademark Office. Attached hereto as Schedule 7(b) is a schedule setting forth all of each Company’s United States Copyrights and Copyright Licenses (each as defined in the Security Agreement) registered with the United States Copyright Office.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this day of                 ,     .

HOLDINGS:

TEX Intermediate Company LLC

By:
Name:
Title:

BORROWER:

TEX Operations Company LLC

By:
Name:
Title:

[Signature Page to Perfection Certificate]

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Action	Date of Action	State of Formation	Other Names Used on IRS Filings

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 3

UCC Filing Offices

Entity	Filing Office

Schedule 4(a)

Real Property

Entity of Record	Address	County	State	Filing Office for Mortgage

Schedule 4(b)

Water Rights

Attached hereto is a true copy of the current Water Rights owned or used by any Company in connection with the operation of any Mortgaged Property.

Schedule 5

Stock Ownership and Other Equity Interests

(a)	Companies

Issuer	Record Owner	Certificate Number	Number of Authorized Shares	Number of Issued Shares/Interests	Percent Shares/Interest	Percent Pledged

(b)	Other Equity Interests

Schedule 6

Instruments and Tangible Chattel Paper

(a)	Promissory Notes

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

(b)	Instruments

(c)	Chattel Paper

Schedule 7(a)

Patents and Trademarks

UNITED STATES PATENTS

Registrations:

Owner	Registration Number	Title

Applications:

Owner	Application Number	Title

Licenses:

Licensee	Licensor	Registration/Application Number	Title/Description

UNITED STATES TRADEMARKS

Registrations:

Owner	Registration Number	Trademark

Applications:

Owner	Application Number	Trademark

Licenses:

Licensee	Licensor	Registration/Application Number	Trademark

Schedule 7(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

Owner	Registration Number	Trademark

Applications:

Owner	Application Number	Description

Licenses:

Licensee	Licensor	Registration/Application Number	Title/Description

EXHIBIT G

TO THE CREDIT AGREEMENT

FORM OF [REVOLVING][TERM] LETTER OF CREDIT REQUEST [AMENDMENT]

([REVOLVING][TERM] LETTER OF CREDIT)

No. [1]	Dated [2]

To:	Deutsche Bank AG New York Branch, as Administrative Agent, [ ], as the [Revolving][Term] Letter of Credit Issuer, under the Credit Agreement, dated as of October 3, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among TEX Intermediate Company LLC, a Delaware limited liability company, TEX Operations Company LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”) and Deutsche Bank AG New York Branch as Administrative Agent and as Collateral Agent.

Ladies and Gentlemen:

The undersigned hereby requests that the [Revolving][Term] Letter of Credit Issuer [issue][amend]3 a [Revolving][Term] Letter of Credit on                     4 (the “Date of Issuance”) in the aggregate stated amount of $        .

For purposes of this [Revolving][Term] Letter of Credit Request, unless otherwise defined, all capitalized terms used herein that are defined in the Credit Agreement shall have the respective meanings provided therein.

The beneficiary of the requested [Revolving][Term] Letter of Credit [will be][is]                     ,5 and such [Revolving][Term] Letter of Credit [will be][is] in support of                     6 and [will have][has] a stated expiration date of                     .7

[1]	Letter of Credit Request Number.
[2]	Date of standby Letter of Credit Request (to be dated at least two Business Days prior to the Date of Issuance or such lesser number of Business Days as may be agreed by the Administrative Agent and such Letter of Credit Issuer).
[3]	If an amendment, include a description of the proposed amendment.
[4]	Date of Issuance.
[5]	Insert name and address of beneficiary.
[6]	Insert description of supported obligations and name of agreement to which it relates, if any.
[7]	Insert last date upon which drafts may be presented.

G-1

[The undersigned hereby certifies that:

(a) All representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Date of Issuance (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date); and

(b) No Default or Event of Default has occurred and is continuing as of the Date of Issuance before or after giving effect to the issuance of the [Revolving][Term] Letter of Credit requested hereby.]8

Attached hereto as Exhibit A is a true and correct copy of the documents to be presented by the beneficiary of the requested [Revolving][Term] Letter of Credit in the case of any drawing thereunder.

Attached hereto as Exhibit B is the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder.

Copies of all documentation with respect to the supported transaction are attached hereto.

[8]	To be included for issuances only.

G-2

TEX OPERATIONS COMPANY LLC

By:
Name:
Title:

[Signature Page to Letter of Credit Request]

EXHIBIT I

TO THE CREDIT AGREEMENT

FORM OF CREDIT PARTY CLOSING CERTIFICATE

[See attached]

CLOSING CERTIFICATE

OF THE COMPANIES LISTED ON SCHEDULE I HERETO

                    ,

Reference is made to the Credit Agreement, dated as of October 3, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among TEX Intermediate Company LLC, a Delaware limited liability company (“Holdings”), TEX Operations Company LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”) and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

1. The undersigned, [            ], in [his][her] capacity as an Authorized Officer of [            ], solely in [his][her] capacity as such and not individually, hereby certifies as follows:

(a) As of the Conversion Date, the Specified Representations, are true and correct in all material respects (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects as of such earlier date).

(b) No Company Material Adverse Change has occurred since the Closing Date.

(c) As of the Conversion Date, no Material DIP Event of Default has occurred and is continuing.

(d) As of the Conversion Date, the Borrower has a Minimum Liquidity of at least $500,000,000.

(e) [Solely in the event that the Consolidated First Lien Net Leverage Ratio is required to be tested pursuant to Section 10.9 of the Credit Agreement, the Borrower is in Pro Forma Compliance with the Consolidated First Lien Net Leverage Ratio set forth in Section 10.9 of the Credit Agreement after giving effect to the Transactions.]

2. The undersigned, [            ], in [his][her] capacity as an Authorized Officer of the entities listed on Schedule I hereto (each, a “Company”), solely in [his][her] capacity as such and not individually, hereby certifies as follows:

(a) [            ] is duly elected and qualified to serve as [            ] of each Company listed on Schedule IV hereto, and the signature set forth on the signature line below is such [            ] true and genuine signature.

(b) [            ] is duly elected and qualified to serve as [            ] of each Company listed on Schedule V hereto, and the signature set forth on the signature line below is such [            ] true and genuine signature.

I-1

3. The undersigned [            ] of each applicable Company, solely in their respective capacities as [            ] of each applicable Company and not individually, hereby certifies as follows:

(a) attached hereto as Exhibit A is a complete and correct copy of the resolutions duly adopted by the board of directors, sole member, managing member, manager, general partner or equivalent governing body, as applicable, (or a duly authorized committee thereof), respectively, of each Company authorizing (i) the execution, delivery and performance of each of the Credit Documents (and any agreements relating thereto) to which such Company is a party and (ii) in the case of the Borrower, the extensions of credit contemplated under the Credit Documents; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof;

(b) attached hereto as Exhibit B or filed with the SEC in the filing identified in Schedule III hereto (and hereby incorporated herein by reference as if attached hereto) are true and complete copies of the Organizational Documents, respectively, of each Company, as in effect as of the date hereof;

(c) attached hereto as Exhibit C is a certificate of good standing (to the extent such concept exists in the relevant jurisdiction of organization) for each Company from each such Company’s jurisdiction of incorporation or formation, dated a recent date prior to the Conversion Date; and

(d) the persons listed on Schedule II are now duly elected and qualified officers of the Companies indicated on Schedule I, holding the offices indicated on Schedule II, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of each applicable Company each Credit Document to which it is a party and any certificate or other document to be delivered by each applicable Company pursuant to each Credit Document.

For the avoidance of doubt, it is understood that the parties executing this Closing Certificate are acting in their capacities as Authorized Officers for each of the applicable Companies, and each of the Companies may be acting in its capacity as a shareholder, member, managing member, manager, general partner, trustee, beneficiary, or other controlling or significant interest owner, or other type of representative, of another Company, as may be required or permitted by applicable law or the Companies’ organizational documents.

I-2

IN WITNESS WHEREOF, the undersigned have hereto set our names as of the date set forth above.

By:
Name:
Title:

FOR THE COMPANIES LISTED ON SCHEDULE IV HERETO:

By:
Name:
Title:

FOR THE COMPANIES LISTED ON SCHEDULE V HERETO:

By:
Name:
Title:

[Closing Certificate of the Companies listed on Schedule I hereto]

SCHEDULE I

[COMPANIES]

SCHEDULE II

AUTHORIZED SIGNATORIES

Name	Title	Signature

[Closing Certificate-Incumbency Signature Page]

SCHEDULE III

[FILINGS]

SCHEDULE IV

[COMPANIES]

SCHEDULE V

[COMPANIES]

EXHIBIT A

[RESOLUTIONS]

EXHIBIT B

[ORGANIZATIONAL DOCUMENTS]

EXHIBIT C

[GOOD STANDINGS]

EXHIBIT J

TO THE CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities5 identified below [(including, without limitation, the Term Letters of Credit included in such facilities)]6 [(including, without limitation, the Revolving Letters of Credit included in such facilities)]7 and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.
[6]	Include only if assignment includes a Term Letter of Credit Commitment.
[7]	Include only if assignment involves a Revolving Credit Commitment.

J-1

obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower: TEX Operations Company LLC, a Delaware limited liability company

4. Administrative Agent: Deutsche Bank AG New York Branch, as the Administrative Agent under the Credit Agreement

5. Credit Agreement: Credit Agreement, dated as of October 3, 2016, among TEX Intermediate Company LLC, a Delaware limited liability company, the Borrower, the Lenders and Letter of Credit Issuers from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent.

6. Assigned Interest:

Assignor[s][8]	Assignee[s][9]	Facility Assigned[10]	Aggregate Amount of Commitment/Loans for All Lenders[11]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[12]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7. Trade Date:                                         ]13

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[8]	List each Assignor, as appropriate.
[9]	List each Assignee, as appropriate.
[10]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Term Letter of Credit Commitment,” “Revolving Credit Commitment,” “Revolving Letter of Credit Commitment,” etc.).
[11]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[12]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[13]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ANNEX 1-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Consented to:[14]

By:
Name:
Title:

[14]	Insert for the Borrower or any other entity whose consent is required under the Credit Agreement.

[Signature Page to Assignment and Acceptance]

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2 Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.6(b)(ii) and (iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.6(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) it is not a Disqualified Institution; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

ANNEX 1-1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

ANNEX 1-2

EXHIBIT K-1

TO THE CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

(REVOLVING CREDIT LOANS)

$	New York, New York [ , 20 ]

FOR VALUE RECEIVED, the undersigned, TEX Operations Company LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [Revolving Credit Lender] or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of (a) [AMOUNT] [($[    ])], or, if less, (b) the aggregate unpaid principal amount, if any, of Revolving Credit Loans made by the Lender to the Borrower under that certain Credit Agreement, dated as of October 3, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among TEX Intermediate Company LLC, a Delaware limited liability company, the Borrower, the Lenders and Letter of Credit Issuers party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and the other parties named therein.

The Borrower hereby further promises to pay interest on the unpaid principal amount of the Revolving Credit Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) at the Default Rate. The Revolving Credit Loans evidenced hereby are subject to prepayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Revolving Credit Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents.

The Borrower, for itself, its successors and assigns, hereby waives presentment, protest, demand and notice of any kind whatsoever in connection with this Promissory Note.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(e) of the Credit Agreement, and such Person shall be treated as the Revolving Credit Lender hereunder for all purposes of the Credit Agreement.

K-1-1

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

K-1-2

TEX OPERATIONS COMPANY LLC

By:
Name:
Title:

[Signature Page to Promissory Note (Revolving Credit Loans)]

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Revolving Credit Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

K-1-4

EXHIBIT K-2

TO THE CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

(TERM LOANS)

$	New York, New York [ , 20 ]

FOR VALUE RECEIVED, the undersigned, TEX Operations Company LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [Term Loan Lender] or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of (a) [AMOUNT] [($[        ])], or, if less, (b) the aggregate unpaid principal amount, if any, of Term Loans made by the Lender to the Borrower under that certain Credit Agreement, dated as of October 3, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among TEX Intermediate Company LLC, a Delaware limited liability company, the Borrower, the Lenders and Letter of Credit Issuers party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and the other parties named therein.

The Borrower hereby further promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) at the Default Rate. The Term Loans evidenced hereby are subject to prepayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Term Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents.

The Borrower, for itself, its successors and assigns, hereby waives presentment, protest, demand and notice of any kind whatsoever in connection with of this Promissory Note.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(e) of the Credit Agreement, and such Person shall be treated as the Term Loan Lender hereunder for all purposes of the Credit Agreement.

K-2-1

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

K-2-2

TEX OPERATIONS COMPANY LLC

By:
Name:
Title:

[Signature Page to Promissory Note (Term Loans)]

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

K-2-4

EXHIBIT K-3

TO THE CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

(TERM C LOANS)

$	New York, New York [ , 20 ]

FOR VALUE RECEIVED, the undersigned, TEX Operations Company LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [Term C Loan Lender] or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of (a) [AMOUNT] [($[         ])], or, if less, (b) the aggregate unpaid principal amount, if any, of Term C Loans made by the Lender to the Borrower under that certain Credit Agreement, dated as of October 3, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among TEX Intermediate Company LLC, a Delaware limited liability company, the Borrower, the Lenders and Letter of Credit Issuers party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and the other parties named therein.

The Borrower hereby further promises to pay interest on the unpaid principal amount of the Term C Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) at the Default Rate. The Term C Loans evidenced hereby are subject to prepayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Term C Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents.

The Borrower, for itself, its successors and assigns, hereby waives presentment, protest, demand and notice of any kind whatsoever in connection with this Promissory Note.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(e) of the Credit Agreement, and such Person shall be treated as the Term C Loan Lender hereunder for all purposes of the Credit Agreement.

[Signature Page to Promissory Note (Term C Loans)]

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

K-3-2

TEX OPERATIONS COMPANY LLC

By:
Name:
Title:

[Signature Page to Promissory Note (Term C Loans)]

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Term C Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

K-3-4

EXHIBIT L

TO THE CREDIT AGREEMENT

FORM OF INCREMENTAL AMENDMENT

INCREMENTAL AMENDMENT, dated as of [            , 20    ] (this “Agreement”), by and among [LENDERS PROVIDING NEW LOANS] (each, a “New Loan Lender” and, collectively, the “New Loan Lenders”), TEX Operations Company LLC, a Delaware limited liability company (the “Borrower”) and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent.

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of October 3, 2016 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among TEX Intermediate Company LLC, a Delaware limited liability company, the Borrower, the Lenders party thereto, the Collateral Agent and the other parties named therein (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish Incremental Term Loans, Incremental Term C Loans and/or Incremental Revolving Credit Loans by, among other things, entering into one or more Incremental Amendments with Incremental Term Loan Lenders, Incremental Term C Loan Lenders and/or Incremental Revolving Loan Lenders (each a “New Loan Lender”), as applicable;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Loan Lender party hereto hereby agrees to provide its respective Incremental Term Loans (in the case of each New Loan Lender that is lending Incremental Term Loans (each an “Incremental Term Loan Lender”)), Incremental Term C Loans (in the case of each New Loan Lender that is lending Incremental Term C Loans (each an “Incremental Term C Loan Lender”)) or Incremental Revolving Credit Loans (in the case of each New Loan Lender that is lending Incremental Revolving Credit Loans (each an “Incremental Revolving Loan Lender”)), as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below.

Each New Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents and the exhibits thereto, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other New Loan Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent or the Collateral Agent, as applicable, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as an Incremental Term Loan Lender, Incremental Term C Loan Lender and/or an Incremental Revolving Loan Lender, as the case may be.

Each New Loan Lender hereby agrees to make its respective Commitment on the following terms and conditions:1

1. Applicable Margin. The Applicable ABR Margin or Applicable LIBOR Margin, as applicable, for each Incremental Term Loan, Incremental Term C Loan or Incremental Revolving Credit Loan shall mean, as of any date of determination, the applicable percentage per annum as set forth below based on the Consolidated Secured Net Leverage Ratio in effect on such date:2

[Incremental Term Loans][Incremental Term C Loans] [Incremental Revolving Credit Loans]
Consolidated Secured Net Leverage Ratio	LIBOR Loans		ABR Loans
:		%		%

2. Principal Payments. The Borrower shall make principal payments on the Incremental Term Loans and Incremental Term C Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Incremental Term Loans
$
$
$
$
$
$
$
$

[1]	Insert completed items 1-7 as applicable, with respect to Incremental Term Loans, Incremental Term C Loans and/or Incremental Revolving Credit Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.
[2]	Include reserve amount if applicable.

3. Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Incremental Term Loans and Incremental Term C Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Incremental Term Loans and Incremental Term C Loans in accordance with Sections 5.1 and 5.2 of the Credit Agreement respectively.

4. Prepayment Fees. Borrower agrees to pay to each New Loan Lender the following prepayment fees, if any: [            ].

[Insert other additional prepayment provisions with respect to Incremental Term Loans or Incremental Term C Loans]

5. Other Fees. Borrower agrees to pay each New Loan Lender its pro rata share (determined based upon each [Incremental Term Loan Lender’s][Incremental Term C Loan Lender’s][Incremental Revolving Loan Lender’s] share of the [Incremental Term Loans][Incremental Term C Loans][Incremental Revolving Credit Term Loans]) of an aggregate fee equal to $[        ] on [            ,20    ].

6. Proposed Borrowing. This Agreement represents Borrower’s request to borrow Incremental Term Loans, Incremental Term C Loans and Incremental Revolving Credit Loans from the Additional Lenders as follows (the “Proposed Borrowing”):

(a)	Business Day of Proposed Borrowing:

(b)	Amount of Proposed Borrowing: $

(c)	Interest Rate option:

(i)	ABR Loan(s)

(ii)	LIBOR Loans with an initial Interest Period of month(s)

7. [New Loan Lenders. Each New Loan Lender acknowledges and agrees that upon its execution of this Agreement and the making of [Incremental Term Loans][Incremental Term C Loans][Incremental Revolving Credit Loans], as the case may be, that such New Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.]3

[3]	Insert bracketed language if the lending institution is not already a Lender.

8. Credit Agreement Governs. Except as set forth in this Agreement, the [Incremental Term Loans][Incremental Term C Loans][Incremental Revolving Credit Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

9. Borrower’s Certifications. By its execution of this Agreement, the undersigned hereby certifies, on behalf of the Borrower and not in his/her individual capacity, that:

(i) [the [representations and warranties]4[Specified Representations]5 contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and]6

(ii) no event has occurred and is continuing or would result from the consummation of the proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default.7

10. Borrower Covenants. By its execution of this Agreement, the Borrower hereby covenants that the Borrower shall make any payments required pursuant to Section 2.11 of the Credit Agreement in connection with the Incremental Loan Commitments.

11. Notice. For purposes of the Credit Agreement, the initial notice address of each New Loan Lender shall be as set forth below its signature below.

[4]	Select this option if requested by the Persons holding more than 50% of the applicable Incremental Loans or Incremental Loan Commitments.
[5]	Select this option if the incremental Indebtedness is being used to finance a Permitted Acquisition or other acquisition constituting a permitted Investment.
[6]	Include only if (i) requested by the Persons holding more than 50% of the applicable Incremental Loans or Incremental Loan Commitments or (ii) the incremental Indebtedness is being used to finance a Permitted Acquisition or other acquisition constituting a permitted Investment.
[7]	If the incremental Indebtedness is being provided in connection with a Permitted Acquisition or other acquisition constituting a permitted Investment, or in connection with refinancing of any Indebtedness that requires an irrevocable prepayment or redemption notice, then no Event of Default under (A) Sections 11.1 or 11.5 of the Credit Agreement shall exist on such Increased Amount Date and (B) such other provisions of Section 11 of the Credit Agreement as may otherwise be required by the Lenders providing the applicable Incremental Loan Commitment immediately before or immediately after giving effect to such Incremental Loan Commitment and the borrowing of any Incremental Loans thereunder.

12. Tax Forms. For each relevant New Loan Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Loan Lender may be required to deliver to the Administrative Agent pursuant to Section 5.4(c) and/or Section 5.4(e) of the Credit Agreement.

13. Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Incremental Term Loans, Incremental Term C Loans, Incremental Revolving Credit Loans, as the case may be, made by each New Loan Lender in the Register.

14. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto in accordance with the provisions of Section 13.1 of the Credit Agreement.

15. Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

16. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

17. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

19. Submission to Jurisdiction. Each party hereto irrevocably and unconditionally:

a.	submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

b.	consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

c.	agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at such address of which the Administrative Agent shall have been notified pursuant to Section 13.2 of the Credit Agreement;

d.	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

e.	subject to the last paragraph of Section 13.5 of the Credit Agreement, waives, to the maximum extent not prohibited by Applicable Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 19 any special, exemplary, punitive or consequential damages; and

f.	agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

20. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Incremental Amendment as of the date first set forth above.

[NAME OF NEW LOAN LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

TEX Operations Company LLC

By:
Name:
Title:

[Signature Page to Incremental Amendment]

Consented to by:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Incremental Amendment]

SCHEDULE A

TO INCREMENTAL AMENDMENT

Name of New Loan Lender	Type of Commitment	Amount
[ ]	[Incremental Term Loans] [Incremental Term C Loans] [Incremental Revolving Credit Loans]	$
[ ]	[Incremental Term Loans] [Incremental Term C Loans] [Incremental Revolving Credit Loans]	$

Total:		$

EXHIBIT M

TO THE CREDIT AGREEMENT

FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

[See attached]

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

dated as of [                    ]

among

[    ]1,

as Senior Representative for the

First Lien Credit Agreement Secured Parties,

[    ],

as the Junior Priority Representative for the

Junior Lien Credit Agreement Secured Parties

and

each additional Representative from time to time party hereto,

and acknowledged and agreed to by

TEX INTERMEDIATE COMPANY LLC,

as Holdings,

TEX OPERATIONS COMPANY LLC,

as Borrower

and

the other Grantors party hereto

[1]	NOTE Insert First Lien Collateral Representative on the date of this Agreement.

JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [                    ] (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among [    ]2, as Representative for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Collateral Representative”), [    ], as Representative for the Junior Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Junior Lien Collateral Agent”) and as Administrative Agent for the Junior Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Junior Lien Administrative Agent”), and each additional Junior Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09, and acknowledged and agreed to by TEX Operations Company LLC, a Delaware limited liability company (the “Borrower”), TEX Intermediate Company LLC, a Delaware limited liability company (“Holdings”) and the other Grantors (as defined below) from time to time party hereto.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Collateral Representative (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Junior Lien Collateral Agent (for itself and on behalf of the Junior Lien Credit Agreement Secured Parties), each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Junior Priority Representative (for itself and on behalf of the Junior Priority Debt Parties under the applicable Junior Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement [or the Collateral Trust Agreement, as applicable,]3 or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Junior Priority Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any other Grantor (and not guaranteed by any Subsidiary that is not a Guarantor) (other than Indebtedness constituting Junior Lien Credit Agreement Obligations), which Indebtedness and guarantees are secured by the Junior Priority Collateral (or any portion thereof) on a pari passu basis or a junior priority basis (but without regard to control of remedies, other than as provided by the terms of the applicable Additional Junior Priority Debt Documents) with the Junior Lien Credit Agreement Obligations and any other Junior Priority Debt Obligations and which the applicable Additional Junior Priority Debt Documents provide that such Indebtedness and guarantees are to be secured by such Junior Priority Collateral on a subordinate basis to the Senior Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor other than the Junior Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Junior Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have (A) become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to the Junior Lien Pari Passu Intercreditor Agreement pursuant to, and by

[2]	NOTE Insert First Lien Collateral Representative on the date of this Agreement.
[3]	NOTE Include to the extent the Collateral Trust Agreement is in effect on the date of this Agreement.

satisfying the conditions set forth in the applicable Sections thereof providing for the joinder of additional Indebtedness thereto; provided further that, if such Indebtedness will be the initial Additional Junior Priority Debt incurred by the Borrower, then the Grantors, the then-existing Junior Priority Representative and the Representative for such Indebtedness shall have executed and delivered the Junior Lien Pari Passu Intercreditor Agreement. Additional Junior Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Junior Priority Debt Documents” means, with respect to any series, issue or class of Additional Junior Priority Debt, the promissory notes, loan agreements, indentures, the Junior Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness, in each case, as may be amended, restated, amended and restated, modified, supplemented, replaced, extended, renewed and/or Refinanced from time to time in accordance with the terms of this Agreement.

“Additional Junior Priority Debt Facility” means each indenture, loan agreement or other governing agreement with respect to any Additional Junior Priority Debt.

“Additional Junior Priority Debt Obligations” means, with respect to any series, issue or class of Additional Junior Priority Debt, all amounts owing pursuant to the terms of such Additional Junior Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest, fees, and expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest is an allowed claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Junior Priority Debt Document.

“Additional Junior Priority Debt Parties” means, with respect to any series, issue or class of Additional Junior Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Junior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Additional Junior Priority Debt Documents.

“Additional Senior Debt” means any Indebtedness (or other secured obligations) that is incurred, issued or guaranteed by the Borrower and/or any Guarantor (other than Indebtedness or obligations constituting First Lien Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis or a junior priority basis (but without regard to control of remedies) with the First Lien Credit Agreement Obligations (but in either case on a senior priority basis to the Junior Priority Debt Obligations); provided, however, that (i) such Indebtedness (or other secured obligations) is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Junior Priority Debt Document and (ii) the Representative for the holders of such Indebtedness (or other secured obligations) shall have (A) become a party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to the First Lien Pari Passu Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in the applicable Sections thereof providing for the joinder of additional Indebtedness thereto; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower, then the Grantors, the First Lien Collateral Representative and the Representative for such Indebtedness shall have executed and delivered the First Lien Pari Passu Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, loan agreements, indentures, the Senior Collateral

Documents or other operative agreements evidencing or governing such Indebtedness, in each case, as may be amended, restated, amended and restated, modified, supplemented, replaced, extended, renewed and/or Refinanced from time to time in accordance with the terms of this Agreement.

“Additional Senior Debt Facility” means each indenture, loan agreement or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, all amounts owing pursuant to the terms of such Additional Senior Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest, fees, and expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest is an allowed or allowable claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Senior Debt Document.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Junior Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Junior Priority Collateral Documents.

[“Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated as of October 3, 2016, by and among the Borrower, the RCT, Deutsche Bank AG New York Branch, as Administrative Agent under the First Lien Credit Agreement, Delaware Trust Company, as Collateral Trustee, and certain other First Lien Secured Parties from time to time party thereto.]4

[4]	NOTE Include to the extent the Collateral Trust Agreement is in effect on the date of this Agreement.

“Debt Facility” means any Senior Facility and any Junior Priority Debt Facility.

“Designated Junior Priority Representative” means (i) the Junior Lien Collateral Agent, so long as the Junior Lien Credit Agreement is the only Junior Priority Debt Facility under this Agreement and (ii) if there is more than one Junior Priority Debt Facility under this Agreement, the agent designated as the controlling agent under the Junior Lien Pari Passu Intercreditor Agreement at such time; provided that if the Representatives for all Junior Priority Debt then outstanding are not a party to the Junior Lien Pari Passu Intercreditor Agreement at such time then the Junior Priority Representative designated from time to time by the Junior Priority Majority Representatives, in a notice to the Designated Senior Representative and the Borrower, as the “Designated Junior Priority Representative” for purposes hereof shall be the Designated Junior Priority Representative; it being understood that as of the date of this Agreement, the Designated Junior Priority Representative shall be the Junior Lien Collateral Agent. When any Designated Junior Priority Representative other than the Junior Lien Collateral Agent becomes the Designated Junior Priority Representative it shall send a written notice thereof to the Designated Senior Representative and the Borrower.

“Designated Senior Representative” means (i) if at any time there is only one Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, the Senior Representative for such Senior Facility and (ii) at any time when clause (i) does not apply, the agent designated as the controlling agent under the First Lien Pari Passu Intercreditor Agreement at such time; it being understood that as of the date of this Agreement, the Designated Senior Representative shall be the First Lien Collateral Representative. When any Designated Senior Representative other than the First Lien Collateral Representative becomes the Designated Senior Representative it shall send a written notice thereof to the Designated Junior Priority Representative and the Borrower.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Junior Priority Debt Obligations thereunder, as the case may be, are no longer secured by, and are no longer required to be secured by, any such Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the First Lien Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of First Lien Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the First Lien Collateral Representative (under the First Lien Credit Agreement so Refinanced) to the Designated Senior Representative and the Designated Junior Priority Representative as the “First Lien Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of First Lien Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred[; provided that for so long as the Collateral Trust Agreement is in effect, “Discharge of Senior Obligations” shall mean (x) the Discharge of First Lien Obligations (under and as defined in the Collateral Trust Agreement) and (y) the Discharge of First-Out Obligations (under and as defined in the Collateral Trust Agreement)]5.

[5]	NOTE Include to the extent the Collateral Trust Agreement is in effect on the date of this Agreement.

“First Lien Collateral Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Representative under the First Lien Credit Agreement. [The terms and provisions of the Collateral Trust Agreement (including, without limitation, Section 6.5(d) of the Collateral Trust Agreement) shall apply equally to the rights and obligations of the Collateral Representative under this Agreement.]6

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of October 3, 2016, among, inter alios, the Borrower, the lenders and other financial institutions party thereto, the First Lien Credit Agreement Administrative Agent, Deutsche Bank AG New York Branch, as collateral agent, and the other agents party thereto from time to time, as further amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“First Lien Credit Agreement Administrative Agent” means Deutsche Bank AG New York Branch, as administrative agent under the First Lien Credit Agreement.

“First Lien Credit Agreement Credit Documents” means the First Lien Credit Agreement and the other “Credit Documents” as defined in the First Lien Credit Agreement, in each case, as may be amended, restated, modified, supplemented, replaced, extended, renewed and/or Refinanced from time to time in accordance with the terms of this Agreement.

“First Lien Credit Agreement Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the First Lien Credit Agreement.

“First Lien Pari Passu Intercreditor Agreement” means [the Collateral Trust Agreement or]7 one or more intercreditor agreements among the Administrative Agent (as defined in the First Lien Credit Agreement) and/or First Lien Collateral Representative, on the one hand, and one or more senior representatives for the holders of Additional Senior Debt that are intended to be or are senior to the Junior Priority Debt in any or all respects, on the other hand, and any other Person party thereto (including, without limitation, any Grantor), in each case, as may be amended, restated, amended and restated, modified, supplemented or replaced from time to time.

“First Lien Security Agreement” means the “Security Agreement” as defined in the First Lien Credit Agreement, in each case, as may be amended, restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement.

[“First-Out Obligations” has the meaning set forth in the Collateral Trust Agreement.]8

[6]	NOTE Include to the extent the Collateral Trust Agreement is in effect on the date of this Agreement.
[7]	NOTE Include to the extent the Collateral Trust Agreement is in effect on the date of this Agreement.
[8]	NOTE Include to the extent the Collateral Trust Agreement is in effect on the date of this Agreement.

“Grantors” means the Borrower, Holdings, the other Guarantors, and each of their respective Subsidiaries or direct or indirect parent company of the Borrower which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors.

“Guarantors” has the meaning assigned to such term in the First Lien Credit Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, reorganization, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” has the meaning assigned to such term in the First Lien Security Agreement as in effect on the date hereof.

“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex II or Annex III hereof.

[“Junior Lien Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Administrative Agent under the Junior Lien Credit Agreement.]

“Junior Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Agent under the Junior Lien Credit Agreement.

[“Junior Lien Credit Agreement” means that certain [    ], as amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.] 9

“Junior Lien Credit Agreement Credit Documents” means the Junior Lien Credit Agreement and the other “[Credit Documents]” as defined in the Junior Lien Credit Agreement, in each case, as may be amended, restated, amended and restated, modified, supplemented, replaced, extended, renewed and/or Refinanced from time to time in accordance with the terms of this Agreement.

[9]	NOTE References to Junior Lien Credit Agreement herein and related defined terms to be adjusted as necessary if the initial Junior Priority Debt is not in the form of a credit agreement.

“Junior Lien Credit Agreement Obligations” means the “[Obligations]” as defined in the Junior Lien Credit Agreement.

“Junior Lien Credit Agreement Secured Parties” means the “[Secured Parties]” as defined in the Junior Lien Credit Agreement.

“Junior Lien Pari Passu Intercreditor Agreement” means one or more intercreditor agreements among the Administrative Agent (as defined in the Junior Lien Credit Agreement) and/or Junior Lien Collateral Agent, on the one hand, and one or more senior representatives for the holders of Additional Junior Priority Debt that are intended to be or are pari passu or junior to the Junior Priority Debt in any or all respects, on the other hand, and any other Person party thereto (including, without limitation, any Grantor), in each case, as may be amended, restated, amended and restated, modified, supplemented or replaced from time to time.

“Junior Lien Security Agreement” means the “[Security Agreement]” as defined in the Junior Lien Credit Agreement, as may be amended, restated, amended and restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement.

“Junior Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Junior Priority Collateral” means any “Collateral” (or similar term) as defined in any Junior Lien Credit Agreement Credit Document or any other Junior Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior Priority Collateral Document as security for any Junior Priority Debt Obligation.

“Junior Priority Collateral Documents” means the Junior Lien Security Agreement and the other “[Security Documents]” as defined in the Junior Lien Credit Agreement, the Junior Lien Pari Passu Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Junior Priority Debt Obligation, in each case, as may be amended, restated, amended and restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement.

“Junior Priority Debt” means any Junior Lien Credit Agreement Obligations and any Additional Junior Priority Debt.

“Junior Priority Debt Documents” means the Junior Lien Credit Agreement Credit Documents and any Additional Junior Priority Debt Documents, in each case, as may be amended, restated, amended and restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement.

“Junior Priority Debt Facilities” means the Junior Lien Credit Agreement and any Additional Junior Priority Debt Facilities.

“Junior Priority Debt Obligations” means the Junior Lien Credit Agreement Obligations and any Additional Junior Priority Debt Obligations.

“Junior Priority Debt Parties” means the Junior Lien Credit Agreement Secured Parties and any Additional Junior Priority Debt Parties.

“Junior Priority Enforcement Date” means, with respect to any Junior Priority Representative, the date which is 180 days after the occurrence of the later of (i) an Event of Default (under and as defined in the Junior Priority Debt Documents for which such Junior Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s receipt of written notice from such Junior Priority Representative that (x) such Junior Priority Representative is the Designated Junior Priority Representative and that an Event of Default (under and as defined in the Junior Priority Debt Documents for which such Junior Priority Representative has been named as Representative) has occurred and is continuing and (y) the Junior Priority Debt Obligations of the series with respect to which such Junior Priority Representative is the Junior Priority Representative are currently due and payable in full (whether as a result of the acceleration thereof or otherwise) in accordance with the terms of the applicable Junior Priority Debt Documents; provided that the Junior Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral if (1) at any time the Designated Senior Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding; provided, further, that, if the Designated Senior Representative is stayed or otherwise precluded by law, regulation, or order from commencing or pursuing an enforcement action against such Shared Collateral, then such 180 -day period shall not commence until the Designated Senior Representative is no longer stayed or otherwise precluded from commencing or pursuing an enforcement action against such Shared Collateral.

“Junior Priority Lien” means the Liens on the Junior Priority Collateral in favor of Junior Priority Debt Parties under Junior Priority Collateral Documents.

“Junior Priority Majority Representatives” means Junior Priority Representatives representing at least a majority of the then outstanding aggregate principal amount of Junior Priority Debt Obligations that agree to vote together.

“Junior Priority Representative” means (i) in the case of the Junior Lien Credit Agreement Obligations, the Junior Lien Collateral Agent and (ii) in the case of any Junior Priority Debt Facility incurred after the date hereof, the Junior Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Junior Priority Debt Facility that is named as the Representative in respect of such Junior Priority Debt Facility in the applicable Joinder Agreement.

“Lien” means, with respect to any asset, any mortgage, pledge, security interest, hypothecation, collateral assignment, lien (statutory or other) or similar encumbrance (including any conditional sale or other title retention agreement or any lease or license in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan of Reorganization” means plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Junior Priority Debt Party in respect of Shared Collateral pursuant to this Agreement and all other Proceeds (as defined in the New York UCC) of Shared Collateral.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“RCT” means the Railroad Commission of Texas.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Senior Obligation” has the meaning assigned to such term in Section 8.10.

“Representatives” means the Senior Representatives and the Junior Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Obligations” means the Senior Obligations and the Junior Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Junior Priority Debt Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” (or similar term) as defined in any First Lien Credit Agreement Credit Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the First Lien Security Agreement and the other “Security Documents” as defined in the First Lien Credit Agreement, the First Lien Pari Passu Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation, in each case, as may be amended, restated, amended and restated, modified, supplemented or replaced from time to time in accordance with the terms of this agreement.

“Senior Debt Documents” means the First Lien Credit Agreement Credit Documents and any Additional Senior Debt Documents, in each case, as may be amended, restated, modified, supplemented, replaced, extended, renewed and/or Refinanced from time to time in accordance with the terms of this Agreement.

“Senior Facilities” means the First Lien Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the First Lien Credit Agreement Obligations[, the First-Out Obligations]10 and any Additional Senior Debt Obligations[; provided that the aggregate principal or face amount of debt constituting Senior Obligations (excluding any Senior Obligations under Secured Cash Management Agreements and/or Secured Hedge Agreements) shall not exceed the amount of such debt permitted to be incurred in accordance with the terms of the Junior Priority Debt Documents in effect on the date hereof or on such later date to the extent such amount has been increased]11.

“Senior Representative” means (i) in the case of any First Lien Credit Agreement Obligations and the First Lien Credit Agreement Secured Parties, the First Lien Collateral Representative and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the First Lien Credit Agreement Secured Parties and any Additional Senior Debt Parties.

[10]	NOTE Include to the extent the Collateral Trust Agreement is in effect on the date of this Agreement.
[11]	NOTE In no event shall this amount be less than the maximum amount of First Lien Credit Agreement Obligations, First-Out Obligations and Additional Senior Debt Obligations outstanding and permitted to be incurred as of the date of this Agreement.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Junior Priority Debt Obligations under at least one Junior Priority Debt Facility (or, in each case, their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Junior Priority Collateral under one or more Junior Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Junior Priority Debt Facilities for which it constitutes Junior Priority Collateral and shall not constitute Shared Collateral for any Junior Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time or is a controlling general partner. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neutral forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the Subsidiaries of such Person unless express reference is made to such Subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

SECTION 1.03. Interpretation. The rules of interpretation specified in the First Lien Credit Agreement (including, without limitation, Sections 1.2 through 1.10 thereof) shall be applicable to this Agreement.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Priority Representative or any other Junior Priority Debt Party on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC of any applicable jurisdiction, any applicable law, any Junior Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to all Liens on the Shared Collateral securing any Junior Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Junior Priority Debt Obligations now or hereafter held by or on behalf of any Junior Priority Representative, any other Junior Priority Debt Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Junior Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are junior and/or subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of Senior Lender Claims. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, restated, amended and restated, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced in whole or in part from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by any Junior Priority Representative or Junior Priority Debt Party and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Junior Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Junior Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Junior Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03. Prohibition on Contesting Liens. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest, or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral. Each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest, or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Junior Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Junior Priority Representative or any of the Junior Priority Debt Parties or other agent or trustee therefor in any Junior Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04. No Other Liens. The parties hereto (including the Borrower, on behalf of the Grantors) agree that it is their intention that the Senior Collateral and Junior Priority Collateral be identical, except to the extent otherwise expressly set forth herein or to the extent not constituting Shared Collateral. The parties hereto further agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall, or shall permit any of its Subsidiaries to, grant or permit any Lien on any asset to secure any Junior Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Senior Obligations, and (b) if any Junior Priority Representative or any Junior Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Junior Priority Debt Obligations that are not also subject to the Liens securing all Senior Obligations under the Senior Priority Collateral Documents, such Junior Priority Representative or Junior Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Junior Priority Representative agrees, for itself and on behalf of the other Junior Priority Debt Parties, that any amounts received by or distributed to any Junior Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Sections 4.01 and 4.02.

SECTION 2.05. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Debt Parties. The provisions of this Agreement are intended to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives, the Junior Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06. Certain Cash Collateral. Notwithstanding anything in this Agreement or any Senior Debt Document or Junior Priority Debt Document to the contrary, (x) Collateral consisting of cash and Permitted Investments (as defined in the First Lien Credit Agreement) and the proceeds thereof (i) pledged to secure First Lien Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit pursuant the First Lien Credit Agreement, (ii) deposited in, or credited to, any account for the purpose of Cash Collateralizing obligations in respect of Letters of Credit pursuant to the First Lien Credit Agreement and/or (iii) deposited in, or credited to, any Term C Loan Collateral Account shall, in each case, be applied as specified in the [Collateral Trust Agreement and the]12 First Lien Credit Agreement and will not constitute Shared Collateral and, for the avoidance of doubt, no account (including the Term C Loans Collateral Accounts) containing any such cash and Permitted Investments shall constitute Shared Collateral and (y) (i) funds deposited for the satisfaction, discharge, redemption or defeasance of any Secured Obligations in accordance with the terms of the applicable Senior Debt Documents or Junior Priority Debt Document, (ii) cash collateral deposited with (or pledged to) any Senior Representative, Junior Priority Representative or Secured Party in accordance with the terms of the applicable Senior Debt Documents or Junior Priority Debt Document and (iii) cash collateral deposited with any Senior Representative, Junior Priority Representative or Secured Party in respect of any Hedging Obligations or Cash Management Obligations which are secured under the applicable Senior Debt Documents shall, in each case, be applied as specified in the applicable Senior Debt Documents or Junior Priority Debt Document, as applicable, and will not constitute Shared Collateral.

ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Junior Priority Representative nor any Junior Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Junior Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Junior Priority Representative or any other Junior Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Junior Priority Representative may file a claim, proof of claim, or statement of interest with respect to the Junior Priority Debt Obligations under its Junior Priority Debt Facility, (B) any Junior Priority Representative may take any action (so long as such action is not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the

[12]	NOTE Include to the extent the Collateral Trust Agreement is in effect on the date of this Agreement.

rights of the Senior Representatives or the other Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Junior Priority Representative and the Junior Priority Debt Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 5.04, (D) the Junior Priority Debt Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Junior Priority Debt Parties or the avoidance of any Junior Priority Lien to the extent not inconsistent with the terms of this Agreement, (E) the Junior Priority Debt Parties may vote with respect to any Plan of Reorganization in a manner that is consistent with and otherwise in accordance with this Agreement, and (F) from and after the Junior Priority Enforcement Date (and subject to the occurrence thereof), the Designated Junior Priority Representative may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Junior Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure) (in each case of (A) through (F) above, solely to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement). In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a) and in Article VI, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not, in the context of its role as a secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Junior Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a) and in Article VI, the sole right of the Junior Priority Representatives and the Junior Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Priority Debt Obligations pursuant to the Junior Priority Debt Documents for the period set forth, and to the extent granted, therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that neither such Junior Priority Representative nor any such Junior Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives any and all rights it or any such Junior Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Junior Priority Debt Parties.

(d) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Subject to Section 3.01(a), the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Junior Priority Representative who may be instructed by the Junior Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Junior Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Junior Priority Representatives, or for the taking of any other action authorized by the Junior Priority Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of any Junior Priority Representative or other agent or trustee acting on behalf of the Junior Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Junior Priority Debt Parties or the Junior Priority Debt Obligations (including the Junior Lien Pari Passu Intercreditor Agreement).

SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy, foreclosure or other action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Priority Debt Documents or otherwise in respect of the Junior Priority Debt Obligations.

SECTION 3.03. Actions upon Breach. Should any Junior Priority Representative or any Junior Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower or any other Grantor may obtain relief against such Junior Priority Representative or such Junior Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Junior Priority Representatives or any Junior Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral or upon the exercise of any other remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the First Lien Pari Passu Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Junior Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior Priority Representative to the Junior Priority Debt Obligations in such order as specified in the relevant Junior Priority Debt Documents (including the Junior Lien Pari Passu Intercreditor Agreement).

SECTION 4.02. Payments Over. Subject to Article VI hereof, unless and until the Discharge of Senior Obligations has occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, any Shared Collateral or Proceeds thereof received by any Junior Priority Representative or any Junior Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, whether or not in contravention of this Agreement or otherwise, shall be segregated and held in trust for the benefit of, and forthwith paid over to, the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Junior Priority Representatives or any such Junior Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01. Releases.

(a) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any Subsidiary of the Borrower) by, or with the consent of, the Designated Senior Representative or otherwise permitted under the Senior Debt Documents, other than a release granted upon (unless granted in connection with) or following the Discharge of Senior Obligations, the Liens granted to the Junior Priority Representatives and the Junior Priority Debt Parties upon such Shared Collateral to secure Junior Priority Debt Obligations shall (whether or not any Insolvency or Liquidation Proceeding is pending at such time) terminate and be released, immediately and automatically and without any further action by any Person, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Junior Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Junior Priority Debt Parties and the Junior Priority

Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Junior Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Junior Priority Representative, for itself and on behalf of the Junior Priority Debt Parties under its Junior Priority Debt Facility, to release the Liens on the Junior Priority Collateral as set forth in the relevant Junior Priority Debt Documents.

(b) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Priority Representative or such Junior Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute and/or authorize any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, notations of liens, endorsements or other instruments of transfer or release. The Designated Senior Representative hereby agrees to take action reasonably requested by the Grantors to carry out the terms of this Section 5.01(b) or to accomplish the purposes of Section 5.01(a).

(c) Unless and until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document, of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Priority Representatives or the Junior Priority Debt Parties to receive proceeds in connection with the Junior Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Junior Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Priority Collateral Document each require any Grantor (i) to make any payments in respect of any item of Shared Collateral to, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to make notations of lien or register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both any Senior Representative and any Junior Priority Representative or Junior Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Junior Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative; provided that, notwithstanding anything to the contrary, any action or compliance with respect to the foregoing by any Grantor shall not cause a default or event of default to exist under any Senior Debt Document or any Junior Priority Debt Document.

SECTION 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Subject to the rights of the Grantors under the Senior Debt Documents, unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Junior Priority Representative for the benefit of the Junior Priority Debt Parties pursuant to the terms of the applicable Junior Priority Debt Documents and (iii) third, if no Junior Priority Debt Obligations are outstanding (other than unasserted contingent indemnification obligations and expense reimbursement obligations), to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Priority Representative or any Junior Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award prior to the Discharge of Senior Obligations, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02 to be applied in accordance with the immediately preceding sentence.

SECTION 5.03. Amendments to Debt Documents.

(a) The Senior Debt Documents may be amended, restated, amended and restated, supplemented, extended, renewed, replaced, restructured, and/or otherwise modified in accordance with their terms, and the Indebtedness under the Senior Debt Documents may be Refinanced or replaced, in whole or in part, in each case, without the consent of any Junior Priority Debt Party, all without affecting the Lien priorities provided for herein and the other provisions hereof; provided, however, that, without the consent of the Junior Priority Majority Representatives, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene the provisions of this Agreement.

(b) Without the prior written consent of the Designated Senior Representative, no Junior Priority Debt Document may be amended, restated, amended and restated, supplemented, extended, renewed, replaced, restructured, or otherwise modified, or entered into, and no Indebtedness under the Junior Priority Debt Documents may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Junior Priority Debt Document, would (i) contravene the provisions of this Agreement, (ii) change to earlier dates any scheduled (other than mandatory prepayments) dates for payment of principal (including the final maturity date) on Indebtedness under such Junior Priority Debt Document that would cause any additional scheduled payments (other than mandatory prepayments) of principal Indebtedness to be paid, in each case, only to the extent such payment is scheduled to be paid prior to the final maturity date of any applicable Senior Obligation (except in connection with a refinancing or replacement permitted by Section 8.10 and the Senior Debt Documents), or (iii) reduce the capacity to incur Indebtedness for borrowed money constituting Senior Obligations to an amount less than the maximum aggregate principal amount of Indebtedness, in each case, permitted to be incurred pursuant to the Senior Debt Documents on the day of any such amendment, restatement, supplement, modification or Refinancing (other than reductions in connection with any costs, expenses or fees incurred in connection therewith).

(c) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that each Junior Priority Collateral Document under its Junior Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Junior Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to [    ]13, pursuant to or in connection with the Credit Agreement, dated as of October 3, 2016, among Holdings, the Borrower, the lenders from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent and the other parties thereto, as amended, restated, amended and restated, replaced, extended, renewed, refinanced, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the [Junior Priority Representative] hereunder is subject to the limitations and provisions of the Junior Lien Intercreditor Agreement dated as of [    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), among [    ]14, as First Lien Collateral Representative, [    ], as Junior Lien Collateral Agent, Holdings, the Borrower and the Subsidiaries of Holdings from time to time party thereto and affiliated entities party thereto. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern and control.”

(d) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Junior Priority Collateral Document without the consent of any Junior Priority Representative or any Junior Priority Debt Party and without any action by any Junior Priority Representative, the Borrower or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Junior Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a) and provided that there is a concurrent release of the corresponding Senior Liens or (B) amend, modify or otherwise affect the rights or duties of any Junior Priority Representative in its role as Junior Priority Representative without its prior written consent and (ii) written notice of such amendment, waiver or consent shall have been given to each Junior Priority Representative by the Borrower within 10 Business Days after the effectiveness of such amendment, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

[13]	NOTE Insert First Lien Collateral Representative on the date of this Agreement.
[14]	NOTE Insert First Lien Collateral Representative on the date of this Agreement.

(e) The Borrower agrees to deliver to each of the Designated Senior Representative and the Designated Junior Priority Representative copies of (i) any material amendments, supplements or other modifications to the Senior Debt Documents and the Junior Priority Debt Documents or amendments, supplements or other modifications to the Senior Debt Documents and the Junior Priority Debt Documents that adversely affect any rights or remedies of any of the Secured Parties hereunder and (ii) any new material Senior Debt Documents or material Junior Priority Debt Documents promptly after effectiveness thereof.

SECTION 5.04. Rights as Unsecured Creditors. Except as otherwise expressly provided for herein, the Junior Priority Representatives and the Junior Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Junior Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Junior Priority Representative or any Junior Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Junior Priority Representative or any Junior Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral in contravention of this Agreement, or of any other action in contravention of this Agreement. In the event that any Junior Priority Representative or any Junior Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations and any DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated and junior to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05. Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral or if it shall be the registered owner, assignee or lienholder (or other similar designation) on any certificate of title or other notation of liens, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Junior Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Junior Priority Collateral Documents or granting rights or access to any Shared Collateral subject to such landlord waiver or bailee’s letter or any similar agreement or arrangement and subject to the terms and conditions of this Section 5.05.

(b) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Junior Priority Collateral Documents did not exist. The rights of the Junior Priority Representatives and the Junior Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(c) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Junior Priority Representatives or any Junior Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraph (a) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Junior Priority Representative for purposes of perfecting the Lien held by such Junior Priority Representative.

(d) The Senior Representatives shall not have, by reason of the Junior Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Priority Representative or any Junior Priority Debt Party, and each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(e) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense and to the extent not otherwise required to act differently pursuant to the terms of any First Lien Pari Passu Intercreditor Agreement then in effect, (i) (A) deliver to the Designated Junior Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral in its possession, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements or notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral or make any necessary notations of liens to effect such transfer, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Junior Priority Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith, as determined by a final non-appealable judgment of a court of competent jurisdiction. The Senior Representatives have no obligations to follow instructions from any Junior Priority Representative or any other Junior Priority Debt Party in contravention of this Agreement (as determined in good faith by such Senior Representative).

(f) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof or to any Junior Priority Debt Party, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising. Until the Discharge of Senior Obligations, no Junior Priority Debt Party will assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

SECTION 5.06. When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the occurrence of the Discharge of Senior Obligations, the Borrower or any Subsidiary consummates any Refinancing of or incurs any Senior Obligations, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be a Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative) from the Borrower and the new Senior Representative under the agreement governing such Senior Obligations, each Junior Priority Representative (including the Designated Junior Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide such new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Junior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer (and such new Senior Representative is) entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

SECTION 5.07. Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties’ remedies, the First Lien Credit Agreement Secured Parties agree that following (a) the acceleration of the Senior Obligations in accordance with the terms of the First Lien Credit Agreement or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Junior Priority Debt Parties may request, and the First Lien Credit Agreement Secured Parties hereby offer the Junior Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding First Lien Credit Agreement Obligations at the time of purchase at (a) in the case of First Lien Credit Agreement Obligations other than First Lien Credit Agreement Obligations arising under any Secured Commodity Hedging Agreement or any Secured Hedging Agreement or in connection with undrawn Letters of Credit, par (plus any premium that would be applicable upon prepayment of the First Lien Credit Agreement Obligations (including as a result of the occurrence of any such Purchase Event) and accrued and unpaid interest, fees and expenses) and (b) in the case of First Lien Credit Agreement Obligations arising under any Secured Commodity Hedging Agreement or any Secured Hedging Agreement, an amount equal to the greater of (i) all amounts payable by any Grantor under the terms of such Secured Commodity Hedging Agreement or Secured Hedging Agreement in the event of a termination of such Secured Commodity Hedging Agreement or Secured Hedging Agreement and (ii) the mark-to-market value of such Secured Commodity Hedging Agreement or Secured Hedging Agreement, as determined by the counterparty to the Grantor thereunder with respect to such Secured Commodity Hedging Agreement or Secured Hedging Agreement, in each case, in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market amounts under similar arrangements by such counterparty, in each case, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to an Assignment and Acceptance). In the case of any First Lien

Credit Agreement Obligations in respect of Letters of Credit (including reimbursement obligations in connection therewith), simultaneously with the purchase of the other First Lien Credit Agreement Obligations, the purchasing Junior Priority Debt Parties shall provide the First Lien Credit Agreement Secured Parties who issued such Letters of Credit cash collateral in such amounts (not to exceed 103% thereof) as such First Lien Credit Agreement Secured Parties determine is reasonably necessary to secure such First Lien Credit Agreement Secured Parties in connection with any outstanding and undrawn Letters of Credit. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event shall close within ten (10) Business Days of the request. If one or more of the Junior Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Credit Agreement Administrative Agent and the Junior Priority Representative, in each case, at no cost or expense of the Grantors or the First Lien Credit Agreement Administrative Agent. If none of the Junior Priority Debt Parties exercise such right within thirty (30) days of such Purchase Event, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement. For the avoidance of doubt, such purchase shall not reduce or limit the benefits of the First Lien Credit Agreement favor of any First Lien Credit Agreement Senior Party that expressly survive the assignment of all or any portion of the First Lien Credit Agreement Obligations by such First Lien Credit Agreement Senior Party, including, without limitation, any indemnity obligations of the Grantors thereunder. The First Lien Credit Agreement Administrative Agent hereby consents to any Assignment and Acceptance effectuated to one or more purchasers pursuant to the terms of this Section 5.07 and hereby agrees that no further consent from the First Lien Credit Agreement Administrative Agent shall be required.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01. Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the use of cash or the sale or use of other collateral or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (including, for the avoidance of doubt, any such financing that Refinances in whole or in part the Senior Obligations pursuant to a “roll-up” or “roll-over”) (“DIP Financing”), then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will raise no objection to (and will not support any similar objection) and will not otherwise contest (or support any other Person contesting) (a) such use of such cash or other collateral, unless the Designated Senior Representative shall oppose or object to such use of cash collateral (in which case, no Junior Priority Representative nor any other Junior Priority Debt Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Senior Secured Parties); (b) such DIP Financing, unless the Designated Senior Representative shall oppose or object to such DIP Financing; provided that the foregoing shall not prevent the Junior Priority Debt Parties from proposing any other DIP Financing to any Grantors or to a court of competent jurisdiction, and, except to the extent expressly permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) the Liens securing such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) any “carve-out” for court-approved professional and United States Trustee fees agreed to by the Senior Representatives; (c) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations or the Shared Collateral made by any Senior Representative or any other Senior Secured Party; (d) any exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral under Section 363(k) of the Bankruptcy Code or other applicable law; (e) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral; or (f) any order relating to a sale or other disposition of any Shared Collateral of any Grantor to which any Senior Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Junior Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Junior Priority Debt Obligations pursuant to this Agreement (without limiting the foregoing, each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it may not raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or any comparable provisions of any other Bankruptcy Law) with respect to the Liens granted to such person in respect of such assets), provided that the Junior Priority Debt Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that notice received at least two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such DIP Financing shall be adequate notice.15

SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall (a) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative or (b) oppose (or support any other Person in opposing) any request by any Senior Representative for relief from such stay.

SECTION 6.03. Adequate Protection. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall (i) object to, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Party for adequate protection in any form, (b) any objection by any Senior Representative or any Senior Secured Party to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party as adequate protection or otherwise under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (ii) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this

[15]

NOTE The final form of this Agreement may include a cap on DIP Financing of not less than 120% of the Senior Obligations outstanding as of the date of this agreement if reasonably required by the Junior Lien Credit Agreement Secured Parties and agreed to by the Designated Senior Representative (in its sole discretion and without the need for further consent by any other Senior Representative or any other Senior Secured Party).

Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional or replacement collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority claim (as applicable), which (A) Lien is subordinated to the Liens securing all Senior Obligations and all adequate protection Liens granted to the Senior Secured Parties, on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and/or (B) superpriority claim is subordinated to all superpriority claims of the Senior Secured Parties on the same basis as the other claims of the Junior Priority Debt Parties are so subordinated to the claims of the Senior Secured Parties under this Agreement; provided that each Junior Priority Debt Party shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims, (ii) in the event any Junior Priority Representatives, for themselves and on behalf of the Junior Priority Debt Parties under their Junior Priority Debt Facilities, are granted adequate protection (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a Lien on additional or replacement collateral, then such Junior Priority Representatives, for themselves and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as adequate protection and security for the Senior Obligations and that any Lien on such additional or replacement collateral securing and granted as adequate protection with respect to the Junior Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Junior Priority Debt Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Junior Priority Debt Parties shall be subject to Section 4.02), and/or (iii) in the event any Junior Priority Representatives, for themselves and on behalf of the Junior Priority Debt Parties under their Junior Priority Debt Facilities, are granted adequate protection (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Junior Priority Representatives, for themselves and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Junior Priority Debt Parties (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Junior Priority Debt Party pursuant to or as a result of any such superpriority claim so granted to the Junior Priority Debt Parties shall be subject to Section 4.02). Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses (including, without limitation, professional and advisors’ fees contemplated by the Senior Debt Documents), and/or other cash payments, then each Junior Priority Representatives, for themselves and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, shall not be prohibited from seeking and accepting adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Junior Priority Debt Parties.

SECTION 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (any such amount, a “Recovery”), then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05. Separate Grants of Security and Separate Classifications. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Junior Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, and expenses, and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable in any such Insolvency or Liquidation Proceeding) before any distribution from the Shared Collateral is made in respect of the Junior Priority Debt Obligations, and each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledges and agrees to turn over to the Designated Senior Representative amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Debt Parties.

SECTION 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Priority Debt Party, including the seeking by any Junior Priority Debt Party of adequate protection or the assertion by any Junior Priority Debt Party of any of its rights and remedies under the Junior Priority Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Junior Priority Representative or any Junior Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, or such Junior Priority Debt Party agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Junior Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a pari passu basis with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a Plan of Reorganization, on account of both the Senior Obligations and the Junior Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Junior Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) No Junior Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any Plan of Reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each Senior Representative or to the extent any such plan (i) pays off, in cash, in full, the Senior Obligations (other than unasserted contingent indemnification obligations and expense reimbursement obligations) or (ii) is proposed or supported by the number of Senior Class Debt Parties required under Section 1126(c) of the Bankruptcy Code.

SECTION 6.11. Section 1111(b) of the Bankruptcy Code. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy

Code and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Shared Collateral in any Insolvency or Liquidation Proceeding with respect to any Grantor.

SECTION 6.12. Post-Petition Interest.

(a) None of the Junior Priority Representatives or any other Junior Priority Debt Party shall oppose or seek to challenge any claim by any Senior Representative or any other Senior Class Debt Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition interest, fees, or expenses, under Section 506(b) of the Bankruptcy Code or otherwise (for this purpose ignoring all claims held by the Junior Priority Debt Parties).

(b) None of the Senior Representatives or any or other Senior Class Debt Party shall oppose or seek to challenge any claim by the Junior Priority Representative or any other Junior Priority Debt Party for allowance in any Insolvency or Liquidation Proceeding of Junior Priority Debt Obligations consisting of claims for post-petition interest, fees, or expenses, under Section 506(b) of the Bankruptcy Code or otherwise, to the extent of the value of the Lien of the Junior Priority Representative on behalf of the Junior Priority Debt Parties on the Shared Collateral (after taking into account value of the Senior Obligations); provided, however, to the extent that any such payments are later recharacterized as payments of principal by the applicable bankruptcy court, such payments shall, upon such recharacterization, be turned over to the Senior Secured Parties and applied to the Senior Obligations in accordance with Section 4.01.

ARTICLE VII

Reliance; Etc.

SECTION 7.01. Reliance. All loans and other extensions of credit made or deemed made prior to, on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that it and such Junior Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Junior Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Priority Representatives and the Junior Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Junior Priority Representative or Junior Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Junior Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Junior Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Junior Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other Senior Debt Document or of the terms of the Junior Lien Credit Agreement or any other Junior Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) any Junior Priority Representative or Junior Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Conflicts. Subject to Section 8.22, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Junior Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the First Lien Collateral Representative, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Pari Passu Intercreditor Agreement and in the event of any conflict between the First Lien Pari Passu Intercreditor Agreement and this Agreement as to such relative rights and obligations, the provisions of the First Lien Pari Passu Intercreditor Agreement shall control. Notwithstanding the foregoing, the relative rights and obligations of the Junior Lien Collateral Agent, the

Junior Priority Representatives and the Junior Priority Debt Parties (as amongst themselves) with respect to any Junior Priority Collateral shall be governed by the terms of the Junior Lien Pari Passu Intercreditor Agreement and in the event of any conflict between the Junior Lien Intercreditor Agreement and this Agreement as to such relative rights and obligations, the provisions of the Junior Lien Pari Passu Intercreditor Agreement shall control.

SECTION 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Junior Priority Representatives or any Junior Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility) and the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Junior Priority Debt Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party and the Borrower, any Representative that is not a Disqualified Institution may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Junior Priority Debt Obligations, as applicable, of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning Financial Condition of the Borrower and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of Holdings, the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Junior Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Junior Priority Debt

Obligations. The Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Junior Priority Representative or any Junior Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent and in accordance with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07. Additional Grantors. The Borrower agrees that, if any Restricted Subsidiary that is not an Excluded Subsidiary shall become a Guarantor after the date hereof pursuant to the requirements set forth in Section 9.11 of the First Lien Credit Agreement and Section [    ] of the Junior Lien Credit Agreement, it will promptly cause such Restricted Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Restricted Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Junior Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08. Dealings with Grantors. Upon any application or demand by the Borrower or any Grantor to any Representative to take any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the reasonable written request of such Representative, the Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an Authorized Officer thereof (an “Officer’s Certificate”) stating that all conditions precedent, if any, expressly provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with or waived, except (a) that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished or (b) conditions that require the approval or satisfaction of any other Person or require actions not in the Borrower’s or any Grantor’s control.

SECTION 8.09. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and Junior Priority Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Additional Junior Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Junior Priority Debt (the “Junior Priority Class Debt”) may be secured by a second priority or third priority (or lower priority), subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Junior Priority Collateral Documents for such Junior Priority Class Debt, if and subject to the condition that the Representative of any such Junior Priority Class Debt (each, a “Junior Priority Class Debt Representative”), acting on behalf of the holders of such Junior Priority Class Debt (such Representative and holders in respect of any Junior Priority Class Debt being referred to as the “Junior Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Junior Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative;” and the Senior Class Debt Representatives and Junior Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties”; and the Senior Class Debt Parties and Junior Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered to the Designated Senior Representative and the Designated Junior Priority Representative a Joinder Agreement substantially in the form of Annex II (if such Class Debt Representative is a Junior Priority Class Debt Representative) or Annex III (if such Class Debt Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative, the Designated Junior Priority Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative constitutes Additional Senior Debt Obligations or Additional Junior Priority Debt Obligations, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Senior Debt Parties or Additional Junior Priority Debt Parties, as applicable;

(ii) the Borrower (a) shall have delivered to the Designated Senior Representative and the Designated Junior Priority Representative an Officer’s Certificate identifying the obligations to be designated as Additional Senior Debt Obligations or Additional Junior Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Debt Obligations, on a senior basis under each of the Senior Debt Documents and the Junior Priority Debt Documents then in effect and (II) in the case of Additional Junior Priority Debt Obligations, on a junior basis under each of the Junior Priority Debt Documents and Senior Debt Documents then in effect and (b) if requested, shall have delivered true and complete copies of each of the material Junior Priority Debt Documents or material Senior Debt Documents (in each case, other than any fee or side letters), as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of the Borrower; and

(iii) the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10. Refinancings. The Senior Obligations and the Junior Priority Debt may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing or replacement transaction under any Senior Debt Document or any Junior Priority Debt Document) of any Senior Representative or any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided that any such refinancing or replacement debt shall satisfy the requirements of Section 8.09. The Designated Junior Priority Representative hereby agrees that at the request of the Borrower, in connection with refinancing or replacement of Senior Obligations in accordance with Section 5.06 (“Replacement Senior Obligations”), it will enter into a customary agreement with the agent for the Replacement Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement or otherwise terms and conditions that are customary.

SECTION 8.11. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 8.12 or at such other address of which the other parties hereto shall have been notified pursuant to Section 8.12;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by Applicable Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

SECTION 8.12. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i) if to the Borrower or any Grantor, to the Borrower, at its address at:

[    ]

Attention: [    ]

Phone: [    ]

Fax: [    ]

Email: [    ]

with a copy to (which shall not constitute notice):

[    ]

Attention: [    ]

Phone: [    ]

Fax: [    ]

Email: [    ]

and

Kirkland & Ellis LLP

[    ]

Attention: [    ]

Phone: [    ]

Fax: [    ]

Email: [    ]

(ii) if to the First Lien Collateral Representative, to it at:

[    ]

Fax: [    ]

Email: [    ]

Attention: [    ]

(iii) if to the Junior Lien Collateral Agent to it at:

[    ]

Fax: [    ]

Email: [    ]

Attention: [    ]

(iv) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 8.13. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility for which it is acting, each Junior Priority Representative, on behalf of itself, and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will, at the Grantors’ expense, take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.14. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY SENIOR DEBT DOCUMENT OR ANY JUNIOR PRIORITY DEBT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.15. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives, the Junior Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.16. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.17. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.18. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The First Lien Collateral Representative represents and warrants that this Agreement is binding upon the First Lien Credit Agreement Secured Parties. The Junior Lien Collateral Agent represents and warrants that this Agreement is binding upon the Junior Lien Credit Agreement Secured Parties.

SECTION 8.19. No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives, the Junior Priority Debt Parties, the Grantors and their respective permitted successors and assigns, and no other Person (including any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the rights or obligations of the Borrower or any other Grantor, which obligations are absolute and unconditional, to pay the Senior Obligations and the Junior Priority Debt Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.20. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.21. Collateral Agent and Representative. It is understood and agreed that (a) the First Lien Collateral Representative is entering into this Agreement in its capacity as [Collateral Trustee under the Collateral Trust Agreement and the provisions of thereof applicable to the Collateral Trustee] [administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Section 12 of the First Lien Credit Agreement applicable to the Agents (as defined therein)] thereunder shall also apply to the First Lien Collateral Representative hereunder and (b) the Junior Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Junior Lien Credit Agreement and the provisions of [Section [    ]] of the Junior Lien Credit Agreement applicable to the [Agents] (as defined therein) thereunder shall also apply to the Junior Lien Collateral Agent hereunder.

SECTION 8.22. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(d) with respect to Junior Priority Debt Documents), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Credit Agreement, any other Senior Debt Document, the Junior Lien Credit Agreement or any other Junior Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Credit Agreement, any other Senior Debt Document, the Junior Lien Credit Agreement or any other Junior Priority Debt Document.

SECTION 8.23. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[ ][16],
as First Lien Collateral Representative

By:
Name:
Title:

[ ],
as Junior Lien Administrative Agent and Junior Lien Collateral Agent

By:
Name:
Title:

[16]	NOTE Insert Collateral Representative on date of this Agreement.

[ [    ] Junior Lien Intercreditor Agreement]

Acknowledged and Agreed to by:

[ ],
as a Grantor

By:
Name:
Title:

[ ],
as a Grantor

By:
Name:
Title:

[ ],
as a Grantor

By:
Name:
Title:

[Add other Grantors],
as a Grantor

By:
Name:
Title:

[ [    ] Junior Lien Intercreditor Agreement]

ANNEX I

SUPPLEMENT (this “Supplement”) dated as of [                ], 20[    ], to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [                    ] (the “Junior Lien Intercreditor Agreement”), among [    ], as First Lien Collateral Representative under the First Lien Credit Agreement, [    ], as Junior Lien Collateral Agent under the Junior Lien Credit Agreement, and the additional Representatives from time to time party thereto, and acknowledged and agreed to by TEX Operations Company LLC, a Delaware limited liability company (the “Borrower”), TEX Intermediate Company LLC, a Delaware limited liability company (“Holdings”) and the other Grantors (as defined therein) from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. The Grantors have entered into the Junior Lien Intercreditor Agreement. Pursuant to the First Lien Credit Agreement, the Junior Lien Credit Agreement, certain Additional Senior Debt Documents, and certain Additional Junior Priority Debt Documents, certain newly acquired or organized Restricted Subsidiaries of the Borrower that are not Excluded Subsidiaries are required to enter into the Junior Lien Intercreditor Agreement. Section 8.07 of the Junior Lien Intercreditor Agreement provides that such Restricted Subsidiaries that are not Excluded Subsidiaries may become party to the Junior Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary that is not an Excluded Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement, the Junior Lien Credit Agreement, the Additional Junior Priority Debt Documents and Additional Senior Debt Documents, as applicable.

Accordingly, the Designated Senior Representative, the Designated Junior Priority Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Junior Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants on the date hereof to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative and the Designated Junior Priority Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

Annex I-1

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Junior Lien Intercreditor Agreement.17

[remainder of page intentionally left blank]

[17]	NOTE Reimbursement will be covered in each of the relevant principal debt documents.

Annex I-2

IN WITNESS WHEREOF, the New Grantor, the Designated Senior Representative and the Designated Junior Priority Representative have duly executed this Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

[ ], as Designated Senior Representative

By:
Name:
Title:

[ ], as Designated Junior Priority Representative

By:
Name:
Title:

Annex I-3

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT (this “Representative Supplement”) dated as of [                ], 20[    ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [                    ] (the “Junior Lien Intercreditor Agreement”), among [    ], as First Lien Collateral Representative under the First Lien Credit Agreement, [    ], as Junior Lien Collateral Agent under the Junior Lien Credit Agreement, and the additional Representatives from time to time party thereto, and acknowledged and agreed to by TEX Operations Company LLC, a Delaware limited liability company (the “Borrower”), TEX Intermediate Company LLC, a Delaware limited liability company (“Holdings”) and the other Grantors (as defined therein) from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Junior Priority Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Junior Priority Class Debt with the Junior Priority Lien and to have such Junior Priority Class Debt guaranteed by the Grantors, in each case under and pursuant to the Junior Priority Collateral Documents relating thereto, the Junior Priority Class Debt Representative in respect of such Junior Priority Class Debt is required to become a Representative under, and such Junior Priority Class Debt and the Junior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Junior Priority Class Debt Representative may become a Representative under, and such Junior Priority Class Debt and such Junior Priority Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Junior Priority Debt Obligations and Additional Junior Priority Debt Parties, respectively, pursuant to the execution and delivery by the Junior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions precedent set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Junior Priority Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.

Accordingly, the Designated Senior Representative, the Designated Junior Priority Representative, the Borrower and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative and a Junior Priority Representative, in each case, under, and the related Junior Priority Class Debt and Junior Priority Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Junior Priority Debt Obligations and Additional Junior Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Junior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Junior Priority Representative and to the Junior Priority Class Debt Parties that it represents as Junior Priority Debt Parties. Each reference to a “Representative” or “Junior Priority Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants on the date hereof to the Designated Senior Representative, the Designated Junior Priority Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Junior Priority Debt Documents relating to such Junior Priority

Annex II-1

Class Debt provide that, upon the New Representative’s entry into this Agreement, the Junior Priority Class Debt Parties in respect of such Junior Priority Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Junior Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative and the Designated Junior Priority Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

[remainder of page intentionally left blank]

Annex II-2

IN WITNESS WHEREOF, the New Representative, the Designated Senior Representative and the Borrower have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

[ ],
as Designated Senior Representative

By:
Name:
Title:

Annex II-3

[ ],
as Borrower

By:
Name:
Title:

Annex II-4

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT (this “Representative Supplement”) dated as of [            ], 20[    ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [                    ] (the “Junior Lien Intercreditor Agreement”), among [                    ], as First Lien Collateral Representative under the First Lien Credit Agreement, [                    ], as Junior Lien Collateral Agent under the Junior Lien Credit Agreement, and the additional Representatives from time to time party thereto, and acknowledged and agreed to by TEX Operations Company LLC, a Delaware limited liability company (the “Borrower”), TEX Intermediate Company LLC, a Delaware limited liability company (“Holdings”) and the other Grantors (as defined therein) from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents relating thereto, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions precedent set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.

Accordingly, the Designated Senior Representative, the Designated Junior Priority Representative, the Borrower and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative and a Senior Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Additional Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants as of the date hereof to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s

Annex III-1

entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative and the Designated Junior Priority Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

[remainder of page intentionally left blank]

Annex III-2

IN WITNESS WHEREOF, the New Representative, the Designated Senior Representative and the Borrower have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

[ ],
as Designated Senior Representative

By:
Name:
Title:

Annex III-3

[ ],
as Borrower

By:
Name:
Title:

Annex III-4

EXHIBIT Q

TO THE CREDIT AGREEMENT

FORM OF NON-U.S. LENDER CERTIFICATION

Reference is hereby made to the Credit Agreement dated as of October 3, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among TEX Intermediate Company LLC, a Delaware limited liability company, TEX Operations Company LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”) and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent. Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no interest payments in connection with the Credit Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Borrower and the Administrative Agent in writing within 30 days of such change and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the undersigned, or in either of the two calendar years preceding such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 201[ ]

Q-1

EXHIBIT R

TO THE CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

[See attached]

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of this      day of             ,         , by and among Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company and a debtor and debtor-in-possession (the “Initial Borrower”), TEX Operations Company LLC, a Delaware limited liability company (the “New Borrower”), Energy Future Competitive Holdings Company LLC, a Delaware limited liability company and a debtor and debtor-in-possession (“Initial Holdings”), and TEX Intermediate Company LLC, a Delaware limited liability company (“New Holdings”), in favor of Deutsche Bank AG New York Branch, as Administrative Agent (in such capacity, the “DIP Administrative Agent”) and as Collateral Agent (in such capacity, the “DIP Collateral Agent”) under the DIP Credit Agreement referred to below and Deutsche Bank AG New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”) under the Exit Credit Agreement referred to below. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Exit Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Initial Borrower, Initial Holdings, the DIP Administrative Agent, the DIP Collateral Agent, the Existing DIP Lenders and the other parties thereto are parties to that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of August 4, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”);

WHEREAS, the New Borrower, New Holdings, the Administrative Agent, the Collateral Agent, the Lenders and the other parties thereto intend to enter into that certain Credit Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Exit Credit Agreement”) on the terms, and subject to the conditions, set forth therein;

WHEREAS, upon the satisfaction or waiver of the conditions precedent to the effectiveness of the Exit Credit Agreement as set forth in Section 6 thereof (other than the execution and delivery of this Agreement) and on the Conversion Date (immediately prior to giving effect thereto) (such time at which such conditions are satisfied, the “Effective Time”), the New Borrower shall assume all DIP Obligations (as defined below) of the Initial Borrower, all as contemplated by Section 2.17 of the DIP Credit Agreement;

WHEREAS, the Initial Borrower desires to assign to the New Borrower, and the New Borrower desires to assume from the Initial Borrower, all of the DIP Obligations of the Initial Borrower and to become the “Borrower”, a “Grantor” and a “Credit Party” under the DIP Credit Agreement and under the Credit Documents (as defined in the DIP Credit Agreement) (collectively, together with the Fee Letter, the “DIP Credit Documents”), with the same force and effect as if originally named therein as the “Borrower,” a “Grantor” and a “Credit Party”;

WHEREAS, Initial Holdings desires to assign to New Holdings, and New Holdings desires to assume from Initial Holdings, all of the DIP Obligations of Initial Holdings and to become the “Parent Guarantor”, a “Guarantor”, a “Grantor” and a “Credit Party” under the DIP Credit Agreement and under the other DIP Credit Documents, with the same force and effect as if originally named therein as the “Parent Guarantor”, a “Guarantor”, a “Grantor” and a “Credit Party”;

WHEREAS, upon the occurrence of the Conversion Date, the DIP Revolving Credit Loans, DIP Term C Loans, DIP Term Letters of Credit, DIP Revolving Letters of Credit and DIP Term Loans shall automatically be converted into Revolving Credit Loans, Term C Loans, Term Letters of Credit, Revolving Letters of Credit and Term Loans, respectively, under the Exit Credit Agreement; and

WHEREAS, it is a condition precedent to the Administrative Agent’s, the Collateral Agent’s, the Letter of Credit Issuers’ and the Lenders’ agreement to make the Loans, issue the Letters of Credit and make other financial accommodations pursuant to the Exit Credit Agreement that the Initial Borrower and the New Borrower agree to enter into this Agreement on the Conversion Date;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, each of the undersigned agrees as follows:

1. Assignment. The Initial Borrower and Initial Holdings hereby assign, effective as of the Effective Time, all of their respective Obligations (as defined in the DIP Credit Agreement) under the DIP Credit Agreement and the other DIP Credit Documents (the “DIP Obligations”) to the New Borrower and New Holdings, respectively.

2. Assumption.

(a) The New Borrower hereby agrees, effective as of the Effective Time, to assume and keep, pay and perform all of the DIP Obligations of the Initial Borrower (i) as the “Borrower” under the DIP Credit Agreement and the other DIP Credit Documents and to become the “Borrower” under the DIP Credit Agreement and the other DIP Credit Documents, with the same force and effect as if originally named therein as the “Borrower,” the effect of which is, without limitation, that each reference to the “Borrower” in the DIP Credit Agreement and the other DIP Credit Documents shall be deemed to become a reference to the New Borrower and the New Borrower shall be a “Grantor” and a “Credit Party” for purposes of the DIP Credit Documents, and (ii) under the Fee Letter, the effect of which is, without limitation, that each reference to the Initial Borrower or “the Borrower” or “the Company” in the Fee Letter shall be deemed to become a reference to the New Borrower, with the same force and effect as if the New Borrower was originally named therein.

(b) New Holdings hereby agrees, effective as of the Effective Time, to assume and keep, pay and perform all of the DIP Obligations of Initial Holdings as the “Parent Guarantor” under the DIP Credit Agreement and the other DIP Credit Documents and to become the “Parent Guarantor” under the DIP Credit Agreement and the other DIP Credit Documents, with the same force and effect as if originally named therein as the “Parent Guarantor,” the effect of which is, without limitation, that each reference to the “Parent Guarantor” in the DIP Credit Agreement and the other DIP Credit Documents shall be deemed to become a reference to New Holdings and New Holdings shall be a “Grantor”, a “Guarantor” and a “Credit Party” for purposes of the DIP Credit Documents with the same force and effect as if New Holdings was originally named therein.

3. Reaffirmation. In connection with the execution and delivery of the Exit Credit Agreement and the other Credit Documents, the New Borrower, as a debtor, grantor, pledgor, guarantor, assignor, or in other similar capacities in which the New Borrower grants liens or security interests in its properties or otherwise acts as an accommodation party or guarantor, as the case may be, hereby ratifies and reaffirms as of the Conversion Date (immediately at and after the Effective Time), all of its payment and performance obligations, contingent or otherwise, under each of the DIP Credit Documents to which it is a party, and hereby repeats and reaffirms all covenants, agreements, representations and warranties of such entities contained in the DIP Credit Agreement and the other DIP Credit Documents. Except as expressly set forth herein, the execution of this Agreement shall not operate as a waiver of any right, power or remedy of the DIP Administrative Agent, the DIP Collateral Agent or the Existing DIP Lenders, nor constitute a waiver of any provision of any of the DIP Credit Documents.

4. Successors and Assigns. This Agreement shall remain in full force and effect and be binding upon and inure to the benefit of each of the parties hereto and their respective successors, endorsees, transferees and assigns permitted under the DIP Credit Agreement.

5. Further Assurances. The New Borrower, the Initial Borrower, New Holdings and Initial Holdings hereby agree from time to time, as and when requested by the DIP Administrative Agent or the Administrative Agent, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the DIP Administrative Agent or the Administrative Agent may reasonably deem necessary in order to carry out the intent and purposes of this Agreement, the Credit Documents and the DIP Credit Documents.

6. Definitions. All references to the singular shall be deemed to include the plural and vice versa where the context so requires.

7. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by facsimile or other electronic transmission (including in “.pdf” or “.tif” format) of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

10. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

11. No Amendment. Except as specifically modified hereby, all of the terms and conditions of the DIP Credit Agreement and other DIP Credit Documents shall remain unchanged and in full force and effect. No reference to this Agreement need be made in the DIP Credit Agreement or in any other DIP Credit Document or other document or instrument making reference to the same, any reference to the DIP Credit Documents in any of such to be deemed a reference to the DIP Credit Agreement, or other DIP Credit Documents, as applicable, as modified hereby.

12. No Novation. The New Borrower, the Initial Borrower, Initial Holdings and New Holdings agree and acknowledge that (i) the Administrative Agent, the Collateral Agent and each Lender are relying on the foregoing agreements, representations and warranties in entering into the Exit Credit Agreement and other Credit Documents, (ii) the DIP Administrative Agent, the DIP Collateral Agent and each Existing DIP Lender are relying on the foregoing agreements, representations and warranties in performing their obligations under the DIP Credit Agreement and the other DIP Credit Documents and (iii) that the foregoing shall not constitute a novation of any of the DIP Obligations.

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the undersigned as of the day and year first set forth above.

INITIAL BORROWER:

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

NEW BORROWER:

TEX OPERATIONS COMPANY LLC

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

INITIAL HOLDINGS:

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY LLC

By:
Name:
Title:

NEW HOLDINGS:

TEX INTERMEDIATE COMPANY LLC

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

AGREED AND ACKNOWLEDGED:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]